As filed with the Securities and Exchange Commission on April 14, 2017.

Registration No. 333-216995

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment Number 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRYN MAWR BANK CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23-2434506
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lori A. Goldman

General Counsel and Secretary

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

(610) 525-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul J. Jaskot Reed Smith LLP Three Logan Square Suite 3100 1717 Arch Street Philadelphia, PA 19103 (215) 851-8100	F. Kevin Tylus President and Chief Executive Officer Royal Bancshares of Pennsylvania, Inc. One Bala Plaza, Suite 522 231 St. Asaph’s Road Bala Cynwyd, PA 19004 (610) 668-4700	David W. Swartz Stevens & Lee, P.C. 111 N. Sixth Street Reading, PA 19601 (610) 478-2184

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective date of the merger of Royal Bancshares of Pennsylvania, Inc. with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Bryn Mawr Bank Corporation may not issue the shares of its common stock to be issued in connection with the merger described in this proxy statement/prospectus until the registration statement it filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities nor shall there be any sale of these securities in any state where the offer or sale is not permitted.

  PRELIMINARY - Subject to completion, dated April 14, 2017

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Royal Bancshares of Pennsylvania, Inc. Shareholders:

On January 30, 2017, Bryn Mawr Bank Corporation, or BMBC, and Royal Bancshares of Pennsylvania, Inc., or RBPI, entered into an Agreement and Plan of Merger (the “merger agreement”) that provides for the acquisition of RBPI by BMBC. This acquisition will take place by merging RBPI with and into BMBC, with BMBC being the surviving corporation (the “merger”).

If the merger is completed, RBPI will cease to exist as a separate corporation and RBPI shareholders will no longer own common shares of RBPI. The merger will cause each outstanding share of RBPI Class A common stock (the “RBPI Class A Stock”) to automatically convert into the right to receive merger consideration from BMBC consisting of 0.1025 shares of BMBC common stock and cash in lieu of any fractional shares of BMBC common stock, and the merger will cause each outstanding share of RBPI Class B common stock (the “RBPI Class B Stock”) to automatically convert into the right to receive merger consideration from BMBC consisting of 0.1179 shares of BMBC common stock and cash in lieu of any fractional shares of BMBC common stock. Based on the number of shares of RBPI common stock that were outstanding or reserved for issuance pursuant to various convertible securities and outstanding awards under equity-based compensation plans as of April 10, 2017, BMBC estimates that it will need to issue, or reserve for issuance, approximately 3,112,612 shares of its common stock in the aggregate to pay the merger consideration under the merger agreement. After completion of the merger, it is expected that RBPI shareholders will, as a group, own approximately 15.4% of BMBC, which percentage excludes the right to receive BMBC common stock under outstanding RBPI warrants that will continue after the closing of the merger pursuant to the terms and conditions of the merger agreement.

The proxy statement/prospectus of which this letter is a part contains important information about the special meeting of RBPI shareholders, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 16, for a discussion of the risks relating to the proposed merger. You also can obtain information about BMBC and RBPI from the documents that each has filed with the Securities and Exchange Commission.

Each of the boards of directors of BMBC and RBPI has unanimously approved the merger and the merger agreement. However, BMBC and RBPI cannot complete the merger, and the merger consideration cannot be paid by BMBC, unless RBPI shareholders approve the adoption of the merger agreement and the merger.

At the RBPI special meeting, RBPI shareholders will be asked to vote on (1) a proposal to approve the adoption of the merger agreement and the merger, (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to RBPI’s named executive officers that is based on or otherwise relates to the merger, and (3) a proposal to approve one or more adjournments of the RBPI special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of adoption of the merger agreement and the merger. RBPI’s entire board of directors unanimously determined that the merger agreement and the transactions described in the merger agreement, including the merger, are advisable and in the best interests of RBPI and its shareholders, and unanimously recommends that RBPI shareholders vote “FOR” approval of the adoption of the merger agreement and the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that will or may be paid to RBPI’s named executive officers that is based on or otherwise relates to the merger, and “FOR” approval of one or more adjournments of the RBPI special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement and the merger.

Please be aware that, although the number of shares of BMBC common stock that RBPI shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of BMBC common stock and will not be known at the time of the RBPI special meeting. Based on the closing price of BMBC common stock on NASDAQ Stock Market, LLC, or NASDAQ, on January 30, 2017, the last trading day before public announcement of the merger, the 0.1025 exchange ratio represented approximately $4.14 in value for each share of RBPI Class A Stock and the 0.1179 exchange ratio represented approximately $4.76 in value for each share of RBPI Class B Stock. Based on the closing price of BMBC common stock on NASDAQ on April 10, 2017, the last practical trading day before the distribution of this proxy statement/prospectus, the 0.1025 exchange ratio represented approximately $4.01  in value for each share of RBPI Class A Stock and the 0.1179 exchange ratio represented approximately $4.62 in value for each share of RBPI Class B Stock. We urge you to obtain current market quotations for BMBC common stock (trading symbol “BMTC”) and RBPI Class A Stock (trading symbol “RBPAA”). RBPI’s board of directors is entitled, under certain circumstances, to terminate the merger agreement based on a decline in the market price of BMBC common stock since the date one day prior to the date of the merger agreement and a comparison of such decline to any decline in the ABA NASDAQ Community Bank Index. See the section entitled “The Merger Agreement -- Termination of the Merger Agreement” beginning on page 111 of the accompanying proxy statement/prospectus.

Again, we encourage every RBPI shareholder to vote. Whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

We look forward to seeing you at the special meeting and to the future, successful merger of the banking institutions.

Sincerely,

F. Kevin Tylus President and Chief Executive Officer Royal Bancshares of Pennsylvania, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the BMBC common stock to be issued pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of BMBC common stock are not savings or deposit accounts or other obligations of any bank or savings association, and the shares of BMBC common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is April 14, 2017, and it is first being mailed or otherwise delivered to the shareholders of RBPI on or about April 20, 2017.

One Bala Plaza, Suite 522

231 St. Asaph’s Road

Bala Cynwyd, Pennsylvania 19004

(610) 668-4700

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 24, 2017

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Royal Bancshares of Pennsylvania, Inc. will be held at 9:00 a.m. , Eastern Time, on May 24, 2017, at the Hilton Philadelphia City Avenue, 4200 City Line Avenue, Philadelphia, Pennsylvania, to consider and vote upon the following matters:

1.     Approval of the adoption of the Agreement and Plan of Merger, dated as of January 30, 2017, between Bryn Mawr Bank Corporation and Royal Bancshares of Pennsylvania, Inc., which we refer to as the “merger agreement.” Pursuant to the merger agreement, RBPI will merge with and into BMBC, and thereafter Royal Bank America, a Pennsylvania-chartered bank and wholly owned subsidiary of RBPI, will be merged into The Bryn Mawr Trust Company, a Pennsylvania-chartered bank and wholly owned subsidiary of BMBC, as more fully described in the attached proxy statement/prospectus, and the transactions contemplated by the merger agreement, including the merger;

2.     Approval by an advisory (non-binding) vote, of certain compensation arrangements in connection with the proposed merger for RBPI’s named executive officers; and

3.     Approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the agreement and plan of merger.

The board of directors of RBPI has carefully considered the terms of the merger agreement and the transactions contemplated by the agreement and believes that the proposed merger is in the best interests of RBPI. The entire board of directors of RBPI has unanimously approved adoption of the merger agreement and the merger and unanimously recommends that shareholders vote “FOR” approval and adoption of the merger agreement and merger, “FOR” the proposal to approve the merger-related executive compensation, and “FOR” the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Your affirmative vote, which is recommended by the Board of Directors, is very important to us, whether or not you will be attending the special meeting or voting by other means. You may submit your proxy using the Internet, using a toll free telephone number or by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. To the extent you are present at the special meeting and desire to vote in person, you may do so by following the instructions for in-person voting described in the attached proxy statement/prospectus.

RBPI’s board of directors has fixed the close of business on April 11, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. You are entitled to notice of and to vote your shares of common stock at our special meeting only if our records show that you owned the shares on the record date.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Lisa Lockowitz
Lisa Lockowitz
Secretary
Royal Bancshares of Pennsylvania, Inc.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Bryn Mawr Bank Corporation, constitutes a prospectus of Bryn Mawr Bank Corporation under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of Bryn Mawr Bank Corporation common stock to be issued to shareholders of Royal Bancshares of Pennsylvania, Inc. pursuant to the Agreement and Plan of Merger between BMBC and RBPI, dated as of January 30, 2017. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and a notice of meeting with respect to the special meeting of shareholders of Royal Bancshares of Pennsylvania, Inc.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated April 14, 2017. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders of Royal Bancshares of Pennsylvania, Inc., nor the issuance by Bryn Mawr Bank Corporation of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding BMBC has been provided by Bryn Mawr Bank Corporation and information contained in this document regarding RBPI has been provided by Royal Bancshares of Pennsylvania, Inc.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Bryn Mawr Bank Corporation from documents filed with or furnished to the U.S. Securities and Exchange Commission, or the SEC, which are not included in or delivered with this document. We have listed the documents containing this information under the heading “Where You Can Find More Information” on page 130 of this proxy statement/prospectus.

You can obtain any of the documents that BMBC has filed with or furnished to the SEC from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your written or oral request. To request copies of any of the documents which BMBC incorporates by reference in this proxy statement/prospectus, shareholders may contact BMBC at the address or telephone number given for the company below.

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue Bryn Mawr, Pennsylvania 19010 Attention: Lori Goldman, General Counsel and Secretary Telephone: (610) 525-1700

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the special meeting, you should make your request to BMBC, as the case may be, no later than May 17, 2017.

Table of Contents [To be updated]

i

INDEX TO FINANCIAL STATEMENTS OF RBPI	F-1

ii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the RBPI special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you. Additional important information about BMBC, RBPI and the proposed merger is also contained in the documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Q.	What is the merger?

A.

BMBC and RBPI have entered into an Agreement and Plan of Merger, or the merger agreement, that provides for the merger of RBPI and BMBC. The purpose of the merger is to combine the businesses and operations of RBPI with those of BMBC. In the merger, RBPI will be merged with and into BMBC, the separate corporate existence of RBPI will cease, and BMBC will be the surviving corporation. If the merger is completed, all shares of RBPI common stock will be cancelled. In exchange for cancellation of all shares of RBPI common stock, BMBC is offering to pay RBPI shareholders merger consideration consisting of 0.1025 shares of BMBC common stock for each share of RBPI Class A Stock, 0.1179 shares of BMBC common stock for each share of RBPI Class B Stock, and cash in lieu of any fractional shares of BMBC common stock. The merger agreement also contains the other terms of the merger and the conditions which must be satisfied to complete the merger. See “The Merger Agreement” for a summary of the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

In addition, BMBC and RBPI agreed that their bank subsidiaries should merge with each other. Immediately after the merger between BMBC and RBPI is completed, Royal Bank America (“Royal Bank”), the bank subsidiary of RBPI, will merge with and into Bryn Mawr Trust Company (“BMT”), the bank subsidiary of BMBC. As a result of this bank merger, the separate corporate existence of Royal Bank will cease, and BMT will continue as the surviving bank.

The merger between BMBC and RBPI cannot be completed unless, among other things, RBPI shareholders approve the adoption of the merger agreement and the merger.

Q.	Why am I receiving this document?

A.

The RBPI board of directors is using this document as a proxy statement to solicit the proxies of the shareholders of RBPI, for use at the special meeting to be held by RBPI. The RBPI board of directors has called a special meeting of RBPI shareholders in order to obtain their approval of the adoption of the merger agreement and the merger and related matters.

This document also is a prospectus of BMBC pursuant to which BMBC is offering shares of its common stock to RBPI shareholders in connection with the merger.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting and other related matters. You should read this proxy statement/prospectus carefully. The enclosed materials allow you to vote your shares by proxy without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q.	What will holders of RBPI common stock receive in the merger?

A.

Holders of RBPI common stock will be entitled to receive merger consideration consisting of shares of BMBC common stock. Upon completion of the merger of RBPI with and into BMBC, each share of RBPI Class A Stock and RBPI Class B Stock issued and outstanding immediately prior to that time, will be converted into the right to receive 0.1025 shares of BMBC common stock and 0.1179 shares of BMBC common stock, respectively. BMBC will pay cash in lieu of issuing fractional shares of BMBC common stock.

Q.	What will BMBC shareholders receive in the merger?

A.

Upon completion of the merger of RBPI with and into BMBC, BMBC shareholders will not receive any merger consideration and will continue to hold the shares of BMBC common stock that they currently hold.

Q.	What is the value of the merger consideration that RBPI shareholders will receive?

A.

Although the number of shares of BMBC common stock being offered to RBPI shareholders as merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed, based upon the market value of a share of BMBC common stock. The market price of BMBC common stock may change at any time. Consequently, the total dollar value of the BMBC common stock that RBPI shareholders receive upon completion of the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus.

Based on the closing stock price of BMBC common stock on NASDAQ on January 30, 2017, the last trading day before public announcement of the merger, of $40.35, and the exchange ratio of 0.1025 for RBPI Class A Stock and 0.1179 for RBPI Class B Stock, the value of the per share merger consideration would be $4.14 for each share of RBPI Class A Stock and $4.76 for each share of RBPI Class B Stock. Based on BMBC’s estimate that the maximum number of shares of BMBC common stock issuable in the merger is 3,112,612 shares, the aggregate value of the merger consideration payable to RBPI shareholders would be approximately $125.6 million.

Using the closing stock price of BMBC common stock on NASDAQ on April 10, 2017, the latest practical date before the mailing of this proxy statement/prospectus, of $39.15, and the exchange ratio of 0.1025 for RBPI Class A Stock and 0.1179 for RBPI Class B Stock, the value of the per share merger consideration would be $4.01 for each share of RBPI Class A Stock and $4.62 for each share of RBPI Class B Stock. Based on BMBC’s estimate that the maximum number of shares of BMBC common stock issuable in the merger is 3,112,612 shares, the aggregate value of the merger consideration payable to RBPI shareholders would be approximately $121.9 million.

The maximum number of shares of BMBC common stock issuable in the merger was determined by aggregating the number of shares of RBPI Class A Stock and RBPI Class B Stock outstanding and the number reserved for issuance under outstanding awards pursuant to RBPI’s various equity plans.

We urge you to obtain current market quotations for BMBC common stock and RBPI Class A Stock. We can provide no assurance as to future prices of BMBC common stock or RBPI Class A Stock. Any fluctuation in the market price of BMBC common stock after the date of this proxy statement/prospectus will change the value of the shares of BMBC common stock that RBPI shareholders will receive.

Q.	What happens if a RBPI shareholder is eligible to receive a fraction of a share of BMBC common stock as part of the per share merger consideration?

A.

If the aggregate number of shares of BMBC common stock that a RBPI shareholder is entitled to receive as part of the merger consideration includes a fraction of a share of BMBC common stock, the shareholder will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement -- Treatment of RBPI Common Stock” beginning on page 97 of this proxy statement/prospectus.

Q.	What will holders of RBPI stock options, restricted stock awards, or warrants receive in the merger?

A.

Stock Option Awards. Immediately prior to the closing of the merger, all rights with respect to unexercised and outstanding RBPI stock options will be cancelled by RBPI in exchange for a cash payment equal to the positive difference, if any, between $4.19 and the corresponding exercise price of such RBPI stock option.

Restricted Stock Awards. Upon completion of the merger, each outstanding RBPI restricted stock award will become fully vested and will be converted into the right to receive, without interest, BMBC common stock at the applicable exchange ratio for each share of RBPI common stock subject to the award and cash in lieu of any fractional shares of BMBC common stock.

Warrants. Upon completion of the merger, all RBPI warrants which are outstanding and unexercised shall become fully vested and exercisable and be converted, in their entirety, automatically into fully vested and exercisable warrants to purchase shares of BMBC common stock (the “Continuing Warrants”) in an amount and at an exercise price determined as follows: (i) the number of shares of BMBC common stock to be subject to the Continuing Warrants shall be equal to the product of the number of shares of RBPI common stock subject to the RBPI warrants, and the applicable exchange ratio; with fractional shares of BMBC common stock resulting from such multiplication being rounded down to the nearest share; and (ii) the exercise price per share of BMBC common stock under the Continuing Warrants shall be equal to the exercise price per share of RBPI common stock under the RBPI warrants, as applicable, divided by the applicable exchange ratio, with the quotient rounded up to the nearest cent. The duration and other terms of the Continuing Warrants shall be the same as the RBPI warrants, except all references to RBPI shall instead be references to BMBC.

Q.	What will happen to RBPI as a result of the merger?

A.

If the merger is completed, RBPI will be merged with and into BMBC, with BMBC surviving the merger as the surviving corporation. Following the merger, RBPI will cease to exist by operation of law and will no longer be a publicly held company. RBPI shareholders will no longer own an interest in RBPI. Following the merger, RBPI common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Q.	What equity stake will RBPI shareholders hold in BMBC immediately following the merger?

A.

Based on the number of issued and outstanding shares of BMBC common stock and RBPI common stock as of April 10, 2017, and based on the exchange ratio of 0.1025 for RBPI Class A Stock and 0.1179 for RBPI Class B Stock, without giving effect to any shares of BMBC common stock held by RBPI shareholders prior to the merger, holders of shares of RBPI common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 15.4% of the shares of BMBC common stock that are issued and outstanding immediately following the completion of the merger, which percentage excludes the right to receive BMBC common stock under the outstanding RBPI warrants that will continue after the closing of the merger pursuant to the terms and conditions of the merger agreement.

Q.	When will the merger be completed?

A.

If RBPI shareholders approve adoption of the merger agreement and the merger, the parties currently expect the merger will be completed during the third quarter of 2017. Neither RBPI nor BMBC can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. See “The Merger -- Regulatory Approvals Required for the Merger and the Bank Merger” beginning on page 92.

Q.	What am I being asked to vote on?

A.	RBPI shareholders are being asked to vote on the following proposals:

(1)	To approve the adoption of the merger agreement, a copy of which is attached as Appendix A to this document, and the merger (we refer to this proposal as the “RBPI merger proposal”);

(2)

To approve, by an advisory (non-binding) vote, certain compensation arrangements in connection with the proposed merger for RBPI’s named executive officers, as discussed under the section titled “The Merger – Interests of RBPI’s Directors and Executive Officers in the Merger” beginning on page 90 (we refer to this proposal as the “RBPI compensation proposal”); and

(3)

To approve one or more adjournments of the RBPI special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the RBPI special meeting to approve the RBPI merger proposal (we refer to this proposal as the “RBPI adjournment proposal”).

RBPI will transact no other business at the RBPI special meeting, except for business properly brought before the RBPI special meeting or any adjournment or postponement thereof.

The merger cannot be completed unless the RBPI merger proposal is approved by the RBPI shareholders.

Q.	How does the RBPI board of directors recommend that RBPI shareholders vote at their special meeting?

A.	The RBPI board of directors unanimously recommends that you vote “FOR” the RBPI merger proposal, “FOR” the RBPI compensation proposal, and “FOR” the RBPI adjournment proposal.

Q.	Did the RBPI board of directors receive an opinion from a financial advisor with respect to the merger?

A.

Yes. On January 30, 2017, Sandler O’Neill & Partners, L.P. delivered its written opinion to the RBPI board of directors that, as of the date of the opinion, and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Class A exchange ratio and Class B exchange ratio provided for in the merger agreement were fair to the holders of RBPI Class A Stock and RBPI Class B Stock, respectively, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. RBPI shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Q.	When and where will the special meeting be held?

A.	The RBPI special meeting will be held at the Hilton Philadelphia City Avenue, 4200 City Line Avenue, Philadelphia, Pennsylvania on May 24, 2017, at 9:00 a.m. Eastern Time.

Q.	What is the record date for the RBPI special meeting?

A.	The record date for the RBPI special meeting is April 11, 2017.

Q.	What do I need to do now?

A.

You should first carefully read this proxy statement/prospectus, including the appendices and the documents that BMBC incorporate by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 130 of this proxy statement/prospectus for information about documents incorporated by reference. After you have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. Deadlines for voting through the Internet or by telephone and other information about voting may be found in the enclosed proxy card instructions.

Q.	How do I vote?

A.

If you are a shareholder of record of RBPI as of April 11, 2017, which is referred to as the RBPI record date, you may vote your shares of common stock of RBPI on the matters presented at the special meeting by any of the following methods:

	●	via the Internet – visit the website shown on your proxy card to vote via the Internet;

	●	by telephone – call the toll-free number shown on your proxy card to vote by telephone; or

	●	by mail – sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope to vote by mail; or

	●	in person – attend the special meeting and cast your vote there.

If you hold your shares in “street name” through a bank or broker, please refer to the instructions provided by your bank or broker regarding how to vote your shares. Please note that if your shares are held in “street name” and you wish to vote in person at the special meeting, you must obtain a “legal proxy” from your bank or broker.

Q.	If my shares of RBPI common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares of common stock for me?

A.

No. If your shares are held in an account at a broker, bank or other nominee holder of record (i.e., in “street name”), you must instruct the broker, bank or other nominee holder of record on how to vote your shares. Your broker, bank or other nominee holder of record will vote your shares only if you provide instructions on how to vote using the voting instruction form sent to you by your broker, bank or other nominee holder of record with this proxy statement/prospectus. Brokers, banks and other nominee holders of record who hold shares of common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers, banks and other nominee holders of record that are members of the New York Stock Exchange (the “NYSE”) or NASDAQ are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of NASDAQ and the NYSE, each of the proposals to be considered at the RBPI special meeting is considered non-routine. Therefore brokers, banks and other nominee holders of record do not have discretionary authority to vote on any of the proposals that RBPI shareholders are being asked to consider.

The term “broker non-votes” refers to shares held by a broker, bank or other nominee holder of record that are present in person or represented by proxy at the special meeting, but with respect to which (1) the broker, bank or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and (2) the broker does not have discretionary voting power on such proposal. Because all of the proposals being considered at the RBPI special meeting are non-routine, if shareholders do not provide instructions to their brokers, banks or nominees, but such broker, bank or nominee is present at the special meeting in person or submits a valid proxy card, the shares represented will be broker non-votes.

Q.	What is the quorum requirement for the RBPI special meeting?

A.

The presence, in person or by proxy of shareholders entitled to cast a majority of the votes that are entitled to be cast is necessary to constitute a quorum at the RBPI special meeting. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence of a quorum for all matters voted on at the RBPI special meeting.

Q.	What vote is required to approve each proposal at the RBPI special meeting?

A.

RBPI merger proposal. The RBPI merger proposal requires the affirmative vote of two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of RBPI common stock in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote in person at the RBPI special meeting or fail to instruct your bank or broker how to vote with respect to this proposal, it will have the same effect as a vote “AGAINST” the RBPI merger proposal.

RBPI compensation proposal and RBPI adjournment proposal. The RBPI compensation proposal and the RBPI adjournment proposal each require the affirmative vote of a majority of the votes cast at the meeting in order to be approved. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card, fail to vote in person or by proxy at the RBPI special meeting or fail to instruct your bank or broker how to vote with respect to one of these proposals, your shares will not be included in determining the total number of votes cast on these proposals and will have no effect on these proposals. The vote on the RBPI compensation proposal is only advisory and will not be binding on RBPI or the combined company that results from the merger.

Q.	Are there any voting agreements in place with existing shareholders of RBPI?

A.

Yes. In connection with the merger agreement, certain individuals, solely in their capacities as RBPI shareholders, entered into voting agreements with BMBC. In the voting agreements, each of these shareholders agreed to vote all shares of RBPI common stock that they own of record or beneficially, and that they subsequently acquire, in favor of approval of the adoption of the merger agreement and the merger. The RBPI Class B Stock is entitled to ten (10) votes per share on all matters submitted to shareholders. As of January 30, 2017, there were 5,954,810 shares of RBPI Class A Stock and 1,362,717 shares of RBPI Class B Stock subject to the voting agreements (excluding options), which represented approximately 41.5% of the outstanding voting power of RBPI common stock as of that date.

Q.	What does it mean if I get more than one set of voting materials?

A.	It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q.	What if I do not specify how I want to vote my shares on my proxy card?

A.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted as recommended by the RBPI board of directors with respect to that proposal, as applicable.

Q.	May I change my vote after I have voted?

A.

Yes. You may change your vote or revoke your proxy at any time before it is voted at the RBPI special meeting. To change your vote, you must return a new signed and completed proxy card bearing a later date by mail, or vote on a later date by Internet or telephone, according to the instructions on your proxy card. To revoke your proxy, you must send written notice of revocation to the corporate secretary of RBPI, as applicable. The presence at the special meeting of any shareholder who previously gave a proxy will not revoke that proxy unless the shareholder delivers his or her ballot in person at the special meeting or delivers a written revocation to the corporate secretary before the proxy is voted at the meeting. If you hold your shares in street name, you should follow the instructions of your bank or broker regarding the revocation of proxies. The mailing address of RBPI’s corporate secretary is: Corporate Secretary, Royal Bancshares of Pennsylvania, Inc., One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004.

Q.	If I am a RBPI shareholder, should I send in my RBPI stock certificates now?

A.

No. Please do not send in your RBPI stock certificates with your proxy. After the merger is completed, BMBC’s exchange agent will send you instructions for exchanging your RBPI stock certificates for the merger consideration. See “The Merger Agreement -- Exchange and Payment Procedures” beginning on page 99.

Q.	What should RBPI shareholders do if they hold their shares of RBPI common stock in book-entry form?

A.

You are not required to take any special additional actions if your shares of RBPI common stock are held in book-entry form. After the completion of the merger, shares of RBPI common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of BMBC common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q.	Whom should I contact if I cannot locate my RBPI stock certificates?

A.

If you are unable to locate your original RBPI stock certificate(s), you should contact Broadridge Corporate Issuer Solutions, Inc., RBPI’s transfer agent at, 2 Journal Square Plaza, Jersey City, NJ 07306; telephone number (201) 714-3970.

Q.	What are the U.S. federal income tax consequences of the merger to RBPI shareholders?

A.

Holders of RBPI common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of RBPI common stock for shares of BMBC common stock in the merger, except with respect to any cash received instead of fractional shares of BMBC common stock and those holders of RBPI Class B Stock who exercise their dissenters’ rights. The obligations of BMBC and RBPI to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of BMBC and RBPI of the opinion of its counsel to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 116 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q.	Why are RBPI shareholders being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain RBPI officers in connection with the merger?

A.

Under SEC rules, RBPI is required to seek an advisory (non-binding) vote with respect to compensation that will or may be paid by RBPI to its named executive officers in connection with the completion of the merger.

Q.	What will happen if RBPI shareholders do not approve the RBPI compensation proposal at the special meeting?

A.

Approval of the compensation that will or may be paid to the named executive officers of RBPI in connection with the merger is not a prerequisite to completion of the merger. The vote with respect to the compensation that will or may be paid to named executive officers in the merger is an advisory vote and will not be binding on RBPI (or the combined company that results from the merger) regardless of whether the merger is approved. The compensation to be paid to RBPI’s named executive officers in connection with the merger, as described in Proposal 2, is contractually required, and it may be paid regardless of the outcome of the advisory vote.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, RBPI shareholders will not receive any shares of BMBC common stock, cash or any other consideration in exchange for their shares. In addition, RBPI will remain an independent public company and its voting common stock will continue to be listed and traded on NASDAQ.

Q.	Are RBPI shareholders entitled to dissenters’ rights or appraisal rights?

A.

Holders of RBPI Class B Stock are entitled to dissenters’ rights as granted by Pennsylvania law. Holders of RBPI Class A Stock are not entitled to dissenters’ rights under Pennsylvania law. For further information, see “The Merger -- RBPI Shareholders Dissenters’ Rights or Appraisal Rights.”

Q.	Which state is BMBC incorporated in?

A.	BMBC is a corporation incorporated under the laws of Pennsylvania.

Q.	Who can answer my questions about the merger?

A.	If you have additional questions about the merger you should contact Michael Thompson, Chief Financial Officer of RBPI, at (610) 677-2216.

Q.	Who can answer my questions about voting and the special meeting?

A.

If you have additional questions about voting or the special meeting, need assistance with submitting your proxy or would like to request additional copies of this document or the enclosed proxy card, you should contact Laurel Hill Advisory Group LLC at (516) 933-3100.

SUMMARY

This summary provides a brief overview of key aspects of the merger and the merger agreement; the RBPI special meeting; and the proposed common stock issuance by BMBC in the merger. This summary contains the information that RBPI and BMBC considered to be most significant. We encourage you to read carefully this entire proxy statement/prospectus and its appendices, as well as information incorporated into this proxy statement/prospectus, in order to understand the merger and the proposed common stock issuance by BMBC more fully. For information on how to obtain, free of charge, copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 130. Each item in this summary refers to the page of this proxy statement/prospectus on which the subject is discussed in more detail.

All references in this proxy statement/prospectus to “RBPI” refer to Royal Bancshares of Pennsylvania, Inc. and, unless the context otherwise requires, to its subsidiaries; all references in this proxy statement/prospectus to “BMBC” refer to Bryn Mawr Bank Corporation and, unless the context otherwise requires, to its subsidiaries; and unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to “we,” “us,” and “our” refer to RBPI and BMBC, collectively.

The Parties to the Merger

Bryn Mawr Bank Corporation (Page 43)

BMBC is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). BMBC is supervised by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). BMBC is the sole shareholder of The Bryn Mawr Trust Company, a Pennsylvania chartered bank (“BMT”). As of December 31, 2016, BMBC had consolidated total assets of $3.4 billion, deposits of $2.6 billion and shareholders’ equity of $381.1 million.

The principal trading market for BMBC common stock (NASDAQ: BMTC) is NASDAQ. The principal executive offices of BMBC are located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, telephone number (610) 525-1700. Its Internet website is www.bmtc.com. The information on BMBC’s website is not part of this proxy statement/prospectus.

Royal Bancshares of Pennsylvania, Inc. (Page 44)

RBPI is a Pennsylvania business corporation and a bank holding company registered under the BHCA. RBPI is supervised by the Federal Reserve Board. Royal Bank, the bank subsidiary of RBPI, was incorporated in the Commonwealth of Pennsylvania on July 30, 1963, and commenced operation as a Pennsylvania state-chartered bank on October 22, 1963. Royal Bank is the successor of the Bank of King of Prussia, the principal ownership of which was acquired by the Tabas family in 1980. As of December 31, 2016, RBPI had consolidated total assets of $832.5 million, deposits of $ $629.5 million and shareholders’ equity of $51.6 million.

The principal trading market for RBPI common stock (NASDAQ: RBPAA) is NASDAQ. The principal executive offices of RBPI are located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004, telephone number (610) 668-4700. Its Internet website is www.royalbankamerica.com. The information on RBPI’s website is not part of this proxy statement/prospectus.

The Merger

The Merger and the Merger Agreement (Pages 73, 97 and Appendix A)

The merger agreement, which provides the terms and conditions on which RBPI will merge with and into BMBC, is attached to this document as Appendix A. We encourage you to read the merger agreement carefully and in its entirety. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, RBPI will merge with and into BMBC, and BMBC will be the surviving entity. As a result of the merger:

●	RBPI’s businesses will be combined with BMBC’s, and RBPI will cease to exist as a separate legal entity;

●	The articles of incorporation and bylaws of BMBC will be the articles of incorporation and bylaws of the surviving entity;

●

The board of directors of BMBC will be the board of directors of the surviving entity. At the time the merger is completed, the board of directors of BMBC will be enlarged by one seat, and one RBPI director, selected by BMBC in its sole discretion, will be appointed to the vacant seat; and

●	The executive officers of BMBC shall be the executive officers of the surviving entity.

Immediately after the merger between BMBC and RBPI is completed, Royal Bank will merge with and into BMT, and BMT will continue as the surviving bank. Royal Bank and BMT will enter into a separate agreement of merger setting forth their agreement to merge and the terms and conditions of their merger. The form of the agreement of merger between the banks is attached as Exhibit B to the merger agreement between BMBC and RBPI.

Merger Consideration (Page 97)

The merger consideration to RBPI shareholders will be shares of BMBC common stock, which will be paid at a fixed exchange ratio of 0.1025 shares of BMBC common stock for each share of RBPI Class A Stock and 0.1179 shares of BMBC common stock for each share of RBPI Class B Stock that is outstanding immediately before the merger occurs. Cash will be paid in lieu of any fractional shares of BMBC common stock which a RBPI shareholder would otherwise be entitled to receive.

Based on the exchange ratios for RBPI Class A Stock and RBPI Class B Stock and the number of shares of RBPI common stock outstanding and reserved for issuance pursuant to various convertible securities and outstanding awards under equity-based compensation plans as of January 30, 2017, the maximum number of shares of BMBC common stock estimated to be issuable in the merger is 3,112,612, which represents total aggregate merger consideration of approximately $125.6 million in value, based on the closing price of BMBC’s common stock on January 30, 2017 of $40.35. After completion of the merger, without giving effect to any shares of BMBC common stock held by RBPI shareholders prior to the merger, we expect that RBPI shareholders will, as a group, own approximately 15.4% of the surviving corporation.

Treatment of RBPI Equity Awards and Warrants (Page 98)

Stock Option Awards. Immediately prior to the closing of the merger, all rights with respect to RBPI Class A Stock issuable pursuant to the exercise of the RBPI stock options, which remain outstanding immediately prior to the closing of the merger and which have not yet been exercised, will be cancelled by RBPI in exchange for a cash payment equal to the positive difference, if any, between $4.19 and the corresponding exercise price of such RBPI stock option.

Restricted Stock Awards. Upon completion of the merger, each outstanding RBPI restricted stock award will become fully vested and will be converted into the right to receive, without interest, BMBC common stock at the applicable exchange ratio for each share of RBPI common stock subject to the award and cash in lieu of any fractional shares of BMBC common stock.

Warrants. Upon completion of the merger, all RBPI warrants which are outstanding and unexercised shall become fully vested and exercisable and be converted, in their entirety, automatically into Continuing Warrants in an amount and at an exercise price determined as follows: (i) the number of shares of BMBC common stock to be subject to the Continuing Warrants shall be equal to the product of the number of shares of RBPI common stock subject to the RBPI warrants, and the applicable exchange ratio; provided that any fractional shares of BMBC common stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of BMBC common stock under the Continuing Warrants shall be equal to the exercise price per share of RBPI common stock under the RBPI warrants, as applicable, divided by the applicable exchange ratio; provided that such exercise price shall be rounded up to the nearest cent. The duration and other terms of the Continuing Warrants shall be the same as the RBPI warrants, except all references to RBPI shall instead be references to BMBC.

Regulatory Approvals Required for the Merger and the Bank Merger (Page 92)

Completion of the merger between BMBC and RBPI and the merger between BMT and Royal Bank are subject to various regulatory approvals. The merger of RBPI with and into BMBC, and in turn the merger of their respective subsidiary banks, is subject to the prior review and approval of the Federal Reserve Board or, through delegated authority, of the Federal Reserve Bank of Philadelphia (collectively, the “Federal Reserve Board”) and prior review and approval of the Pennsylvania Department of Banking and Securities. BMBC expects to submit its application pursuant to the BHC Act and Regulation Y in the second quarter of 2017. This application seeks the prior approval of the Federal Reserve Board for BMBC to acquire RBPI and thereby indirectly acquire Royal Bank. BMBC expects to submit, in the second quarter of 2017, its application to the Pennsylvania Department of Banking and Securities pursuant to Section 115 of the Pennsylvania Banking Code of 1965 to acquire RBPI and thereby indirectly acquire Royal Bank.

The merger between RBPI’s and BMBC’s respective bank subsidiaries, Royal Bank and BMT, is subject to the prior approval of the Pennsylvania Department of Banking and Securities and the Federal Reserve Board. During the second quarter of 2017, BMT plans to submit its application with the Federal Reserve Board pursuant to the Bank Merger Act for prior approval for Royal Bank to merge with and into BMT. Also, the United States Department of Justice has authority to comment on the mergers during the regulatory approval process of federal banking agencies and will have at least 30 days, which may be reduced to 15 days following the approvals by the Federal Reserve Board and Pennsylvania Department of Banking and Securities, to challenge such approvals on antitrust grounds. There can be no assurance that the Federal Reserve Board or the Pennsylvania Department of Banking and Securities will approve the merger between RBPI and BMBC, or the merger between the bank subsidiaries.

Conditions to Completion of the Merger (Page 109)

Currently, we expect to complete the merger between BMBC and RBPI during the third quarter of 2017. However, we cannot assure you that the merger will be completed in that time frame, or at all. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the satisfaction of a number of conditions or, where legally permissible, the waiver of those conditions. The principal conditions that must be satisfied are listed below.

●	RBPI shareholders have approved the adoption of the merger agreement and the merger;

●	BMBC and RBPI have received all regulatory approvals that are needed to complete the merger;

●	BMBC has received NASDAQ approval of the listing on NASDAQ of the shares of BMBC common stock to be issued in the merger to RBPI shareholders as merger consideration;

●	At the time of the closing of the merger, the registration statement of which this proxy statement/prospectus forms a part continues to be effective under the Securities Act;

●

There is no law, statute or regulation, or any judgment, decree, injunction or other order of any court or other governmental entity in effect that would prevent, prohibit or make illegal completion of the merger;

●

At the time of the closing of the merger, each party has received a legal opinion from its tax counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

●

Each party’s representations and warranties in the merger agreement are true and correct statements as of the date of the merger agreement and as of the closing date, subject to applicable materiality qualifiers; and

●	Each party has performed, in all material respects, its obligations under the merger agreement.

Termination of the Merger Agreement (Page 111)

The parties can mutually agree to terminate the merger agreement in writing at any time prior to completion of the merger.

Additionally, the merger agreement allows either party to unilaterally terminate the merger agreement if any of the following occurs:

●	an approval of a governmental entity, which is required for completion of the merger, cannot be obtained;

●	the voting results from the RBPI special meeting is not in favor of the merger agreement and the merger;

●

the other party has breached the merger agreement in a manner such that the closing conditions which require its representations and warranties to be true and correct, cannot be satisfied, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement;

●

the other party has breached the merger agreement in a manner such that the closing conditions, which require the performance and compliance with all material covenants and agreements, cannot be satisfied, and the breach cannot be cured or has not been cured within the timeframes given in the merger agreement; or

●	the merger is not completed by 5:00 p.m. Eastern Time on December 31, 2017, subject to a three-month extension if additional time is necessary to obtain required regulatory approvals.

RBPI has a separate right to terminate the merger agreement, without payment of any termination fee, if the average closing price of BMBC common stock during a specified period before the completion of the merger is less than $33.16 and BMBC common stock underperforms the ABA NASDAQ Community Bank Index by more than 20%.

BMBC has a separate right to terminate the merger agreement if RBPI has breached the provisions in the merger agreement that require RBPI to refrain from soliciting alternative acquisition proposals from third parties or if RBPI takes certain other actions which substantially increase the likelihood that a vote by RBPI shareholders in favor of the merger will not be obtained. BMBC also has a separate right to terminate the merger agreement if any environmental site assessments confirm the existence of a release or releases which either violate an applicable environmental law or are present in concentrations exceeding applicable standards under applicable environmental laws and are estimated by the environmental consultant to cost more than the threshold set forth in the merger agreement to remediate in accordance with, and to ensure compliance with, applicable environmental laws.

Termination Fee (Page 113)

If the merger agreement is terminated under certain circumstances, which generally relate to RBPI’s pursuit of an alternative acquisition proposal from a third party or a change in the RBPI board of directors’ recommendation of the merger that is adverse to BMBC, RBPI will be required to pay a termination fee of $5 million to BMBC.

Expenses (Page 113)

BMBC and RBPI will each bear their own costs and expenses with respect to the merger, except that the costs and expenses associated with filing and printing this proxy statement/prospectus will be shared equally between them. However, if the merger agreement is terminated by one of them due to a breach by the other party of its representations and warranties or performance obligations under the merger agreement, the breaching party must reimburse the other party up to $1.8 million of its out-of-pocket expenses actually incurred in connection with the merger. In addition, if BMBC terminates the merger agreement because environmental remediation costs are estimated to exceed the threshold set forth in the merger agreement, as described above, RBPI must reimburse BMBC up to $1.8 million for out-of-pocket expenses it actually incurred.

RBPI Shareholders Dissenters’ Rights or Appraisal Rights (Page 94)

Holders of RBPI Class A Stock will have no dissenters’ or appraisal rights in the merger. Under Pennsylvania law, dissenters’ or appraisal rights are generally not available if the shares of a corporation are listed on a national securities exchange, such as NASDAQ, or if the corporation’s shares are held beneficially or of record by more than 2,000 persons at the record date fixed to determine the shareholders entitled to notice of the meeting of shareholders and to vote upon the matter. Because RBPI Class A Stock is listed on NASDAQ, dissenters’ or appraisal rights will not be available.

Holders of RBPI Class B Stock will be entitled to dissenters’ or appraisal rights in the merger. In order to perfect dissenters’ rights, holders of RBPI Class B Stock must not vote for approval of the merger, and must file with RBPI prior to the closing date of the merger notice of an intention to demand fair market value for their shares if the merger is effectuated.

U.S. Federal Income Tax Consequences of the Merger (Page 116)

Holders of RBPI common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of RBPI common stock for shares of BMBC common stock in the merger, except with respect to any cash received instead of fractional shares of BMBC common stock. The obligations of BMBC and RBPI to complete the merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by each of BMBC and RBPI of the opinion of its counsel to the effect that the merger will be treated as an transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

You should read the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 116 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Exchange and Payment Procedures (Page 99)

Upon, or as soon as practicable after, completing the merger, BMBC will deposit with its exchange agent, Computershare Trust Company, N.A., book entry shares representing the aggregate number of shares of BMBC common stock issuable under the merger agreement in exchange for the outstanding shares of RBPI common stock. BMBC will also deposit a cash amount equal to any dividends or distributions that may be payable to RBPI shareholders under the merger agreement, and any cash that may be payable in lieu of the fractional shares of BMBC common stock which the RBPI shareholders otherwise would be entitled to receive in the merger.

As soon as practicable after completing the merger, but in any event, no later than ten business days after the merger is completed, BMBC’s exchange agent will mail each holder of record of RBPI common stock a letter of transmittal with instructions for surrendering their shares of RBPI stock in exchange for the merger consideration. Holders of RBPI common stock will be entitled to receive merger consideration consisting of 0.1025 shares of BMBC common stock for each share of RBPI Class A Stock and 0.1179 shares of BMBC common stock for each share of RBPI Class B Stock owned by the holder, and cash in lieu of any fractional shares of BMBC common stock that otherwise would be issuable to the holder. To receive the merger consideration, except for shares held in book-entry form, a shareholder must surrender his or her RBPI stock certificates to the exchange agent, together with properly completed and signed transmittal materials. BMBC has no obligation to pay the merger consideration to any RBPI shareholder until the shareholder has properly surrendered any stock certificates representing his or her shares of RBPI voting common stock.

Litigation Related to the Merger (Page 96)

In March 2017, RBPI received a letter from attorneys representing a purported shareholder, demanding that the RBPI board investigate alleged breaches of fiduciary duty in connection with the merger. This demand was subsequently withdrawn on April 10, 2017.

On April 11, 2017, the same shareholder filed a lawsuit in the United States District Court, Eastern District of Pennsylvania, against members of the RBPI board, BMBC and RBPI. The lawsuit, which is captioned Parshall v. Royal Bancshares of Pennsylvania, Inc., et al., Case No. 2:17-cv-01641-PBT alleges class claims on behalf of all RBPI shareholders based on allegations of material misstatements and omissions in this proxy statement/prospectus and violations of the Exchange Act. The lawsuit seeks, among other remedies, to enjoin the merger or, in the event the merger is completed, rescission of the merger or rescissory damages; to direct defendants to account for unspecified damages; and costs of the lawsuit, including attorneys’ and experts’ fees.

Risk Factors (Page 16)

You should carefully consider the information in this proxy statement/prospectus under the caption, “Risk Factors,” in deciding how to vote for the proposals presented in this proxy statement/prospectus. In this section, we describe a number of risks associated with the merger and the issuance of BMBC common stock in the merger which could affect BMBC or RBPI or the BMBC common stock that is being offered to RBPI shareholders by BMBC through this proxy statement/prospectus. The risks described in this section are the risks related to the merger and the combined company, and the risks related to RBPI. You should also read and consider the risks that BMBC has described in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 130 of this proxy statement/prospectus. The risk factors in that report were identified by BMBC as being significant to its own businesses and also could affect the operations and financial results of the combined company.

Interests of RBPI’s Directors and Executive Officers in the Merger (Page 90)

RBPI shareholders should be aware that some of RBPI’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of RBPI shareholders generally. RBPI’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and the merger agreement, and in recommending that RBPI shareholders vote in favor of approval of adopting the merger agreement and the merger. The material interests considered by RBPI’s board of directors include the following:

●

Change in Control Payments. RBPI executive officers will receive payments and other benefits in connection with the merger, which are triggered upon a qualifying termination of employment by RBPI without “cause” or by the executive officer voluntarily for “good reason” under the executives’ employment agreements.

●

Post-Merger Employment With BMBC. Some directors and executive officers will have continuing roles with BMBC or its principal subsidiary, BMT, following the merger. F. Kevin Tylus, who is a director and the President and CEO of RBPI, will be hired as Managing Director of New Markets for BMT reporting to BMT’s chief executive officer. He will receive an annual salary of $100,000 plus opportunities for incentive or bonus awards, consistent with BMT’s compensation practices.

●

Appointment of One RBPI Director to BMBC Board. BMBC agreed that following the completion of the merger, one director of RBPI, as selected by BMBC in its sole discretion, will serve as a paid member of the boards of directors of BMBC and BMT. BMBC currently pays its non-employee directors an annual retainer fee of $12,500 in the form of BMBC common stock. BMBC also pays its non-employee directors a standard fee of $1,500 for each Board meeting attended, $1,000 for attending the organization meeting held after the annual meeting each year, and $1,250 for each committee meeting attended. BMBC also paid a $10,000 fee to the Audit Committee Chair and a $5,000 fee to the chair of each of the other committees in 2016.

●

Indemnification and Insurance. The merger agreement also provides for continuing indemnification for directors and executive officers of RBPI following the merger and the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.

Opinion of RBPI’s Financial Advisor in Connection with the Merger (Page 79 and Appendix C)

RBPI’s financial advisor in connection with the merger, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, has delivered a written opinion, dated January 30, 2017, to the RBPI board of directors to the effect that, as of the date of the opinion, and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Class A exchange ratio and Class B exchange ratio provided for in the merger agreement were fair to the holders of RBPI Class A Stock and RBPI Class B Stock, respectively, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. RBPI shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to RBPI’s board of directors in connection with its consideration of the merger and was directed only to the fairness, from a financial point of view, of the Class A exchange ratio and Class B exchange ratio to the holders of RBPI Class A Stock and RBPI Class B Stock, respectively. Sandler O’Neill’s opinion does not constitute a recommendation to any shareholder of RBPI as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. In addition, the unaudited prospective information used by Sandler O’Neill in its analyses reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to RBPI’s business, and should not be relied upon. For a further discussion of Sandler O’Neill opinion, RBPI’s prior relationship with Sandler O’Neill and the terms of Sandler O’Neill’s engagement, see “The Merger -- Opinion of RBPI’s Financial Advisor in Connection with the Merger,” beginning on page 79 of this proxy statement/prospectus.

Recommendation of the RBPI Board of Directors (Page 77)

The RBPI board of directors determined that the merger agreement and the transactions described in the merger agreement, including the merger, are advisable and in the best interests of RBPI and its shareholders and recommends that RBPI shareholders vote “FOR” approval of the adoption of the merger agreement and the merger, “FOR” the approval, by an advisory (non-binding) vote, of certain compensation arrangements in connection with the proposed merger for RBPI’s named executive officers, and “FOR” approval of one or more adjournments of the RBPI special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement and the merger.

BMBC entered into voting agreements with certain shareholders of RBPI, including all directors and executive officers of RBPI and certain of their family members or affiliates. Pursuant to the voting agreements, these shareholders have agreed to vote in favor of the proposal to approve adoption of the merger agreement and the merger and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of adoption of the merger agreement and the merger. The form of the voting agreements they executed are included as Appendix B to this proxy statement/prospectus. As of January 30, 2017, there were 5,954,810 shares of RBPI Class A Stock and 1,362,717 shares of RBPI Class B Stock subject to the voting agreements (excluding options), which represented approximately 41.5% of the outstanding voting power of the RBPI common stock as of that date.

Comparative Market Prices and Dividends (Page 36)

BMBC common stock is listed on NASDAQ under the symbol “BMTC”; and RBPI Class A Stock is listed on NASDAQ under the symbol “RBPAA.” The table on page 36 of this proxy statement/prospectus lists the quarterly price range of BMBC common stock and RBPI Class A Stock from the quarter ended March 31, 2015 through March 24, 2017, as well as the quarterly cash dividends BMBC and RBPI have paid during the same time period on such stock.

The following table shows the closing prices of BMBC common stock and RBPI Class A Stock as reported on January 30, 2017, the last trading day before BMBC and RBPI announced they had entered into the merger agreement, and on April 10, 2017, the last practical trading day before the date we printed and mailed this proxy statement/prospectus. This table also presents the pro forma equivalent per share value of a share of RBPI Class A Stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of BMBC common stock on those dates by 0.1025, the exchange ratio for RBPI Class A Stock in the merger.

	BMBC Common Stock	RBPI Class A Stock	Pro Forma Equivalent Value of One Share of RBPI Class A Stock
January 30, 2017	$40.35	$3.89	$4.14
April 10, 2017	$39.15	$3.91	$4.01

The market price of BMBC common stock may change at any time. Consequently, the total dollar value of the BMBC common stock that you will receive upon completion of the merger may be significantly higher or lower than its value as of the date of this proxy statement/prospectus. We urge you to obtain current market quotations for BMBC common stock and RBPI Class A Stock. We can provide no assurance as to future prices of BMBC common stock or RBPI Class A Stock.

The Special Meeting

RBPI Special Meeting of Shareholders (Pages 37)

The RBPI special meeting will be held at 9:00 a.m., Eastern Time, on  May 24, 2017, at the Hilton Philadelphia City Avenue, 4200 City Line Avenue, Philadelphia, Pennsylvania. At the RBPI special meeting, RBPI shareholders will be asked to consider and vote on the following matters:

(1)	a proposal to approve adoption of the merger agreement and the merger;

(2)	a proposal to approve, by an advisory (non-binding) vote, certain compensation arrangements in connection with the proposed merger for RBPI’s named executive officers; and

(3)

a proposal to approve one or more adjournments of the RBPI special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve adoption of the merger agreement and the merger.

Approval of the merger agreement requires the affirmative vote of two-thirds of the votes entitled to be cast by holders of RBPI common stock. The proposals to approve certain compensation arrangements in connection with the merger for RBPI’s named executive officers and to approve adjournment of the special meeting if necessary to solicit additional proxies requires the affirmative vote of a majority of the shares cast at the special meeting. However, the vote on the compensation proposal is only advisory and will not be binding on RBPI or the combined company that results from the merger.

Only holders of record of RBPI common stock at the close of business on April 11, 2017 will be entitled to vote at the special meeting. Each share of RBPI Class A Stock is entitled to one vote and each share of RBPI Class B Stock is entitled to ten votes on each proposal to be considered at the RBPI special meeting. As of the record date, there were 27,913,024 shares of RBPI Class A Stock and 1,924,629 shares of RBPI Class B Stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of RBPI and their respective affiliates beneficially owned and were entitled to vote approximately 8,964,169 shares of RBPI Class A Stock and 1,677,098 shares of RBPI Class B Stock, allowing them to exercise approximately 54.56% of the voting power of RBPI voting common stock outstanding as of the record date. On January 30, 2017, BMBC entered into voting agreements with certain shareholders of RBPI, including all directors and executive officers of RBPI and certain of their family members or affiliates. Pursuant to the voting agreements, these shareholders have agreed to vote in favor of the proposal to approve adoption of the merger agreement and the merger and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of adoption of the merger agreement and the merger. The form of the voting agreements they executed are included as Appendix B to this proxy statement/prospectus. As of January 30, 2017, there were 5,954,810 shares of RBPI Class A Stock and 1,362,717 shares of RBPI Class B Stock subject to the voting agreements (excluding options), which represented approximately 41.5% of the outstanding voting power of the RBPI common stock as of that date.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26 of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote “FOR” approval of the adoption of the merger agreement and the merger. You should also read and consider the risk factors associated with the business of BMBC because those risk factors may affect the operations and financial results of the combined company. Those risk factors may be found under Part I, Item 1A, “Risk Factors,” in BMBC’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and is incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 130 of this proxy statement/prospectus.

Risks Related to the Merger and the Combined Company

Because the market price of BMBC common stock will fluctuate, RBPI shareholders cannot be certain of the market value of the BMBC common stock that they will receive upon completion of the merger.

Upon completion of the merger, each share of RBPI Class A Stock and RBPI Class B Stock (other than certain shares held by BMBC, its subsidiaries or RBPI’s subsidiaries, or any shares held by RBPI as treasury shares) will become the right to receive 0.1025 and 0.1179 shares of BMBC common stock, respectively. Any change in the price of BMBC common stock prior to the merger will affect the market value of the BMBC common stock that RBPI shareholders will receive upon completion of the merger.

The prices of BMBC common stock and RBPI common stock at the closing of the merger may vary from their respective prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the RBPI special meeting. The market value of the BMBC shares represented by the exchange ratios may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in BMBC’s business, operations and prospects and regulatory considerations. Many of these factors are outside of the control of RBPI and BMBC. For example, based on the range of closing prices of BMBC common stock during the period from January 30, 2017, the last full trading day before public announcement of the merger, through April 10, 2017, the last practical full trading day prior to the date we printed and mailed this proxy statement/prospectus, the exchange ratios represented a value ranging from a high of $4.32  on   March 1, 2017 to a low of $3.77  on   March 22 , 2017 for each share of RBPI Class A Stock and a value ranging from a high of $4.96 on   March 1, 2017 to a low of $4.34 on  March 22, 2017 for each share of RBPI Class B Stock. Because the date on which we expect to complete the merger will be later than the date of the RBPI special meeting, at the time of the RBPI special meeting RBPI shareholders will not know what the market value of BMBC’s common stock will be upon completion of the merger.

Combining BMBC and RBPI may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the merger with RBPI may not be realized.

BMBC and RBPI have operated and, until the completion of the merger, will continue to operate, independently from each other. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on BMBC’s ability to successfully combine and integrate the businesses of BMT and Royal Bank within BMBC’s projected timeframe in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers.

A number of factors could affect BMBC’s ability to successfully combine its business with RBPI’s. Key employees of RBPI, whose services will be needed to complete the integration process, may elect to terminate their employment as a result of, or in anticipation of, the merger. The integration process itself could be disruptive to BMBC’s or RBPI’s ongoing businesses, causing loss of momentum in one or more of their businesses or inconsistencies or changes in standards, practices, business models, controls, procedures and policies that could adversely affect the ability of BMBC to maintain relationships with customers and employees.

If BMBC encounters significant difficulties in the integration process, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve the anticipated benefits of the merger in the timeframes projected by BMBC could result in increased costs and decreased revenues. This could have a dilutive effect on the combined company’s earnings per share.

BMBC and RBPI will incur transaction and integration costs in connection with the merger.

BMBC and RBPI each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies. Additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, BMBC and RBPI expect to continue to incur substantial expenses in planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. In addition, BMBC will incur integration costs following the completion of the merger as BMBC integrates the businesses of the two companies, including facilities and data systems consolidation costs and employment related costs. There can be no assurance that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transactional and integration costs over time. Also, BMBC and RBPI may incur additional costs to maintain employee morale and to retain key employees. BMBC and RBPI will incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees, and other costs associated with the merger. The costs described above, as well as any unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of BMBC following completion of the merger.

The unaudited pro forma consolidated financial statements included in this document are preliminary, and the actual financial condition and results of operations after the merger may differ significantly.

The unaudited pro forma consolidated financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what BMBC’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma consolidated financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the RBPI identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of RBPI as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Consolidated Financial Information” beginning on page 30.

The merger may not be accretive, and may be dilutive, to BMBC’s earnings per share, which may negatively affect the market price of BMBC common stock.

BMBC currently expects the merger to be accretive to earnings per share in the first full calendar year after closing (excluding one-time charges). This expectation, however, is based on preliminary estimates which may materially change, including the currently expected timing of the merger. BMBC may encounter additional transaction- and integration-related costs or other factors, such as a delay in the closing of the merger, may fail to realize all of the benefits anticipated in the merger, or may be subject to other factors that affect preliminary estimates or its ability to realize operational efficiencies. Any of these factors could cause a decrease in BMBC’s earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of BMBC’s common stock.

BMBC’s decisions regarding the credit risk associated with Royal Bank’s loan portfolio could be incorrect and the credit mark applied to the acquired loan portfolio upon acquisition may be inadequate, which may adversely affect the financial condition and results of operations of the combined company after the closing of the merger.

Before signing the merger agreement, BMBC conducted extensive due diligence on a significant portion of the Royal Bank loan portfolio. However, BMBC’s review did not encompass each and every loan in the Royal Bank loan portfolio. In accordance with customary industry practices, BMBC evaluated the Royal Bank loan portfolio based on various factors including, among other things, historical loss experience, economic risks associated with each loan category, volume and types of loans, trends in classification, volume and trends in delinquencies and nonaccruals, and general economic conditions, both local and national. In this process, BMBC’s management made various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness and financial condition of the borrowers, the value of the real estate, which is obtained from independent appraisers, other assets serving as collateral for the repayment of the loans, the existence of any guarantees and indemnifications and the economic environment in which the borrowers operate. In addition, the effects of probable decreases in expected principal cash flows on the Royal Bank loans were considered as part of BMBC’s evaluation. If BMBC’s assumptions and judgments turn out to be incorrect, including as a result of the fact that its due diligence review did not cover each individual loan, BMBC’s estimated credit mark against the Royal Bank loan portfolio in total may be insufficient to cover actual loan losses after the merger is completed, and adjustments may be necessary to allow for different economic conditions or adverse developments in the Royal Bank loan portfolio. Additionally, deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside BMBC’s or RBPI’s control, may require an increase in the provision for loan losses. Material additions to the credit mark and/or allowance for loan losses would materially decrease BMBC’s net income and would result in extra regulatory scrutiny and possibly supervisory action.

If the merger is not completed, BMBC and RBPI will have incurred substantial expenses without realizing the expected benefits of the merger.

BMBC and RBPI have already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, which are charged to earnings as incurred. If the merger is not completed, these expenses will still be charged to earnings even though BMBC and RBPI would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The ability of BMBC and RBPI to complete the merger is subject to the satisfaction (or waiver by the parties) of the closing conditions set forth in the merger agreement, some of which are outside of the parties’ control.

The merger agreement contains a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: approval of adoption of the merger agreement and the merger by RBPI shareholders, receipt of all required regulatory approvals, absence of any law, statute or regulation, or any order, injunction or other legal restraint or prohibition preventing the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties of both parties (subject to applicable materiality qualifiers), and the performance, in all material respects, by both parties of their respective covenants and agreements. See “The Merger Agreement -- Conditions to Completion of the Merger” beginning on page 109 for a more complete discussion of the conditions to the completion of the merger. There can be no assurance that the conditions to the completion of the merger will be fulfilled or that the merger will be completed.

Termination of the merger agreement could have a negative impact on the prospects and stock price of RBPI and/or BMBC.

The merger agreement contains a number of provisions that could permit either or both parties to abandon the merger and terminate the merger agreement. If the merger agreement is terminated, there may be various adverse consequences to RBPI and BMBC. For example, since certain matters relating to the merger (including business integration and data system conversion planning) will require substantial commitments of time and resources by the respective management teams of RBPI and BMBC, and RBPI’s or BMBC’s businesses may have been adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, the merger agreement imposes certain restrictions on the conduct of RBPI businesses prior to the completion of the merger. See “The Merger Agreement -- Conduct of Business While the Merger is Pending” beginning on page 102 for a summary of the restrictions applicable to RBPI. Additionally, if the merger agreement is terminated, the market price of RBPI’s or BMB’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated and RBPI seeks another merger or business combination, it is not certain that RBPI would be able to find a party willing to offer equivalent or more attractive consideration than the consideration BMBC has agreed to pay in the merger. Similarly, BMBC may not be successful in competing with other financial institutions for other potential acquisition candidates. In addition, if the merger agreement is terminated under certain circumstances, RBPI may be required to pay BMBC a termination fee of $5 million.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger between BMBC and RBPI and the merger between their bank subsidiaries may be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. These governmental entities may not grant approval of either the merger or the bank merger, may engage in an extended regulatory review process, or may impose conditions on the granting of their approvals. The regulatory delays, conditions or changes they impose, as well as the process of obtaining regulatory approvals, could have the effect of delaying completion of the merger or of imposing additional costs or limitations on BMBC following the merger. BMBC may elect not to consummate the merger if, in connection with any regulatory approval required to consummate the merger, any governmental or regulatory entity imposes a restriction, requirement or condition on BMBC that, in the good faith reasonable judgment of BMBC, materially and adversely affects the business, operations, financial condition, property, or assets of RBPI and BMBC combined, or materially impairs the value of RBPI or Royal Bank to BMBC. As a result, there can be no assurance that the desired regulatory approvals for the merger will be obtained or that the merger will be completed.

The merger agreement limits RBPI’s ability to pursue alternatives to the merger with BMBC.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to RBPI that might result in greater value to RBPI’s shareholders than the merger with BMBC, or may result in a potential acquirer proposing to pay a lower per share price to acquire RBPI than it might otherwise have proposed to pay. These provisions include a general prohibition on RBPI from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by RBPI’s board of directors, entering into discussions or agreements with third parties regarding transactions to acquire RBPI. RBPI also has an unqualified obligation to submit the RBPI merger proposal to its shareholders, even if RBPI receives an alternative acquisition proposal that the RBPI board of directors believes is superior to the merger. In addition, RBPI could be obligated to pay BMBC a termination fee of $5 million if either BMBC or RBPI terminates the merger agreement under specified circumstances, including those relating to acquisition proposals for competing transactions. See “The Merger Agreement -- Termination Fee” beginning on page 113.

 RBPI and BMBC will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on employees and customers may have an adverse effect on RBPI or BMBC. These uncertainties may impair BMBC’s or RBPI’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with BMBC or RBPI to consider changing their existing business relationships with BMBC or RBPI. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, RBPI’s business or BMBC’s business could be negatively impacted. In addition, the merger agreement restricts RBPI from taking specified actions relative to its business without the prior consent of BMBC. These restrictions may prevent RBPI from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement -- Conduct of Business While the Merger is Pending” beginning on page 102 for a summary of the restrictions applicable to RBPI.

Litigation relating to the merger could result in significant additional costs and management distraction, as well as delay and/or enjoin the merger.

In March 2017, RBPI received a letter from attorneys representing a purported shareholder demanding that the RBPI board investigate alleged breaches of fiduciary duty in connection with the merger. The demand was subsequently withdrawn on April 10, 2017.

On April 11, 2017, the same purported shareholder filed a lawsuit in the United States District Court, Eastern District of Pennsylvania, against members of the RBPI board, BMBC and RBPI. The lawsuit, which is captioned Parshall v. Royal Bancshares of Pennsylvania, Inc., et al., Case No. 2:17-cv-01641-PBT alleges class claims on behalf of all RBPI shareholders based on allegations of material misstatements and omissions in this proxy statement/prospectus and violations of the Exchange Act. The lawsuit seeks, among other remedies, to enjoin the merger or, in the event the merger is completed, rescission of the merger or rescissory damages; to direct defendants to account for unspecified damages; and costs of the lawsuit, including attorneys’ and experts’ fees.

RBPI and BMBC could be subject to additional demands or litigation related to the merger, whether or not the merger is consummated. Such actions may create additional uncertainty relating to the merger, and responding to the current or subsequent demands and defending such actions may be costly and distracting to management.

A negative outcome in the current or potential subsequent litigation could have a material adverse effect on RBPI and BMBC if it results in preliminary or permanent injunctive relief or rescission of the merger agreement. Neither RBPI nor BMBC can predict the outcome of any suit arising out of or relating to the proposed transaction.

Some of RBPI’s directors and executive officers have interests in the merger that may differ from the interests of RBPI shareholders including, if the merger is completed, the receipt of financial and other benefits.

RBPI’s shareholders should be aware that some of RBPI’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of RBPI shareholders generally. RBPI’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger, and in recommending that RBPI shareholders vote in favor of adoption of the merger agreement. For example:

●

Change in Control Payments. RBPI executive officers will receive payments and other benefits in connection with the merger, which are triggered upon a qualifying termination of employment by RBPI without “cause” or by the executive officer voluntarily for “good reason” under the executives’ employment or change in control agreements.

●

Post-Merger Employment With BMBC. Some directors and executive officers will have continuing roles with BMBC or its principal subsidiary, BMT, following the merger. F. Kevin Tylus, who is a director and the President and CEO of RBPI, will be hired as the Managing Director of New Markets for BMT, for which he will receive an annual salary of $100,000, plus opportunities for incentives or bonus awards consistent with BMBC’s compensation practices.

●

Appointment of One RBPI Director to BMBC Board. BMBC agreed that following the completion of the merger, one director of RBPI, as selected by BMBC in its sole discretion, will serve as a paid member of the boards of directors of BMBC and BMT. BMBC currently pays its non-employee directors an annual retainer fee of $12,500 in the form of BMBC common stock. BMBC also pays its non-employee directors a standard fee of $1,500 for each Board meeting attended, $1,000 for attending the organization meeting held after the annual meeting each year, and $1,250 for each committee meeting attended. BMBC also paid a $10,000 fee to the Audit Committee Chair and a $5,000 fee to the chair of each of the other committees in 2016.

●

Indemnification and Insurance. The merger agreement also provides for continuing indemnification for directors and executive officers of RBPI following the merger and the continuation of directors’ and officers’ insurance for these individuals for six years after the merger.

See “The Merger -- Interests of RBPI’s Directors and Executive Officers in the Merger” on page 90 for more information on the amounts payable to certain directors and executive officers of RBPI in connection with the merger.

Holders of BMBC and RBPI common stock, respectively, will have a reduced ownership and voting interest in the combined company after the merger and may exercise less influence over the combined company’s management.

Holders of RBPI common stock and BMBC common stock currently have the right to vote in elections of the board of directors and on other matters affecting RBPI and BMBC, respectively. Upon the completion of the merger, each RBPI shareholder will become a shareholder of BMBC with a percentage ownership of BMBC that is significantly smaller than the shareholder’s current percentage ownership of RBPI. Immediately after completion of the merger, without giving effect to any shares of BMBC common stock held by RBPI shareholders prior to the merger, we expect that BMBC shareholders will, as a group, own approximately 84.6% of BMBC and RBPI shareholders will, as a group, own approximately 15.4% of BMBC. As a result, RBPI shareholders may have less influence on the management and policies of BMBC than they now have on the management and policies of RBPI. Similarly, current BMBC shareholders will own a smaller percentage of BMBC than prior to the merger, and may have less influence than they now have on the management and policies of BMBC.

The shares of BMBC common stock to be received by RBPI shareholders as a result of the merger will have different rights from the shares of RBPI common stock they currently hold.

Upon completion of the merger, RBPI shareholders will become BMBC shareholders and their rights as shareholders will be governed by the Pennsylvania Business Corporation Law including the Pennsylvania Entity Transactions Law (the “PBCL”) and BMBC’s articles of incorporation and bylaws. The rights associated with RBPI common stock are different from the rights associated with BMBC common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 121 for a discussion of the different rights associated with BMBC common stock.

The fairness opinion received by the board of directors of RBPI prior to the signing of the merger agreement will not reflect any changes in circumstances between the date of signing of the merger agreement and the date of completion of the merger.

Sandler O’Neill, RBPI’s financial advisor in connection with the proposed merger, delivered to the RBPI board of directors its opinion, dated January 30, 2017, to the effect that, as of the date of such opinion, the Class A exchange ratio and the Class B exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of RBPI Class A Stock and RBPI Class B Stock, respectively. The opinion speaks only as of the date of the opinion and not as of the date of this proxy statement/prospectus or the time the merger is completed. Any changes in the operations and prospects of RBPI or BMBC, general market and economic conditions or other factors outside of the control of RBPI or BMBC could significantly alter the value of RBPI or the prices of the shares of BMBC common stock or RBPI common stock by the time the merger is completed.

Risks Related to RBPI

Risks Related to RBPI’s Business

RBPI’s business is subject to the success of the local economies and real estate markets in which it operates.

RBPI’s earnings are significantly generated from net interest income which is heavily reliant on the interest and fees it earns on loans. If prevailing economic conditions locally or nationally are unfavorable, RBPI’s business may be adversely affected. Unfavorable economic conditions in RBPI’s targeted market areas, specifically depressed or declining real estate values could affect the ability of customers to repay their loans, impede its growth, and generally affect its financial condition and results of operations through potential increases in credit losses. RBPI is less able than a larger institution to spread the risks of unfavorable local economic conditions across broader and more diverse economies.

RBPI’s concentration of commercial real estate and construction loans is subject to unique risks that could adversely affect its earnings.

RBPI’s commercial real estate, including multi-family, and construction and land development loan portfolios were $368.3 million at December 31, 2016 comprising 61% of total loans. Commercial real estate and construction and development loans are often riskier and tend to have significantly larger balances than home equity loans or residential mortgage loans to individuals. While RBPI believes that the commercial real estate concentration risk is mitigated by diversification among the types and characteristics of real estate collateral properties, sound underwriting practices, and ongoing portfolio monitoring and market analysis, the repayments of these loans usually depends on the successful operation of a business or the sale of the underlying property. As a result, these loans are more likely to be unfavorably affected by adverse conditions in the real estate market or the economy in general. Commercial and industrial loans comprise 18% of the loan portfolio. These loans are collateralized by various business assets the value of which may decline during adverse market and economic conditions. Adverse conditions in the real estate market and the economy may result in increasing levels of loan charge-offs and non-performing assets and the reduction of earnings. When RBPI takes collateral in foreclosures and similar proceedings, it is required to mark the related asset to the then fair market value of the collateral, which may ultimately result in a loss.

RBPI’s allowance for loan and lease losses may not be adequate to cover actual losses.

Like all financial institutions, RBPI maintains an allowance for loan and lease losses (“allowance”) to provide for loan and lease defaults and non-performance. RBPI’s allowance is based on its historical loss experience as well as an evaluation of the risks associated with its loan portfolio, including the size and composition of the loan portfolio, current economic conditions and geographic concentrations within the portfolio. RBPI’s allowance may not be adequate to cover actual loan and lease losses. Bank regulators periodically review RBPI’s allowance and may require it to increase the allowance or recognize additional charge-offs. Material increases to the allowance for loan and lease losses could materially decrease RBPI’s net income.

The Financial Accounting Standards Board has adopted Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments”, which is commonly referred to as CECL. CECL will be effective in the first quarter of 2020. The CECL guidelines require us to gather and review additional data and types of data to determine the appropriate level for the allowance. New or changes to accounting or regulatory guidance could impact the need for additional reserves and future provisions for loan and lease losses could materially and adversely affect RBPI’s financial results. RBPI believes that expected credit losses under the CECL model will generally result in earlier loss recognition on its loans and lease portfolio. RBPI is currently evaluating the impact of the amendments in this new standard on its consolidated financial statements.

RBPI’S future growth may require it to raise additional capital, but that capital may not always be available.

RBPI is required by regulatory authorities to maintain adequate capital levels to support its operations. RBPI anticipates that its current capital will satisfy its regulatory requirements for the foreseeable future. However, in order to maintain its well-capitalized status and to support future growth RBPI may need to raise capital. RBPI’s ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Basel III introduced new minimum capital requirements that became effective on January 1, 2015, with the capital conservation buffer requirements phased in over a three-year period beginning January 1, 2016. In addition, if RBPI decides to raise additional capital, the existing shareholders are subject to dilution and a potential capital raise could adversely impact its deferred tax asset. If RBPI cannot raise additional capital when required, its ability to further expand operations through both internal growth and acquisitions could be materially impaired.

RBPI may suffer losses in its loan portfolio despite its underwriting practices.

RBPI seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. These practices often include: analysis of a borrower’s credit history, financial statements, tax returns and cash flow projections; valuation of collateral based on reports of independent appraisers; and verification of liquid assets. Although RBPI believes that its underwriting criteria are appropriate for the various kinds of loans it makes, it may incur losses on loans that meet these criteria.

RBPI’s ability to pay dividends depends primarily on dividends from its banking subsidiary, which are subject to regulatory limits.

RBPI is a bank holding company and its operations are conducted by its direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of RBPI’s assets are held by such subsidiaries; and its ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. Royal Bank is the primary source of dividends to RBPI. Dividend payments from Royal Bank are subject to legal and regulatory limitations, generally based on net profits and retained earnings, imposed by the various banking regulatory agencies. The ability of Royal Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. At December 31, 2016, as a result of significant losses within Royal Bank from prior years, Royal Bank had an accumulated deficit and therefore would not have been able to declare and pay any cash dividends. There is no assurance that RBPI’s subsidiaries will be able to pay dividends in the future, or that RBPI will generate adequate cash flow to pay dividends in the future. Failure by RBPI to pay dividends on its stock could have a material adverse effect on the market price of its Class A Common Stock.

RBPI’s ability to use net operating loss carryforwards to reduce future tax payments may be limited.

As of December 31, 2016, RBPI had federal net operating loss (“NOL”) carryforwards of approximately $57.7 million and state NOL carryforwards of $136.8 million, which are available to be carried forward to future tax years. The federal NOL carryforwards will begin to expire in 2028, and the state NOLs will begin to expire in 2026 if not fully utilized.

The ability to use NOLs will be dependent on RBPI’s ability to generate taxable income. The NOLs may expire before RBPI generates sufficient taxable income. There was a $4.0 million NOL carryover from the acquisition of Knoblauch State Bank that expired in 2015. There were no NOLs that expired in 2016. Additional information regarding RBPI’s NOLs is included in “Accounting for Income Tax Expense” in “Information About Royal Bancshares of Pennsylvania - Management’s Discussion and Analysis of Financial Condition and Results of Operations of RBPI” of this proxy statement/prospectus.

RBPI may not be able to fully recover its deferred tax asset valuation allowance and a reduction in future enacted tax rates could have a material impact on the value of its deferred tax assets.

RBPI recognizes deferred tax assets (“DTA”) and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. RBPI is required to establish a valuation allowance for DTA and record a charge to income or shareholders’ equity if management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. RBPI’s management evaluates the DTA for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future reversals of temporary differences and future taxable income. These determinations are inherently subjective and dependent upon estimates and judgments concerning RBPI’s management’s evaluation of both positive and negative evidence.

Based on the analysis of the DTA at December 31, 2016, RBPI’s management concluded that it is more likely than not that a portion of the net DTA will be realized by RBPI in the future. As a result of this conclusion, RBPI released $1.9 million of its valuation allowance previously recorded on the net DTA and credited income tax expense. In 2015, RBPI released $5.4 million of its valuation allowance previously recorded on the net DTA. The ability to recognize the remaining deferred tax assets that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets. The release of the remaining valuation allowance would have a positive impact on future earnings of RBPI. There can be no assurance, however, as to when RBPI could be in a position to recapture the remaining DTA valuation allowance. The deferred tax assets, net of valuation allowances, totaled $7.9 million and $5.7 million at December 31, 2016 and 2015, respectively. The deferred tax asset valuation allowance was $26.6 million and $30.6 million at December 31, 2016 and 2015, respectively. Additional information relating to RBPI’s existing DTA is included in “Accounting for Income Tax Expense” in “Information About Royal Bancshares of Pennsylvania - Management’s Discussion and Analysis of Financial Condition and Results of Operations of RPBI” of this proxy statement/prospectus.

RBPI’s net DTA are measured using the tax rates under the current enacted tax law expected to apply to taxable income in future years. The effects of future changes in tax laws or rates are not anticipated in the determination of the value of RBPI’s deferred tax assets and liabilities. The U.S. Congress and the current administration have indicated an interest in, among other changes to federal tax laws, lowering the federal corporate tax rate from the current 35%. If these plans ultimately result in the enactment of new laws lowering the corporate income tax rate and/or eliminating the corporate alternative minimum tax, RBPI’s net DTA would need to be re-calculated. It is difficult to predict whether any change to the federal corporate tax rate will occur, or if any change to the federal corporate tax rate did occur, the magnitude or timing of any change.

Although any reduction in the corporate tax rate would reduce the amount of taxes RBPI would pay in the future, the reduction also would result in a decrease in the value of its DTA, and thus a reduction in RBPI’S net income and total equity, during the period in which any such tax rate change is enacted. This reduction in RBPI’s net income and total equity could materially and adversely affect its results of operations and financial condition. There is no assurance that any potential tax savings from a reduction in corporate tax rates, if enacted, would be realized to the extent anticipated or at all.

Competition from other financial institutions may adversely affect RBPI’s profitability.

RBPI faces substantial competition in originating commercial and consumer loans. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of RBPI’s competitors enjoy advantages, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce RBPI’s net income by decreasing the number and size of loans that it originates and the interest rates it may charge on these loans.

In attracting business and consumer deposits, Royal Bank faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of Royal Bank’s competitors enjoy advantages, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more branch locations. These competitors may offer higher interest rates than Royal Bank does, which could decrease the deposits that it attracts or require it to increase its rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect Royal Bank’s ability to generate the funds necessary for lending operations. As a result, Royal Bank may need to seek other sources of funds that may be more expensive to obtain and could increase its cost of funds.

RBPI’s banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance agencies, peer to peer lenders and governmental organizations which may offer more favorable terms. Some of RBPI’s non-bank competitors are not subject to the same extensive regulations that govern its banking operations. As a result, such non-bank competitors may have advantages over RBPI’s banking and non-banking subsidiaries in providing certain products and services. This competition may reduce or limit RBPI’s margins on banking and non-banking services, reduce its market share, and adversely affect its earnings and financial condition.

RBPI’s ability to manage liquidity is always critical in its operation, but more so today given the uncertainty within the capital markets.

RBPI’s monitors and manages its liquidity position on a regular basis to insure that adequate funds are in place to manage the day to day operations and to cover routine fluctuations in available funds. However, RBPI’s funding decisions can be influenced by unplanned events. These unplanned events include, but are not limited to, the inability to fund asset growth, difficulty renewing or replacing funds that mature, the ability to maintain or draw down lines of credit with other financial institutions, significant customer withdrawals of deposits, and market disruptions. RBPI has a liquidity contingency plan in the event liquidity falls below an acceptable level, however in today’s economic environment, RBPI is not certain that those sources of liquid funds will be available in the future when required. As a result, loan growth may be curtailed to maintain adequate liquidity. Additionally, loans may need to be sold in the secondary market, investments may need to be sold or deposits may need to be raised at above market interest rates to maintain liquidity.

Negative publicity could damage RBPI’s reputation and adversely impact its business and financial results.

Reputation risk, or the risk to RBPI earnings and capital from negative publicity, is inherent in its business. Negative publicity can result from RBPI’s actual or alleged conduct in any number of activities, including lending practices, corporate governance, acquisitions, cyber-attacks, breach in security, and actions taken by government regulators and community organizations in response to those activities. Negative publicity can adversely affect RBPI’s ability to keep and attract customers and can expose it to litigation and regulatory action. Although RBPI takes steps to minimize reputation risk in dealing with customers and other constituencies, as a larger diversified financial services company with a high industry profile, RBPI is inherently exposed to this risk.

Risks Related to the Banking Industry

Difficult real estate market conditions and economic trends can adversely affect the banking industry and RBPI’s business.

RBPI has exposure to downturns in both the commercial and residential real estate markets. Dramatic declines in the housing market can lead to decreasing home prices and increasing delinquencies and foreclosures. This negative market condition can adversely impact the credit performance of mortgage, consumer, commercial and construction loan portfolios, resulting in significant impairments of assets held by many financial institutions. General downward economic trends, reduced availability of commercial credit and sustained unemployment may negatively impact the credit performance of commercial and consumer credit, resulting in write-downs of real estate collateral supporting many loans. Concerns over the stability of the financial markets and the economy may result in decreased lending by financial institutions to their customers and to each other. This type of market turmoil and tightening of credit can lead to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Financial institutions can also experience decreased access to borrowings.

A decline in current economic conditions would likely put pressure on consumers and businesses and may adversely affect RBPI’s business, financial condition, results of operations and stock price. In particular, as the result of a deteriorating economy RBPI may face the following risks:

●	RBPI could face increased regulation of the financial industry. Compliance with such regulation may increase RBPI’s costs and limit its ability to pursue business opportunities.
●	RBPI’s ability to assess the creditworthiness of customers and to accurately estimate the losses inherent in its credit portfolio could be more complex.
●

RBPI may be required to pay higher Federal Deposit Insurance Corporation premiums because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the deposit insurance fund and reduce its ratio of reserves to insured deposits.

●	RBPI’s ability to borrow from other financial institutions or the Federal Home Loan Bank on favorable terms or at all could be adversely affected by disruptions in the capital markets or other events.
●	RBPI may experience increases in foreclosures, delinquencies and customer bankruptcies.
●	RBPI may experience difficulty in liquidating its OREO portfolio at favorable prices.

RBPI’s business is subject to interest rate risk, and variations in interest rates may negatively affect RBPI’s financial performance.

Changes in the interest rate environment may reduce profits. The primary source of RBPI’S income is the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. As prevailing interest rates change, net interest spreads are affected by the difference between the maturities and re-pricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. An increase in the general level of interest rates may also adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect RBPI’s net interest spread, asset quality, loan origination volume, pre-payment speeds and overall profitability.

Recent and future governmental regulation and legislation could limit RBPI’s future growth and adversely impact its results of operations.

RBPI is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of its operations. These laws may change from time to time and are primarily intended for the protection of consumers, depositors, and the deposit insurance fund. Any changes to these laws may negatively affect RBPI’s ability to expand its services and to increase the value of its business. While RBPI cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on its business, these changes could be materially adverse to RBPI shareholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on RBPI’s operations, the classification of its assets and determination of the level of its allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on RBPI’s operations.

Changes in consumers’ use of banks and changes in consumers’ spending and saving habits could adversely affect RBPI’s financial results.

Technology and other changes now allow many consumers to complete financial transactions without using banks. For example, consumers can pay bills and transfer funds directly without going through a bank. This disintermediation could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits. In addition, changes in consumer spending and saving habits could adversely affect RBPI’s operations, and RBPI may be unable to timely develop competitive new products and services in response to these changes that are accepted by new and existing customers.

RBPI’s information systems may experience an interruption or breach in security.

RBPI relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in RBPI’s customer-relationship management, general ledger, deposit, loan and other systems. While RBPI has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur; or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of RBPI’s information systems could damage its reputation, result in a loss of customer business, subject RBPI to additional regulatory scrutiny or expose it to civil litigation and possible financial liability; any of which could have a material adverse effect on RBPI’s financial condition and results of operations.

RBPI faces the risk of cyber-attack to its computer systems.

RBPI’s computer systems, software and networks have been and will continue to be vulnerable to unauthorized access, loss, or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber-attacks and other events. These threats may derive from human error, fraud, or malice on the part of employees or third parties, or may result from accidental technological failure. If one or more of these events occurs, it could result in the disclosure of confidential client information, damage to RBPI’s reputation with its clients and the market, additional costs to RBPI (such as repairing systems or adding new personnel or protection technologies), regulatory penalties and financial losses, to both RBPI and its clients and customers. Such events could also cause interruptions or malfunctions in RBPI’s operations (such as the lack of availability of its online banking system), as well as the operations of its clients, customers or other third parties. Although RBPI maintains safeguards to protect against these risks, there can be no assurance that it will not suffer losses in the future that may be material in amount.

Acts or threats of terrorism and political or military actions taken by the United States or other governments could adversely affect general economic or industry conditions.

Geopolitical conditions may also affect RBPI’s earnings. Acts or threats or terrorism and political or military actions taken by the United States or other governments in response to terrorism, or similar activity, could adversely affect general economic or industry conditions.

Other Risks

RBPI’s directors, executive officers and principal shareholders own a significant portion of RBPI common stock and can influence shareholder decisions.

RBPI’s directors, executive officers and principal shareholders, as a group, beneficially owned approximately 32% of RBPI’s Class A Stock and 87% of its Class B Stock outstanding as of February 28, 2017. As a result of their ownership, the directors, executive officers and principal shareholders will have the ability, by voting their shares in concert, to influence the outcome of any matter submitted to RBPI shareholders for approval, including the election of directors. The directors and executive officers may vote to cause RBPI to take actions with which the other shareholders do not agree or that are not beneficial to all shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

BMBC and RBPI have included in this proxy statement/prospectus certain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or other similar terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond BMBC’s and RBPI’s control. Statements in this proxy statement/prospectus that are forward-looking include BMBC’s and RBPI’s statements regarding the anticipated benefits of the merger, the impact of the merger on BMBC’s and RBPI’s businesses, BMBC’s estimated credit mark against RBPI’s loan portfolio, the impact of the merger on BMBC’s earnings per share, revenues and cash flows, the anticipated synergies from the merger and the date the merger will be completed, the number of shares of BMBC common stock to be issued pursuant to the merger, BMBC’s and RBPI’s merger-related transaction costs and the estimates and assumptions underlying the pro forma financial information contained in this proxy statement/prospectus, and are based on BMBC’s and, as applicable, RBPI’s management’s estimates, assumptions and projections.

The following factors, among others, could cause actual future results and other future events to differ materially from those currently estimated by BMBC’s and, as applicable, RBPI’s management, including but not limited to:

●	BMBC may not successfully integrate its business with RBPI’s, or the integration and data conversions may be more difficult, time-consuming or costly than BMBC currently anticipates;

●	the combined company that results from the merger may not realize the revenue synergies anticipated to result from the integration of BMBC’s and RBPI’s businesses;

●	the introduction, withdrawal, success and timing of business initiatives, practices and strategies by BMBC;

●	the effectiveness of capital management strategies and activities;

●	competitive conditions in RBPI’s banking markets;

●	changes in interest rates and capital markets;

●	revenues may be lower, and expenses may be higher, than expected following the merger;

●

deposit attrition, inflation, customer disintermediation, operating costs, loss of customers and business disruption, including, without limitation, any difficulties in maintaining relationships with employees, customers and/or suppliers, may be greater than anticipated following the merger;

●	there may be higher than expected increases in BMBC’s or RBPI’s loan losses or in the level of non-performing loans or changes in asset quality or credit risk;

●	there may be higher than expected charges incurred by BMBC in connection with marking RBPI’s assets to fair value;

●	there may be other than temporary impairments or declines in value in BMBC’s or RBPI’s investment portfolios;

●	BMBC and RBPI may not obtain the regulatory approvals for the holding company and bank mergers on acceptable terms, on the anticipated schedule or at all;

●	RBPI may not obtain the requisite vote of its shareholders which is needed to approve the adoption of the merger agreement and the merger, respectively;

●

competitive pressure among financial services companies is intense and may further intensify, and competitors in the Royal Bank markets may engage in aggressive competitive practices in view of BMBC’s entry into those markets;

●	changes in general, national or regional economic conditions may adversely affect the businesses in which BMBC and RBPI engage;

●	changes in the interest rate environment may reduce net interest margins and impact funding sources;

●	changes in market interest rates and prices may adversely impact the value of financial products and assets;

●	changes in accounting policies or accounting standards;

●

legislation or changes in the regulatory environment (including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related regulations) may adversely affect the businesses in which BMBC and RBPI engage and result in increased compliance costs and/or require BMBC and RBPI to change their business models;

●

liabilities arising out of any litigation that may be threatened or filed in connection with the merger, including costs, expenses, settlements and judgments, may adversely affect BMBC, RBPI and their respective businesses; and

●	material adverse changes in BMBC’s or RBPI’s operations or earnings.

Consequently, all forward-looking statements made by BMBC or RBPI contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the caption titled “Risk Factors” beginning on page 16 of this proxy statement/prospectus and those set forth under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in BMBC’s annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 130 of this proxy statement/prospectus.

You should not place undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations or financial condition of BMBC or RBPI. Actual results may differ materially from those discussed in this proxy statement/prospectus. All forward-looking statements speak only as of the date of this proxy statement/prospectus. Neither BMBC nor RBPI assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BMBC

The following selected consolidated financial information for the fiscal years ended December 31, 2012 through December 31, 2016 is derived from audited consolidated financial statements of BMBC. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with BMBC’s consolidated financial statements and related notes thereto included in BMBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 130.

Earnings	As of or for the Twelve Months Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Interest income	$116,991	$108,542	$82,906	$78,417	$73,323
Interest expense	10,755	8,415	6,078	5,427	8,588

Net interest income	106,236	100,127	76,828	72,990	64,735
Provision for loan and lease losses	4,326	4,396	884	3,575	4,003

Net interest income after provision for loan and lease losses	101,910	95,731	75,944	69,415	60,732
Non-interest income	54,039	55,960	48,322	48,355	46,386
Non-interest expense	101,745	125,765	81,418	80,740	74,901

Income before income taxes	54,204	25,926	42,848	37,030	32,217
Income taxes	18,168	9,172	15,005	12,586	11,070

Net Income	$36,036	$16,754	$27,843	$24,444	$21,147

Per Share Data
Weighted-average shares outstanding	16,859,623	17,488,325	13,566,239	13,311,215	13,090,110
Dilutive potential Common Stock	168,499	267,966	294,801	260,395	151,736

Adjusted weighted-average shares	17,028,122	17,756,291	13,861,040	13,571,610	13,241,846
Earnings per common share:
Basic	$2.14	$0.96	$2.05	$1.84	$1.62
Diluted	$2.12	$0.94	$2.01	$1.80	$1.60

Dividends declared	$0.82	$0.78	$0.74	$0.69	$0.64
Dividends declared per share to net income per basic common share	38.3%	81.3%	36.1%	37.5%	39.5%
Shares outstanding at year end	16,939,715	17,071,523	13,769,336	13,650,354	13,412,690
Book value per share	$22.50	$21.42	$17.83	$16.84	$15.18
Tangible book value per share	$15.11	$13.89	$13.59	$13.02	$11.08

Profitability Ratios
Tax-equivalent net interest margin	3.76%	3.75%	3.93%	3.98%	3.85%
Return on average assets	1.16%	0.57%	1.32%	1.23%	1.15%
Return on average equity	9.75%	4.49%	11.56%	11.53%	10.91%
Non-interest expense to net interest income and non-interest income	63.5%	80.6%	65.1%	66.5%	67.4%
Non-interest income to net interest income and non-interest income	33.7%	35.9%	38.6%	39.9%	41.7%
Average equity to average total assets	11.90%	12.68%	11.38%	10.63%	10.58%

Financial Condition

Total assets	$3,421,530	$3,030,997	$2,246,506	$2,061,665	$2,035,885
Total liabilities	3,040,403	2,665,286	2,001,032	1,831,767	1,832,321
Total shareholders’ equity	381,127	365,711	245,474	229,898	203,564
Interest-earning assets	3,153,015	2,755,506	2,092,164	1,905,398	1,879,412
Portfolio loans and leases	2,535,425	2,268,988	1,652,257	1,547,185	1,398,456
Investment securities	573,763	352,916	233,473	289,245	318,061
Goodwill	104,765	104,765	35,502	32,843	32,897
Intangible assets	20,405	23,903	22,998	19,365	21,998
Deposits	2,579,675	2,252,725	1,688,028	1,591,347	1,634,682
Borrowings	423,425	378,509	283,970	216,535	170,718
Wealth assets under management, administration, supervision and brokerage	11,328,457	8,364,805	7,699,908	7,268,273	6,663,212

Capital Ratios
Ratio of tangible common equity to tangible assets	7.76%	8.17%	8.55%	8.84%	7.50%
Tier 1 capital to risk weighted assets	10.51%	10.72%	12.00%	11.57%	11.02%
Total regulatory capital to risk weighted assets	12.35%	12.61%	12.87%	12.55%	12.02%

Asset quality
Allowance as a percentage of portfolio loans and leases	0.69%	0.70%	0.88%	1.00%	1.03%
Non-performing loans and leases as a % of portfolio loans and leases	0.33%	0.45%	0.61%	0.68%	1.06%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RBPI

The following selected consolidated financial information for the fiscal years ended December 31, 2012 through December 31, 2016 is derived from audited consolidated financial statements of RBPI. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with RBPI’s consolidated financial statements and related notes thereto beginning on page F-1 of this proxy statement/prospectus.

Statement of Operations Data (in thousands, except share data)		For the years ended December 31,
	2016	2015	2014	2013	2012
Interest income	$33,416	$29,993	$28,784	$27,524	$31,981
Interest expense	7,315	6,484	6,484	7,357	9,899
Net interest income	26,101	23,509	22,300	20,167	22,082
Provision (credit) for loan and lease losses	1,242	(748)	(867)	(872)	5,997
	24,859	24,257	23,167	21,039	16,085
Non-interest income
Gain on sale of premises & equipment	-	324	107	2,524	-
Service charges and fees	1,361	1,126	1,032	1,323	1,218
Gains on sale of loans and leases	165	-	232	686	2,057
Income from bank owned life insurance	1,166	497	512	539	553
Net gains on investment securities	1,431	900	377	158	1,030
Other income	374	280	573	207	747
Total other than-temporary-impairment losses on investment securities	(190)	(14)	(41)	-	(2,359)
Total non-interest income	4,307	3,113	2,792	5,437	3,246
Non-interest expense
Salaries and benefits	10,398	10,441	10,164	10,276	11,576
Net OREO expenses	77	504	216	1,358	8,038
Other expenses	9,522	10,040	10,741	13,269	16,347
Total non-interest expense	19,997	20,985	21,121	24,903	35,961
Income (loss) before tax expense	9,169	6,385	4,838	1,573	(16,630)
Income tax (benefit) expense	(1,796)	(5,139)	(654)	42	-
Net income (loss)	$10,965	$11,524	$5,492	$1,531	$(16,630)
Less net income (loss) attributable to noncontrolling interest	590	531	382	(578)	(1,005)
Net income (loss) attributable to Royal Bancshares	10,375	10,993	5,110	2,109	(15,625)
Less Series A Preferred stock accumulated dividend and accretion	1,133	1,721	2,078	2,075	2,038
Net income (loss) to common shareholders	9,242	9,272	3,032	34	(17,663)
Basic and diluted earnings (loss) per common share	$0.31	$0.31	$0.14	$-	$(1.33)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information combines the historical consolidated financial position and results of operations of BMBC and its subsidiaries and of RBPI and its subsidiaries and as adjusted to reflect the acquisition by BMBC of RBPI using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of RBPI will be recorded by BMBC at their respective fair values as of the date the merger is completed. The unaudited pro forma consolidated combined balance sheet gives effect to the merger, as if the transaction had occurred on December 31, 2016. The unaudited pro forma consolidated income statements for the year ended December 31, 2016 give effect to the merger as if the transaction had become effective at January 1, 2016.

The merger was announced on January 30, 2017, and the merger agreement provides that each outstanding share of RBPI Class A Stock and RBPI Class B Stock, other than shares of RBPI common stock that BMBC, its subsidiaries and RBPI’s subsidiaries hold and shares that RBPI holds as treasury shares, will become, by operation of law, the right to receive 0.1025 and 0.1179 shares of BMBC common stock, respectively. The unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of RBPI, beginning on page F-1 of this proxy statement/prospectus, and of BMBC, which are incorporated in the document by reference. See “Where You Can Find More Information” on page 130.

The unaudited pro forma consolidated financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma consolidated financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of RBPI, beginning on page F-1 of this proxy statement/prospectus, and of BMBC, which are incorporated in the document by reference.

BRYN MAWR BANK CORPORATION

UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET

as of December 31, 2016

(Dollars in thousands, except per share data)

	BMBC	RBPI		Adjustments		Combined
(dollars in thousands)	December 31, 2016	December 31, 2016		December 31, 2016		December 31, 2016
Assets
Cash and due from banks	$16,559	$13,146		$(15,654	)(1)	$14,051
Interest bearing deposits with banks	34,206	8,084		-		42,290
Cash and cash equivalents	50,765	21,230		(15,654)		56,341

Investment securities, AFS	566,996	169,854		-		736,850
Investment securities, HTM	2,879	-		-		2,879
Investment securities, trading	3,888	-		-		3,888
Loans held for sale	9,621	-		-		9,621
Portfolio loans and leases	2,535,425	602,009		(20,616	)(2)	3,116,818
Less: Allowance for loan and lease losses	(17,486)	(10,420)		10,420	(3)	(17,486)
Net portfolio loans and leases	2,517,939	591,589		(10,196)		3,099,332
Premises and equipment, net	41,778	5,398		-		47,176
Accrued interest receivable	8,533	3,968		-		12,501
Deferred income taxes	10,515	7,889		26,505	(4)	44,909
Loan servicing rights	5,582	-		-		5,582
Bank owned life insurance	39,279	20,781		-		60,060
Federal Home Loan Bank stock	17,305	3,216		-		20,521
Goodwill	104,765	-		55,452	(5)	160,217
Intangible assets	20,405			3,962	(6)	24,367
Other real estate owned	1,017	3,536		-		4,553
Other assets	20,263	5,024		-		25,287
Total assets	$3,421,530	$832,485		$60,069		$4,314,084
Liabilities
Deposits:
Non-interest-bearing	$736,180	$97,859		$-		$834,039
Interest-bearing	1,843,495	531,687		4,469	(7)	2,379,651
Total deposits	2,579,675	629,546		4,469		3,213,690

Short-term borrowings	204,151	19,000		-		223,151
Long term FHLB advances and other borrowings	189,742	85,000		415	(8)	275,157
Subordinated notes	29,532	25,774		(7,325	)(9)	47,981
Other liabilities	37,303	20,892		(15,263	)(5)	42,932
Total liabilities	3,040,403	780,212		(17,704)		3,802,911
Shareholders' equity
Common stock	21,111	56,677		(53,592	)(10)	24,196
Paid-in capital in excess of par value	232,806	99,667		27,294	(10)	359,767
Accumulated other comprehensive (loss) net of tax benefit	(2,409)	(5,219)		5,219	(10)	(2,409)
Retained earning (accumulated deficit)	196,569	(94,512)		94,512	(10)	196,569
Less: Common stock in treasury at cost	(66,950)	(4,965)		4,965	(10)	(66,950)
Total shareholders' equity before noncontrolling interest	381,127	51,648		78,398		511,173
Noncontrolling interest	-	625		(625)		-
Total shareholders' equity	381,127	52,273		77,773		511,173
Total liabilities and shareholders' equity	$3,421,530	$832,485		$60,069		$4,314,084

Book value per common share	$22.50	$1.72		$-		$25.53
Tangible book value per common share	$15.11	$1.72		$-		$16.31
Common stock outstanding	16,939,715	30,100,347	(11)	(27,015,013	)(12)	20,025,049

The accompanying notes are an integral part of these pro forma Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

Footnote

(1)	Adjustment reflects a $15.3 million cash payment to fully fund and settle the Supplemental Executive Retirement Plan ("SERP") and $391 thousand to cash-out options at closing.
(2)

The $20.6 million acquisition method accounting adjustment reduces the carrying value of acquired loans to their fair value. The $20.6 million adjustment is approximately 3.4% of RBPI portfolio loans. It is anticipated that approximately 36% of the $20.6 million loan mark will be accreted through the income statement over the estimated life of the portfolio, as an adjustment to the yield.

(3)	In accordance with acquisition method accounting, RBPI’s $10.4 million allowance for loan losses which is equal to 1.73% of its portfolio loans, has been reversed.
(4)

Adjustment represents the reversal of a $25.2 million reserve placed against a deferred tax asset associated with a net operating loss which will be fully realizable by BMBC and a $1.3 million net deferred tax asset related to fair value adjustments of loans, core deposit intangible, time deposits, borrowings, and subordinated debt.

(5)

The $55.5 million acquisition method accounting adjustment represents the difference between the fair value of all assets and liabilities acquired and the implied purchase consideration of $130.4 million (excludes the $15.3 million cash used to settle the SERP, discussed in Note (1) above). The implied purchase price in this pro forma is based on the issuance of 3,085,334 common shares of BMBC stock at the December 31, 2016 share price of $42.15 and $391 thousand cash for the cash-out of in-the-money options.

(6)

The $4.0 million adjustment is the establishment of a core deposit intangible ("CDI") which estimates the fair value of RBPI’s core deposit base, comprised of non-maturity deposits, and is amortized through the income statement over a ten-year period.

(7)

The $4.5 million acquisition method accounting adjustment on certificates of deposit, adjusts their carrying value to fair value. This adjustment will be amortized through the income statement as a reduction of interest expense over the remaining term of these deposit.

(8)

The $415 thousand acquisition method adjustment on long-term FHLB advances and other borrowed funds brings their carrying value to their fair value. This adjustment will be amortized through the income statement as a reduction to interest expense over the remaining term of the FHLB advances.

(9)

The $7.3 million acquisition method accounting adjustment to subordinated debt, adjusts its carrying value to estimated fair value. This adjustment will be amortized through the income statement as an increase in interest expense over the remaining term of the debt.

(10)

These pro forma adjustments represent the net impact of the issuance of BMBC common stock in connection with the merger and the elimination of RBPI's stockholders' equity. This adjustment assumes the issuance of 3,085,334 shares of BMBC common stock valued at $130.0 million using the December 31, 2016 BMBC share price of $42.15.

(11)

Common stock of RBPI includes 27,887,024 shares of Class A common stock and 1,924,629 shares of Class B common stock. For book value per common share purposes, Class B common stock is converted to Class A common stock at a conversion rate of 1.15 shares of Class A common stock per share of Class B common stock. 1,924,629 shares of Class B common stock is equivalent to 2,213,323 shares of Class A common stock.

(12)

The adjustment of (27,015,013) represents the conversion of 27,887,024 shares of RBPI Class A Stock to 2,858,420 shares of BMBC common stock at a rate of 0.1025 shares of BMBC common stock for each share of RBPI Class A Stock and the conversion of 1,924,629 shares of RBPI Class B Stock to 226,914 shares of BMBC common stock at a rate of 0.1179 shares of BMBC common stock for each share of RBPI Class B Stock.

BRYN MAWR BANK CORPORATION

UNAUDITED CONSOLIDATED PRO FORMA INCOME STATEMENT

For the Year Ended December 31, 2016

(Dollars in thousands, except per share data)

	Twelve Months Ended December 31, 2016
	BMBC	RBPI		Adjustments(1)		Pro Forma
(dollars in thousands, except per share data)
Interest income:
Interest and fees on loans and leases	$110,536	$28,825		$870	(2)	$140,231
Interest on cash and cash equivalents	168	63		-		231
Interest on investment securities:	6,287	4,528		229	(2)	11,044
Total interest income	116,991	33,416		1,099		151,506
Interest expense on:						-
Deposits	5,833	4,325		(1,720	)(2)	8,438
Short-term borrowings	93	88		-		181
Long-term FHLB advances and other borrowings	3,353	2,315		(853	)(2)	4,815
Subordinated debt	1,476	587		411	(2)	2,474
Total interest expense	10,755	7,315		(2,162)		15,908
Net interest income	106,236	26,101		3,261		135,598
Provision for loan and lease losses	4,326	1,242		-		5,568
Net interest income after provision for loan and lease losses	101,910	24,859		3,261		130,030
Non-interest income:
Fees for wealth management services	36,690	-		-		36,690
Insurance commissions	3,722	-		-		3,722
Service charges on deposits	2,791	1,361		-		4,152
Loan servicing and other fees	1,939	-		-		1,939
Net gain on sale of loans	3,119	165		-		3,284
Net (loss) gain on sale of investment securities available for sale	(77)	1,431		-		1,354
Other-than-temporary impairment of AFS securities	-	(190)		-		(190)
Income from company- and bank-owned life insurance	908	1,166		-		2,074
Other operating income	4,947	374		-		5,321
Total non-interest income	54,039	4,307		-		58,346
Non-interest expenses:						-
Salaries and benefits	56,959	10,398		-		67,357
Occupancy, bank premises and equipment	17,131	2,876		-		20,007
Advertising	1,381	243		-		1,624
Amortization of intangible assets	3,498	-		396	(2)	3,894
Professional fees	3,659	1,977		-		5,636
Pennsylvania bank shares tax	1,749	547		-		2,296
Information technology	3,661	1,004		-		4,665
Other operating expenses	13,707	3,542	(7)	-		17,249
Total non-interest expenses	101,745	20,587		396	(3)	122,728
Income before income taxes	54,204	8,579		2,865		65,648
Income tax expense	18,168	(1,796)		5,300	(4)	21,672
Net income (loss)	$36,036	$10,375	(9)	$(2,435)		$43,976
Less: Preferred Stock Series A Accumulated Dividend and Accretion	-	1,133		(1,133	)(8)	-
Net income (loss) available to common shareholders	36,036	9,242		(1,302)		43,976
Basic earnings per common share	$2.14	$0.31				$2.20
Weighted-average basic shares outstanding	16,859,623	30,081,000		(26,995,666	)(5)	19,944,957
Diluted earnings per common share	$2.12	$0.31				$2.19
Weighted-average diluted shares outstanding	17,028,122	30,146,000		(27,060,666	)(6)	20,113,456

The accompanying notes are an integral part of these pro forma Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

Footnote

(1)	Assumes the merger with RBPI was completed at the beginning of the period presented.
(2)

These pro forma acquisition method accounting adjustments reflect the amortization/accretion for the twelve months ended December 31, 2016 of acquisition date fair value adjustments related to loans, available for sale investment securities, time deposits, long-term FHLB advances and other borrowings, and subordinated debt utilizing the straight line method over the estimated lives or remaining terms of the related assets or liabilities.

(3)	Non-interest income does not include any revenue enhancements that might occur as a result of the merger and non-interest expenses do not reflect anticipated cost savings.
(4)

Adjustment includes the $1.0 million income tax expense related to the pro forma acquisition adjustments at BMBC’s statutory income tax rate of 35% and the reversal of the $4.3 income tax benefit recognized on the RBPI standalone income statement related to the release of reserve on its deferred tax asset for the twelve months ended December 31, 2016. The purchase accounting adjustments to the balance sheet assume that the reserve on the deferred tax asset associated with net operating loss carryforwards will be reversed in the opening balance sheet after the merger.

(5)

The adjustment to average outstanding common shares reverses the 30,081,000 average outstanding shares of RBPI common stock and replaces it with the 3,085,334 shares of BMBC common stock issued in the merger and assumes that the 3,085,334 shares of BMBC common stock were outstanding for the entire twelve months ended December 31, 2016.

(6)	Assumes no additional dilutive shares related to the merger since all options to purchase shares of RBPI common stock will be cashed-out at the time of the merger.
(7)

Included in other operating expense in RBPI's standalone income statement is $590 thousand net income attributable to noncontrolling interests. The combined pro forma income statement assumes there will be no noncontrolling interests after the merger.

(8)	Adjustment assumes no Preferred Stock Series A in the combined entity.
(9)	Net income for RBPI does not include a reduction for dividends and accretion on Preferred Stock Series A, since this stock will not exist in the combined entity.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical, pro forma and pro forma-equivalent per share financial information for BMBC common stock and RBPI common stock. The pro forma and pro forma-equivalent per share information give effect to the merger of RBPI with and into BMBC as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2016, in the case of the net income and dividends declared data. The unaudited pro forma data in the table assume that the merger is accounted for using the acquisition method of accounting and represent a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of RBPI at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with RBPI’s historical financial statements and notes thereto, beginning on page F-1 of this proxy statement/prospectus, and BMBC’s historical financial statements and notes thereto incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 130.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company that will result from the merger. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	BMBC Historical	RBPI Historical	Combined Pro Forma Amounts for BMBC/RBPI	Pro Forma RBPI Equivalent Shares

Book value per share:
December 31, 2016	$22.50	$1.72	$25.53	3,085,334

Cash dividends paid per common share:
Year ended December 31, 2016	$0.82	$0.00	$0.82	3,085,334

Basic earnings per common share:
Year ended December 31, 2016	$2.14	$0.31	$2.20	3,085,334

Diluted earnings per common share:
Year ended December 31, 2016	$2.12	$0.31	$2.19	3,085,334

COMPARATIVE MARKET PRICES AND DIVIDENDS

The following table sets forth for the periods indicated:

●	the high and low intraday sales prices of shares of BMBC common stock as reported on NASDAQ;

●	the high and low intraday sales prices of RBPI Class A Stock as reported on NASDAQ; and

●	quarterly and special cash dividends paid per share by BMBC and RBPI.

	BMBC Common Stock			RBPI Class A Stock
Quarter Ended	High	Low	Dividend	High	Low	Dividend

2015:
March 31	$31.42	$28.50	$0.19	$1.90	$1.60	-
June 30	$31.77	$28.52	$0.19	$2.49	$1.66	-
September 30	$31.48	$27.95	$0.20	$2.16	$1.86	-
December 31	$31.32	$27.85	$0.20	$2.33	$2.01	-

2016:
March 31	$29.18	$23.92	$0.20	$2.19	$1.85	-
June 30	$30.53	$24.83	$0.20	$2.31	$2.10	-
September 30	$32.50	$28.13	$0.21	$2.75	$2.23	-
December 31	$42.45	$29.50	$0.21	$4.15	$2.25	-

2017:
January 1 to March 27	$42.60	$36.80	$0.21	$4.66	$3.55	-

The table below presents:

●	the last reported sale price of a share of BMBC common stock, as reported on NASDAQ; and
●	the last reported sale price of a share of RBPI Class A Stock, as reported on NASDAQ,

in each case, on January 30, 2017, the last full trading day prior to the public announcement of the proposed merger, and on  April 10, 2017, the last practical trading day before the date we printed and mailed this proxy statement/ prospectus. The following table also presents the pro forma equivalent per share value of a share of RBPI Class A Stock and RBPI Class B Stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of BMBC common stock on those dates by 0.1025 and 0.1179, the respective exchange ratios for RBPI Class A Stock and RBPI Class B Stock in the merger.

	BMBC Common Stock	RBPI Class A Stock	Pro Forma Equivalent Value of One Share of RBPI Class A Stock	Pro Forma Equivalent Value of One Share of RBPI Class B Stock
January 30, 2017	$40.35	$3.89	$4.14	$4.76
April 10, 2017	$39.15	$3.91	$4.01	$4.62

We advise you to obtain current market quotations for BMBC common stock. The market price of BMBC common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. We can provide no assurance concerning the future market price of BMBC common stock.

RBPI SPECIAL MEETING OF SHAREHOLDERS

This proxy statement/prospectus is being delivered to RBPI shareholders by RBPI’s board of directors in connection with the solicitation of proxies from RBPI shareholders for use at the special meeting of RBPI shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on May 24, 2017 at 9:00 a.m., local time, at the Hilton Philadelphia City Avenue located at 4200 City Line Avenue, Philadelphia, Pennsylvania, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, RBPI shareholders will be asked to consider and vote upon the following proposals:

1.	adoption and approval of the merger agreement as described in detail under the heading “The Merger” beginning on page 73;

2.	a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for the named executive officers of RBPI in connection with the merger; and

3.	a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Shareholders Entitled to Vote

The close of business on April 11, 2017 has been fixed by RBPI’s board of directors as the record date for the determination of those holders of RBPI common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

Quorum and Required Vote

At the close of business on the record date there were 27,913,024 shares of RBPI Class A Stock outstanding less shares held in treasury and 1,924,629 shares of RBPI Class B Stock outstanding. Each share of RPBI Class A Stock is entitled to one vote and each share of RBPI Class B Stock is entitled to ten votes on each matter presented at the special meeting.

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that are entitled to be cast at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the RBPI special meeting, in person or by proxy, of at least two-thirds of the total number of votes entitled to be cast at the special meeting is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the RBPI special meeting is required to approve the advisory (non-binding) vote on certain compensation arrangements for the named executive officers of RBPI in connection with the merger agreement and the proposal to adjourn the RBPI special meeting, if necessary, to solicit additional proxies.

How Shares Will Be Voted at the Special Meeting

All shares of RBPI common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, “FOR” the adoption of the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for the named executive officers in connection with the merger and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

If you hold shares of RBPI common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for determining whether there is a quorum present at the special meeting. Abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal, but will not affect the outcomes of the other proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

RBPI shareholders may vote by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, you may be able to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting by Phone. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call 1-800-690-6903 and then follow the instructions.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact RBPI’s Corporate Secretary, Lisa Lockowitz, telephone (484) 270-3029.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date (if you submitted your proxy by Internet or telephone, you can vote again by Internet or telephone), (2) delivering a written revocation letter to the Corporate Secretary of RBPI, or (3) attending the special meeting in person and voting by ballot at the special meeting. The RBPI Secretary’s mailing address is One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, Pennsylvania, 19004. If your shares are registered in the name of a broker or other nominee, you may revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

RBPI will bear the cost of soliciting proxies for the RBPI special meeting. RBPI has engaged Laurel Hill Advisory Group LLC to act as its proxy solicitor and to assist in the solicitation of proxies for the RBPI special meeting of shareholders. RBPI has agreed to pay Laurel Hill Advisory Group LLC approximately $6,000, plus reasonable out-of-pocket expenses, for such services and will also indemnify Laurel Hill Advisory Group LLC against certain claims, costs, damages, liabilities, and expenses.

In addition to solicitation of proxies by mail, RBPI will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of RBPI common stock and secure their voting instructions. RBPI will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, RBPI may use several of its directors and regular employees, who will not be specially compensated, to solicit proxies from RBPI shareholders, either personally or by telephone, facsimile, letter or other electronic means.

BMBC and RBPI will each bear one-half of the expenses incurred in connection with the copying, printing and distribution of this proxy statement/prospectus.

RBPI Voting Agreements

BMBC entered into voting agreements with certain shareholders of RBPI, including all directors and executive officers of RBPI and certain of their family members or affiliates. Pursuant to the voting agreements, these shareholders have agreed to vote in favor of the proposal to approve adoption of the merger agreement and the merger and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of adoption of the merger agreement and the merger. The form of the voting agreements they executed are included as Appendix B to this proxy statement/prospectus. As of January 30, 2017, there were 5,954,810 shares of RBPI Class A Stock and 1,362,717 shares of RBPI Class B Stock subject to the voting agreements (excluding options), which represented approximately 41.5% of the outstanding voting power of the RBPI common stock as of that date.

Attending the Meeting

All holders of RBPI common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

RBPI SPECIAL MEETING—PROPOSAL NO. 1
ADOPTION OF THE MERGER AGREEMENT

RBPI is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 73. As discussed in detail in the sections entitled “The Merger—Recommendation of the RBPI Board of Directors and Reasons for the Merger,” beginning on page 77, after careful consideration, the RBPI board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of RBPI and its shareholders and the board unanimously approved the merger agreement.

Recommendation of the RBPI Board of Directors

The RBPI board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

RBPI SPECIAL MEETING—PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION
FOR RBPI’S NAMED EXECUTIVE OFFICERS

General

Pursuant to Rule 14a-21(c) of the Exchange Act and as required by the Dodd-Frank Act, RBPI is providing its shareholders with a separate advisory (non-binding) vote to approve the merger-related compensation for its named executive officers as described in “The Merger—Related Compensation for RBPI’s Named Executive Officers.”

Shareholders are being asked to approve the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable to RBPI’s named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Related Compensation for RBPI’s Named Executive Officers” is hereby APPROVED.”

Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on RBPI or the surviving corporation in the merger. If the merger is completed, the merger-related compensation may be paid to RBPI’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements and the outcome of this advisory (non-binding) vote will not affect RBPI’s or BMBC’s obligations to make these payments even if RBPI shareholders do not approve, by advisory (non-binding) vote, this proposal.

The vote on the merger-related named executive officer compensation is separate from the vote to approve the merger agreement. You may vote “against” the merger-related named executive officer compensation and “for” approval of the merger agreement and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

Recommendation of the RBPI Board of Directors

The RBPI board unanimously recommends that you vote “FOR” the approval, in a non-binding advisory vote, of the merger-related named executive officer compensation proposal.

RBPI SPECIAL MEETING—PROPOSAL NO. 3
AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the RBPI special meeting, the number of shares of RBPI common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of RBPI common stock voting in favor is insufficient to adopt the merger agreement, RBPI management intends to adjourn the special meeting in order to enable the RBPI board of directors more time to solicit additional proxies. In that event, RBPI will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, RBPI is asking you to grant discretionary authority to the holder of any proxy solicited by the RBPI board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of RBPI approve the adjournment proposal, RBPI could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Recommendation of the RBPI Board of Directors

The RBPI board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT BRYN MAWR BANK CORPORATION

BMBC is a Pennsylvania corporation incorporated in 1986 and registered as a bank holding company under the BHCA. BMBC is the sole shareholder of BMT. As of December 31, 2016, BMBC had consolidated total assets of $3.4 billion, deposits of $2.6 billion and shareholders’ equity of $381.1 million.

BMT received its Pennsylvania banking charter in 1889 and is a member of the Federal Reserve System. In 1986, BMBC was formed and on January 2, 1987, BMT became a wholly-owned subsidiary of BMBC. BMT and BMBC are headquartered in Bryn Mawr, Pennsylvania, a western suburb of Philadelphia. BMBC and its subsidiaries offer a full range of personal and business banking services, consumer and commercial loans, equipment leasing, mortgages, insurance and wealth management services, including investment management, trust and estate administration, retirement planning, custody services, and tax planning and preparation from 26 full-service branches, eight limited-hour retirement community branches, five wealth offices and a full-service insurance agency throughout Montgomery, Delaware, Chester, Philadelphia and Dauphin counties of Pennsylvania and New Castle County in Delaware.

The goal of BMBC is to become the preeminent community bank and wealth management organization in the Philadelphia area. BMBC’s strategy to achieve this goal includes investing in foundational strength to support its growth, leveraging the strength of its brand, building out its core franchise and targeting high potential markets, basing its sales strategy on high performing relationships, concentrating on core product solutions and broadening the scope of its product offerings, using BMBC’s human resources as a strategic advantage, engaging in inorganic growth by strategically acquiring small to mid-sized banks, insurance brokerages, wealth management companies, and advisory and planning services firms, and lifting out high-performing teams where strategically advantageous.

The principal trading market for BMBC common stock (NASDAQ: BMTC) is NASDAQ. The principal executive offices of BMBC are located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, telephone number (610) 525-1700. Its Internet website is www.bmtc.com. The information on BMBC’s website is not part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about BMBC from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 130 of this proxy statement/prospectus.

INFORMATION ABOUT ROYAL BANCSHARES OF PENNSYLVANIA, INC.

RBPI is a Pennsylvania business corporation and a bank holding company registered under the BHCA. RBPI is supervised by the Federal Reserve Board. The principal activities of RBPI are supervising Royal Bank, which engages in general banking business principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, southern New Jersey, and Delaware. Royal Bank offers a wide range of traditional banking products and services for small-to medium-sized businesses, professionals and other individuals in its markets, including commercial and consumer loan and deposit services, as well as mortgage services.

Royal Bank was incorporated in the Commonwealth of Pennsylvania on July 30, 1963, and commenced operation as a Pennsylvania state-chartered bank on October 22, 1963. Royal Bank is the successor of the Bank of King of Prussia, the principal ownership of which was acquired by the Tabas family in 1980. The deposits of Royal Bank are insured by the FDIC.

Royal Bank derives its income principally from interest charged on loans, interest earned on investment securities, and fees received in connection with the origination of loans and other services. Royal Bank’s principal expenses are interest expense on deposits and borrowings and operating expenses. Operating revenues, deposit growth, investment maturities, loan sales and the repayment of outstanding loans provide the majority of funds for activities. Royal Bank conducts business operations as a commercial bank offering checking accounts, savings and time deposits, and loans, including residential mortgages, home equity and SBA loans. Royal Bank also offers safe deposit boxes, collections, internet banking and bill payment along with other customary bank services (excluding trust) to its customers. Drive-up, ATM, and night depository facilities are available. Services may be added or deleted from time to time.

As of December 31, 2016, RBPI had consolidated total assets of $832.5 million, deposits of $629.5 million and shareholders’ equity of $51.6 million.

The principal trading market for RBPI common stock (NASDAQ: RBPAA) is NASDAQ. The principal executive offices of RBPI are located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004, telephone number (610) 668-4700. Its Internet website is www.royalbankamerica.com. The information on RBPI’s website is not part of this proxy statement/prospectus.

Business of RBPI

RBPI is a Pennsylvania business corporation and a bank holding company registered under the BHCA. RBPI is supervised by the Federal Reserve Board. RBPI’s legal headquarters are located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, Pennsylvania, 19004.

The principal activities of RBPI are supervising Royal Bank which engages in general banking business principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Royal Bank is subject to supervision, regulation and examination by the Federal Deposit Insurance Corporation (“FDIC”) and by the Pennsylvania Department of Banking and Securities (the “Department”). RBPI also has a wholly-owned non-bank subsidiary, Royal Investments of Delaware, Inc., which is engaged in investment activities.

At December 31, 2016, RBPI had consolidated total assets of approximately $832.5 million, total deposits of approximately $629.5 million and shareholders’ equity of approximately $51.6 million. RBPI’s two Delaware trusts, Royal Bancshares Capital Trust I and Royal Bancshares Capital Trust II, are not consolidated per requirements under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC Topic 810”). RBPI has two reportable operating segments, “Community Banking” and “Tax Liens”.

Royal Bank is a Pennsylvania state-chartered bank, and its deposits are insured by the FDIC. Royal Bank’s subsidiaries include Royal Real Estate of Pennsylvania, Inc., Royal Investments America, LLC, RBA Property LLC, Narberth Property Acquisition LLC, Rio Marina LLC, and Royal Tax Lien Services, LLC (“RTL”). Royal Bank also has an 80% and 60% ownership interest in Crusader Servicing Corporation (“CSC”) and Royal Bank America Leasing, LP, respectively.

Royal Bank derives its income principally from interest charged on loans and leases, interest earned on investment securities, and fees received in connection with the origination of loans and other services. Royal Bank’s principal expenses are interest expense on deposits and borrowings and operating expenses. Operating revenues, deposit growth, investment principal amortization payments, maturities and sales, loan and other real estate owned (“OREO”) sales and the repayment of outstanding loans provide the majority of funds for activities.

Royal Bank conducts business operations as a commercial bank offering traditional consumer and business deposit products and services (excluding trust) and commercial and consumer loans, including home equity and small business loans. Fee income services such as a suite of cash management products, remote deposit capture, mobile deposits, and payroll and merchant services have been greatly improved or expanded. Royal Bank’s business and services are not subject to significant seasonal fluctuations.

Service Area: Royal Bank’s primary service area includes Pennsylvania, primarily Montgomery, Chester, Bucks, Delaware, Berks and Philadelphia counties, and central and southern New Jersey. This area includes residential areas and industrial and commercial businesses of the type usually found within a major metropolitan area. Royal Bank serves this area from thirteen retail branches located throughout Montgomery, Philadelphia, Delaware and Berks counties and Camden County, New Jersey. Royal Bank leases its Customer Center, which includes a loan production office, in Bala Cynwyd, Pennsylvania and a loan production office in Princeton, New Jersey. In February 2017, Royal Bank closed one branch location and intends to sell the building during the first quarter of 2017. Royal Bank also considers New York, Maryland, and Delaware as a part of its service area for certain products and services. In the past, Royal Bank had frequently conducted business with clients located outside of its service area. Royal Bank has loans in 16 states and Washington, D.C. via loan originations with service area borrowers and/or participations with other lenders who have broad experience in those respective markets. Royal Bank’s headquarters are located at 732 Montgomery Avenue, Narberth, Pennsylvania 19072.

Competition: The financial services industry in Royal Bank’s service area is extremely competitive. Competitors within Royal Bank’s service area include banks and bank holding companies with greater resources. Many competitors have substantially higher legal lending limits. In addition, savings banks, savings and loan associations, credit unions, money market and other mutual funds, brokerage firms, mortgage companies, leasing companies, finance companies and other financial services companies offer products and services similar to those offered by Royal Bank, on competitive terms.

Many bank holding companies have elected to become financial holding companies under the Gramm-Leach-Bliley Act of 1999, and such companies may provide a broader range of products and services with which Royal Bank must compete. RBPI’s management believes this statute further narrowed the differences and intensified competition among commercial banks, investment banks, insurance firms and other financial services companies. RBPI has not elected financial holding company status.

Employees: Royal Bank employed approximately 117 persons on a full-time equivalent basis as of December 31, 2016.

Deposits: At December 31, 2016, total deposits of Royal Bank were distributed among demand deposits (16%), money market deposit, savings and NOW accounts (47%) and time deposits (37%). At year-end 2016, deposits increased $43.0 million to $631.9 million from year-end 2015, or 7.3%, and reflected a change in the composition. Savings accounts grew $31.3 million, or 58.2% from December 31, 2015. Additionally, certificates of deposits and demand deposits increased $25.7 million and $5.7 million, respectively. NOW and money market accounts decreased $19.7 million. Included in Royal Bank’s deposits are approximately $2.3 million of intercompany deposits that are eliminated through consolidation.

Lending: At December 31, 2016, Royal Bank had a total net loan portfolio of $591.6 million, representing 71.4% of total assets. The loan portfolio is categorized into commercial demand, commercial mortgages, residential mortgages (including home equity lines of credit), construction, tax lien certificates, small business leases and installment loans. At year-end 2016, net loans grew $102.2 million from year end 2015.

Non-Bank Subsidiaries

On June 30, 1995, RBPI established a special purpose Delaware investment company, Royal Investment of Delaware (“RID”), as a wholly-owned subsidiary. RID’s legal headquarters is 1105 N. Market Street, Suite 1300, Wilmington, Delaware 19899. RID buys, holds and sells investment securities. At December 31, 2016, total assets of RID were $5.5 million, of which $4.8 million was held in cash and cash equivalents and $1.1 million was held in investment securities. RID had net interest income of $587 thousand and $666 thousand for 2016 and 2015, respectively. Non-interest income for 2016 and 2015 was $516 thousand and $316 thousand, respectively, and was comprised of net gains on sale of investment securities. RID recorded net income of $1.0 million for 2016 compared to $781 thousand for 2015. Royal Bank has previously extended loans to RID, secured by securities, as per the provisions of Regulation W. At December 31, 2016, no loans were outstanding. The amounts above include the activity related to RID’s wholly-owned subsidiary Royal Preferred LLC.

RBPI, through Royal Bank, has an 80% ownership interest in CSC. CSC acquired, through auction, delinquent property tax certificates in various jurisdictions, assuming a lien position that is generally superior to any mortgage liens on the property, and obtaining certain foreclosure rights as defined by state law. Royal Bank and a majority of other CSC shareholders, voted to liquidate CSC under an orderly, long term plan adopted by CSC management. CSC’s legal headquarters is located at 732 Montgomery Avenue, Narberth, Pennsylvania 19072. At December 31, 2016 and 2015, total assets of CSC were $1.4 million and $4.7 million, respectively. Included in total assets was OREO of $225 thousand and $3.2 million at December 31, 2016 and 2015, respectively. For 2016, CSC recorded net interest expense of $213 thousand compared to $297 thousand for 2015 due to the continued liquidation of CSC’s tax lien certificate portfolio. The 2016 credit for lien losses was $49 thousand compared to $2 thousand for 2015. For 2016 and 2015, non-interest income was $0 thousand and $62 thousand, respectively. Non-interest expense was a credit of $566 thousand compared to an expense of $125 thousand for 2016 and 2015, respectively. Included in non-interest expense is net gains on the sale of OREO of $645 thousand and $101 thousand for 2016 and 2015, respectively. During 2016, CSC sold its largest tax lien property and received net proceeds of $3.8 million. CSC recorded net income of $402 thousand in 2016 compared to a net loss of $357 thousand in 2015.

On June 23, 2003, RBPI, through Royal Bank, established Royal Investments America, LLC (“RIA”) as a wholly-owned subsidiary. RIA’s legal headquarters is located at 732 Montgomery Avenue, Narberth, Pennsylvania 19072. RIA was formed to invest in equity real estate ventures subject to limitations imposed by regulation. At December 31, 2016 and 2015, total assets of RIA were $6.5 million and $6.1 million, which included $6.3 million and $5.8 million in cash, respectively. For 2016, RIA recorded net income of $483 thousand compared to $170 thousand for 2015. Net income was directly impacted by gains on the sale of investment securities of $447 thousand and $182 thousand in 2016 and 2015, respectively.

On October 27, 2004, RBPI formed two Delaware trust affiliates, Royal Bancshares Capital Trust I and Royal Bancshares Capital Trust II, in connection with the sale of an aggregate of $25.0 million of trust preferred securities.

On July 25, 2005, RBPI, through Royal Bank, formed Royal Bank America Leasing, LP (“Royal Leasing”). Royal Bank holds a 60% ownership interest in Royal Leasing. Royal Leasing’s legal headquarters is located at 550 Township Line Road, Blue Bell, Pennsylvania 19422. Royal Leasing was formed to originate small business financing leases. Royal Leasing originates the leases through its internal sales staff and through independent brokers located throughout its business area. In general, Royal Leasing will hold in its portfolio individual leases in amounts of up to $250 thousand. Leases originated in amounts in excess of that are sold to other leasing companies. At December 31, 2016 and 2015, total assets of Royal Leasing were $61.6 million and $65.1 million, respectively. For 2016 and 2015, Royal Leasing had net interest income of $3.3 million and $3.2 million, respectively. For 2016, the provision for lease losses was $1.4 million compared to $906 thousand for 2015. The 2016 provision was primarily attributable to specific reserves on the leasing and net charge-off activity. Total net leases were $61.4 million at December 31, 2016 compared to $65.0 million at December 31, 2015. Non-interest income for 2016 was $680 thousand compared to $473 thousand for 2015. Non-interest expense, which includes management distribution fees, was $1.3 million and $1.2 million for 2016 and 2015, respectively. Royal Leasing recorded net income of $1.3 million for the year ended December 31, 2016 compared to $1.5 million for the year ended December 31, 2015.

On November 17, 2006, RBPI, through Royal Bank, formed RTL to purchase and service delinquent tax certificates. RTL typically acquired delinquent property tax certificates through public auctions in various jurisdictions, assuming a lien position that is generally superior to any mortgage liens that are on the property, and obtaining certain foreclosure rights as defined by state law. RTL ceased acquiring tax certificates at public auctions in 2010. RTL’s legal headquarters is located at 732 Montgomery Avenue, Narberth, Pennsylvania 19072. At December 31, 2016, total assets of RTL, of which the majority was held in tax certificates and OREO, were $7.3 million compared to $9.4 million at December 31, 2015. Tax certificates were $2.6 million at December 31, 2016 compared to $3.3 million at December 31, 2015. OREO was $3.1 million at December 31, 2016 compared to $4.0 million at December 31, 2015. For 2016, RTL had net interest expense of $131 thousand compared to net interest income of $116 thousand for 2015 due to the reduction in average tax certificates outstanding over the past year. Provision for lien losses was $69 thousand compared to $100 thousand for 2016 and 2015, respectively. Non-interest income was $59 thousand for 2016 compared to $209 thousand for 2015. Non-interest expense was $1.1 million for 2016 and 2015. RTL recorded a net loss of $1.1 million for 2016 compared to $885 thousand for 2015.

On June 16, 2006, RBPI, through RID, established Royal Preferred LLC as a wholly-owned subsidiary. Royal Preferred LLC was formed to purchase a subordinated debenture from Royal Bank. During 2016, the subordinated debenture was redeemed. At December 31, 2016 and 2015, Royal Preferred LLC had total assets of approximately $0 and $21.2 million, respectively.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of RBPI

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements of RBPI and the related notes thereto.

Critical Accounting Policies, Judgments and Estimates

In preparing the consolidated financial statements in accordance with United States generally accepted accounting principles (“U.S. GAAP”), management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. These estimates and assumptions are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

The accounting and reporting policies of RBPI conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. Critical accounting policies, judgments and estimates relate to other-than-temporary impairment losses on investment securities, allowance for loan and lease losses, the valuation of other real estate owned (“OREO”), the valuation of deferred tax assets, fair value measurements, net periodic pension costs and the pension benefit obligation. The policies which significantly affect the determination of RBPI’s financial position, results of operations and cash flows are summarized in “Note 1 - Summary of Significant Accounting Polices” to the Consolidated Financial Statements and are discussed in the section captioned “Recent Accounting Pronouncements” below.

Investment Securities

RBPI evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis. RBPI assesses whether OTTI is present when the fair value of a security is less than its amortized cost. All investment securities are evaluated for OTTI under FASB ASC Topic 320, “Investments-Debt & Equity Securities” (“ASC Topic 320”). Under ASC Topic 320, OTTI is considered to have occurred with respect to debt securities (1) if an entity intends to sell the security; (2) if it is more likely than not an entity will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. In addition, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell or will more likely than not be required to sell the security. If an entity intends to sell the security or will be required to sell the security, the OTTI shall be recognized in earnings equal to the entire difference between the fair value and the amortized cost basis at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before the recovery of its amortized cost basis, the OTTI shall be separated into two amounts, the credit-related loss and the noncredit-related loss. The credit-related loss is based on the present value of the expected cash flows and is recognized in earnings.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (the “allowance”) represents RBPI’s management’s estimate of losses inherent in the loan and lease portfolio as of the statement of financial condition date and is recorded as a reduction to loans and leases. The allowance is increased by the provision for loan and lease losses, and decreased by charge-offs, net of recoveries. RBPI considers that the determination of the allowance involves a higher degree of judgment and complexity than RBPI’s other significant accounting policies. The allowance is calculated with the objective of maintaining a reserve level believed by RBPI’s management to be sufficient to absorb estimated credit losses.

The allowance is based on RBPI’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available. All of these factors may be susceptible to significant change. While RBPI’s management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the FDIC, as an integral part of its examination processes, periodically reviews RBPI’s allowance for loan and lease losses. The FDIC may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent actual outcomes differ from RBPI’s management estimates, additional provisions for loan and lease losses may be required that would adversely impact earnings in future periods. RBPI also has a reserve for unfunded lending commitments, which represents RBPI’s management’s estimate of losses inherent in those commitments. The reserve for unfunded loan commitments is adjusted by a provision for credit losses on off-balance sheet credit exposures and is recorded in other liabilities on the consolidated statement of financial condition. See “Note 1 - Summary of Significant Accounting Policies” to the Consolidated Financial Statements beginning at page F-8 of this proxy statement/prospectus.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Foreclosed real estate properties acquired through the tax certificate portfolio are transferred at the lower of cost or fair value principally due to uncertainty around the fair value of the foreclosed properties. Subsequent to foreclosure, valuations are periodically performed by RBPI’s management and the assets are carried at the lower of carrying amount recorded at acquisition date or fair value less costs to sell. Third-party appraisals or agreements of sale are utilized to determine fair value of the loan collateral while BPOs, agreements of sale, or in some cases, third-party appraisals are utilized to value properties from the tax certificate portfolio. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. For fair value measurement, OREO is included in level 3 assets.

Deferred Tax Assets

RBPI recognizes deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are subject to RBPI’s management’s judgment based upon available evidence that future realization is more likely than not. RBPI is required to establish a valuation allowance for deferred tax assets and record a charge to income or shareholders’ equity if RBPI’s management determines, based on all available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. These estimates and judgments are inherently subjective. RBPI’s management evaluates the DTAs for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future reversals of temporary differences and future taxable income. In evaluating RBPI’s ability to recover deferred tax assets, its management considers all available positive and negative evidence, including RBPI’s past operating results and its forecast of future taxable income. In determining future taxable income, assumptions are made for the amount of taxable income, the reversal of temporary differences and potentially the implementation of feasible and prudent tax planning strategies. These assumptions are consistent with the plans and estimates RBPI’s management uses to manage RBPI’s business.

Based on the analysis of the DTAs at December 31, 2016, RBPI’s management concluded that it is more likely than not that a portion of the net DTA will be realized by RBPI in the future. As a result of this conclusion, RBPI released an additional $1.9 million of its valuation allowance previously recorded on the net DTAs and credited income tax expense, which was partially offset by the current income expense for the year. The ability to recognize the remaining deferred tax assets that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets. Based on the analysis of the DTAs at December 31, 2015, RBPI released $5.4 million of its valuation allowance previously recorded on the net DTAs and credited income tax expense. There can be no assurance, however, as to when RBPI could be in a position to recapture the remaining DTA valuation allowance. At December 31, 2016, the DTA valuation allowance was $26.6 million compared to $30.6 million at December 31, 2015. For more information refer to “Note 12 - Income Taxes” to the Consolidated Financial Statements at page F-32 of this proxy statement/prospectus.

Fair Value Measurements

RBPI uses fair value measurements to record fair value adjustments to certain assets to determine fair value disclosures. Investment and mortgage-backed securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, RBPI may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets. FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC Topic 820”), establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The three levels of the fair value hierarchy under ASC Topic 820 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:

Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability. Level 2 includes debt securities with quoted prices that are traded less frequently then exchange-traded instruments. Valuation techniques include matrix pricing which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

Under ASC Topic 820, RBPI bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is RBPI’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC Topic 820. Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon RBPI’s or other third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other such factors. RBPI management uses its best judgment in estimating the fair value of RBPI’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts RBPI could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period end and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end. Additionally, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future valuations.

Benefit Plans

RBPI has a noncontributory nonqualified defined benefit pension plan (“Pension Plan”) covering certain eligible employees. The Pension Plan provides retirement benefits under pension trust agreements. The benefits are based on years of service and the employee’s compensation during the highest three consecutive years during the last 10 years of employment. RBPI accounts for its pension plan in accordance with FASB ASC Topic 715 “Compensation-Retirement Benefits” (“ASC Topic 715”). ASC Topic 715 requires the recognition of a plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to AOCI. ASC Topic 715 requires the determination of the fair values of plans assets at a company’s year-end and recognition of actuarial gains and losses, prior service costs or credits, and transition assets or obligations as a component of AOCI. These amounts will be subsequently recognized as components of net periodic benefits cost. Further, actuarial gains and losses that arise in subsequent periods that are not initially recognized as a component of net periodic benefit cost will be recognized as a component of AOCI. Those amounts will subsequently be recognized as a component of net periodic benefit cost as they are amortized during future periods. Net pension expense consists of service costs and interest costs. RBPI accrues pension costs as incurred. Benefit payments are expected to be substantially made from insurance policies owned by RBPI.

RBPI has a capital accumulation and salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the plan, all employees are eligible to contribute up to the maximum allowed by Internal Revenue Service (“IRS”) regulation, with RBPI matching 100% of any contribution between 1% and 5% subject to a $2,500 per employee annual limit. The 401(k) matching contribution was $135 thousand and $134 thousand for 2016 and 2015, respectively.

Recent Accounting Pronouncements

See Note 1 - Summary Of Significant Accounting Policies” to the Consolidated Financial Statements beginning at page F-8 of this proxy statement/prospectus.

Results of Operations

Financial Highlights and Business Results

RBPI’s results of operations depend primarily on net interest income. Its level is a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities, and the spread between the yield on assets and liabilities. In turn, these factors are influenced by the pricing and mix of RBPI’s interest-earning assets and funding sources. Additionally, net interest income is affected by market and economic conditions, which influence rates on loan and deposit growth.

Interest-earning assets consist principally of loans and investment securities, while interest-bearing liabilities consist primarily of deposits and borrowings. Refer to the “Net Interest Income and Net Interest Margin” section below for additional information on interest yield and cost. Net income is also affected by the provision for loan and lease losses and the level of non-interest income as well as by non-interest expenses, including salary and employee benefits, occupancy expenses and other operating expenses.

Consistent quality loan growth and expense discipline were key to the increase in net income before taxes. Loan growth in commercial, consumer, and leasing segments and more economical delivery channels, including RBPI’s loan production office, are helping drive customer growth. RBPI continued to modernize the ways customers can access RBPI’s products and services. During 2016, RBPI introduced a tablet version of its consumer mobile app as well a mobile app for its corporate customers, which includes its cash management suite of products. RBPI introduced enhancements to its website which improved navigation and functionality. RBPI added first position residential mortgages through a new arrangement with a local mortgage company experienced in providing and servicing residential mortgages for community banks. Additionally, RBPI completed extensive renovations of its Narberth retail location. These results and continued progress come at a time when competition, current interest rates, regulatory requirements and domestic and global markets greatly challenge the banking industry. RBPI’s ability to generate consistent earnings led to the partial reversal of the valuation allowance on the deferred tax assets. For further discussion on the deferred tax assets, see “Accounting for Income Tax Expense.”

In 2014, RBPI received approval from the Federal Reserve Bank to bid up to $14.0 million, which was raised in a private placement, to purchase shares of the Series A Preferred Stock in an auction of such shares to be conducted by the United States Department of Treasury (“Treasury”). RBPI repurchased 11,551 shares of Series A Preferred stock in July 2014 as part of Treasury’s auction of its holdings of Series A Preferred Stock. RBPI repurchased the remaining 18,856 shares of Series A preferred stock from time to time during 2016 as shares became available for purchase and it received the required regulatory approvals to repurchase such shares.

Consolidated Net Income

Net income attributable to RBPI for the year ended December 31, 2016 amounted to $10.4 million, or $0.31 per diluted common share, compared to $11.0 million, or $0.31 per diluted common share, for the year ended December 31, 2015. Net interest income grew $2.6 million, or 11.0%, from 2015 and the provision for unfunded loan commitments declined $758 thousand from 2015. Additionally, net gains on the sales of investment securities increased $531 thousand and net OREO expenses declined $427 thousand from 2015.

In 2016 RBPI recorded a $1.9 million reversal of the valuation allowance for the net deferred tax assets, which contributed to the $1.8 million tax benefit compared to a $5.4 million reversal of the valuation allowance for the net deferred tax assets which contributed to the $5.1 million tax benefit in 2015. The provision for loan and lease losses increased $2.0 million from a credit of $748 thousand in 2015 to an expense of $1.2 million in 2016. Additionally, professional and legal fees, communications and data processing, and OTTI on investment securities increased $246 thousand, $206 thousand, and $176 thousand, respectively.

At December 31, 2016, loans and leases totaled $602.0 million, which represents an increase of $102.9 million, or 20.6%, from 2015. New business relationships continue to stimulate the growth of the loan portfolio, which also improved the composition of interest earning assets. As part of the continued planned reduction of the tax lien portfolio, tax lien certificates declined $1.1 million, or 22.1%, from 2015. Investment securities declined $54.2 million, or 24.2%, from the level at December 31, 2015 due to the reinvestment of cash flows from sales, calls, and principal payments into loans. Cash and cash equivalents decreased $4.2 million to $21.2 million at December 31, 2016. The decrease in cash was primarily the result of funding new loan originations.

Total deposits grew $51.6 million, or 8.9%, from $577.9 million at December 31, 2015 to $629.5 million at December 31, 2016. The increase in deposits reflects a focused change in the deposit mix with a successful savings promotion. Savings accounts and non-interest bearing deposits increased $31.3 million and $14.3 million, respectively. During the third quarter of 2016, the $25.0 million brokered checking deposit arrangement with a regional financial institution was terminated. RBPI partially replaced these funds with $21.5 million in brokered certificates of deposit through Promontory Interfinancial Network’s CDARS program. NOW and money market accounts and non-brokered certificates of deposit increased $5.3 million and $4.2 million, respectively.

Total borrowings increased $13.0 million. Short-term borrowings increased $10.0 million and was due to the rollover strategy of an FHLB advance tied to an interest rate swap agreement. Long-term borrowings increased $3.0 million.

Interest Income

Total interest income of $33.4 million for 2016 grew $3.4 million, or 11.4%, from $30.0 million for 2015. The increase was primarily driven by an increase of $4.5 million in the interest income earned on average loan balances and was predominantly due to the growth in such assets. Partially offsetting the increase in loan interest income was a $1.1 million decline in the interest income earned on average investments which was largely due to a drop in the average balance of such assets. Average interest-earning assets grew $62.6 million, or 9.0%, from $695.1 million for 2015 to $757.7 million for 2016. During 2016, average loans and leases grew $101.1 million, or 22.5%, to $551.2 million, while average investment securities declined $34.7 million, or 15.2%, to $194.1 million. Average interest-earning deposits decreased $3.8 million year over year. During the past year, RBPI sold investment securities with lower yields or extension risk in a rising rate environment. RBPI also had $26.1 million in government agency bonds called during 2016, which impacted the year over year comparison. The cash flows from these transactions along with principal and interest payments on the investment portfolio were reinvested in loans and leases, government sponsored mortgage-backed securities and collateralized mortgage obligations (“CMOs”). Average loan and investment balances for 2015 were $450.1 million and $228.8 million, respectively .

For 2016, the yield on average interest-earning assets was 4.41% and increased nine basis points from 4.32% for the comparable period of 2015. While the average loan balances significantly increased, the average yield on loans decreased 18 basis points (5.23% in 2016 versus 5.41% in 2015). The decline in loan yield reflects the competitive pricing environment RBPI is experiencing for originating and retaining high quality loans. The average yield on investments declined 13 basis points (2.33% in 2016 versus 2.46% in 2015).

Interest Expense

For 2016 total interest expense was $7.3 million and increased $831 thousand, or 12.8%, from $6.5 million for 2015. The increase in interest expense was primarily associated with an increase in interest expense on average savings accounts and average borrowings. Average interest-bearing liabilities for 2016 were $630.6 million and increased $55.1 million, or 9.6%, year-over-year. Average interest-bearing deposits of $509.3 million increased $50.3 million, or 11.0%, and included increases of $44.5 million and $11.4 million in savings accounts and NOW and money market accounts, respectively. Partially offsetting these increases was a $5.5 million decrease in average certificates of deposits. Average borrowings increased $4.8 million, or 4.1%, to $121.3 million. Interest costs associated with average deposit balances increased $519 thousand from 2015. Interest expense associated with average savings balances accounted for $409 thousand of the increase. Average non-interest bearing demand deposits grew $6.2 million, or 8.0%. Average interest-bearing deposits for 2015 were $459.0 million.

The interest paid on average borrowings increased $312 thousand, or 11.7% from 2015. RBPI has one interest rate swap that was tied to a rollover strategy of an FHLB advance that matured on June 24, 2016. RBPI has and will continue to rollover the FHLB advance every three months through the swap expiration of June 2021. The interest expense associated with the swap was $148 thousand for 2016. Additionally, in the third quarter of 2016, RBPI chose to benefit from the flattening yield curve and borrowed a $15.0 million FHLB advance for five years. This advance will allow us to guarantee an interest rate spread on $15.0 million in five year fixed rate loans. Average borrowings were $116.5 million for 2015.

The average interest rate paid on interest-bearing liabilities amounted to 1.16% for 2016 and increased three basis points from 1.13% for 2015. The average interest rate paid on interest-bearing deposits in 2016 amounted to 0.85% and increased two basis points from 0.83% for 2015. During the third quarter of 2015 and throughout 2016, RBPI ran a successful savings account promotion. As a result, the average rates paid on savings accounts increased 31 basis points (0.71% in 2016 versus 0.40% in 2015). Despite the decline in average balances for CDs year over year, the average rate paid on this deposit classification increased five basis points (1.41% in 2016 versus 1.36% in 2015). The interest rate paid on average NOW and money market accounts increased two basis points (0.36% in 2016 versus 0.34% in 2015). The increases in the average rates paid on average interest-bearing deposits reflect the competitive pricing in RBPI’s market area for all deposit product types and its retail savings promotion. The average rate paid on average borrowings increased 16 basis points (2.46% for 2016 versus 2.30% for 2015). Short-term borrowing rates and the subordinated debt rate were directly impacted by the Federal Reserve Bank’s rate increase in December 2015. Additionally, the average borrowing rate paid was negatively impacted by the interest rate swap and the new $15.0 million advance mentioned previously.

Net Interest Income and Margin

Net interest income for 2016 increased $2.6 million, or 11.0%, to $26.1 million from $23.5 million for 2015. The growth in 2016 was attributed to an increase in interest income due to the growth and change in the composition of average interest-earning assets. Year-over-year average loans increased $101.1 million with growth recognized in multiple commercial loan classes. Average investments and average interest-earning deposits declined $34.7 million and $3.8 million, primarily to fund the growth in loans. Partially mitigating the improvement in interest income was an $831 thousand increase in interest expense. The $50.3 million net growth in average interest-bearing deposits led to a $519 thousand increase in interest expense on those deposits. RBPI experienced increases in interest expense across all interest-bearing deposit types. The $4.8 million increase in average borrowings resulted in a $312 thousand increase in interest expense year over year.

For 2016, the net interest margin was 3.44%, a six basis point increase from 3.38% for 2015. The nine basis point increase in the yield on average interest-earning assets (4.41% in 2016 versus 4.32% in 2015) was partially offset by a three basis point increase in funding costs (1.16% in 2016 versus 1.13% in 2015). The 18 basis point decrease in average loan yield (5.23% in 2016 versus 5.41% in 2015) reflects the competitive pricing for new loan originations. Average interest rates paid on average interest-bearing deposits grew two basis points from 0.83% for 2015 to 0.85% for 2016. The increase in average interest rates paid occurred in all interest-bearing segments or products. RBPI has been experiencing competitive pricing pressure in RBPI’s market area to retain deposits. Additionally, the average rate paid on average borrowings increased 16 basis points due to an $4.8 million increase in the average balance coupled with higher rates paid. Short-term deposit rates paid and the subordinated debt rate were directly impacted by the flattening of the yield curve throughout most of 2016 and the Federal Reserve Bank’s rate increase in December 2015. Additionally, the average borrowing rate paid was negatively impacted by the interest rate swap and the new $15.0 million advance mentioned previously. The average rates paid on average borrowings, other than subordinated debt, were 2.35% in 2016 versus 2.25% in 2015, and the average rates paid on subordinated debt were 2.88% in 2016 versus 2.48% in 2015.

Average Balances

The following table represents the average daily balances of assets, liabilities and shareholders’ equity and the respective interest earned and paid on interest-bearing assets and interest-bearing liabilities, as well as average rates for the periods indicated:

	For the year ended December 31, 2016			For the year ended December 31, 2015			For the year ended December 31, 2014
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield	Average Balance	Interest	Yield

Assets
Interest-earning deposits	$12,416	$63	0.51%	$16,197	$32	0.20%	$9,897	$22	0.22%
Investment securities available for sale	194,108	4,528	2.33%	228,779	5,617	2.46%	292,208	7,191	2.46%
Loans and leases (1)
Commercial demand loans	165,369	8,413	5.09%	120,460	5,882	4.88%	117,943	5,825	4.94%
Real estate secured	318,834	14,916	4.68%	268,919	13,443	5.00%	217,660	11,622	5.34%
Other loans and leases	66,958	5,496	8.21%	60,715	5,019	8.27%	47,979	4,124	8.60%
Total loans	551,161	28,825	5.23%	450,094	24,344	5.41%	383,582	21,571	5.62%
Total interest-earning assets	757,685	33,416	4.41%	695,070	29,993	4.32%	685,687	28,784	4.20%
Non-earning assets

Cash and due from banks	13,586			14,059			10,409
Other assets	44,313			41,317			47,312
Allowance for loan and lease losses	(10,031)			(10,525)			(12,163)
Total non-earning assets	47,868			44,851			45,558
Total average assets	$805,553			$739,921			$731,245
Interest-bearing deposits

NOW and money markets	$222,626	$811	0.36%	$211,271	$716	0.34%	$208,688	$653	0.31%
Savings	74,520	529	0.71%	30,023	120	0.40%	18,765	31	0.17%
Time deposits	212,166	2,985	1.41%	217,688	2,970	1.36%	228,754	2,920	1.28%
Total interest-bearing deposits	509,312	4,325	0.85%	458,982	3,806	0.83%	456,207	3,604	0.79%
Borrowings	95,527	2,248	2.35%	90,773	2,039	2.25%	102,854	2,257	2.19%
Subordinated debt	25,774	742	2.88%	25,774	639	2.48%	25,774	623	2.42%
Total interest-bearing liabilities	630,613	7,315	1.16%	575,529	6,484	1.13%	584,835	6,484	1.11%
Non-interest bearing deposits	83,215			77,052			66,221
Other liabilities	23,436			21,935			23,691
Total average liabilities	737,264			674,516			674,747
Shareholders’ equity	68,289			65,405			56,498
Total average liabilities and equity	$805,553			$739,921			$731,245
Net interest income		$26,101			$23,509			$22,300
Net interest margin			3.44%			3.38%			3.25%

(1)	Non-accrual loans have been included in the appropriate average loan balance category, but interest on these loans has not been included.

The following table sets forth a rate/volume analysis, which segregates in detail the major factors contributing to the change in net interest income for the years ended December 31, 2016 and 2015, as compared to respective previous periods, into amounts attributable to both rate and volume variances.

	For the year ended December 31, 2016 vs. 2015 Increase (decrease)			For the year ended December 31, 2015 vs. 2014 Increase (decrease)
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income
Interest-earning deposits	$(20)	$51	$31	$13	$(3)	$10
Total short term earning assets	(20)	51	31	13	(3)	10
Investment securities	(791)	(298)	(1,089)	(1,560)	(14)	(1,574)
Loans and leases
Commercial demand loans	2,276	255	2,531	123	(66)	57
Commercial mortgages	2,344	(535)	1,809	2,337	(180)	2,157
Residential and home equity loans	132	40	172	368	1	369
Leases receivables	534	(55)	479	1,003	(136)	867
Tax certificates	(136)	(267)	(403)	(517)	(169)	(686)
Consumer loans	(4)	2	(2)	31	(3)	28
Loan fees	(105)	—	(105)	(19)	—	(19)
Total loans and leases	5,041	(560)	4,481	3,326	(553)	2,773
Total increase (decrease) in interest income	$4,230	$(807)	$3,423	$1,779	$(570)	$1,209
Interest expense
Deposits
NOW and money market	$39	$56	$95	$8	$54	$62
Savings	269	140	409	27	62	89
Certificates of deposit	(76)	91	15	(146)	197	51
Total deposits	232	287	519	(111)	313	202
Borrowings	107	102	209	(270)	52	(218)
Subordinated debentures	—	103	103	—	16	16
Total borrowings	107	205	312	(270)	68	(202)
Total increase in interest expense	$339	$492	$831	$(381)	$381	$—
Total increase (decrease) in net interest income	$3,891	$(1,299)	$2,592	$2,160	$(951)	$1,209

Provision (Credit) for Loan and Lease Losses

For 2016 RBPI recorded a provision for loan and lease losses of $1.2 million compared to a credit of $748 thousand in 2015. The 2016 provision was primarily attributable to loan growth, specific reserves on the leasing portfolio, and net charge-off activity within the leasing and tax certificate portfolios. RBPI recorded $1.3 million in gross charge-offs in 2016 compared to $2.5 million in 2015. The charge-offs in both periods were primarily related to specific reserves. Growth in the loan portfolio may require provisions to the allowance for loan and lease losses in future periods.

Non-interest Income

Non-interest income includes service charges on depositors’ accounts, leasing commissions, and fees for various services such as wire transfers, cash management and debit card processing. In addition, other forms of non-interest income are derived from changes in the cash value of bank owned life insurance (“BOLI”) and company owned life insurance (“COLI”). Most components of non-interest income are a modest and stable source of income, with exceptions of one-time gains and losses from the sale of investment securities, loans, and premises and equipment. From period to period these sources of income may vary considerably. Service charges on depositors’ accounts and other fees are periodically reviewed by RBPI’s management to remain competitive with other local banks.

For 2016, total non-interest income was $4.3 million and increased $1.2 million, or 38.4%, from $3.1 million for 2015. Income from company owned life insurance policies grew $669 thousand from $497 thousand for 2015 to $1.2 million for 2016. During 2016, RBPI received $748 thousand in insurance proceeds related to a former employee covered by a BOLI policy. RBPI recorded $273 thousand in income from these proceeds. Net gains on the sale of investment securities increased $531 thousand from $900 thousand in 2015 to $1.4 million for 2016. Included in the $1.4 million of net gains on investment securities were distributions from two private equity investments that resulted in net gains of $1.1 million. Service charges and fees increased $235 thousand to $1.4 million for 2016 and were mostly related to the leasing portfolio.

Partially offsetting the decrease in non-interest expense were increases in professional and legal fees and communications and data processing expenses. Professional and legal fees increased $246 thousand ($2.0 million in 2016 versus $1.7 million in 2015) and was largely due to leasing correspondent fees and the resolution of problem assets. Communications and data processing expenses increased $206 thousand from $798 thousand for 2015 to $1.0 million for 2016 as a result of technology investments.

Non-interest Expense

Non-interest expense was $20.0 million for 2016 and decreased $988 thousand, or 4.7%, from $21.0 million for 2015. During 2016, RBPI recorded a credit for unfunded loan commitments of $333 thousand compared to a provision for unfunded loan commitments of $425 thousand for 2015. The improvement of $758 thousand was due to a decline in the historical loss rates applied in the calculation of the reserve for unfunded loan commitments. Net OREO expenses, which include property related expenses, net gains on sales, and impairment charges decreased $427 thousand ($77 thousand in 2016 versus $504 thousand in 2015). Net gains on the sales of OREO decreased $241 thousand and was more than offset by decreases in OREO impairment charges and OREO expenses of $442 thousand and $226 thousand, respectively. RBPI recorded net gains on the sale of OREO of $678 thousand in 2016 compared to $919 thousand in net gains on the sale of OREO in 2015. In 2016, RBPI sold an OREO tax lien property with a carrying value of $3.2 million and recorded a gain of $645 thousand. Additionally, in 2016 RBPI reversed a $200 thousand contingency accrual related to an OREO property that was sold in a previous reporting period. During 2016, RBPI’s management determined that the contingency no longer exists and therefore was reversed.

Partially offsetting the decrease in non-interest expense were increases in professional and legal fees and communications and data processing expenses. Professional and legal fees increased $246 thousand ($2.0 million in 2016 versus $1.7 million in 2015) and was largely due to leasing correspondent fees and the resolution of problem assets. Communications and data processing expenses increased $206 thousand from $798 thousand for 2015 to $1.0 million for 2016 as a result of technology investments.

Accounting for Income Tax Expense

In 2016, RBPI recorded a tax benefit of $1.8 million compared to $5.1 million for 2015. RBPI recognizes deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. RBPI is required to establish a valuation allowance for DTAs and record a charge to income or shareholders’ equity if RBPI’s management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Prior to 2015, a full valuation allowance was recorded against the DTA based on the available evidence at that time. RBPI’s management performs this analysis on an annual basis and quarterly monitors if significant events occur which would affect the ability to utilize these DTAs in the future. Based on the analysis of the DTAs at December 31, 2016, RBPI’s management concluded that it is more likely than not that a portion of the net DTA will be realized by RBPI in the future. As a result of this conclusion, RBPI released $1.9 million of its valuation allowance previously recorded on the net DTAs and credited income tax expense, which was partially offset by the current income expense for the year. In 2015, RBPI released $5.4 million of its valuation allowance. In accordance with ASC 740, RBPI considered the following sources of income in reaching its conclusion:

●	Future reversal of temporary differences
●	Future taxable income exclusive of reversing temporary differences and carryforwards
●	Taxable income in prior carryback year(s) if carryback is permitted under the tax law
●	Potential tax-planning strategies

The positive evidence that outweighed the negative evidence in RBPI’s management’s assessment included, but was not limited to, the following:

Positive cumulative pre-tax earnings over the prior three year period ended December 31, 2016.

Improvement in asset quality and net interest income.

Management’s consistent ability to exceed annual forecasted financial results.

Significant reductions in historical credit-related losses and investment impairment.

Net operating loss carryforwards do not begin to expire until 2028.

As of December 31, 2016 and December 31, 2015 the valuation allowance for deferred tax assets totaled $26.6 million and $30.6 million, respectively. The ability to recognize the remaining DTAs that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets. There can be no assurance, however, as to when RBPI could be in a position to reverse the remaining DTA valuation allowance. The deferred tax assets, net of valuation allowances, totaled $7.9 million and $5.7 million at December 31, 2016 and 2015, respectively.

RBPI’s effective tax rate is the provision for federal income taxes expressed as a percentage of income or loss before federal income taxes. The effective tax rate for the twelve months ended December 31, 2016 and 2015 was 2% and 0%, respectively. In general RBPI’s effective tax rate is different from the federal statutory rate primarily due to the valuation allowance, which was $26.6 million as of December 31, 2016. For more information refer to “Note 12 - Income Taxes” to the Consolidated Financial Statements beginning at page F-32 of this proxy statement/prospectus.

Results of Operations by Business Segments

Under FASB ASC Topic 280, “Segment Reporting” (“ASC Topic 280”), management of RBPI has identified two reportable operating segments, “Community Banking” and “Tax Liens”. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision makers in deciding how to allocate and assess resources and performance. RBPI’s chief operating decision makers are the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”).

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Community Bank segment: At December 31, 2016, the Community Bank segment had total assets of $823.8 million, an increase of $49.5 million, or 6.4%, from $774.3 million at December 31, 2015. Total deposits increased $51.6 million, or 8.9%, from $577.9 million at December 31, 2015 to $629.5 million at December 31, 2016. Net interest income for 2016 was $26.4 million compared to $23.7 million for 2015 representing an increase of $2.7 million, or 11.6%. The improvement in net interest income was primarily attributed to an increase in interest income due to the growth and change in the composition of average interest-earning assets. The provision for loan and lease losses was $1.2 million in 2016 compared to a credit of $846 thousand for 2015. The provision was due to loan growth, specific reserves on the leasing portfolio, and net charge-off activity within the leasing portfolio. For 2016, total non-interest income was $4.2 million compared to $2.8 million for 2015. The increase was mostly attributed to increases of $669 thousand and $531 thousand in income from company owned life insurance policies and in the net gains on the sale of investment securities, respectively. Partially mitigating these improvements was an increase in OTTI charges on the investment portfolio of $176 thousand related to investments in private equity real estate funds and a decline of $324 thousand in gains on the sale of premises and equipment. For 2016 and 2015, total non-interest expense was $19.5 million and $19.8 million, respectively. During 2016, RBPI recorded a credit for unfunded loan commitments of $333 thousand compared to a provision for unfunded loan commitments of $425 thousand for 2015, which resulted in an improvement of $758 thousand. Partially offsetting this change was a $305 increase in professional and legal fees, which was largely due to leasing correspondant fees and the resolution of problem assets. In 2016 and 2015, RBPI released $1.9 million and $5.4 million of its valuation allowance previously recorded on the net DTAs, respectively. As a result of this transaction, the net tax benefit recorded for 2016 was $1.7 million compared to $5.1 million for 2015. Net income for 2016 was $11.1 million compared to $12.2 million for 2015.

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Tax Liens segment: At December 31, 2016, the Tax Liens segment had total assets of $8.7 million compared to $14.0 million at December 31, 2015 representing a decrease of $5.3 million, or 37.9%. The Tax Liens segment had net interest expense of $345 thousand in 2016 compared to $181 thousand for 2015. The provision for lien losses decreased $78 thousand from $98 thousand in 2015 to $20 thousand in 2016. The improvement in the 2016 provision was mostly related to the declining portfolio balance. Total non-interest income was $58 thousand in 2016 compared to $271 thousand in 2015. Total non-interest expense decreased $731 thousand from $1.2 million in 2015 to $503 thousand for 2016. Net OREO expenses decreased $301 thousand while professional and legal fees declined $215 thousand in 2015. Additionally, in 2016 the Tax Lien segment reversed a $200 thousand contingency accrual related to an OREO property that was sold in a previous reporting period. During 2016, RBPI’s management determined that the contingency no longer exists and therefore was reversed. Net loss attributed to the tax liens segment was $700 thousand in 2016 compared to $1.2 million for 2015.

Financial Condition

Total assets grew $44.2 million to $832.5 million at December 31, 2016 from $788.3 million at year-end 2015.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and cash in interest bearing and non-interest bearing accounts in banks. Cash and cash equivalents declined $4.2 million from $25.4 million at December 31, 2015 to $21.2 million at December 31, 2016. The average balance of cash and cash equivalents was approximately $26.0 million for 2016 versus $30.3 million for 2015. Almost half of this average balance was held in interest-bearing accounts with other financial institutions which were paying a higher interest rate than federal funds. The excess cash is invested daily in money market funds. The decrease in cash and cash equivalents was mainly associated with the funding of loan originations.

Investment Securities Available for Sale (“AFS”)

AFS investment securities represented 25.6% of average interest earning assets during 2016 and consisted of government secured agency bonds, government secured mortgage-backed securities, collateralized mortgage obligations (“CMOs”), municipal bonds, domestic corporate debt, and third party managed equity funds. At December 31, 2016, AFS investment securities were $169.9 million with a net unrealized loss of $1.1 million compared to $224.1 million with a net unrealized loss of $41 thousand at December 31, 2015. The $54.2 million reduction in investment securities was mostly due to the reinvestment of cash flows from sales, principal payments, and calls into loans. The increase in net unrealized loss was predominantly impacted by a $1.1 million increase in the unrealized loss on agency CMOs. Additionally, the net unrealized gain on other securities decreased $445 thousand as some of the funds were sold and gains realized as a result of these sales. RBPI’s AFS securities carry lower coupons and their market value was negatively impacted by an increase in the 10-year Treasury yield from 2.27% at December 31, 2015 to 2.45% at December 31, 2016. Refer to “Note 3- Investment Securities” to the Consolidated Financial Statements beginning at page F-20 of this proxy statement/prospectus for more information.

The following tables present the consolidated amortized cost and approximate fair value at December 31, 2016 and 2015, respectively, for each major category of RBPI’s AFS investment securities portfolio.

December 31, 2016

(In thousands)	Amortized Cost	Gross unrealized gains	Gross unrealized loss	Fair Value
U.S. government agencies	$988	$—	$(22)	$966
Mortgage-backed securities-residential	6,985	70	(17)	7,038
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	146,666	1,022	(2,129)	145,559
Non-agency	4,121	—	(86)	4,035
Corporate bonds	1,700	1	—	1,701
Municipal bonds	8,691	92	(75)	8,708
Other securities	1,821	—	—	1,821
Common stocks	26	—	—	26
Total available for sale	$170,998	$1,185	$(2,329)	$169,854

December 31, 2015

(In thousands)	Amortized Cost	Gross unrealized gains	Gross unrealized loss	Fair Value
U.S. government agencies	$26,127	$—	$(564)	$25,563
Mortgage-backed securities-residential	11,002	106	(50)	11,058
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	170,764	1,524	(1,554)	170,734
Non-agency	2,729	1	(26)	2,704
Corporate bonds	1,500	56	—	1,556
Municipal bonds	9,910	73	(52)	9,931
Other securities	2,050	445	—	2,495
Common stocks	26	—	—	26
Total available for sale	$224,108	$2,205	$(2,246)	$224,067

The contractual maturity distribution and weighted average coupon rate of RBPI’s AFS debt securities at December 31, 2016 are presented in the following table. Mortgage-backed securities and collateralized mortgage obligations are presented within the category that represents the total weighted average expected maturity.

	As of December 31, 2016
	Within one year		After one year, but within five years		After five years, but within ten years		After ten years		Total
(In thousands, except percentages)	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
U.S. government agencies	$—	—%	$966	1.39%	$—	—%	$—	—%	$966	1.39%
Mortgage-backed securities-residential	—	—%	6,057	3.14%	—	—%	981	3.08%	7,038	3.14%
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	1,746	4.09%	59,415	3.49%	84,179	3.21%	219	2.91%	145,559	3.24%
Non-agency	—	—%	2,284	0.89%	1,751	0.89%	—	—%	4,035	1.93%
Corporate bonds	—	—%	700	2.25%	—	—%	1,001	5.00%	1,701	3.87%
Municipal bonds	—	—%	3,567	4.04%	5,141	3.49%	—	—%	8,708	3.72%
Total AFS debt securities	$1,746	4.09%	$72,989	3.13%	$91,071	3.23%	$2,201	3.95%	$168,007	3.21%

RBPI assesses whether OTTI is present when the fair value of a security is less than its amortized cost. All investment securities are evaluated for OTTI under FASB ASC Topic 320, “Investments-Debt & Equity Securities” (“ASC Topic 320”). Non-agency collateralized mortgage obligations may be evaluated under FASB ASC Topic 320 Subtopic 40, “Beneficial Interests in Securitized Financial Assets” under FASB ASC Topic 325, “Investments-Other”. In determining whether OTTI exists, RBPI’s management considers numerous factors, including but not limited to: (1) the length of time and the extent to which the fair value is less than the amortized cost, (2) RBPI’s intent to hold or sell the security, (3) the financial condition and results of the issuer including changes in capital, (4) the credit rating of the issuer, (5) analysts’ earnings estimate, (6) industry trends specific to the security, and (7) timing of debt maturity and status of debt payments. If RBPI intends to sell a security or will be required to sell a security, the OTTI is recognized in earnings equal to the entire difference between the fair value and the amortized cost basis at the balance sheet date. If RBPI does not intend to sell a security and it is not more likely than not that RBPI will be required to sell a security before the recovery of its amortized cost basis, the OTTI is separated into two amounts, the credit related loss and the loss related to other factors. The credit related loss is based on the present value of the expected cash flows and is recognized in earnings. The noncredit-related loss is based on other factors such as illiquidity and is recognized in other comprehensive income. RBPI recorded an OTTI charge of $190 thousand related to private equity investments in 2016 compared to $14 thousand in 2015.

Loans and Lease Financing Receivables

RBPI’s primary earning assets are loans, representing approximately 72.7% of average interest-earning assets during 2016. RBPI originates loans primarily in the greater Philadelphia metropolitan area as well as selected locations throughout the Mid-Atlantic region. RBPI also has participated with other financial institutions in selected construction and land development loans outside these geographic areas. The loan portfolio consists primarily of commercial demand loans and commercial mortgages secured by real estate, leases, and to a significantly lesser extent, tax liens and residential loans comprised of one to four family residential and home equity loans. RBPI has a concentration of credit risk in commercial real estate and construction and land development loans, which represented 57.3% of total loans at December 31, 2016 compared to 54.8% of total loans at December 31, 2015.

During 2016, total loans grew $102.9 million from $499.1 million at December 31, 2015 to $602.0 million at December 31, 2016. The growth was attributed to new loan originations partially offset by balances being paid down, payoffs, charge-offs, and transfers to OREO.

The loans receivable portfolio is segmented into commercial loans, construction and development loans, residential loans, leases, tax certificates, and consumer loans. The commercial loan segment consists of the following classes: commercial real estate loans, multi-family real estate loans, and other commercial loans, which are also generally known as commercial and industrial loans or commercial business loans. The construction and development loan segment consists of the following classes: residential construction and commercial construction loans. Residential construction loans are made for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are made for the purpose of acquiring, developing and/or constructing a commercial structure. The residential loan segment consists of the following classes: one- to four-family first lien residential mortgage loans, home equity lines of credit, and home equity loans. RBPI classify its leases as finance leases, in accordance with FASB ASC Topic 840, “Leases”. The difference between RBPI’s gross investment in the lease and the cost or carrying amount of the leased property, if different, is recorded as unearned income, which is amortized to income over the lease term by the interest method. The tax certificate segment includes delinquent property tax certificates that have been acquired through public auctions in various jurisdictions. The tax certificates assume a lien position that is generally superior to any mortgage liens that are on the property and have certain foreclosure rights as defined by state law. The tax certificates are predominantly in New Jersey. RBPI ceased acquiring new tax certificates in 2010. Consumer loans includes cash secured and unsecured loans and lines of credit.

Commercial Loans: The commercial real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, mixed-use and other properties used for commercial purposes primarily located in RBPI’s market area. Although terms for commercial real estate and multi-family loans vary, the underwriting standards generally allow for terms up to 10 years with the interest rate being reset in the sixth year and with monthly amortization not greater than 25 years and loan-to-value ratios of not more than 80%. Interest rates are either fixed or adjustable and are predominantly based upon the prime rate or a borrowing rate from the Federal Home Loan Bank of Pittsburgh plus a margin. Prepayment fees are charged on most loans in the event of early repayment. Generally, the personal guarantees of the principals are obtained as additional collateral for commercial real estate and multi-family real estate loans.

Commercial and multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial and multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower’s ability to repay the loan may be impaired.

RBPI’s commercial business loans generally have been made to small to mid-sized businesses predominantly located in its market area. The commercial business loans are either a revolving line of credit or for a fixed term of generally 10 years or less. Interest rates are adjustable, indexed to a published prime rate of interest, or fixed. Generally, equipment, machinery, real property or other corporate assets secure such loans. Personal guarantees from the business principals are generally obtained as additional collateral. Generally, commercial business loans are characterized as having higher risks associated with them than single-family residential loans.

RBPI’s underwriting procedures include evaluations of the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, RBPI requires a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 120%. RBPI also evaluates the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property’s market value, and are reviewed prior to the closing of the loan.

Construction and Development Loans: RBPI originates construction loans to builders and developers predominantly in its market area. Construction and development loans are riskier than other loan types because they are more speculative in nature. Deteriorating economic or environmental conditions can negatively affect a project. Construction loans are also more difficult to evaluate and monitor. In order to mitigate some of the risks inherent in construction lending, limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the builder, his/her present obligations, the location of the property and prior sales in the development and the surrounding area. Additionally, the construction budget is reviewed prior to loan origination and the properties under construction are inspected. During the construction phase of a real estate project, the loan requires interest payments only. Construction loans generally are for 12 to 18 months with loan-to-value ratios of not more than 75%. Most construction loans are assigned an initial risk rating of pass-watch due to the riskier nature of the loan.

Residential Loans: RBPI’s residential mortgages were acquired in recent years in pool purchases and are secured primarily by properties located in its primary market and surrounding areas. RBPI originates home equity loans and home equity lines of credit in its market area with a maximum amount of $1.25 million. The collateral must be the borrower’s primary residence and the loan-to-value does not exceed 80%. Home equity lines of credit are variable rate and are indexed to the prime rate. RBPI’s home equity loans are either first or second liens and have a fixed rate. RBPI has originated some home equity lines of credit or home equity loans for second homes. In financing second homes, RBPI must have a first lien position, the LTV does not exceed 65%, and the maximum amount is $750 thousand.

Consumer Loans: RBPI originates cash-secured and unsecured loans and lines of credit to individuals. Unsecured loans and lines of credit have a maximum amount of $15 thousand. Unsecured consumer loans generally have a higher interest rate than residential loans because they have additional credit risk associated with them.

In the past RBPI has made loans to the officers and directors of RBPI and to their associates. In accordance with Regulation O related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectability. There were no related party loans outstanding at December 31, 2016 and 2015.

The following table reflects the composition of the loan portfolio and the percent of gross loans outstanding represented by each category at the dates indicated.

	As of December 31,
(Dollars in thousands)
	2016		2015		2014		2013		2012

Commercial real estate	$261,561	43.4%	$225,679	45.2%	$175,038	42.2%	$148,293	40.5%	$167,115	48.5%
Construction and land development	83,369	13.8%	47,984	9.6%	45,662	11.0%	45,261	12.3%	37,215	10.8%
Commercial and industrial	108,146	18.0%	85,980	17.2%	76,489	18.4%	79,589	21.7%	40,560	11.8%
Multi-family	23,389	3.9%	16,249	3.3%	13,823	3.3%	11,737	3.2%	11,756	3.4%
Residential real estate	56,899	9.5%	51,588	10.3%	42,992	10.4%	25,535	7.0%	24,981	7.3%
Leases	61,838	10.3%	64,341	12.9%	51,583	12.4%	42,524	11.6%	37,347	10.8%
Tax certificates	3,705	0.6%	4,755	1.0%	7,191	1.7%	12,716	3.5%	24,569	7.1%
Consumer	3,102	0.5%	2,527	0.5%	2,354	0.6%	826	0.2%	1,139	0.3%
Total gross loans and leases	$602,009	100.0%	$499,103	100.0%	$415,132	100.0%	$366,481	100.0%	$344,682	100.0%

Unearned income*	—		—		—		—		(517)

Loans and leases	$602,009		$499,103		$415,132		$366,481		$344,165

Allowance for loan and lease losses	(10,420)		(9,689)		(11,708)		(13,671)		(17,261)
Total net loans and leases	$591,589		$489,414		$403,424		$352,810		$326,904

*For the 2013 through 2016 periods, unearned income was allocated among the various loan types.

Credit Classification Process and Credit Risk Management

RBPI uses a nine point grading risk classification system commonly used in the financial services industry. The first four classifications are rated Pass. The riskier classifications include Pass-Watch, Special Mention, Substandard, Doubtful and Loss. During the underwriting process, the Underwriting and Credit Administration Officer (“UCAO”) assigns each loan with an initial risk rating, which is approved by the appropriate loan committee. From time to time, and at the general direction of any of the various loan committees, the ratings may be changed based on the findings of that committee. Items considered in assigning ratings include the financial strength of the borrower and/or guarantors, the type of collateral, the collateral lien position, the type of loan and loan structure, any potential risk inherent in the specific loan type, higher than normal monitoring of the loan or any other factor deemed appropriate by any of the various committees for changing the rating of the loan. Any such change in rating is reflected in the minutes of that committee.

The loan review function is outsourced to a third party vendor which examines credit quality and portfolio management. The loan review vendor applies RBPI’s loan rating system to specific credits and reviews approximately 50% of the total commercial loan portfolio. Emphasis is on the larger new and seasoned loan relationships and includes criticized and classified loans. Additionally, the loan review vendor ensures that all critical industry segments are adequately represented in their review. The loan review vendor will also review loans specifically requested by RBPI’s management. Upon completion of a loan review, a copy of any review receiving an adverse classification by the reviewer is presented to the Classified, Charge-off and Impairment Committee (“CCIC”) for discussion. The UCAO is the primary bank officer dealing with the third party vendor during the reviews.

Loans on RBPI’s Special Assets Committee list are also subject to loan review even though they are receiving the daily attention of an assigned individual and the attention of the Special Assets Committee. A watch list is maintained and reviewed at each meeting of CCIC. CCIC was formed to formalize the process and documentation required to classify, remove from classification, impair or charge-off a loan. The CCIC, which is comprised of the CEO, CFO, UCAO, Chief Lending Officer (“CLO”), and Chief Accounting Officer (“CAO”) meet as required and provide regular updated reports to the Board of Directors. Loans are added to the watch list, even though the loans may be current or less than 30 days delinquent if they exhibit elements of substandard creditworthiness. The watch list contains a statement for each loan as to why it merits special attention, and this list is distributed to the Board of Directors on a quarterly basis. Loans may be removed from the watch list if the CCIC determines that exception items have been resolved or creditworthiness has improved. Additionally, if loans become serious collection matters and are listed on RBPI’s monthly delinquent loan or Special Assets Committee lists, they may be removed from the watch list. Minutes outlining the CCIC’s findings and recommendations are issued after each meeting for follow-up by individual loan officers.

Non-performing assets

The following table presents the principal amounts of non-accrual loans held for investment and other real estate owned:

	As of December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Non-accrual loans (1)	$6,007	$5,492	$9,813	$10,157	$21,432
Other real estate owned	3,536	7,435	9,779	9,617	13,435
Total non-performing assets	$9,543	$12,927	$19,592	$19,774	$34,867
Non-performing assets to total assets	1.15%	1.64%	2.67%	2.70%	4.53%
Non-performing loans to total loans	1.00%	1.10%	2.36%	2.77%	6.23%
Allowance for loan loss to non-accrual loans	173.46%	176.42%	119.31%	134.60%	80.54%

(1)	Generally, a loan is placed in non-accrual status when it has been delinquent for a period of 90 days or more, unless the loan is both well secured and in the process of collection.

Non-accrual loan activity for 2016 is set forth below:

	For the year ended December 31, 2016
(In thousands)	Beginning balance	Additions	Payments and other decreases	Charge-offs	Transfers to OREO	Ending balance
Commercial real estate	$1,495	$343	$(869)	$(84)	$—	$885
Construction and land development	145	—	(1)	—	—	144
Commercial and industrial	751	189	(180)	(108)	—	652
Residential real estate	889	32	(283)	(40)	(28)	570
Leases	1,087	2,713	(1,022)	(929)	—	1,849
Tax certificates	1,125	1,743	(279)	(139)	(543)	1,907
Total non-accrual loans	$5,492	$5,020	$(2,634)	$(1,300)	$(571)	$6,007

Total non-accrual loans at December 31, 2016 were $6.0 million compared to $5.5 million at December 31, 2015. The $515 thousand increase in non-accrual loans was the result of $5.0 million in additions that was partially offset by a $2.6 million reduction in existing non-accrual loan balances through payments or payoffs, $1.3 million in charge-offs related to impairment, and transfers to OREO of $571 thousand. The majority of the new non-accrual activity and transfers to OREO originated from the leasing and tax certificate portfolios. Tax certificates, leases and commercial real estate represented 31.7%, 30.8%, and 14.7%, respectively, of the total $6.0 million in non-accrual loans at December 31, 2016.

Impaired Loans

RBPI identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. For all classes of loans receivable, with the exception of tax certificates, the accrual of interest is discontinued on a loan when management believes that the borrower’s financial condition is such that collection of principal and interest is doubtful or when a loan becomes 90 days past due. Impaired loans include TDRs. Excess proceeds received over the principal amounts due on impaired non-accrual loans are recognized as income on a cash basis. RBPI recognizes income under the accrual basis when the principal payments on the loans become current and the collateral on the loan is sufficient to cover the outstanding obligation to RBPI. If these factors do not exist, RBPI does not recognize interest income. If interest had accrued on these loans, such income would have been approximately $583 thousand and $703 thousand for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016, RBPI had no loans past due 90 days or more on which interest continues to accrue. Total cash collected on impaired loans during the year ended December 31, 2016 and 2015 was $1.8 million and $9.6 million respectively, of which $1.7 million and $8.4 million was credited to the principal balance outstanding on such loans, respectively.

The following is a summary of information pertaining to impaired loans and leases:

	As of December 31,
(In thousands)	2016	2015
Impaired loans and leases with a valuation allowance	$2,509	$2,414
Impaired loans and leases without a valuation allowance	4,446	4,777
Total impaired loans and leases	$6,955	$7,191
Valuation allowance related to impaired loans and leases	$368	$398

	For the year ended December 31,
(In thousands)	2016	2015
Average investment in impaired loans and leases	$6,244	$11,703
Interest income recognized on impaired loans and leases	$111	$279
Interest income recognized on a cash basis on impaired loans and leases	$—	$234

Troubled Debt Restructurings

A loan modification is deemed a TDR when two conditions are met: 1) the borrower is experiencing financial difficulty and 2) concessions are made by RBPI that would not otherwise be considered for a borrower or collateral with similar credit risk characteristics. All loans classified as TDRs are considered to be impaired. TDRs are returned to an accrual status when the loan is brought current, has performed in accordance with the contractual restructured terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual restructured principal and interest is no longer in doubt. At December 31, 2016, RBPI had five TDRs, with a total carrying value of $2.1 million compared to six TDRs with a total carrying value of $2.6 million at December 31, 2015. The $465 thousand decline in TDRs was mainly due to principal payments and one payoff. RBPI’s policy for TDRs is to recognize income on currently performing restructured loans under the accrual method.

The following table details RBPI’s TDRs that are on an accrual status and a non-accrual status at December 31, 2016.

	As of December 31, 2016
(In thousands)	Number of loans	Accrual Status	Non-Accrual Status	Total TDRs
Commercial real estate	1	$19	$—	$19
Construction and land development	1	—	144	144
Commercial and industrial	2	1,692	173	1,865
Residential real estate	1	83	—	83
Total	5	$1,794	$317	$2,111

At December 31, 2016, there were no TDRs modified within the past 12 months, for which there was a payment default. At December 31, 2015, the one construction and land development TDR, cited in the above table, was not in compliance with its restructured terms due to payment defaults. RBPI did not have any newly restructured loans that fit the criteria for classification as a TDR during the years ended December 31, 2016 and 2015.

RBPI may obtain physical possession of real estate collateralizing residential mortgage loans or home equity loans through or in lieu of, foreclosure. As of December 31, 2016, RBPI had a foreclosed residential real estate property with a carrying value of $28 thousand as a result of physical possession. However, as of December 31, 2016, RBPI had residential mortgage loans with a carrying value of $104 thousand collateralized by residential real estate property for which formal foreclosure proceedings were in process.

Potential Problem Loans

Potential problem loans are loans not currently classified as non-performing loans, but for which management has doubts as to the borrowers’ ability to comply with present repayment terms. The loans are usually delinquent more than 30 days but less than 90 days. Potential problem loans amounted to approximately $2.2 million and $3.3 million at December 31, 2016 and December 31, 2015, respectively.

Allowance for loan and lease losses (“allowance”)

RBPI’s loan and lease portfolio (the “credit portfolio”) is subject to varying degrees of credit risk. RBPI maintains an allowance to absorb losses in the loan and lease portfolio. The allowance is based on the review and evaluation of the loan and lease portfolio, along with ongoing, quarterly assessments of the probable losses inherent in that portfolio. The allowance represents an estimation made pursuant to FASB ASC Topic 450, “Contingencies” (“ASC Topic 450”) or FASB ASC Topic 310, “Receivables” (“ASC Topic 310”). The adequacy of the allowance is determined through evaluation of the credit portfolio, and involves consideration of a number of factors, as outlined below, to establish a prudent level.

Determination of the allowance is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans and leases based on historical loss experience and consideration of current economic trends, which may be susceptible to significant change. Loans and leases deemed uncollectible are charged against the allowance, while recoveries are credited to the allowance. RBPI’s management adjusts the level of the allowance through the provision for loan and lease losses, which is recorded as a current period expense. RBPI’s systematic methodology for assessing the appropriateness of the allowance includes: (1) general reserves reflecting historical loss rates by loan type, (2) specific reserves for risk-rated credits based on probable losses on an individual or portfolio basis and (3) qualitative reserves based upon current economic conditions and other risk factors.

The loan portfolio is stratified into loan classifications that have similar risk characteristics. The general allowance is based upon historical loss rates using a weighted three-year rolling average of the historical loss experienced within each loan classification. The qualitative factors used to adjust the historical loss experience address various risk characteristics of RBPI’s loan and lease portfolio include evaluating: (1) trends in delinquencies and other non-performing loans, (2) changes in the risk profile related to large loans in the portfolio, (3) changes in the growth trends of categories of loans comprising the loan and lease portfolio, (4) concentrations of loans and leases to specific industry segments, and (5) changes in economic conditions on both a local and national level, (6) quality of loan review and board oversight, (7) changes in lending policies and procedures, and (8) changes in lending staff. Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a report accompanying the allowance calculation.

The specific reserves are determined utilizing standards required under ASC Topic 310. A loan is considered impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Non-accrual loans and loans restructured under a TDR are evaluated for impairment on an individual basis considering all known relevant factors that may affect loan collectability such as the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the sufficiency of current collateral values (current appraisals or rent rolls for income producing properties), and risks inherent in different kinds of lending (such as source of repayment, quality of borrower and concentration of credit quality). Non-accrual loans that experience insignificant payment shortfalls generally are not classified as impaired. RBPI’s management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. The estimated fair values of substantially all of RBPI’s impaired loans are measured based on the estimated fair value of the loan’s collateral. RBPI obtains third-party appraisals to establish the fair value of real estate collateral. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property. For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Once a loan is determined to be impaired it will be deducted from the portfolio balance and the net remaining balance will be used in the general and qualitative analysis. A specific reserve is established for an impaired loan for the amount that the carrying value exceeds its estimated fair value.

The amount of the allowance is reviewed and approved by the CLO, CFO, and the UCAO on at least a quarterly basis. RBPI’s management believes that the allowance for loan and lease losses at December 31, 2016 is adequate. However, its determination requires significant judgment, and estimates of probable losses inherent in the credit portfolio can vary significantly from the amounts actually observed. While management uses available information to recognize probable losses, future changes to the allowance may be necessary. These changes could be based in the credits comprising the portfolio and changes in the financial condition of borrowers, as the result of changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the credit portfolio and the allowance. Such review may result in additional provisions based on their judgment of information available at the time of each examination.

Analysis of the Allowance for Loan and Lease Losses:

	For the years ended December 31,
(In thousands, except percentages)	2016	2015	2014	2013	2012

Total Loans	$602,009	$499,103	$415,132	$366,481	$344,165
Daily average loan balance	$551,161	$450,094	$383,582	$367,219	$384,440
Allowance for loan and lease losses:
Balance at beginning of year	$9,689	$11,708	$13,671	$17,261	$16,380
Charge-offs
Commercial real estate	(84)	(622)	(354)	(1,684)	(1,313)
Construction and land development	—	(264)	(172)	(820)	(2,452)
Commercial and industrial	(107)	(566)	(452)	(383)	(586)
Multi-family	—	—	—	—	(542)
Residential real estate	(40)	—	—	(46)	(111)
Leases	(930)	(612)	(793)	(382)	(465)
Tax certificates	(139)	(471)	(350)	(578)	(802)
Total charge-offs	(1,300)	(2,535)	(2,121)	(3,893)	(6,271)
Recoveries
Commercial real estate	201	380	—	600	3
Construction and land development	306	503	940	297	816
Commercial and industrial	174	282	27	17	67
Residential real estate	35	20	15	158	208
Leases	57	26	42	29	32
Tax certificates	14	53	1	74	29
Consumer	2	—	—	—	—
Total recoveries	789	1,264	1,025	1,175	1,155
Net charge offs	(511)	(1,271)	(1,096)	(2,718)	(5,116)
Provision (credit) for loan and lease losses	1,242	(748)	(867)	(872)	5,997
Balance at end of year	$10,420	$9,689	$11,708	$13,671	$17,261
Net charge-offs to average loans	0.09%	0.28%	0.29%	0.74%	1.33%
Allowance to total loans at end of year	1.73%	1.94%	2.82%	3.73%	5.02%

Analysis of the Allowance for Loan and Lease Losses by Loan Type:

	As of December 31,
	2016		2015		2014		2013		2012
(In thousands, except percentages)	Reserve Amount	Percent of outstanding loans in each category to total loans	Reserve Amount	Percent of outstanding loans in each category to total loans	Reserve Amount	Percent of outstanding loans in each category to total loans	Reserve Amount	Percent of outstanding loans in each category to total loans	Reserve Amount	Percent of outstanding loans in each category to total loans
Commercial real estate	$3,295	43.4%	$3,622	45.2%	$4,452	42.2%	$5,498	40.5%	$8,750	48.5%
Construction and land development	2,294	13.8%	1,674	9.6%	2,292	11.0%	2,316	12.3%	2,987	10.8%
Commercial and industrial	1,346	18.0%	1,513	17.2%	1,780	18.4%	3,006	21.7%	1,924	11.8%
Multi-family	263	3.9%	171	3.3%	285	3.3%	402	3.2%	654	3.4%
Residential real estate	656	9.5%	586	10.3%	616	10.4%	473	7.0%	1,098	7.3%
Leases	2,295	10.3%	1,749	12.9%	1,429	12.4%	1,223	11.6%	1,108	10.8%
Tax certificates	242	0.6%	347	1.0%	667	1.7%	555	3.5%	472	7.1%
Consumer	29	0.5%	27	0.5%	38	0.6%	15	0.2%	29	0.3%
Unallocated	—	—	—	—	149	0.0%	183	0.0%	239	0.0%

Total	$10,420	100.0%	$9,689	100.0%	$11,708	100.0%	$13,671	100.0%	$17,261	100.0%

For 2016 RBPI recorded a provision for loan and lease losses of $1.2 million compared to a credit of $748 thousand in 2015. The 2016 provision was primarily attributable to loan growth, specific reserves on the leasing portfolio, and net charge-off activity within the leasing and tax certificate portfolios. RBPI recorded $511 thousand in net charge-offs in 2016 compared to $1.3 million in 2015. The decline in net charge-offs was primarily related to a $1.2 million decrease in charge-offs year over year. There were no significant changes in the impairment analyses of impaired loans collateralized by real estate that required new or further write downs of the carrying value. Tax certificates, leases and commercial real estate, represented 31.8%, 30.8%, and 14.7%, respectively, of the total $6.0 million in non-accrual loans at December 31, 2016. Commercial real estate, tax certificates and leases represented 27.2%, 20.5%, and 19.8%, respectively, of the total $5.5 million in non-accrual loans at December 31, 2015. Total charge-offs recorded in 2016 related to leases and to construction and land development loans and commercial real estate loans were $930 thousand, or 71.5%, and $84 thousand, or 6.5%, respectively, of total charge-offs in 2016. Total charge-offs recorded in 2015 related to leases and to construction and land development loans and commercial real estate loans were $612 thousand, or 24.1%, and $886 thousand, or 35.0%, respectively, of total charge-offs in 2015.

Other Real Estate Owned (“OREO”)

At December 31, 2016, OREO is comprised of two real estate properties acquired through, or in lieu of foreclosure in settlement of loans and 41 real estate properties acquired through foreclosure related to tax liens. Set forth below is a table which detail the changes in OREO from December 31, 2015 to December 31, 2016.

	For the year ended December 31, 2016
(In thousands)	Loans	Tax Liens	Total
Beginning balance	$220	$7,215	$7,435
Net proceeds from sales	(7)	(5,458)	(5,465)
Net gains on sales	1	677	678
Transfers in	28	831	859
Cash additions	—	290	290
Impairment charge	(6)	(255)	(261)
Ending balance	$236	$3,300	$3,536

At December 31, 2016, OREO was comprised of $208 thousand in land, $3.3 million in tax liens, and $28 thousand in residential real estate related to a single family home. During 2016, RBPI sold one residential condominium. RBPI received $7 thousand in net proceeds and recorded a net gain of $1 thousand as a result of this sale. During 2016, RBPI recorded impairment charges of $6 thousand on the land parcel due to a recent appraisal. In 2016, RBPI foreclosed on one single family home.

At December 31, 2016, OREO assets acquired through the tax lien portfolio were comprised of 41 properties, were valued at $3.3 million, and were primarily located in New Jersey. In 2016, RBPI transferred $831 thousand to OREO, which represented ten separate properties. During 2016, RBPI sold 28 of the tax lien properties, received proceeds of $5.5 million, and recorded net gains of $677 thousand as a result of these sales. Additionally, RBPI recorded impairment charges of $255 thousand in 2016 related to the tax lien properties. At December 31, 2015, OREO assets acquired through the tax lien portfolio were $7.2 million and were comprised of 60 properties.

RBPI is working to satisfactorily sell the remaining OREO properties. However, RBPI recognizes that the successful disposition of the properties, specifically the land, will likely take considerable time.

Other Assets

Other assets were $10.7 million and $9.1 million at December 31, 2016 and December 31, 2015, respectively. The $1.5 million increase in other assets was mainly due to the $2.2 million increase in the net deferred tax asset at December 31, 2016. Please see discussion under “Accounting for Income Tax Expense.”

Deposits

RBPI’s customer deposits are an important source of funding. Total deposits of $629.5 million at December 31, 2016 increased $51.6 million, or 8.9%, from $577.9 million at December 31, 2015. Savings accounts grew $31.4 million, or 58.2%, from $53.8 million at December 31, 2015 to $85.2 million at December 31, 2016. Non-interest checking accounts grew $14.3 million, or 17.2%, to $97.8 million at December 31, 2016 from $83.5 million at December 31, 2015. NOW and money market accounts increased $5.3 million while time deposit accounts of $207.7 million at December 31, 2015 grew $4.2 million to $211.9 million at December 31, 2016. During 2016, RBPI replaced its terminated $25.0 million brokered checking deposit arrangement with $21.5 million in brokered certificates of deposit.

The average balance of RBPI’s deposits by major classifications for each of the last three years is presented in the following table.

	As of December 31,
	2016		2015		2014
(In thousands, except percentages)	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate

Demand deposits Non-interest bearing	$83,215	–	$77,052	–	$66,221	–
Interest-bearing (NOW)	62,773	0.27%	50,570	0.18%	42,443	0.11%
Money market deposits	159,853	0.40%	160,701	0.39%	166,245	0.34%
Savings deposits	74,520	0.71%	30,023	0.40%	18,765	0.17%
Certificates of deposit	212,166	1.41%	217,688	1.36%	228,754	1.28%
Total deposits	$592,527		$536,034		$522,428

The remaining maturity of Certificates of Deposit of $100,000 or greater is presented below:

	As of December 31,
(In thousands)	2016	2015
Three months or less	$14,226	$10,795
Over three months through twelve months	47,621	28,436
Over twelve months through five years	53,455	45,973
Over five years	227	2,085
Total	$115,529	$87,289

Short and Long Term Borrowings

	As of December 31,
(In thousands)	2016	2015	2014	2013	2012
Short term borrowings	$19,000	$9,000	$—	$10,000	$—
Long term borrowings
Other borrowings	35,000	36,970	37,426	42,881	43,333
Subordinated debt	25,774	25,774	25,774	25,774	25,774
FHLB advances	50,000	45,000	55,000	55,000	65,000

Total borrowings	$129,774	$116,744	$118,200	$133,655	$134,107

FHLB Borrowings

Borrowings consist of long-term borrowings (advances) and short-term borrowings (overnight borrowings, advances). Total FHLB borrowings were $69.0 million and $54.0 million at December 31, 2016 and 2015, respectively. The maturity dates of the FHLB borrowings range from 2017 through 2021. The weighted average rate on the outstanding FHLB borrowings at December 31, 2016 was 1.36% compared to 1.35% at December 31, 2015.

Other Borrowings

RBPI had a note payable with PNC Bank (“PNC”) in the amount of $2.0 million at December 31, 2015. The note was paid on its maturity date of August 25, 2016. The interest rate was a variable rate equal to one month LIBOR + 15 basis points and adjusted monthly. At December 31, 2016 and 2015, RBPI had other borrowings of $35.0 million from PNC which will mature on January 7, 2018. These borrowings are secured by government agencies and mortgaged-backed securities and have a weighted average interest rate of 3.65%. As of December 31, 2016, investment securities with a market value of $39.5 million were pledged as collateral to secure all borrowings with PNC.

Royal Bank also has $20.0 million in lines of credit with two local financial institutions, of which $0 was outstanding, at December 31, 2016 and December 31, 2015.

Subordinated Debentures

RBPI has outstanding $25.8 million of trust preferred securities which have a maturity date of October 2034. The interest rate resets quarterly at 3-month LIBOR plus 2.15% and was 3.11% at December 31, 2016.

Other Liabilities

At December 31, 2016, other liabilities were $20.2 million. The largest component of other liabilities is the $15.3 million in unfunded benefit obligation related to RBPI’s pension plan. RBPI plans to fund a substantial portion of this obligation through existing company owned life insurance policies. For more information refer to “Note 17 - Pension Plan” to RBPI’s Consolidated Financial Statements beginning at page F-39 of this proxy statement/prospectus.

Shareholders’ Equity

Shareholders’ equity attributable to RBPI declined $20.3 million, or 28.2%, from $71.9 million at December 31, 2015 to $51.6 million at December 31, 2016. RBPI repurchased or redeemed the remaining 18,856 shares of Series A preferred stock from time to time during 2016 as shares became available for purchase and RBPI received the required regulatory approvals to repurchase such shares. RBPI paid $29.5 million to repurchase the outstanding shares and eliminated future dividends on these shares. Of lesser impact to shareholders’ equity attributable to RBPI, was a $1.3 million increase in accumulated other comprehensive loss. The other comprehensive loss was mostly related to a decline in the valuation of the investment portfolio. Partially offsetting these factors was net income of $10.4 million for 2016. The distributions to non-controlling interests of $359 thousand and $524 thousand for 2016 and 2015, respectively, were to the 40% owners of RBA Leasing and were for tax distributions.

Asset Liability Management

The primary functions of asset-liability management are to ensure adequate liquidity and maintain an appropriate balance between interest-earning assets and interest-bearing liabilities. This process is overseen by the Asset-Liability Committee (“ALCO”) which monitors and controls, among other variables, the liquidity, balance sheet structure and interest rate risk of the consolidated company within policy parameters established and outlined in the ALCO Policy which are reviewed by the Board of Directors at least annually. Additionally, the ALCO committee meets monthly and reports on liquidity and interest rate sensitivity and projects financial performance in various interest rate scenarios.

Liquidity: Liquidity is the ability to ensure that adequate funds will be available to meet RBPI’s financial commitments as they become due. In managing its liquidity position, all sources of funds are evaluated, the largest of which is deposits. Also taken into consideration are securities maturing in one year or less, other short-term investments and the repayment of loans. These sources provide alternatives to meet RBPI’s short-term liquidity needs. Longer liquidity needs may be met by issuing longer-term deposits and by raising additional capital. The liquidity ratios are specifically defined as the ratio of net cash, available FHLB and other lines of credit, and unpledged marketable securities relative to both total deposits and total liabilities.

RBPI generally target liquidity ratios equal to or greater than 12% and 10% of total deposits and total liabilities, respectively. At December 31, 2016, liquidity as a percent of deposits was 57% and liquidity as a percent of total liabilities was 47%. At December 31, 2015, liquidity as a percent of deposits was 67% and liquidity as a percent of total liabilities was 55%. RBPI’s management believes that its liquidity position continues to be adequate and meets or exceeds the liquidity target set forth in the Asset/Liability Management Policy. RBPI’s management believes that due to RBPI’s financial position, it will be able to raise deposits as needed to meet liquidity demands. However, any financial institution could have unmet liquidity demands at any time.

RBPI’s funding decisions can be influenced by unplanned events, which include, but are not limited to, the inability to fund asset growth, difficulty renewing or replacing funds that mature, the ability to maintain or draw down lines of credit with other financial institutions, significant customer withdrawals of deposits, and market disruptions. RBPI has a liquidity contingency plan in the event liquidity falls below an acceptable level, however in today’s economic environment, events could arise that may render sources of liquid funds unavailable in the future when required. RBPI’s ALCO meets monthly to monitor liquidity management.

Contractual Obligations and Other Commitments: The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of December 31, 2016. The allocation of the non-maturity deposits is based on an annual deposit decay study completed in 2016.

	As of December 31, 2016
(In thousands)	Total	Less than one year	One to three years	Four to five years	More than five years
Operating leases	$5,453	$1,215	$1,862	$1,063	$1,313
FHLB borrowings (1)	70,791	44,926	10,518	15,347	-
PNC Bank (1)	36,317	1,296	35,021	-	-
Subordinated debt	25,774	-	-	-	25,774
Benefit obligations	15,263	1,005	2,044	2,251	9,963
Standby letters of credit	37	37	-	-	-
Non-interest bearing deposits	97,859	97,859	-	-	-
Interest-bearing deposits	298,310	130,524	167,786	-	-
Certificates of deposit	233,377	115,673	75,605	40,194	1,905
Total	$783,181	$392,535	$292,836	$58,855	$38,955

(1) Includes principal and expected interest payments

Capital Adequacy

In connection with a prior bank regulatory examination, the FDIC concluded, based upon its interpretation of the Consolidated Reports of Condition and Income (the “Call Report”) instructions and under regulatory accounting principles (“RAP”), that income from Royal Bank’s tax lien business should be recognized on a cash basis, not an accrual basis. Royal Bank’s current accrual method is in accordance with U.S. GAAP. Royal Bank disagrees with the FDIC’s conclusion and filed the Call Report for December 31, 2016 and the previous 25 quarters in accordance with U.S. GAAP. The change in the method of revenue recognition for the tax lien business for regulatory accounting purposes affects Royal Bank’s capital ratios as shown below. The resolution of this matter will be decided by additional joint regulatory agency guidance which includes the Federal Reserve Bank, the FDIC, and the Office of the Comptroller of the Currency (“OCC”).

The table below sets forth Royal Bank’s capital ratios under RAP, based on the FDIC’s interpretation of the Call Report instructions:

	As of December 31,
	2016	2015
Total risk based capital ratio	12.185%	15.802%
Tier 1 risk based capital ratio	10.919%	14.546%
Leverage ratio	8.573%	10.589%
Common equity Tier 1 ratio	11.068%	10.641%

The tables below reflect the adjustments to the net loss as well as the capital ratios under U.S. GAAP:

	For the year ended December 31, 2016	For the year ended December 31, 2015
(In thousands)
RAP net income	$8,775	$9,161
Tax lien adjustment, net of noncontrolling interest	1,544	1,973
U.S. GAAP net income	$10,319	$11,134

	At December 31, 2016		At December 31, 2015
	As reported under RAP	As adjusted for U.S. GAAP	As reported under RAP	As adjusted for U.S. GAAP
Total capital (to risk-weighted assets)	12.185%	12.405%	15.802%	16.109%
Tier 1 capital (to risk-weighted assets)	10.919%	11.139%	14.546%	14.853%
Tier 1 capital (to average assets, leverage)	8.573%	8.750%	10.589%	10.824%
Common equity Tier 1 (to risk-weighted assets)	11.068%	11.040%	10.641%	10.962%

The tables below reflect RBPI’s capital ratios and it’s performance ratios:

	As of December 31,
	2016	2015
Total risk based capital ratio	13.302%	18.574%
Tier 1 risk based capital ratio	10.812%	17.129%
Leverage ratio	8.488%	12.444%
Common equity Tier 1 ratio	7.992%	9.366%

Capital performance
Return on average assets	1.29%	1.49%
Return on average equity	15.19%	16.81%

RBPI has filed the Consolidated Financial Statements for Bank Holding Companies-FR Y-9C (“FR Y-9C”) as of December 31, 2016 consistent with U.S. GAAP and the FR Y-9C instructions. In the event that a similar adjustment for RAP purposes would be required by the Federal Reserve on the holding company level, the adjusted ratios are shown in the table below.

	For the year ended December 31, 2016	For the year ended December 31, 2015
(In thousands)
U.S. GAAP net income	$10,375	$10,993
Tax lien adjustment, net of noncontrolling interest	(1,544)	(1,973)
RAP net income	$8,831	$9,020

	At December 31, 2016		At December 31, 2015
	As reported under U.S. GAAP	As adjusted for RAP	As reported under U.S. GAAP	As adjusted for RAP
Total capital (to risk-weighted assets)	13.302%	13.084%	18.574%	18.277%
Tier 1 capital (to risk-weighted assets)	10.812%	10.512%	17.129%	16.710%
Tier 1 capital (to average assets, leverage)	8.488%	8.248%	12.444%	12.127%
Common equity Tier 1 (to risk-weighted assets)	7.992%	8.012%	9.366%	9.040%

The capital ratios set forth above compare favorably to the minimum required amounts of Tier 1 and total capital to risk-weighted assets and the minimum Tier 1 leverage ratio, as defined by the banking regulators. At December 31, 2016, RBPI met the regulatory minimum capital requirements, and its management believes that, under current regulations, RBPI will continue to meet its minimum capital requirements in the foreseeable future. Royal Bank met the criteria for a well-capitalized institution which is a leverage ratio of 5%, a Tier 1 ratio of 8%, and a total capital ratio of 10%.

Management Options to Purchase Securities

The 2007 Long-Term Incentive Plan was approved by shareholders at the 2007 Annual Meeting. All employees and non-employee directors of RBPI and its designated subsidiaries are eligible participants. The plan includes 1,000,000 shares of Class A common stock (of which 250,000 shares may be issued as restricted stock), subject to customary anti-dilution adjustments, or approximately 4.0% of total outstanding shares of the Class A common stock. As of December 31, 2016, options to purchase 217,139 shares from this plan have been granted. The option price is equal to the fair market value at the date of the grant. The options are exercisable based on the vesting schedule of the specific grant and begin one year after the date of grant. The options must be exercised within ten years of the grant. At December 31, 2016, 217,139 of the options that have been granted are outstanding. The restricted stock is granted with an estimated fair value equal to the market value of the RBPI closing Class A Stock on the date of the grant. Restricted stock will vest three years from the grant date, if RBPI achieves specific goals set by the Compensation Committee and approved by the Board of Directors. At December 31, 2016, 25,000 shares of restricted stock were outstanding.

Quantitative And Qualitative Disclosure About Market Risk

An interest rate simulation model is used to estimate the impact of various changes, both upward and downward, in market interest rates and volumes of assets and liabilities on net interest income and net income. This model produces an interest rate exposure report that forecasts changes in the economic value of equity (“EVE”) and net interest income under alternative interest rate environments. This model assumes that the change in interest rates occurs immediately. The EVE is the difference between the present value of the expected future cash flows from Royal Bank’s existing assets and the present value of the expected future cash flows from Royal Bank’s existing liabilities. The assumptions used in evaluating the vulnerability of earnings and capital to changes in interest rates are based on management’s considerations of past experience, current position and anticipated future economic conditions. The interest rate sensitivity of assets and liabilities as well as the estimated effect of changes in interest rates on the EVE and net interest income could vary substantially if different assumptions are used or actual experience differs from what the calculations may be based.

The simulation model indicates that RBPI is outside of its policy limits in the EVE increasing rate scenarios for 200, 300 and 400 basis points but within policy limits for rates up 100 basis points. RBPI is within its policy limits for all changes in net interest income scenarios. The cause of the EVE policy exceptions is primarily related to extension risk within RBPI’s investment portfolio; the demand for fixed rate loans in this sustained low rate environment; the composition of deposits, and the lower capital from the transactions associated with the repurchase of the Series A Preferred Stock. In a rising interest rate environment general expectations are for prepayments of principal to slow down which cause the life of RBPI’s mortgage-backed and CMO securities to extend. RBPI’s management continues to work on changing the mix of interest-earning assets to mitigate this risk.

In December 2016, the Federal Reserve Bank raised short-term interest rates 25 basis points. RBPI does not expect this singular event to have a significant impact on net interest income in 2017. Based on the simulation results below RBPI expects to remain within its policy limits for changes in net interest income due to changes in rates. The calculated estimates of changes in the EVE as of December 31, 2016 and net interest income for 2016 for Royal Bank are as follows:

(In thousands, except percentages)	As of December 31, 2016
Changes in Rates	Economic Value of Equity	Percent of Change	Policy Limits
+ 400 basis points	$26,857	(64.8%)	+/- 45%
+ 300 basis points	38,181	(50.0%)	+/- 35%
+ 200 basis points	50,443	(33.9%)	+/- 25%
+ 100 basis points	63,397	(16.9%)	+/- 15%
Flat rate	76,326	0.0%	N/A
- 100 basis points	81,536	6.8%	+/- 15%
- 200 basis points	76,467	0.2%	+/- 25%

(In thousands, except percentages)	Net Interest Income for 2016

Changes in Rates	Net Interest Income	Percent of Change		Policy Limits
+ 400 basis points	$27,591	(3.5%	)	+/- 40%
+ 300 basis points	27,868	(2.5%	)	+/- 30%
+ 200 basis points	28,144	(1.6%	)	+/- 20%
+ 100 basis points	28,409	(0.6%	)	+/- 10%
Flat rate	28,589	0.0%		+N/A
- 100 basis points	27,972	(2.2%	)	+/- 10%
- 200 basis points	26,739	(6.5%	)	+/- 20%

Interest-Rate Sensitivity: Interest rate sensitivity is a function of the re-pricing characteristics of RBPI’s assets and liabilities. These include the volume of assets and liabilities re-pricing, the timing of re-pricing, and the interest rate sensitivity gaps which are a continual challenge in a changing rate environment. In managing its interest rate sensitivity positions, RBPI seeks to develop and implement strategies to control exposure of net interest income to risks associated with interest rate movements. The interest rate sensitivity report examines the positioning of the interest rate risk exposure in a changing interest rate environment. Ideally, the rate sensitive assets and liabilities will be maintained in a matched position to minimize interest rate risk. The interest rate sensitivity analysis is an important management tool; however, it does have some inherent shortcomings. It is a “static” analysis. Although certain assets and liabilities may have similar maturities or re-pricing, they may react in different degrees to changes in market interest rates. Additionally, re-pricing characteristics of certain assets and liabilities may vary substantially within a given period.

The following table summarizes re-pricing intervals for interest earning assets and interest bearing liabilities as of December 31, 2016, and the difference or “GAP” between them on an actual and cumulative basis for the periods indicated. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely. At December 31, 2016, RBPI was in a liability sensitive position of $19.9 million, which indicates that within one year the re-pricing of liabilities is sooner than the re-pricing of assets.

	As of December 31, 2016
(In millions)	0 – 90 days	91 – 365 days		One to five years	Over five years	Non- rate sensitive	Total

Assets (1)
Interest-earning deposits in banks	$8.1	$-		$-	$-	$13.1	$21.2
Investment securities	9.8	21.4		79.1	60.1	(0.5)	169.9
Loans: (2)
Fixed rate	22.5	54.1		230.1	136.0	(10.4)	432.3
Variable rate	159.3	-		-	-	-	159.3
Total loans	181.8	54.1		230.1	136.0	(10.4)	591.6
Other assets (3)	-	20.8		-	-	29.0	49.8
Total Assets	$199.7	$96.3		$309.2	$196.1	$31.2	$832.5
Liabilities & Capital
Deposits:
Non-interest bearing deposits	-	-		-	-	97.9	97.9
Interest-bearing deposits	32.6	97.9		167.8	-	-	298.3
Certificate of deposits	31.4	84.2		115.8	1.9	-	233.3
Total deposits	64.0	182.1		283.6	1.9	97.9	629.5
Borrowings (1)	59.8	10.0		60.0	-	-	129.8
Other liabilities	-	-		-	-	20.9	20.9
Capital	-	-		-	-	52.3	52.3
Total liabilities & capital	$123.8	$192.1		$343.6	$1.9	$171.1	$832.5
Net interest rate GAP	$75.9	$(95.8)		$(34.4)	$194.2	$(139.9)
Cumulative interest rate GAP	$75.9	$(19.9)		$(54.3)	$139.9
GAP to total assets	9%	(12%	)
GAP to total equity	145%	(183%	)
Cumulative GAP to total assets	9%	(2%	)
Cumulative GAP to total equity	145%	(38%	)

(1)

Interest earning assets are included in the period in which the balances are expected to be repaid and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.

(2)	Reflects principal maturing within the specified periods for fixed and re-pricing for variable rate loans; includes non-performing loans.

(3)	Includes FHLB stock.

The method of analysis of interest rate sensitivity in the table above has a number of limitations. Certain assets and liabilities may react differently to changes in interest rates even though they re-price or mature in the same time periods. The interest rates on certain assets and liabilities may change at different times than changes in market interest rates, with some changes in advance of changes in market rates and some lagging behind changes in market rates. Also, certain assets have provisions, which limit changes in interest rates each time the interest rate changes and for the entire term of the loan. Prepayments and withdrawals experienced in the event of a change in interest rates may deviate significantly from those assumed in the interest rate sensitivity table. Additionally, the ability of some borrowers to service their debt may decrease in the event of an interest rate increase.

Properties

At December 31, 2016, Royal Bank was headquartered and had a retail office at 732 Montgomery Avenue, Narberth, Pennsylvania. Royal Bank had twelve additional retail banking locations and administrative offices situated in Pennsylvania and New Jersey. Royal Bank’s Customer Center, which includes a loan production office, is located in Bala Cynwyd, Pennsylvania. All non-branch personnel are co-located at the Bala Cynwyd location. Royal Bank also leases a loan production office in Princeton, New Jersey and Royal Leasing’s office in Blue Bell, Pennsylvania.

Royal Bank owns six of the branch properties. In February 2017, Royal Bank closed one branch location, and Royal Bank intends to sell the building this year. RBPI’s customers’ deposits were moved to other retail locations. In 2015, RBPI sold a company owned building and recorded a gain of $324 thousand. RBPI’s leased properties have lease expiration dates between 2017 and 2024. During both 2016 and 2015, Royal Bank made aggregate lease payments of approximately $1.3 million. RBPI believes that all of its properties are sufficiently insured, maintained and are adequate for Royal Bank’s purposes.

Legal Proceedings

Prior to December 31, 2013, Royal Bank held a 60% equity interest in each of CSC and RTL. CSC and RTL acquired, through public auction, delinquent tax liens in various jurisdictions thereby assuming a superior lien position to most other lien holders, including mortgage lien holders. In 2012, the former President of CSC and RTL, CSC, RTL and RBPI were named defendants, among others, in a Consolidated Master Class Action Complaint (the “Complaint”) filed in the U.S. District Court for the District of New Jersey (“Court”) on behalf of a proposed class of taxpayers who became delinquent in paying their municipal tax obligations. The Complaint alleged a conspiracy to rig bids in municipal tax lien auctions.

During 2013, RBPI, Royal Bank, CSC, and RTL reached a settlement agreement with plaintiffs to settle the litigation for $1.65 million and other terms and conditions, including an opportunity for members of the proposed settlement class whose tax liens are currently held by CSC or RTL to redeem those liens for a one-time cash payment equaling 85% of the redemption amount by making such payment within 35 days of the date of written notice. The proposed settlement class does not include, and therefore the offer to redeem does not apply to, tax liens acquired at 0% interest or at a premium. The settlement amount has already been paid into an escrow account. In 2016, the Court approved the settlement after notice and a hearing. The plaintiffs are appealing the Court’s decision. It is expected to be resolved in the third or fourth quarter of 2017.

Principal Shareholders

The following table shows as of February 28, 2017, the amount of outstanding common stock beneficially owned by each shareholder (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by RBPI to be the beneficial owner of more than 5% of such stock. Each share of Class A Stock is entitled to one vote per share. Each share of Class B Stock is entitled to ten votes per share and may be converted into shares of Class A Stock at the current rate of 1.15 shares of Class A Stock for each share of Class B Stock. Beneficial ownership is determined in accordance with applicable regulations of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 28, 2017. In addition, a person is deemed to beneficially own any stock for which he, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise has or shares voting or investment power.

Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person. The percent of class assumes all options exercisable within 60 days of February 28, 2017, have been exercised and, therefore, on a pro forma basis, 27,999,233 shares of Class A Stock would be outstanding, net of treasury stock.

	Class A Shares		Class B Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class	Beneficially Owned	Percent of Class

Daniel M. Tabas, Trust (1)	2,492,016	8.90%	1,120,779	58.23%
543 Mulberry Lane
Haverford, PA 19041

Lee Evan Tabas (2)	1,370,679	4.90%	149,662	7.78%
355 W. Lancaster Avenue
Haverford, PA 19041

Carol Tabas (3)	889,321	3.18%	82,041	4.26%
39 Rosemont Lane
Pittsburgh, PA 15217

Ithan Creek Master Investors (Cayman), LP (4)	2,265,949	8.09%	—	—%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

FJ Capital Management LLC (5)	1,944,803	6.95%	—	—%
1313 Dolly Madison Blvd.
McLean, VA 22101

(1)	The trustees for the Daniel M. Tabas Trust are, Robert R. Tabas, Linda Tabas Stempel and Nicholas Randazzo, who as a group have voting rights and dispositive control of these shares.

(2)

The shares beneficially owned by Lee Evan Tabas consist of: (a) 604,995 Class A shares acquired pursuant to the 2008 Irrevocable Agreement of Trust for the Family of Lee E. Tabas from Evelyn R. Tabas of which he has sole voting power and dispositive power subject to the terms of the trust agreement; (b) 5,177 Class A and 58,887 Class B shares held by his wife, Nancy Freeman Tabas in her name over which she holds voting and dispositive power; (c) 282,461 Class A shares held by Lee Evan Tabas and Nancy Freeman Tabas as joint tenants in common; and (d) 193,482 Class A and 5,918 Class B shares owned collectively by the Samuel Bradford Tabas Trust, the Elizabeth Rebecca Tabas Trust, the Theodore Herschel Tabas Trust and the Melissa Tamara Tabas Trust. Samuel, Elizabeth, Theodore, and Melissa are the adult children of Lee and Nancy Tabas. Lee and Nancy Tabas share voting and dispositive power over the shares they hold jointly and for the shares held in the trusts in the names of their adult children. In addition, Lee Tabas also has the power to vote and dispose of 284,564 Class A and 84,857 Class B shares held in the Lee Evan Tabas Trust.

(3)

The shares beneficially owned by Carol Tabas consist of: (a) 604,995 Class A shares acquired pursuant to the 2008 Irrevocable Agreement of Trust for Carol Tabas from Evelyn R. Tabas of which she has sole voting and dispositive power subject to the terms of the trust agreement; and (b) 36,606 Class A shares in the Lily Ashley Stofman Trust of which she has sole voting power; (c) 16,802 Class A shares in the Gregory Rome Stofman Trust of which she has sole voting power; and (d) 11,844 Class A shares in the Maxwell Hunter Stofman Trust of which she has sole voting power. In addition, Carol Tabas has the power to vote and dispose of 219,074 Class A and 82,041 Class B shares held in the Carol Tabas Trust.

(4)	This information is based on Amendment No. 2 to a Schedule 13G filed by Ithan Creek Master Investors (Cayman) L.P. with the Securities and Exchange Commission on February 9, 2017.

(5)

Includes shares held by certain affiliates of FJ Capital Management LLC, including affiliated entities for which FJ Capital Management LLC may serve as managing member or sub-investment advisor. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 21, 2017.

THE MERGER

This proxy statement/prospectus is being provided to holders of shares of RBPI common stock in connection with the solicitation of proxies by the board of directors of RBPI to be voted at the RBPI special meeting and at any adjournments or postponements of the RBPI special meeting. At the RBPI special meeting, RBPI will ask its shareholders to vote on (1) a proposal to approve the adoption of the merger agreement and the merger, (2) a proposal to approve by an advisory (non-binding) vote, certain compensation arrangements in connection with the proposed merger for RBPI’s named executive officers, and (3) a proposal to approve one or more adjournments of the RBPI special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the agreement and plan of merger.

Overview of the Merger

BMBC’s and RBPI’s boards of directors have each unanimously approved the merger and the merger agreement. The merger agreement provides for RBPI to merge with and into BMBC after the closing conditions specified in the merger agreement have been satisfied. When the merger is completed, RBPI’s separate corporate existence will cease and BMBC will be the surviving corporation. BMBC’s articles of incorporation and bylaws and the provisions of the PBCL (which are the statutory corporation laws under which BMBC is incorporated) will govern the surviving corporation. The persons serving as the directors and officers of BMBC immediately before the merger also will be the directors and officers of the surviving corporation. Additionally, at the time the merger is completed, the boards of directors of BMBC and BMT will be enlarged by one seat, and one current member of the board of directors of RBPI, as determined by BMBC in its sole discretion, will be appointed to the vacant seat. The appointed RBPI director will be nominated for re-election at the first annual meeting of BMBC shareholders that is held after the merger is completed. As of the date of this proxy statement/prospectus, BMBC has not selected the director who will be appointed to the boards of directors of BMBC and BMT. For information about the identities, backgrounds, compensation and certain other matters relating to BMBC’s directors and executive officers, please refer to BMBC’s proxy statement for its 2016 annual meeting of shareholders, which is incorporated by reference herein. The parties intend for the merger to be treated as a “reorganization” under Section 368(a) of the Code. See “U.S. Federal Income Tax Consequences of the Merger” on page 116 for additional information.

As a result of the merger of RBPI into BMBC, all outstanding shares of RBPI common stock will be automatically converted into the right to receive merger consideration from BMBC, except that shares of RBPI common stock held by RBPI, BMBC or their respective subsidiaries (other than in a fiduciary capacity or as a result of debts previously contracted) will be canceled without consideration. The number of shares of BMBC common stock each RBPI shareholder is entitled to receive will be determined based on fixed exchange ratios of 0.1025 shares of BMBC common stock for each share of RBPI Class A Stock owned and 0.1179 shares of BMBC common stock for each share of RBPI Class B Stock owned, with the exception of those holders of RBPI Class B Stock who timely perfect their dissenters’ rights under the PBCL. No fractional shares of BMBC common stock will be issued in the merger. Instead, RBPI shareholders will be entitled to receive cash in lieu of any fractional share of BMBC common stock they would otherwise be entitled to receive.

BMBC and RBPI can provide no assurance that the value of the BMBC common stock at the time the merger is completed will be substantially equivalent to the value of the BMBC common stock at the time RBPI shareholders vote to approve the merger. Because the market value of BMBC common stock fluctuates, the value of the BMBC common stock that RBPI shareholders will receive as merger consideration will fluctuate correspondingly.

Upon completion of the merger, all shares of BMBC capital stock issued and outstanding as of the completion of the merger will remain outstanding and will be unaffected by the merger. BMBC common stock will continue to trade on NASDAQ under the symbol “BMTC” following the merger. Based on information as of the record date, immediately after the merger is completed, without giving effect to any shares of BMBC common stock held by RBPI shareholders prior to the merger, holders of RBPI voting common stock will own approximately 15.4% all outstanding shares of BMBC common stock, which percentage excludes the right to receive BMBC common stock under outstanding RBPI warrants that will continue after the closing of the merger pursuant to the terms and conditions of the merger agreement.

Immediately after the merger of RBPI into BMBC is completed, BMBC’s and RBPI’s main operating subsidiaries, BMT, a Pennsylvania chartered bank, and Royal Bank, a Pennsylvania chartered bank, will merge, with BMT being the surviving entity. Royal Bank and BMT shall enter into a separate merger agreement setting forth their agreement to merge and the terms and conditions of the merger. The form of the bank merger agreement is attached as Exhibit B to the merger agreement between BMBC and RBPI.

Background of the Merger

RBPI’s board of directors engages in regular strategic planning in connection with RBPI’s business and operations. Prior to 2016, RBPI’s consideration of a broad range of strategic alternatives was constrained due to a number of factors, including significant credit quality issues following the general recession that began in 2008, which substantially impacted many of the real estate loans and commercial loans secured by real estate made by Royal Bank and resulted in substantial operating losses, the existence of regulatory orders executed in 2009 by Royal Bank with the FDIC and the Pennsylvania Department of Banking and Securities (which regulatory orders were replaced with a memorandum of understanding in late 2011) and a written agreement with the Federal Reserve Bank of Philadelphia executed in 2010 by RBPI (which Federal Reserve Bank agreement was replaced with a memorandum of understanding, effective July 17, 2013 and terminated in the first quarter of 2017), and the issuance by RBPI in February 2009 of 30,407 shares of Series A Preferred Stock under the Troubled Asset Relief Program of the United States Department of Treasury (“Treasury”) for an aggregate purchase price of approximately $30.4 million. The regulatory orders and agreements (and subsequent memorandum of understanding with the Federal Reserve Bank), among other things, limited RBPI’s ability to declare or pay any dividends on its capital stock or make interest payments related to its outstanding trust preferred securities or subordinate securities without the prior written approval of the Reserve Bank and the Pennsylvania Department of Banking and Securities. In addition, the terms of the Series A Preferred Stock, among other things, prohibited any payment of dividends on RBPI’ s Class A common stock or Class B common stock unless all dividends were current on the Series A Preferred Stock; in August 2009, the board suspended the regular quarterly cumulative cash dividends on the outstanding 30,407 shares of Series A Preferred Stock.

In late 2013, RBPI received approval from the Federal Reserve Bank to bid up to $14.0 million, which was raised by RBPI in a private placement transaction, to purchase shares of the Series A Preferred Stock in an auction of such shares conducted by Treasury. In February 2014, the annual cumulative dividend rate on the Series A Preferred Stock increased to 9%. On July 2, 2014, RBPI participated as a bidder in the auction and was allocated 11,551 shares of Series A Preferred Stock for repurchase at a price of $1,207 per share. At the time of the auction, the dividend in arrears on the remaining 18,856 shares of Series A Preferred Stock was approximately $6.6 million. RBPI repurchased the remaining 18,856 shares of Series A Preferred Stock from time to time during 2016 as shares became available for purchase and RBPI received the required regulatory approvals to repurchase such shares, completing all of the purchases by early November 2016. As of November 17, 2016 no shares of Series A Preferred Stock were outstanding and no dividend arrearages existed on the Series A Preferred Stock.

In addition to the restrictions and limitations imposed by the regulatory orders or agreements and the outstanding Series A Preferred Stock, RPBI experienced significant operating losses for the years ended December 31, 2008 through December 31, 2012. For the five years prior to 2013, RBPI recorded significant losses totaling $119.6 million, which were primarily related to charge-offs on the loan and lease portfolio, impairment charges on investment securities, impairment charges on OREO, credit related expenses and the establishment of a deferred tax asset valuation allowance. RBPI returned to modest profitability for 2013 and has experienced increasing net income each year thereafter as a result of a number of corporate initiatives designed to decrease expenses, increase loans and deposits, and re-focus Royal Bank’s efforts to a more traditional community banking model. RBPI recorded net income of $5.1 million and $11.0 million for the years ended December 31, 2014 and 2015, respectively, and $6.3 million for the nine months ended September 30, 2016. The period of improved earnings corresponded with significant improvements in asset quality metrics.

RBPI’s improved earnings and performance after 2013, coupled with the completion of the repurchase of all outstanding shares of Series A Preferred Stock in 2016, the termination over the past few years of the formal regulatory agreements to which RBPI and Royal Bank were parties, and the termination of Royal Bank’s informal memorandum of understanding with each of the FDIC and the Pennsylvania Department of Banking and Securities in February 2015, provided RBPI more flexibility to consider different strategies and opportunities, and made RBPI a more attractive candidate to a larger institution interested in a potential business combination transaction.

On June 22, 2016, RBPI’s President and Chief Executive Officer received a phone call from the President and Chief Executive Officer of another publicly traded regional financial institution holding company (“Company A”) who expressed interest in the possibility of exploring a potential business combination between RBPI and Company A.

On July 28, 2016, the President and Chief Executive Officer of BMBC met with RBPI’s President and Chief Executive Officer to, among other things, discuss the banking industry and their respective company’s business and operations. At that meeting, the President and Chief Executive Officer of BMBC inquired whether RBPI would have any interest in a possible business combination transaction with BMBC. RBPI’s President and Chief Executive Officer communicated both this conversation and the conversation with Company A’s President and Chief Executive Officer to RBPI’s Chairman and also to RBPI’s board of directors at the August board meeting.

In September 2016, the President and Chief Executive Officer of Company A, contacted RBPI’s President and Chief Executive Officer and requested a meeting. RBPI’s Chairman and its President and Chief Executive Officer met with the President and Chief Executive Officer of Company A on October 4, 2016. At this meeting, the President and Chief Executive Officer of Company A inquired whether RBPI would have any interest in considering a potential business combination with Company A.

In light of these factors, including the preliminary interest expressed by BMBC and Company A, and in anticipation of an off-site strategic planning meeting of RBPI’s board of directors scheduled for November 18, 2016, in September 2016, RBPI authorized its financial advisor, Sandler O’Neill, to formally contact each of BMBC and Company A to determine whether they might have interest in a business combination with RBPI and, if so, the preliminary price range and other material terms for such interest. RBPI selected Sandler O’Neill as its financial advisor in connection with a possible business combination transaction based on, among other factors, Sandler O’Neill’s experience and reputation in mergers and acquisitions involving financial institutions and its familiarity with the business and operations of RBPI. Representatives of Sandler O’Neill requested that written indication of interest letters be received prior to the date of a previously scheduled strategic planning meeting of RBPI’s board on November 18, 2016.

Each of BMBC and Company A executed standard nondisclosure agreements in September 2016, neither of such non-disclosure agreements contained standstill provisions or other provisions to prevent any party from submitting an offer to acquire RBPI at any time. In the period between September 2016 and January 2017, the President and Chief Executive Officer of RBPI had various informal telephone calls with the President and Chief Executive Officer of each of BMBC and Company A regarding due diligence and strategic matters. A data site was populated with materials for preliminary due diligence in October 2016, and each of BMBC and Company A submitted a written preliminary indication of interest letter on or about November 15, 2016, prior to the board’s strategic planning meeting on November 18, 2016.

At the November 18 strategic planning meeting, RBPI’s board first received a presentation from a representative of The Kafafian Group, Inc., an experienced banking industry consultant and adviser. The Kafafian Group was engaged to assist the RBPI board of directors in a discussion relating to strategic planning, and was paid a fixed fee of $7,500 for its services. The presentation included a review of RBPI’s financial performance, a peer group analysis, a financial services industry overview with an emphasis on emerging trends, a review of the markets in which RPBI operates, and a review of potential core strategies. The presentation offered a number of conclusions, including that, although RBPI’s recent loan growth was favorable and exceeded peer averages, growth in deposits was below peer averages over the period. The presentation also noted that, although RBPI’s non-interest income grew during the measurement period, its non-interest income as a percentage of average assets and as a percentage of operating revenue was below peer averages. The consultant also reviewed emerging trends in the financial services industry, with an emphasis on branch banking trends, and discussed his view of the continuing importance of size and scale in the financial services industry, particularly as it relates to the ability to generate additional sources of fee income. The consultant’s presentation did not address, and the consultant was not aware of, the preliminary indication of interest letters received from BMBC and Company A as part of his presentation. This portion of the November 18, 2016 strategic planning meeting was attended by the Chief Financial Officer of RBPI and a representative of Stevens & Lee, RBPI’s counsel, in addition to the board of directors. Representatives of Sandler O’Neill were not present for this portion of the meeting.

Following completion of the presentation by the banking industry consultant and advisor and his exit from the November 18, 2016 strategic planning meeting, representatives of RBPI’s financial advisor, Sandler O’Neill, reviewed with the board the two preliminary indication of interest letters received from BMBC and Company A. Both preliminary indications of interest letters contemplated a 100% stock transaction. The BMBC preliminary indication of interest letter provided for an implied price per share of approximately $3.35 and stated that BMBC would consider one RBPI director for appointment to the BMBC board of directors with other RBPI independent directors to serve on an advisory board. The preliminary indication of interest letter for Company A provided for an implied price per share of $3.44 and stated that one RBPI director would be appointed to the board of directors of Company A and its banking subsidiary. Each preliminary indication of interest letter provided for a 90-day exclusivity period. As part of this discussion, Sandler O’Neill also addressed with the board the possibility of a business combination with other financial institutions, and their potential interest based on various factors. No other party had expressed interest in a potential combination either through the Company directly or indirectly through Sandler O'Neill. The board also discussed certain alternative strategies which had been previously discussed by the board, including additional capital raises and potential acquisitions, and noted that each of these strategies was limited by various factors, including potential adverse effects on RBPI’s significant deferred tax asset valuation allowance. Following discussion, the board directed Sandler O’Neill to contact each of BMBC and Company A, and advise them that RBPI was interested in continuing discussions of a potential transaction with each of them. The board also directed Sandler O’Neill to advise both BMBC and Company A that RBPI would not agree to any exclusivity period at that point in time. This portion of the November 18, 2016 strategic planning meeting was also attended by the Chief Financial Officer of RBPI and a representative of Stevens & Lee.

During December 2016, each of BMBC and Company A was granted access to additional due diligence materials of RBPI in an electronic data room, and a more complete due diligence investigation was completed. On December 12, 2016, RBPI’s President and Chief Executive Officer and Chairman met with Company A’s President and Chief Executive Officer to discuss additional details regarding Company A’s indication of interest.

Throughout December, the parties conducted in-person senior management interviews as part of their respective due diligence processes.

On January 10, 2017, BMBC submitted a revised indication of interest letter and Company A declined to submit an indication of interest. The board of directors reviewed the revised indication of interest letter with representatives of Sandler O’Neill and Stevens & Lee, counsel to RBPI, at a special meeting held on January 12, 2017. RBPI’s Chief Financial Officer also attended this meeting. The revised BMBC indication of interest letter set forth a fixed exchange ratio of 0.1025x for RBPI’s Class A shares and a fixed exchange ratio of 0.1179x for Class B shares, an improvement over the prior BMBC preliminary indication of interest. The fixed exchange ratio equated to a then current implied price of $4.27 per share. The proposed terms, other than the pricing and exchange ratio, were substantially similar to the November 2016 BMBC letter, including that the transaction would be an all-stock transaction with RBPI and Royal Bank being merged into BMBC and BMT, respectively, and that BMBC would agree to appoint one of RBPI’s directors to the board of directors of BMBC and BMT at closing, while maintaining an advisory board for all of RBPI’s remaining directors. Sandler O’Neill reviewed the proposed transaction pricing and multiples with the board, noting the implied price per Class A equivalent share of $4.27 and RBPI’s pro forma ownership of 15.4% of the combined company. Representatives of Sandler O’Neill also reviewed with the board certain transaction metrics contained in the January 10 BMBC letter and preliminary pro forma financial information. The representatives of Sandler O’Neill also discussed with the board the strategic rationale for a potential transaction with BMBC and other information relating to the combined company.

Based on the discussion at the January 12, 2017 special meeting of the board of directors, the board authorized President and Chief Executive Officer Kevin Tylus to execute and return the January 10, 2017 BMBC indication of interest letter. The board also authorized the President and Chief Executive Officer and the Chief Financial Officer to begin negotiation of a merger agreement and ancillary documents, in conjunction with RPBI’s legal and financial advisors.

On January 17, 2017, Reed Smith LLP, legal counsel for BMBC, provided Stevens & Lee with a draft merger agreement. The parties and their respective advisers negotiated the terms of the merger agreement over the weeks that followed. The terms negotiated by the parties and their respective advisors included, but were not limited to, environmental liabilities, termination provisions and their related fees, the treatment of non-wholly owned subsidiaries, and the determination of which shareholders would execute voting agreements. In addition, in mid-January 2017, during a strategic discussion regarding the post-merger combined company, BMBC’s Chief Executive Officer introduced the concept of Mr. Tylus becoming an employee of BMT following the merger to assist BMT in the integration process with Royal Bank’s employees, and to provide BMT with knowledge and strategic leadership in certain new markets.

On January 25, 2017, representatives of Sandler O’Neill conducted on-site reverse due diligence on BMBC. Throughout the month of January, representatives of RBPI’s management team held discussions with representatives of BMBC’s management team and conducted reverse due diligence on BMBC.

On January 30, 2017, RBPI’s board of directors met to consider the proposed merger agreement and certain ancillary documents. RBPI’s President and Chief Executive Officer, Chief Financial Officer, and representatives from its legal and financial advisors, participated in the meeting. A substantially complete copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, including a draft of Sandler O’Neill’s presentation materials to be reviewed at the meeting, had been sent to board members on January 28, 2017. At the meeting, representatives of Stevens & Lee reviewed in detail the terms of the merger agreement and ancillary documents, including the voting agreements required by BMBC to be executed by the directors and executive officers of RBPI and certain of their affiliates and non-competition and non-solicitation agreements to be entered into by each RBPI director. Representatives of Stevens & Lee also discussed the proposed resolutions that the board would be requested to approve. Representatives of Sandler O’Neill made a presentation, which summarized the transaction terms, the pricing metrics and multiples for the transaction and compared that information against comparable merger transactions. Sandler O’Neill’s presentation included an overview of RBPI’s historical financial profile, stock price performance and peer group metrics. The representatives of Sandler O’Neill also reviewed the pro forma company’s footprint and metrics about the transaction and the pro forma company. At the January 30, 2017 meeting of the board of directors, representatives of Sandler O’Neill delivered to RBPI’s directors its oral opinion, which was subsequently confirmed in writing on January 30, 2017, that, as of January 30, 2017, to the effect that the exchange ratio for the Class A common stock provided for in the merger agreement was fair to the holders of Class A common stock and the exchange ratio for Class B common stock provided for in the merger agreement was fair to the holders of Class B common stock from a financial point of view. Representatives of RBC Capital Markets, LLC, which was also engaged to provide financial advisory services to RBPI in connection with the transaction, also made a presentation at the meeting with respect the proposed merger, but did not provide a fairness opinion.

Following these presentations and discussions and review and discussion among the members of RBPI’s board of directors, including consideration of the factors described under “— Recommendation of the RBPI Board of Directors and Reasons for the Merger,” RBPI’s board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger of RBPI with BMBC, were advisable and in the best interests of RBPI and its shareholders and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby and recommended that RBPI’s shareholders approve the merger agreement.

On January 30, 2017, Mr. Tylus accepted BMT’s offer of employment post-merger, and signed BMT’s standard form of employment agreement following minor clarifications of the role and applicability.

At each meeting of the BMBC executive and risk management committees of the BMBC board of directors held in November and December of 2016, the potential transaction with RBPI was discussed and management was authorized to continue the due diligence process in anticipation of submitting an indication of interest in November 2016.  On January 10, 2017, at a special meeting of the BMBC board, the board received management presentations regarding the results of due diligence, cost savings estimates, RBPI’s loan portfolio, key risks and risk management, operational impact of the transaction, integration matters, legal matters and the impact of the transaction on BMBC’s other projects and initiatives. BMBC management was authorized to issue a revised indication of interest to RBPI and, if accepted, to engage in the negotiation process with respect to the merger and the merger agreement.  The BMBC board met again at a regularly scheduled meeting on January 19, 2017 and management gave an update regarding key transaction and due diligence matters as well as the progress of the merger negotiations. On January 30, 2017, BMBC’s board held another special meeting to review the final merger proposal as set forth in the definitive merger agreement and related documents negotiated by RBPI and BMBC and their respective financial and legal advisors. The BMBC board received an updated management presentation regarding the key transaction areas that were initially presented at the January 10 special meeting, a legal presentation outlining the material elements of the proposed merger agreement, and a presentation by BMBC’s financial advisor regarding the financial aspects of the proposed merger.  After careful and deliberate consideration of the presentations received as well as the interests of BMBC and of its constituencies, BMBC’s board determined that the merger agreement and the transactions contemplated thereby were in the best interests of BMBC, approved and adopted the merger agreement, subject to the final negotiation by management of certain terms of the merger agreement and finalization of the disclosure schedules, and approved the merger and the other transactions contemplated thereby.

Following the completion of the RBPI and BMBC board meetings, the merger agreement and ancillary documents were executed and delivered by the parties. Prior to the opening of the market on January 31, 2017, BMBC and RBPI issued a joint press release announcing the execution of the merger agreement.

Recommendation of the RBPI Board of Directors and Reasons for the Merger

In reaching the conclusion that the merger agreement is in the best interests of and advisable for RBPI and its shareholders, and in approving the merger agreement, RBPI’s board of directors consulted with senior management, its legal counsel and financial advisor and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of RBPI, its prospects for the future and projected financial results, particularly in light of RBPI’s asset size, scale and product offerings;

•	the consideration offered by BMBC, in relation to RBPI’s tangible book value at December 31, 2016; trailing twelve-month tax-adjusted earnings; core deposits premium; and publicly traded market value;

•

the transaction is an all-stock transaction with a fixed exchange ratio, thereby permitting RBPI shareholders to realize the benefits of any increases in value of BMBC stock before and after closing of the transaction;

•	on a pro forma basis, the transaction is estimated to be accretive to earnings per share in the first full year after completion of the transaction;

•	on a pro forma basis, the transaction is estimated to be accretive to book value per share in the first full year after completion;

•

the understanding of RBPI’s board of directors of the strategic options available to RBPI and the board of directors’ assessment of those options taking into account a number of factors, including the effects on RBPI’s significant deferred tax asset of various strategic alternatives (including acquisitions of other companies by RBPI, additional capital raises by RBPI, and “merger of equal” transactions);

•

the challenges facing RBPI’s management to grow RBPI’s franchise and enhance shareholder value given current market conditions, including increased operating costs resulting from regulatory compliance, continued pressure on net interest margin resulting from the current interest rate environment and competition, and anticipated challenges in funding continued loan growth through deposits or otherwise;

•

the board’s belief that the merger consideration offered by BMBC equaled or exceeded the consideration that could reasonably be expected from other potential acquirers with apparent willingness and ability to acquire RBPI;

•

the board's view that the relative size of a financial institution and related economies of scale, beyond the level it believed to be reasonably achievable by RBPI on an independent basis, was becoming increasingly important to continued success in the current and future financial services environment;

•

the strong capital position of the combined company, and the larger scale and more diverse revenue of the combined company particularly given the diversified revenue composition of BMBC’s lines of business in commercial banking, insurance, and wealth management and the fact that BMBC’s fee income presently represents approximately 34% of BMBC’s net operating income;

•	the ability of BMBC to pay the merger consideration and the perceived relative value of the BMBC stock consideration compared to peers;

•

the ability of BMBC to execute a merger transaction from a financial and regulatory perspective and its recent history of being able to successfully integrate merged institutions and other fee income businesses into its existing franchise;

•	the geographic fit and increased customer convenience of the expanded branch network of the combined company, including the complementary nature of RBPI’s existing branch network with that of BMBC;

•

BMBC’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of RBPI’s due diligence review of BMBC, and information provided by RBPI’s financial advisor;

•	the historical stock market performance for RBPI and BMBC common stock, and historical analyst recommendations with respect to BMBC common stock;

•	the cash dividend rate payable on BMBC common stock, and the fact that RBPI has not paid a cash dividend for several years due to regulatory and other restrictions;

•	the significantly greater market capitalization and historical trading volume of BMBC common stock, thereby providing RBPI shareholders greater liquidity for their investment;

•	the terms of the merger agreement, including the representations and warranties of the parties, the covenants of the parties, the merger consideration, and the benefits to RBPI’s employees;

•

the financial analysis presented by representatives of Sandler to the RBPI board of directors, and the opinion delivered to the RBPI board of directors by Sandler to the effect that, as of January 30, 2017, and subject to and based on the qualifications, limitations, and assumptions set forth in the opinion, the Class A exchange ratio and Class B exchange ratio provided for in the merger agreement were fair, from a financial point of view, to the RBPI Class A common shareholders and RBPI Class B common shareholders, respectively;

•	the composition of BMBC’s share ownership, including the fact that approximately 70% of BMBC common stock is owned by experienced institutional investors;

•	the commitment by BMBC to elect one current director of RBPI to the board of directors of BMBC and BMT for a period of at least four years from the closing;

•

the process conducted by RBPI’s financial advisor to identify potential merger partners and to solicit proposals as to the terms, structure and other aspects of a potential transaction from potential merger partners; and

•	the likelihood of expeditiously obtaining the necessary regulatory approval without unusual or burdensome conditions.

RBPI’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of RBPI’s business and towards the completion of the merger;

•

the restrictions on the conduct of RBPI’s business before the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent RBPI from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of RBPI absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating RBPI’s business, operations and workforce with those of BMBC;

•	the merger-related costs;

•

that the interests of certain of RBPI’s directors and executive officers may be different from, or in addition to, the interests of RBPI’s other shareholders as described under the heading “Interests of RBPI’s Directors and Executive Officers in the Merger;”

•

the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or the RBPI shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

that: (1) RBPI would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) RBPI would be obligated to pay to BMBC a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with RBPI from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the board of directors of RBPI is not intended to be exhaustive, but includes the material factors considered by the board of directors of RBPI. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of RBPI did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of RBPI considered all these factors as a whole, including discussions with, and questioning of RBPI’s management and RBPI’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

RBPI shareholders should be aware that RBPI’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other RBPI shareholders. The board of directors of RBPI was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the Merger Proposal be approved by the shareholders of RBPI. See “—Interests of RBPI’s Directors and Executive Officers in the Merger.”

This summary of the reasoning of the Board of Directors of RBPI and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of RBPI’s Board of Directors

RBPI’s board of directors believes that the terms of the transaction are in the best interests of RBPI and its shareholders and has unanimously approved the merger agreement. Accordingly, RBPI’s board of directors unanimously recommends that RBPI’s shareholders vote “FOR” approval and adoption of the merger agreement, “FOR” approval of certain compensation arrangements for the named executive officers of RBPI in connection with the merger, and “FOR” an adjournment of the RBPI special meeting, if necessary, to solicit additional proxies.

 Opinion of RBPI’s Financial Advisor in Connection with the Merger

RBPI retained Sandler O’Neill, to act as financial advisor to RBPI’s board of directors in connection with RBPI’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 30, 2017 meeting at which RBPI’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to RBPI’s board of directors its oral opinion, which was subsequently confirmed in writing on January 30, 2017, to the effect that, as of such date, the exchange ratio for RBPI Class A Stock provided for in the merger agreement was fair to the holders of RBPI Class A Stock and the exchange ratio for RBPI Class B Stock provided for in the merger agreement was fair to the holders of RBPI Class B Stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of RBPI Class A Stock and RBPI Class B Stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to RBPI’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of RBPI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio for RBPI Class A Stock to the holders of RBPI Class A Stock and to the fairness of the exchange ratio for RBPI Class B Stock to the holders of RBPI Class B Stock, and does not address the underlying business decision of RBPI to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for RBPI or the effect of any other transaction in which RBPI might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of RBPI or Bryn Mawr (or, for the purposes of this section, “BMBC”), or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the holders of Class A and Class B RBPI common stock. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution copy of the merger agreement, dated January 30, 2017;

•	certain publicly available financial statements and other historical financial information of RBPI that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of BMBC that Sandler O’Neill deemed relevant;

•

internal financial projections for RBPI for the year ending December 31, 2017 as well as estimated long-term net income and balance sheet growth rates for the years thereafter, as provided by the senior management of RBPI;

•

publicly available consensus median analyst earnings per share estimates for BMBC for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for BMBC for the years thereafter, as discussed with and confirmed by the senior management of BMBC and its representatives;

•

the pro forma financial impact of the Merger on BMBC based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of BMBC and its representative;

•

the publicly reported historical price and trading activity for RBPI common stock and BMBC common stock, including a comparison of certain stock market information for RBPI common stock and BMBC common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for RBPI and BMBC with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neil also discussed with certain members of the senior management of RBPI the business, financial condition, results of operations and prospects of RBPI and held similar discussions with certain members of the senior management of BMBC regarding the business, financial condition, results of operations and prospects of BMBC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided by RBPI or BMBC, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering it’s opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of RBPI and BMBC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of RBPI or BMBC or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of RBPI or BMBC or any of their respective subsidiaries. Sandler O’Neil did not make an independent evaluation of the adequacy of the allowance for loan losses of RBPI or BMBC, or of the combined entity after the Merger, and Sandler O’Neill did not review any individual credit files relating to RBPI or BMBC. Sandler O’Neill assumed, with RBPI’s consent, that the respective allowances for loan losses for both RBPI and BMBC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for RBPI for the year ending December 31, 2017 as well as estimated long-term net income and balance sheet growth rates for the years thereafter, as provided by the senior management of RBPI. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for BMBC for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for BMBC for the years thereafter, as discussed with and confirmed by the senior management of BMBC and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of BMBC and its representatives. With respect to the foregoing information, the respective senior managements of RBPI and BMBC confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus median analyst earnings per share estimates, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of RBPI and BMBC, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of RBPI or BMBC since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that RBPI and BMBC would remain as going concerns for all periods relevant to its analysis.

      Sandler O’Neill also assumed, with RBPI’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on RBPI, BMBC or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with RBPI’s consent, Sandler O’Neill relied upon the advice that RBPI had received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of January 30, 2017. Events occurring after January 30, 2017 could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after January 30, 2017. Sandler O’Neill expressed no opinion as to the trading values of RBPI common stock or BMBC common stock at any time or what the value of BMBC common stock would be once it was actually received by the holders of RBPI common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to RBPI’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to RBPI or BMBC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of RBPI and BMBC and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratios for RBPI Class A Stock and RBPI Class B Stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of RBPI, BMBC and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to RBPI’s board of directors at its January 30, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of RBPI common stock or the prices at which RBPI common stock or BMBC common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by RBPI’s board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the RBPI Class A Stock and RBPI Class B Stock exchange ratios or the decision of RBPI’s board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between RBPI and BMBC.

Summary of Proposed Exchange Ratio and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Using the closing price of BMBC Class A common stock on January 27, 2017 of $41.45 for valuing BMBC common stock issuable in the merger and assuming 1,924,629 shares of RBPI Class B Sock are converted to shares of RBPI Class A Stock, 1,368,040 RBPI warrants are converted into BMBC warrants, and 182,000 outstanding RBPI in-the-money options that are cashed-out in connection with the merger, Sandler O’Neill calculated an aggregate implied transaction value of approximately $129.7 million, or an implied transaction price per share of Class A equivalent RBPI common stock of $4.25. Based upon historical financial information for RBPI as or for the last twelve months (“LTM”) ended December 31, 2016, Sandler O’Neill calculated the following implied transaction metrics.

Transaction Price / Last Twelve Months Stated Earnings Per Share:	13.7x
Transaction Price / Tax Adjusted Last Twelve Months Earnings Per Share¹:	26.6x
Transaction Price / Tangible Book Value Per Share:	247%
Transaction Price / Adjusted Tangible Book Value Per Share²:	166%
Core Deposit Premium³:	14.6%
Adjusted Tangible Book Premium² / Core Deposits³	9.8%
One Day Market Premium to January 27, 2017 Closing Stock Price:	6.8%
One Month Market Premium to December 27, 2016 Closing Stock Price:	22.1%

1)

Tax adjusted EPS assumes a 34% tax rate on pre-tax earnings of $9.2mm less the $1.2mm of BOLI income, prior to the inclusion of after-tax costs relating to non-controlling interest of $0.6mm and preferred dividends of $1.1mm, divided by the diluted shares outstanding

2)

Adjusted tangible book value is calculated as tangible book value per share as of December 31, 2016 of $1.72, adjusted to include the estimated allowable reversal of the valuation allowance against the deferred tax asset of $0.84 per share

3)	Core deposits defined as total deposits less Jumbo CDs (> $100,000)

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of RBPI common stock and BMBC common stock for the one-year and three-year periods ended January 27, 2017.  Sandler O’Neill then compared the relationship between the stock price performance of RBPI’s common stock and BMBC’s common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

RBPI One-Year Stock Price Performance

	Beginning	Ending
	January 27, 2016	January 27, 2017
RBPI	100.0%	197.0%
RBPI Peer Group	100.0%	146.0%
SNL U.S. Bank	100.0%	146.3%
S&P 500 Index	100.0%	121.9%

BMBC One-Year Stock Price Performance

	Beginning	Ending
	January 27, 2016	January 27, 2017
BMBC	100.0%	163.6%
BMBC Peer Group	100.0%	140.4%
SNL U.S. Bank	100.0%	146.3%
S&P 500 Index	100.0%	121.9%

RBPI Three-Year Stock Price Performance

	Beginning	Ending
	January 27, 2014	January 27, 2017
RBPI	100.0%	255.1%
RBPI Peer Group	100.0%	181.3%
SNL U.S. Bank	100.0%	139.6%
S&P 500 Index	100.0%	128.8%

BMBC Three-Year Stock Price Performance

	Beginning	Ending
	January 27, 2014	January 27, 2017
BMBC	100.0%	141.2%
BMBC Peer Group	100.0%	143.8%
SNL U.S. Bank	100.0%	139.6%
S&P 500 Index	100.0%	128.8%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for RBPI with a group of financial institutions selected by Sandler O’Neill (the “RBPI Peer Group”). The RBPI Peer Group consisted of banks and thrifts whose securities are publicly traded on the NYSE or NASDAQ and headquartered in the Mid-Atlantic U.S., with assets between $725 million and $1.1 billion, excluding announced merger targets. The RBPI Peer Group consisted of the following companies:

1st Constitution Bancorp	Mid Penn Bancorp, Inc.
CB Financial Services, Inc.	Parke Bancorp, Inc.
DNB Financial Corporation	Severn Bancorp, Inc.
First Bank	Stewardship Financial Corporation
Howard Bancorp, Inc.	Sussex Bancorp
Malvern Bancorp, Inc.	Two River Bancorp

The analysis compared financial information for RBPI, as provided by the senior management of RBPI, as of or for the twelve months ended December 31, 2016 with the corresponding publicly available data for the RBPI Peer Group as of or for the twelve months ended December 31, 2016 (unless otherwise noted), with pricing data as of January 27, 2017. The table below sets forth the data for RBPI and the high, low, median and mean data for the RBPI Peer Group.

RBPI Comparable Company Analysis

RBPI	RBPI	RBPI	RBPI
Peer Group	Peer Group	Peer Group	Peer Group
RBPI	Median	Mean	High	Low
Total Assets (in millions)	$832	$974	$938	$1,071	$758
Loans/Deposits	95.6%	98.6%	97.6%	110.0%	84.2%
Non-performing Assets¹/Total Assets	1.36%	1.05%	1.50%	5.01%	0.37%
Tangible Common Equity/Tangible Assets	6.20%	8.69%	8.69%	10.89%	6.78%
Leverage Ratio	8.49%	8.96%	9.62%	15.38%	6.70%
Total RBC Ratio	13.30%	12.72%	13.51%	18.43%	10.83%
CRE / Total Risk-Based Capital	407.3%	259.4%	280.8%	431.5%	149.2%
Last Twelve Months Return On Average Assets	1.29%	0.82%	1.00%	2.01%	0.55%
Last Twelve Months Return On Average Equity	15.19%	9.02%	10.06%	17.36%	6.15%
Last Twelve Months Net Interest Margin	3.44%	3.45%	3.45%	3.96%	2.63%
Last Twelve Months Efficiency ratio	71.5%	66.9%	67.5%	83.3%	43.6%
Price/Tangible Book Value	232%	147%	143%	174%	103%
Price/Last Twelve Months Earnings Per Share	25.4	x²	14.7	x	15.4	x	23.8	x	6.2	x
Current Dividend Yield	0.0%	1.0%	1.1%	3.4%	0.0%
Last Twelve Months Dividend Ratio	0.0%	13.7%	13.6%	49.2%	0.0%
Market Value (in millions)	$114	$128	$118	$156	$59

Note:

Publicly available financial data as of September 30, 2016 for the following companies: 1st Constitution Bancorp, Mid Penn Bancorp Inc., First Bank, CB Financial Services Inc., Severn Bancorp Inc., and Stewardship Financial Corporation

1)	Nonperforming assets defined as nonaccrual loans and leases, real estate owned, performing TDRs, and repossessed assets.
2)

Tax adjusted EPS assumes a 34% tax rate on pre-tax earnings of $9.2mm less the $1.2mm of BOLI income, prior to the inclusion of after-tax costs relating to non-controlling interest of $0.6mm and preferred dividends of $1.1mm, divided by the diluted shares outstanding

Sandler O’Neill used publicly available information to perform a similar analysis for BMBC and a group of financial institutions selected by Sandler O’Neill (the “BMBC Peer Group”). The BMBC Peer Group consisted of banks and thrifts whose securities are publicly traded, headquartered in the Mid-Atlantic U.S., with total assets between $2.2 billion and $4.5 billion, and that were profitable over the twelve month period ending December 31, 2016, excluding announced merger targets. The BMBC Peer Group consisted of the following companies:

Arrow Financial Corporation	First of Long Island Corporation
Bridge Bancorp, Inc.	Northfield Bancorp, Inc.
Canandaigua National Corporation	Oritani Financial Corp.
CNB Financial Corporation	Peapack-Gladstone Financial Corporation
ConnectOne Bancorp, Inc.	TriState Capital Holdings, Inc.
Financial Institutions, Inc.	Univest Corporation of Pennsylvania

The analysis compared the publicly available financial information for BMBC as of or for the twelve months ended December 31, 2016 with the corresponding publicly available data for the BMBC Peer Group as of or for the twelve months ended December 31, 2016 (unless otherwise noted), with pricing data as of January 27, 2017. The table below sets forth the data for BMBC and the high, low, median and mean data for the BMBC Peer Group.

BMBC Comparable Company Analysis

BMBC	BMBC	BMBC
BMBC	Peer	Peer	Peer
Peer Group	Group	Group	Group
BMBC	Median	Mean	High	Low
Total assets (in millions)	$3,422	$3,812	$3,583	$4,426	$2,430
Loans/Deposits	98.3%	97.6%	97.6%	131.7%	77.1%
Non-performing assets¹/Total assets	0.44%	0.62%	0.59%	1.83%	0.09%
Tangible common equity/Tangible assets	7.76%	8.10%	8.86%	15.25%	6.25%
Leverage Ratio	8.74%	8.86%	9.70%	15.48%	7.36%
Total RBC Ratio	12.36%	13.64%	14.44%	19.58%	11.78%
CRE / Total Risk-Based Capital	302.6%	291.1%	310.9%	572.1%	110.4%
Last Twelve Months Return on average assets	1.16%	0.90%	0.86%	1.20%	0.56%
Last Twelve Months Return on average equity	9.75%	9.15%	8.72%	12.17%	4.26%
Last Twelve Months Net interest margin	3.76%	3.17%	3.18%	3.82%	2.23%
Last Twelve Months Efficiency ratio	61.0%	60.3%	57.4%	71.2%	40.3%
Price/Tangible book value	274%	216%	203%	241%	148%
Price/Last Twelve Months Earnings per share	19.6	x	19.9	x	21.5	x	34.8	x	12.2	x
Price / 2017E² Earnings per share	17.9	x	17.5	x	18.3	x	29.4	x	15.7	x
Price / 2018E² Earnings per share	15.8	x	14.8	x	16.5	x	30.4	x	13.6	x
Current Dividend Yield	2.0%	2.5%	2.1%	4.0%	0.0%
Market value (in millions)	$702	$652	$623	$886	$272

Note:

Publicly available financial data as of September 30, 2016 for the following companies: Peapack-Gladstone Financial Corporation, First Long Island Corporation, CNB Financial Corporation, and Canandaigua National Corporation

1)	Nonperforming assets defined as nonaccrual loans and leases, real estate owned, performing TDRs, and repossessed assets.
2)	Based on publicly available median analyst earnings per share estimates

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of selected merger and acquisition transactions involving U.S. banks and thrifts. The first group consisted of nationwide bank and thrift transactions with disclosed deal value announced between January 1, 2016 and January 27, 2017 where the targets had total assets between $500 million and $1.5 billion at announcement, excluding section 363 bankruptcy transactions and merger of equals (MOE) transactions (the “Nationwide Precedent Transactions”). The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Midland States Bancorp Inc.	Centrue Financial Corporation
Renasant Corp.	Metropolitan BancGroup Inc.
MainSource Financial Group	FCB Bancorp Inc.
Veritex Holdings Inc.	Sovereign Bancshares Inc.
CenterState Banks	Gateway Financial Holdings of FL Inc.
Access National Corp.	Middleburg Financial Corp.

CenterState Banks	Platinum Bank Holding Co.
Enterprise Financial Services	Jefferson County Bancshares Inc.
First Commonwealth Financial	DCB Financial Corp.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Cathay General Bancorp	SinoPac Bancorp
Berkshire Hills Bancorp Inc.	First Choice Bank
First Bancorp	Carolina Bank Holdings Inc.
QCR Holdings Inc.	Community State Bank
Simmons First National Corp.	Citizens National Bank
Revere Bank	Monument Bank
First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.
Westfield Financial Inc.	Chicopee Bancorp Inc.
Guaranty Bancorp	Home State Bancorp
Horizon Bancorp	La Porte Bancorp Inc.
Midland Financial Co.	1st Century Bancshares Inc.
Triumph Bancorp Inc.	ColoEast Bankshares Inc.
Hampton Roads Bankshares Inc.	Xenith Bankshares Inc.
Pinnacle Financial Partners	Avenue Financial Holdings Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

Nationwide	Nationwide	Nationwide	Nationwide
Precedent	Precedent	Precedent	Precedent
RBPI /	Transactions	Transactions	Transactions	Transactions
BMBC	Median	Mean	High	Low
Transaction Price/Last Twelve Months Earnings Per Share:	26.6	x¹	21.5	x	25.4	x	57.8	x	4.1	x
Transaction Price/Tangible book Value Per Share:	247% / 166	%²	150%	156%	226%	116%
Core Deposit Premium:	9.8	%²	7.0%	7.8%	17.1%	2.4%
1-Day Market Premium:	6.8%	32.1%	38.5%	91.5%	9.8%

1)

EPS is adjusted and assumes a 34% tax rate on pre-tax earnings of $9.2mm less the $1.2mm of BOLI income, prior to the inclusion of after-tax costs relating to non-controlling interest of $0.6mm and preferred dividends of $1.1mm, divided by the diluted shares outstanding

2)

Adjusted tangible book value is calculated as tangible book value per share as of December 31, 2016 of $1.72, adjusted to include the estimated allowable reversal of the valuation allowance against the deferred tax asset of $0.84 per share

The second group of selected merger and acquisition transactions consisted of bank and thrift transactions with disclosed deal value announced between January 1, 2014 and January 27, 2017 where the targets were headquartered in the Mid-Atlantic U.S., and had total assets at announcement between $500 million and $1.5 billion, excluding 363 bankruptcy transactions and merger of equals (MOE) transactions (the “Regional Precedent Transactions”). The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Berkshire Hills Bancorp Inc.	First Choice Bank
Revere Bank	Monument Bank
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
WSFS Financial Corp.	Penn Liberty Financial Corp.
United Bankshares Inc.	Bank of Georgetown
Beneficial Bancorp Inc.	Conestoga Bank
Community Bank System Inc.	Oneida Financial Corp.
Bridge Bancorp Inc.	Community National Bank
S&T Bancorp Inc.	Integrity Bancshares Inc.
Cape Bancorp Inc.	Colonial Financial Services
National Penn Bancshares Inc.	TF Financial Corp.
Bryn Mawr Bank Corp.	Continental Bank Holdings Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.

Regional	Regional	Regional	Regional
Precedent	Precedent	Precedent	Precedent
RBPI /	Transactions	Transactions	Transactions	Transactions
BMBC	Median	Mean	High	Low
Transaction Price/Last Twelve Months Earnings Per Share:	26.6	x¹	26.0	x	28.5	x	57.8	x	16.8	x
Transaction Price/Tangible book Value Per Share:	247% / 166	%²	161%	167%	263%	88%
Core Deposit Premium:	9.8	%²	10.0%	10.2%	20.5%	2.4%
1-Day Market Premium:	6.8%	32.1%	37.9%	99.4%	10.9%

1)

EPS is adjusted and assumes a 34% tax rate on pre-tax earnings of $9.2mm less the $1.2mm of BOLI income, prior to the inclusion of after-tax costs relating to non-controlling interest of $0.6mm and preferred dividends of $1.1mm, divided by the diluted shares outstanding

2)

Adjusted tangible book value is calculated as tangible book value per share as of December 31, 2016 of $1.72, adjusted to include the estimated allowable reversal of the valuation allowance against the deferred tax asset of $0.84 per share

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of RBPI common stock assuming RBPI performed in accordance with internal financial projections for the year ending December 31, 2017, as well as estimated long-term net income and balance sheet growth rates for the years thereafter, as provided by the senior management of RBPI. To approximate the terminal value of a share of RBPI common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2021 tangible book value per share multiples ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of RBPI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of RBPI common stock of $1.42 to $2.46 when applying multiples of earnings per share and $1.93 to $3.50 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
10.0%	$1.78	$1.92	$2.05	$2.19	$2.33	$2.46
11.0%	$1.70	$1.83	$1.96	$2.09	$2.22	$2.35
12.0%	$1.63	$1.75	$1.88	$2.00	$2.13	$2.25
13.0%	$1.56	$1.67	$1.79	$1.91	$2.03	$2.15
14.0%	$1.49	$1.60	$1.72	$1.83	$1.95	$2.06
15.0%	$1.42	$1.53	$1.64	$1.75	$1.86	$1.97

Tangible Book Value Per Share Multiples

Discount Rate	110%	120%	130%	140%	150%	160%
10.0%	$2.41	$2.62	$2.84	$3.06	$3.28	$3.50
11.0%	$2.30	$2.51	$2.72	$2.93	$3.14	$3.34
12.0%	$2.20	$2.40	$2.60	$2.80	$3.00	$3.20
13.0%	$2.10	$2.29	$2.48	$2.68	$2.87	$3.06
14.0%	$2.01	$2.19	$2.38	$2.56	$2.74	$2.93
15.0%	$1.93	$2.10	$2.28	$2.45	$2.63	$2.80

Sandler O’Neill also considered and discussed with the RBPI board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming RBPI’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for RBPI common stock, applying the price to 2021 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 12.78%.

Earnings Per Share Multiples

Annual
Budget Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	$1.33	$1.44	$1.54	$1.64	$1.75	$1.85
(10.0%)	$1.41	$1.52	$1.63	$1.74	$1.85	$1.96
(5.0%)	$1.49	$1.61	$1.72	$1.84	$1.95	$2.07
0.0%	$1.57	$1.69	$1.81	$1.93	$2.05	$2.17
5.0%	$1.65	$1.78	$1.90	$2.03	$2.16	$2.28
10.0%	$1.73	$1.86	$1.99	$2.13	$2.26	$2.39
15.0%	$1.81	$1.94	$2.08	$2.22	$2.36	$2.50

Sandler O’Neill also performed an analysis that estimated the net present value per share of BMBC common stock assuming that BMBC performed in accordance with publicly available consensus median analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for BMBC for the years thereafter, as discussed with and confirmed by the senior management of BMBC and its representatives. To approximate the terminal value of BMBC common stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 17.0x to 22.0x and price to December 31, 2021 tangible book value per share multiples ranging from 170% to 270%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BMBC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BMBC common stock of $33.71 to $50.80 when applying multiples of earnings per share and $26.94 to $48.65 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
9.0%	$40.08	$42.22	$44.37	$46.51	$48.66	$50.80
10.0%	$38.36	$40.40	$42.45	$44.50	$46.55	$48.60
11.0%	$36.72	$38.68	$40.64	$42.60	$44.56	$46.52
12.0%	$35.18	$37.05	$38.92	$40.79	$42.67	$44.54
13.0%	$33.71	$35.50	$37.29	$39.08	$40.87	$42.67

Tangible Book Value Per Share Multiples

Discount Rate	170%	190%	210%	230%	250%	270%
9.0%	$31.97	$35.31	$38.64	$41.98	$45.31	$48.65
10.0%	$30.61	$33.80	$36.99	$40.17	$43.36	$46.54
11.0%	$29.33	$32.37	$35.42	$38.46	$41.51	$44.55
12.0%	$28.10	$31.01	$33.93	$36.84	$39.75	$42.66
13.0%	$26.94	$29.73	$32.51	$35.30	$38.08	$40.87

Sandler O’Neill also considered and discussed with the RBPI board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming BMBC’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for BMBC common stock, applying the price to 2021 earnings per share multiples range of 17.0x to 22.0x referred to above and a discount rate of 10.90%.

Earnings Per Share Multiples

Annual
Budget Variance	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(15.0%)	$31.86	$33.54	$35.21	$36.88	$38.55	$40.23
(10.0%)	$33.54	$35.31	$37.08	$38.85	$40.62	$42.39
(5.0%)	$35.21	$37.08	$38.95	$40.82	$42.69	$44.56
0.0%	$36.88	$38.85	$40.82	$42.79	$44.75	$46.72
5.0%	$38.55	$40.62	$42.69	$44.75	$46.82	$48.89
10.0%	$40.23	$42.39	$44.56	$46.72	$48.89	$51.05
15.0%	$41.90	$44.16	$46.43	$48.69	$50.95	$53.22

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes on July 1, 2017. In performing this analysis, Sandler O’Neill utilized the following information: (i) internal financial projections for RBPI for the year ending December 31, 2017 as well as estimated long-term net income and balance sheet growth rates for the years thereafter, as provided by the senior management of RBPI; (ii) publicly available consensus median analyst earnings per share estimates for BMBC for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for BMBC for the years thereafter, as discussed with and confirmed by the senior management of BMBC and its representatives; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of BMBC and its representative. The analysis indicated that the merger could be accretive to BMBC’s earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2018 and December 31, 2019, and accretive to BMBC’s estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the RBPI board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as RBPI’s financial advisor in connection with the merger and will receive a fee for its services. Sandler O’Neill’s fee is equal to 1.60% of the aggregate purchase price, will vary based on the market value of BMBC common stock at the time of closing and is contingent upon the closing of the merger. Sandler O’Neill also received a $150,000 fee upon rendering its opinion to the board of directors of RBPI, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. RBPI has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

Sandler O’Neill has not provided any other investment banking services to RBPI in the two years preceding the date of its opinion for which it has received compensation. As Sandler O’Neill previously advised the board of directors of RBPI, in the two years preceding the date of its opinion, Sandler O’Neill provided certain investment banking services to BMBC and received compensation for such services. Most recently, Sandler O’Neill acted as placement agent to BMBC in connection with its offer and sale of $30 million of subordinated notes on August 6, 2015. Sandler O’Neill has advised the RBPI board of directors that it may provide, and receive compensation for, investment banking services to BMBC in the future, including during the pendency of the merger. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to RBPI and BMBC and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of RBPI and BMBC or their respective affiliates for its own account and for the accounts of its customers.

Certain Non-Public, Unaudited, Forward-Looking Information Provided by RBPI

In connection with Sandler O’Neill providing its opinion regarding the fairness of the exchange ratios for the RBPI Class A Stock and RBPI Class B Stock from a financial point of view, RBPI provided Sandler O’Neill with internal financial projections for RBPI for the year ending December 31, 2017 and estimated net income and balance sheet growth rates.

A summary of the projected year-end assets and results of operations of RBPI as set forth in the projections provided by RBPI to Sandler O’Neill is set forth below for the sole purpose of describing the projections Sandler O’Neill received. The inclusion of the summary in this document should not be interpreted as an indication that RBPI considers this information to be a reliable prediction of its future results of operations, and this information should not be relied upon for that purpose or for any other purpose. Additionally, it should be noted that the net income projection shown below excludes any potential tax benefit that might result from a further reversal of the valuation allowance for deferred tax assets.

For the Year Ending December 31, 2017
Dollars in thousands ($000)
Total assets	$874,608
Net interest income	$28,458
Provision for loan losses	$2,010
Net Income	$6,974

The RBPI projections that are summarized above were not prepared for the purpose, or with any expectation, of public disclosure, nor were they intended to comply with the guidelines for financial forecasts established by the American Institute of Certified Public Accountants or any other established guidelines regarding projections or forecasts. In addition, they were not reviewed or compiled by any accounting firm or Sandler O’Neill, either in connection with their preparation or for the purpose of providing any opinion with respect thereto. The report of the independent registered public accounting firm of RBPI included in this document relates solely to the historical financial information of RBPI as referred to therein. Such report does not extend to the above summary of the RBPI projections and should not be read as doing so.

The internal financial projections for RBPI for the year ending December 31, 2017 and estimated net income and balance sheet growth rates provided by the management of RBPI in or underlying Sandler O’Neill’s analyses, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Sandler O’Neill’s analyses. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to RBPI’s business, all of which are difficult to predict and many of which are beyond RBPI’s control.

Sandler O’Neill’s analyses were prepared solely as part of Sandler O’Neill’s analysis of the fairness of the exchange ratios for RBPI Class A Stock and RBPI Class B Stock from a financial point of view provided for in the merger and were provided to RBPI in connection with the delivery of Sander O’Neill’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Sandler O’Neill’s view of the actual value of RBPI.

Interests of RBPI’s Directors and Executive Officers in the Merger

In considering the recommendation of the RBPI board that you vote to approve the merger, you should be aware that RBPI’s directors and executive officers have interests in the merger that are different from, or in addition to, those of RBPI’s shareholders generally. The RBPI board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger and (ii) resolve to recommend the approval of the merger to RBPI shareholders. See the section entitled “The Merger -- Background of the Merger” and the section entitled “The Merger -- Recommendation of the RBPI Board of Directors and Reasons for the Merger” beginning on page 74 and page 77 of this proxy statement/prospectus, respectively. RBPI’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger. These interests are described in more detail below, and certain of them are quantified in the narrative below and, for the named executive officers, in the tables included in the section entitled “The Merger -- Merger-Related Compensation for RBPI’s Named Executive Officers,” including the footnotes to the table.

In considering the recommendation of the RBPI board of directors that you vote to approve the merger agreement, RBPI shareholders should be aware that RBPI’s directors and executive officers have interests in the merger that are different from, or in addition to, those of RBPI shareholders generally. The RBPI board was aware of and considered those interests, among other matters, in reaching its decisions to (1) approve and adopt the merger agreement and the transactions contemplated thereby and (2) resolve to recommend the approval of the merger agreement to RBPI shareholders. RBPI’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement and whether to vote “FOR” the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for RBPI’s named executive officers in connection with the merger. These interests are described in more detail below, and certain of them are quantified in the narrative below and the table below.

Employment Agreement between F. Kevin Tylus and RBPI

RBPI previously entered into an employment agreement with F. Kevin Tylus, President and Chief Executive Officer of RBPI and Royal Bank, which provides for a lump-sum cash payment upon termination of his employment without cause or his resignation for good reason, in each case during the term of Mr. Tylus’ employment agreement and in connection with a change in control of RBPI, equal to three times his annual salary. Mr. Tylus’s employment agreement also includes noncompetition and nonsolicitation provisions.

In connection with the merger agreement, BMT entered into an employment agreement with Mr. Tylus, which provides that Mr. Tylus will be employed as Managing Director of New Markets for BMT. Mr. Tylus will receive an annual salary of $100,000 and the opportunity to qualify for incentive or bonus awards.

Non-Solicitation and Change in Control Agreements between Executive Officers and RBPI

RBPI previously entered into non-solicitation and change in control agreements with its named executive officers, Michael S. Thompson, Executive Vice President and Chief Financial Officer of RBPI and Royal Bank, Mark W. Biedermann, Executive Vice President and Chief Lending Officer of Royal Bank, and Lars B. Eller, Executive Vice President and Chief Retail Officer of Royal Bank, that provide for a lump-sum cash payment in the event of a termination of employment by RBPI without cause or a resignation by the executive for good reason within one year after a change in control. The lump-sum payment is equal to two times the executive officer’s highest base salary for the three most recent calendar years preceding the change in control.

Noncompetition and Nonsolicitation Agreements with BMT

In connection with RBPI’s entry into the merger agreement with BMBC, Messrs. Thompson, Biedermann, and Eller entered into noncompetition and nonsolicitation agreements with BMT that will be effective as of the effective time of the merger. Under these agreements, such officers agree (1) not to engage in certain competitive activities with respect to BMT in any county in which a branch location, office, loan production office, or trust or asset and wealth management office of BMT or any of its subsidiaries are located, (2) not to solicit or provide services to customers of BMT or any of its affiliates, and (3) not to solicit for employment any employees of BMT or any of its affiliates. The restrictions contained in the noncompetition and nonsolicitation agreements apply during such officers’ employment with BMT and will expire after a specified period following the effective time of the merger. In consideration of the covenants included in the noncompetition and nonsolicitation agreements, BMT will pay cash consideration in an amount to be determined to each of such officers within fifteen days of the effective time of the merger.

Treatment of RBPI Equity Awards

Treatment of Stock Options. At the effective time, each RBPI stock option will fully vest and be converted into the right to receive cash equal to the amount by which $4.19 exceeds the exercise price per share of the RBPI stock option multiplied by the number of shares of RBPI common stock previously subject to such RBPI stock option, without interest. From and after the effective time, any RBPI stock option so converted will be cancelled and no longer exercisable by the former holder.

Treatment of Restricted Stock Awards. At the effective time, each RBPI restricted stock award will fully vest and be converted into the right to receive, without interest, the merger consideration payable under the merger agreement.

Quantification of Value of Unvested Equity Awards. For an estimate of the value to be received by each of RBPI’s named executive officers in respect of their unvested RBPI equity awards outstanding as of the date hereof, assuming all such awards vested at the effective time, see “Merger Related Compensation for RBPI’s Named Executive Officers” below. None of the options held by RBPI’s eight non-employee directors have an exercise price below $4.14 per share. The estimated aggregate value that such non-employee directors would receive for their unvested shares of RBPI restricted stock outstanding as of the date hereof assuming all such awards vested at the effective time of the merger is $0.00.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that for a period of six years after the effective time, BMBC will indemnify and hold harmless all present and former directors, officers and employees of RBPI and its subsidiaries against all costs and liabilities arising out of the fact that such person is or was a director, officer, or employee of RBPI or any of its subsidiaries and pertaining to matters, actions, or omissions existing or occurring at or prior to the effective time, to the fullest extent permitted by applicable law, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement also requires BMBC to maintain, for a period of six years after the completion of the merger, RBPI’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, BMBC will not be required to spend annually in the aggregate an amount in excess of 150% of the annual premium currently paid by RBPI under its current policy. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 107 of this proxy statement/prospectus.

Merger-Related Compensation for RBPI’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K of the SEC rules regarding the compensation for each named executive officer of RBPI that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Additional information regarding these payments and benefits is also summarized in the section entitled “The Merger -- Interests of RBPI’s Directors and Executive Officers in the Merger” beginning on page 90 of this proxy statement/prospectus, which information is incorporated by reference into this section.

Quantification of Payments and Benefits to RBPI’s Named Executive Officers

The information set forth in the table below is intended to comply with SEC rules that require disclosure of information about certain compensation for each named executive officer of RBPI that is based on, or otherwise relates to, the merger (which we refer to as “merger-related compensation”).

As described above in “Interests of RBPI’s Directors and Executive Officers in the Merger” and “Employment Agreement between F. Kevin Tylus and RBPI,” F. Kevin Tylus, President and Chief Executive Officer of BMT, has entered into an employment agreement with BMBC that will become effective upon the effective  time of the merger. The merger-related compensation described below payable by RBPI is based on the existing agreements between RBPI and each officer upon the occurrence of certain events following the effective time of the merger.

The table below sets forth the amount of payments and benefits that each of RBPI’s named executive officers would receive in connection with the merger, based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table. The table also reflects the vesting of certain equity awards held by the named executive officers as a result of the merger that otherwise would not vest in accordance with their terms prior to the effective time, and does not reflect certain compensation actions that may occur before the effective time. For purposes of calculating such amounts, in addition to the assumptions described in the footnotes to the table below, the following assumptions were used:

•

the amounts below are determined using a price per share of BMBC common stock of $40.61, the average closing price per share over the first five business days following the announcement of the merger agreement; and

•

the effective time of the merger is assumed to occur on July 1, 2017 solely for purposes of the disclosure in this section, and each named executive officer is assumed to experience a qualifying termination on such date.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Total ($)
F. Kevin Tylus	$1,351,875	$19,668	—	—	$1,371,543
Michael S. Thompson	$440,000	$7,868	—	—	$447,868
Mark W. Biedermann	$463,500	$124,731	—	—	$588,231
Lars B. Eller	$448,800	$7,868	—	—	$456,668

(1)

Cash. The employment agreements or change in control agreements between RBPI and each named executive provide for a lump-sum cash payment upon consummation of a change in control of RBPI equal to two times his base salary at the highest annual amount during the prior three calendar years (for Mr. Tylus, the payment is equal to three times his current base salary).

Under the employment agreements or change in control agreements with each of the named executive officers, cash payments would be made in the event that the executive’s employment were terminated without “cause” or the executive resigned for some specified event of “good reason” following the effective time of the merger (a so-called “double trigger” arrangement).

(2)

Equity. As described above, all unvested equity-based awards held by RBPI’s named executive officers will become vested at the effective time of the merger (i.e., “single-trigger” vesting). Restricted stock awards will be settled for the merger consideration and stock options will be cashed out at a price equal to $4.19 less the option exercise price multiplied by the number of options held. Set forth below are the values of each type of equity-based award outstanding as of the date hereof that would become vested upon the effective time, based on a price per share of BMBC common stock of $40.61, the average closing price per share over the first five business days following the announcement of the merger agreement.

Name	Stock Options ($)	Restricted Stock ($)
F. Kevin Tylus	$19,668	$0
Michael S. Thompson	$7,868	$0
Mark W. Biedermann	$20,668	$104,063
Lars B. Eller	$7,868	$0

Regulatory Approvals Required for the Merger and the Bank Merger

Completion of the merger between BMBC and RBPI and the bank merger between BMT and Royal Bank are each subject to several federal and state regulatory agency filings and approvals. The merger and the bank merger cannot be completed unless and until BMBC and RBPI, on the one hand, and BMT and Royal Bank, on the other hand, have received all necessary prior approvals, waivers or exemptions from the applicable bank regulatory authorities and any applicable waiting periods have expired. We cannot predict whether or when BMBC and RBPI and their bank subsidiaries will obtain the required regulatory approvals, waivers or exemptions necessary for the merger of RBPI with and into BMBC and the merger of Royal Bank with and into BMT.

Federal Reserve Board. BMBC and RBPI are both registered under the BHCA. As a result, the merger of RBPI with and into BMBC is subject to prior approval of the Federal Reserve Board under the BHCA, unless an exemption from the prior approval requirement is available. We intend to apply for a waiver from the prior approval requirement pursuant to Section 12 of the Federal Reserve Board’s Regulation Y.

The merger of Royal Bank with and into BMT is also subject to the prior approval of the Federal Reserve Board under the Bank Merger Act. BMT and Royal Bank plan to file their Bank Merger Act Application for approval of the bank merger with the Federal Reserve Board during the second quarter of 2017. In reviewing applications under the Bank Merger Act, the Federal Reserve Board must consider, among other factors: the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions; the convenience and needs of the communities to be served; safety and soundness considerations; the capital adequacy of the combined bank after the merger; and the effectiveness of both institutions in combating money laundering; and the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In addition, the Federal Reserve Board may not approve a merger:

●	that will result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States;

●	if the effect of the merger in any section of the country may be substantially to lessen competition or tend to create a monopoly; or

●

if the merger would in any other manner be a restraint of trade unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

Under the Community Reinvestment Act of 1977, the Federal Reserve Board must also take into account the records of performance of Royal Bank and BMT in meeting the credit needs of their respective markets, including low and moderate income neighborhoods served by each institution and the bank’s credit practices under the federal fair lending laws. As part of the merger review process, the Federal Reserve Board may receive comments from community groups and others as to their views on the propriety of the proposed merger. Royal Bank and BMT each received a “Satisfactory” rating in their most recent CRA evaluations.

The Federal Reserve Board is also authorized to, but generally does not, hold a public hearing or meeting in connection with an application under the Bank Merger Act. A decision by the Federal Reserve Board that such a hearing or meeting would be appropriate regarding any application could prolong the period during which the application is subject to review.

Mergers approved by the Federal Reserve Board under the Bank Merger Act, with certain exceptions, may not be consummated until 30 days after the date of approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and may require the divestiture of certain assets and liabilities. With approval of the Federal Reserve Board and the Department of Justice, that waiting period may be, and customarily is, reduced to no less than 15 days. There can be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, that the result of that challenge will be favorable to BMBC and RBPI.

Pennsylvania Department of Banking and Securities. The merger of RBPI with and into BMBC is subject to the prior approval of the Pennsylvania Department of Banking and Securities under Section 115 of the Pennsylvania Banking Code of 1965 relating to business combinations involving the holding company of a Pennsylvania-chartered bank. Additionally, the merger of Royal Bank with and into BMT is subject to the prior approval of the Pennsylvania Department of Banking and Securities under Chapter 16 of the Pennsylvania Banking Code of 1965. Generally, in determining whether to approve the bank merger, the Pennsylvania Department of Banking and Securities considers the same factors that are considered by the Federal Reserve Board under the Bank Merger Act. BMBC expects to file its applications for approval of the merger between BMBC and RBPI, and the bank merger between MBMT and Royal Bank with the Pennsylvania Department of Banking and Securities during the second quarter of 2017.

Other Regulatory Submissions or Approvals. Notices and/or applications requesting approval may be submitted to other federal and state regulatory authorities and self-regulatory organizations.

There can be no assurance that the regulatory authorities described above will approve the merger of RBPI with and into BMBC or the bank merger, and even if those mergers are approved, there can be no assurance as to the date on which the approvals will be received. The mergers cannot proceed unless all required regulatory approvals have been received. See “The  Merger Agreement -- Conditions to Completion of the Merger” and “The Merger Agreement -- Termination of the Merger Agreement.”

The approval of a merger application by a regulatory authority only means that the regulatory criteria for approval have been satisfied. The process of obtaining regulatory approval would not include a review of the adequacy of the merger consideration. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Public Trading Markets

BMBC common stock is listed on NASDAQ under the symbol “BMTC.” RBPI Class A Stock is traded on NASDAQ under the symbol “RBPAA.” RBPI Class B Stock is not listed on any national securities exchange, such as NYSE or NASDAQ. Upon completion of the merger, RBPI Class A Stock will cease to be traded on NASDAQ, and BMBC as the surviving company in the merger will cause RBPI’s Class A Stock and Class B Stock to be deregistered under the Exchange Act. BMBC will list the BMBC common stock issuable pursuant to the merger agreement on NASDAQ upon receipt of NASDAQ approval and subject to official notice of issuance.

As reported on NASDAQ, the closing price per share of BMBC common stock on January 30, 2017 was $40.35. As reported by NASDAQ, the closing price per share of RBPI Class A Stock on January 30, 2017 was $3.89. Based on the BMBC closing price per share on NASDAQ and the exchange ratio, the pro forma equivalent per share value of RBPI Class A Stock was $4.14 on that date. On April 10, 2017, the last practical day before we printed and mailed this proxy statement/prospectus, the closing price per share of BMBC common stock on NASDAQ was $39.15, resulting in a pro forma equivalent per share value of RBPI Class A Stock of $4.01 as of that date. On April 10, 2017, the closing price per share of RBPI Class A Stock on NASDAQ was $3.91.

Delisting and Deregistration of RBPI Common Stock Following the Merger

If the merger is completed, RBPI Class A Stock will be delisted from NASDAQ and RBPI Class A Stock and RBPI Class B Stock will be deregistered under the Exchange Act.

RBPI Shareholders Dissenters’ Rights or Appraisal Rights

RBPI Class B Stock

Holders of RBPI Class B Stock, under the PBCL have the right to dissent from the merger agreement and obtain the “fair value” of their shares of RBPI Class B Stock in cash as determined by an appraisal process in accordance with the procedures under the PBCL. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Appendix D which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Appendix D.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of RBPI Class B Stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, holders of RBPI Class B Stock who wish to exercise dissenters’ rights must send written notice of their intent to exercise dissenters’ rights to Royal Bancshares of Pennsylvania, Inc., One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004 (Attn: Michael Thompson). After the effective date of the merger, any correspondence relating to the exercise of dissenters’ rights should be sent to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr PA 19010 (Attn: Lori A. Goldman).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

●

prior to the vote on the merger agreement by RBPI shareholders at the RBPI special meeting, file with RBPI a written notice of your intention to demand payment of the fair value of your shares of RBPI Class B Stock if the merger with BMBC is completed;

●

make no change in your beneficial ownership of RBPI Class B Stock from the date you give notice of your intention to demand fair value of your shares of RBPI Class B Stock through the day of the merger; and

●	not vote your RBPI Class B Stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of RBPI shareholders, RBPI and BMBC will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting RBPI shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for RBPI Class B Stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those RBPI shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, BMBC will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that BMBC estimates to be the fair value of the RBPI Class B Stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

●

a closing balance sheet and statement of income of RBPI for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

●	a statement of BMBC’s estimate of the fair value of RBPI Class B Stock; and

●	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by BMBC is less than the fair value of the RBPI Class B Stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the RBPI Class B Stock to BMBC within 30 days after BMBC mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by BMBC of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by BMBC.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

●	the effective date of the merger;

●	timely receipt by RBPI or BMBC, as the case may be, of any demands for payment; or

●	timely receipt by RBPI or BMBC, as the case may be, of any estimates by dissenters’ of the fair value,

then, BMBC may file an application, in the Court of Common Pleas of Montgomery County, Pennsylvania, requesting that the court determine the fair value of the RBPI Class B Stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If BMBC were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against BMBC, may file an application in the name of BMBC at any time within the 30-day period after the expiration of the 60-day period and request that the Montgomery County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Montgomery County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than BMBC’s estimate of the fair value of the RBPI Class B Stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Montgomery County Court of Common Pleas finds fair and equitable.

BMBC intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then BMBC will file an application requesting that the fair value of the RBPI Class B Stock be determined by the Montgomery County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Montgomery County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against BMBC, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Holders of RBPI Class B Stock wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

RBPI Class A Stock

Dissenters’ rights or appraisal rights will not be available to holders of RBPI Class A Stock in connection with the merger.

Under the PBCL, which is the statutory corporation law under which RBPI is incorporated, holders of RBPI Class A Stock will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger because, on the RBPI record date, RBPI Class A Stock was listed on NASDAQ, a national securities exchange.

Litigation Related to the Merger

In March 2017, RBPI has received a letter from attorneys representing a purported shareholder, demanding that the RBPI board investigate alleged breaches of fiduciary duty in connection with the merger. This demand was subsequently withdrawn on April 10, 2017.

On April 11, 2017, the same shareholder filed a lawsuit in the United States District Court, Eastern District of Pennsylvania, against members of the RBPI board, BMBC and RBPI. The lawsuit, which is captioned Parshall v. Royal Bancshares of Pennsylvania, Inc., et al., Case No. 2:17-cv-01641-PBT alleges class claims on behalf of all RBPI shareholders and based on allegations of material misstatements and omissions in this proxy statement/prospectus and violations of the Exchange Act. The lawsuit seeks, among other remedies, to enjoin the merger or, in the event the merger is completed, rescission of the merger or rescissory damages; to direct defendants to account for unspecified damages; and costs of the lawsuit, including attorneys’ and experts’ fees.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which we include as Appendix A to this proxy statement/prospectus and incorporate by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by BMBC and RBPI, which were made to the other contracting party only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. For the foregoing reasons, the representations, warranties and covenants, and any descriptions of those provisions, should not be relied on by any persons as characterizations of the actual state of facts about RBPI or BMBC at the time they were made or otherwise. They should be read in conjunction with the other information contained in the reports, statements and filings that BMBC and RBPI publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” on page 130.

The Merger and the Bank Merger

The merger agreement provides for the merger of RBPI with and into BMBC. The parties will take the necessary steps to complete the merger once the conditions in the merger agreement are satisfied. Upon completion of the merger, BMBC will be the surviving corporation and the separate corporate existence of RBPI will cease.

The merger agreement provides that BMBC may at any time change the structure of the merger, unless the change would do any of the following:

●	alter or change the amount or kind of merger consideration to be provided to the RBPI common shareholders,

●	adversely affect the U.S. federal income tax consequences to RBPI common shareholders, or

●	impede or delay consummation of the merger or otherwise adversely affect RBPI or the RBPI common shareholders in any material respect.

As soon as practicable after the merger of RBPI into BMBC is completed, Royal Bank will merge with and into BMT. BMT will be the surviving entity in the merger and continue its existence as a Pennsylvania chartered bank, and Royal Bank’s separate existence will cease.

Merger Consideration

Treatment of RBPI common stock

At the time BMBC and RBPI entered into the merger agreement, RBPI had two classes of common stock outstanding: RBPI Class A Stock and RBPI Class B Stock (collectively, the “RBPI common stock”). The merger consideration payable by BMBC in exchange for each class of common stock is described below.

RBPI Class A Stock. At the time the merger is completed, each share of RBPI Class A Stock that was issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 0.1025 shares of BMBC common stock (the “RBPI Class A Exchange Ratio”) and cash in lieu of any fractional share of BMBC common stock. In other words, each holder of RBPI Class A Stock will have the right to receive 0.1025 shares of BMBC common stock in exchange for each share of RBPI Class A Stock that he or she owns.

RBPI Class B Stock. At the time the merger is completed, each share of RBPI Class B Stock that was issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 0.1179 shares of BMBC common stock (the “RBPI Class B Exchange Ratio” and together with the RBPI Class A Exchange Ratio, the “Exchange Ratios”) and cash in lieu of any fractional shares of BMBC common stock. In other words, each holder of RBPI Class B Stock will have the right to receive 0.1179 shares of BMBC common stock in exchange for each share of RBPI Class B Stock that he or she owns.

Treasury Shares. Any shares of RBPI common stock that RBPI holds as treasury shares and any shares of RBPI common stock held by BMBC (other than shares held in a fiduciary capacity or as a result of debts previously contracted) will not be converted into merger consideration and will be cancelled without receipt of any consideration.

If BMBC makes a change in its capitalization before the merger is completed, then BMBC will make proportionate adjustments to the Exchange Ratios to give RBPI shareholders the same economic effect as contemplated by the merger agreement prior to such change. Examples of changes in the capitalization of BMBC that would trigger an adjustment are:

●	a stock dividend or distribution on BMBC common stock with a record date prior to the effective time of the merger; and

●	stock splits and reverse stock splits involving BMBC common stock.

BMBC will not issue any fractional shares of BMBC common stock in the merger. For each fractional share that RBPI shareholders would otherwise have the right to receive, BMBC will pay an amount in cash, without interest, rounded to the nearest cent, that will be calculated by multiplying (1) the fractional share issuable to that shareholder and (2) the average closing price of BMBC common stock for the 5 consecutive trading-day period immediately preceding the fifth calendar day prior to the closing date of the merger. RBPI shareholders will not have the right to receive dividends or other rights with respect to those fractional shares.

Treatment of RBPI Equity Awards and Warrants

Stock Options. Upon completion of the merger, each outstanding option to purchase shares of RBPI Class A Stock pursuant to RBPI’s equity-based compensation plans will be cancelled by RBPI in exchange for a cash payment equal to the positive difference, if any, between $4.19 and the corresponding exercise price of such outstanding option. The cancellation of such option will be considered a release of any and all rights the holder of such option had or may have had in respect to such option. As of the date of the merger agreement, there were no outstanding options to purchase shares of RBPI Class B Stock.

Restricted Stock Awards. Upon completion of the merger, each outstanding RBPI restricted stock award will become fully-vested and will be converted into the right to receive, without interest, the same merger consideration as the RBPI Class A Stock (i.e., the shares of RBPI Class A Stock subject to the restricted stock award will be converted into merger consideration in the same manner as the RBPI Class A Stock).

Warrants. Pursuant to the merger agreement, RBPI will diligently attempt to repurchase and retire all warrants to purchase shares of RBPI Class A Stock, as disclosed to BMBC under the merger agreement, prior to the closing date of the merger for an amount mutually acceptable to RBPI and BMBC, after consultation with each other.

Upon completion of the merger, all RBPI warrants which are outstanding and unexercised shall become fully vested and exercisable and be converted, in their entirety, automatically into Continuing Warrants in an amount and at an exercise price determined as follows: (i) The number of shares of BMBC common stock to be subject to the Continuing Warrants shall be equal to the product of the number of shares of RBPI common stock subject to the RBPI warrants, and the applicable exchange ratio; provided that any fractional shares of BMBC common stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of BMBC common stock under the Continuing Warrants shall be equal to the exercise price per share of RBPI common stock under the RBPI warrants, as applicable, divided by the applicable exchange ratio; provided that such exercise price shall be rounded up to the nearest cent. The duration and other terms of the Continuing Warrants shall be the same as the RBPI warrants, except all references to RBPI shall instead be references to BMBC.

Effect of Merger on BMBC Stock

The merger will have no effect on BMBC’s capital stock. Each share of BMBC capital stock that was issued and outstanding immediately before the merger will remain issued and outstanding after the merger is completed.

Articles of Incorporation and Bylaws of the Surviving Corporation

The BMBC articles of incorporation and the BMBC bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and the bylaws of the surviving corporation.

Board of Directors and Executive Officers of the Surviving Corporation; BMT Advisory Board

At the time the merger is completed, BMBC will increase the size of its board of directors by one and appoint one current RBPI director, who will be selected by BMBC in its sole discretion, to the BMBC board of directors. The board of directors of the surviving corporation will consist of the BMBC board of directors as increased to include the appointed RBPI director. Additionally, BMT will increase the size of its board of directors by one and appoint one current RBPI director, who will be selected by BMBC in its sole discretion, to the BMT board of directors. The persons who are the executive officers of BMBC immediately before the merger will continue as the executive officers of the surviving corporation.

Additionally, at the time the merger is completed, BMT will form an advisory board comprised of certain members of RBPI’s and/or Royal Bank’s boards of directors who did not become directors of BMBC and BMT pursuant to the merger agreement and were acting in such capacities immediately prior to the effective time of the merger. Such directors who agree in writing at or prior to the effective time of the merger, will serve on such advisory board immediately following the effective time of the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place within fifteen calendar days after all of the closing conditions specified in the merger agreement have been satisfied or waived, other than those conditions which by their nature must be satisfied at the closing; however, the parties may agree in writing to hold the closing of the merger on another date. The merger will become effective when filed or at another time specified by BMBC and RBPI in the statement of merger filed with the Pennsylvania Department of State.

Exchange and Payment Procedures

At least two business days prior to the effective date of the merger, BMBC will deposit the merger consideration with its exchange agent, Computershare, Inc., or such other company designated by BMBC, and reasonably acceptable to RBPI. Specifically, the deposit will consist of:

●	book entry shares representing the shares of BMBC common stock issuable in exchange for the shares of RBPI common stock which will be cancelled in the merger;

●	cash consideration payable in exchange for each outstanding option to purchase shares of RBPI Class A Stock pursuant to RBPI’s equity-based compensation plans;

●	cash in an amount equal to pay any dividends or distributions which are payable to RBPI shareholders under the merger agreement; and

●	cash to be paid to RBPI shareholders in lieu of fractional shares of BMBC common stock.

Within ten business days after the merger is completed, the exchange agent will mail each holder of record of RBPI common stock a letter of transmittal which will contain instructions for surrendering their stock certificates for the merger consideration. Each holder of a RBPI stock certificate, who surrenders his or her stock certificates to the exchange agent together with properly signed transmittal materials, will be entitled to receive, for each share of RBPI common stock he or she holds:

●	0.1025 shares of BMBC common stock for each share of RBPI Class A Stock or 0.1179 shares of BMBC common stock for each share of RBPI Class B Stock, as applicable, in book entry form;

●	cash in lieu of any fractional shares of BMBC common stock to which the holder would otherwise be entitled; and

●	any cash dividends which are payable to former RBPI shareholders according to the merger agreement.

After the completion of the merger, shares of RBPI common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of BMBC common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

BMBC will have no obligation to issue any merger consideration or cash consideration or any cash in lieu of fractional shares until the former RBPI shareholder has surrendered the stock certificates representing his or her shares of RBPI common stock with properly signed transmittal materials to the exchange agent.

If a RBPI stock certificate has been lost, stolen or destroyed, the exchange agent will issue the BMBC common stock payable under the merger agreement to the shareholder upon receipt of an affidavit by the shareholder regarding the loss of his or her stock certificate. BMBC or the exchange agent may require the shareholder to post a bond in a reasonable amount as indemnity against any claim that may be made against BMBC or the exchange agent with respect to the shareholder’s lost, stolen or destroyed RBPI stock certificate.

Former RBPI shareholders may exchange their RBPI stock certificates through the exchange agent for up to 12 months after the completion of the merger. At the end of that period, the exchange agent will return any remaining BMBC shares and cash to BMBC, and former RBPI shareholders who did not previously exchange their RBPI stock certificates for the merger consideration must apply to BMBC for payment of the merger consideration. Neither RBPI nor BMBC will be liable to any former holder of RBPI common stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

BMBC or the exchange agent will be entitled to deduct and withhold from any cash amounts payable to any holder of RBPI common stock the amounts that the exchange agent or BMBC is required to deduct and withhold under the Code or any state, local or foreign tax law or regulation. Any amounts that BMBC or the exchange agent withholds will be treated as having been paid to such the holder of the RBPI common stock.

Once the merger is completed, no transfers on the stock transfer books of RBPI will be permitted other than to settle transfers of shares of RBPI common stock that occurred prior to the effective time of the merger.

Dividends and Distributions

Upon surrender of their RBPI stock certificates to the exchange agent, former RBPI shareholders will be paid, without interest:

●

any dividends or distributions that were declared by RBPI on its common stock with a record date prior to the date on which the merger was completed, and that remained unpaid at the time the merger was completed; and

●	any dividends or distributions that were declared on the BMBC common stock with a record date after the date on which the merger was completed, and that became payable before the date of surrender.

Shares of RBPI common stock held in book-entry form will be automatically exchanged for shares of BMBC common stock and cash in lieu of any fractional share of BMBC common stock.

While the merger is pending, RBPI may not pay any dividends on its common stock, except for payments from (i) Royal Bank to RBPI, (ii) any subsidiary of Royal Bank to Royal Bank or (iii) Royal Investments of Delaware, Inc. to RBPI.

Representations and Warranties

The merger agreement contains generally reciprocal and customary representations and warranties of BMBC and RBPI relating to their respective businesses. The representations and warranties of RBPI and BMBC are subject, in some cases, to exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules that RBPI and BMBC delivered to each other at the time they entered into the merger agreement. The representations and warranties in the merger agreement only remain in effect until the merger is completed.

A summary of the matters which each of RBPI and BMBC covered in its representations and warranties is provided below.

●	corporate matters, such as its organization and existence, its corporate power and authority to conduct their businesses, and its subsidiaries;

●	its capitalization;

●	its corporate power and authority to enter into and perform the merger agreement;

●	that entering into the merger agreement and completing the merger will not cause a violation of its organizational documents or applicable laws, a breach of contract or acceleration of indebtedness;

●	the governmental filings and consents, authorizations, approvals and exemptions that are required to be completed or obtained in order to enter into the merger agreement and complete the merger;

●	reports filed with bank regulatory authorities and other regulatory entities;

●

its filings with the SEC, the conformity of its financial statements with U.S. generally accepted accounting principles, and the maintenance of its books and records and its subsidiaries’ books and records in accordance with applicable legal and accounting requirements;

●	any investment bankers’ fees which it is required to pay in connection with the merger;

●	the general manner in which its businesses are conducted, and the absence of any material adverse effect (as defined below) affecting it or its subsidiaries;

●	legal proceedings;

●	tax matters;

●	employee benefit plans;

●	compliance with applicable laws and the listing and corporate governance requirements of NASDAQ;

●	regulatory matters, including those under the purview of the Federal Reserve Board, the Federal Deposit Insurance Corporation and its primary banking regulator;

●	the absence of any unresolved violation that could be reasonably likely to prevent or materially delay the receipt of the regulatory approvals needed to complete the merger;

●	undisclosed liabilities;

●	environmental liabilities; and

●	the real property and assets it owns or leases.

RBPI made additional representations and warranties regarding:

●	the absence of any material breach or default under its contracts;

●	the loans, delinquent loans and nonperforming and classified loans and investments and other assets which are reflected on its books and records;

●	allowances for loan losses;

●	insurance coverages;

●	its investment securities;

●	its intellectual property;

●	its fiduciary accounts;

●	its employees and labor matters;

●	the receipt of an opinion from its financial advisor;

●	the non-applicability of state anti-takeover laws;

●	transactions it has entered into with affiliates; and

●	its risk management arrangements and instruments.

BMBC made additional representations and warranties regarding ownership of shares of RBPI common stock by BMBC and its affiliates or associates (as those terms are defined under the Exchange Act) and the non-applicability of provisions relating to “interested shareholders” under the PBCL.

Certain representations and warranties of BMBC and RBPI are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to BMBC or RBPI, means any circumstance, development, change or effect that (1) is, or would reasonably expected to be, materially adverse to the business, results of operations or financial condition of that party and its subsidiaries taken as a whole, or (2) does, or would reasonably be expected to, materially impair the ability of that party to complete the transactions contemplated by the merger agreement, including the merger, on a timely basis or materially impede the consummation of the transactions contemplated by the merger agreement.

In determining whether a material adverse effect has occurred with respect to the business, results of operations or financial condition of a party and its subsidiaries, the parties will disregard any effects resulting from:

●	changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally;

●	changes in laws, rules or regulations affecting banks or bank holding companies generally, or their interpretation by courts or any governmental entity;

●	actions or omissions taken by either party with the prior written consent of the other party;

●

the announcement or public disclosure of the transactions contemplated by the merger agreement, and compliance with the merger agreement on the business, financial condition or results of operations of the parties and their subsidiaries in consummating the transactions contemplated by the merger agreement, including related expenses;

●

changes in national or international political or social conditions, including engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the U.S.;

●

economic, financial market or geographic conditions affecting banks or bank holding companies generally and not disproportionately affecting the parties and their subsidiaries as compared to similarly situated banks and bank holding companies, including changes in interest rates; and

●

any action taken at the direction of any federal or state bank regulator, or in compliance with or in furtherance of any agreement with a federal or state bank regulator, and the direct costs, consequences, or effects thereof.

Conduct of Business While the Merger is Pending

BMBC and RBPI agreed to generally customary covenants that place restrictions on them and their respective subsidiaries until the merger is completed. For example, BMBC and RBPI each agreed to:

●	refrain from taking any actions that may adversely affect its ability to perform its covenants and agreements under the merger agreement; and

●

refrain from taking any action that would adversely affect either party’s ability to obtain the regulatory approvals needed to complete the merger or increase the time necessary to obtain such approvals.

RBPI also agreed to provide BMBC with regular updates and certain other information about its lending operations.

RBPI further agreed that RBPI and its subsidiaries would refrain from taking certain actions while the merger is pending, unless permitted by the merger agreement or BMBC has consented in advance (such consent not to be unreasonably withheld, conditioned or delayed). For example, RBPI and its subsidiaries will not:

●

make, declare, pay or set aside for payment of dividends payable in cash, stock or property, or declare or make any distribution on any shares of its capital stock, except for payments from (1) Royal Bank to RBPI or from any subsidiary of Royal Bank to Royal Bank, or (2) Royal Investments of Delaware, Inc. to RBPI;

●

issue, sell, grant, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, any rights related to its capital stock, any award or grant under its benefit plans or otherwise, or any other securities of RBPI or any if its subsidiaries, except as provided for under the merger agreement;

●

accelerate the vesting of any existing warrants, options, rights, convertible securities, stock appreciation rights or other arrangements which obligate RBPI to issue or dispose of its capital stock or other ownership interests, or which provide for compensation based on equity appreciation of its capital stock, except as provided for under the merger agreement;

●

directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into any additional shares of its stock or any of its warrants, options, rights or other similar arrangements issued prior to the closing of the merger, except as provided for under the merger agreement;

●

hire any person as an employee of RBPI or its subsidiaries except for non-officer, at-will employees at an annual salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business;

●	amend its articles of incorporation or bylaws or the comparable organizational documents of its subsidiaries;

●

acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts in the ordinary course of business, all or a material portion of the assets, debt, business, deposits or properties of any other entity or person;

●

file any application or make any contract or commitment for the opening, relocation or closing of, or open, relocate or close, any branch office, loan production or servicing facility, except as required by applicable law or as provided for under the merger agreement;

●

sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to RBPI or its subsidiaries, except in the ordinary course of business;

●

enter into, establish, adopt, amend, modify or terminate, any of its or its subsidiaries’ stock benefit, pension, retirement, stock option, stock purchase, stock grant, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit plans or arrangements, except as may be required by applicable law or as provided for under the merger agreement;

●

(1) pay, loan or advance any amount to, (2) sell, transfer or lease any assets or properties to, (3) buy, acquire or lease any properties or assets from, or (4) enter into, renew, extend or modify any agreement or arrangement with any of its officers, directors or holders of RBPI Class B Stock, or any of their respective immediate family members, affiliates or associates, except in the ordinary course of business, pursuant to such persons’ employment or service as a director with RBPI or its subsidiaries or deposits held by Royal Bank in the ordinary course of business;

●

implement or adopt any change in its accounting principles, practices or methods, except as may be required by applicable law, U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

●

enter into, amend, modify, extend or waive any material provision of RBPI’s material contracts, leases or insurance policies, or make any change in any instrument or agreement governing the terms of its securities, except for normal renewals pursuant to such agreements, provided that such renewals may not impose a material adverse change on the terms of such agreements;

●	enter into any contract (1) that would constitute a material contract under the merger agreement, (2) for over $25,000, or (3) that has a term of more than one year;

●	incur any capital or other discretionary expenditure in excess of $25,000 individually or $50,000 in the aggregate, except as set forth in any of RBPI’s material contracts or leases;

●

institute any new litigation or other legal or regulatory proceedings, except as provided for under the merger agreement or for the settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business;

●

except as provided for under the merger agreement or for the settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which RBPI or its subsidiaries is or becomes a party, which (1) involves payment by RBPI or its subsidiaries exceeding $25,000 individually or $50,000 in the aggregate or (2) would impose any material restriction on the business of RBPI or its subsidiaries;

●

waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of RBPI and its subsidiaries, except as provided for under the merger agreement or for the settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business;

●	enter into any material new line of business or introduce any material new products or services, material marketing campaigns or material new sales compensation or incentive programs or arrangements;

●

change in any material respect its lending, credit, reserve, charge-off, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or guidance imposed by any governmental entity;

●

enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar agreements related to such transactions;

●	except for overnight loans or loans with a maturity less than 60 days, incur, modify, extend or renegotiate any indebtedness of RBPI or Royal Bank;

●

assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, except for the creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, or sixty day advances, in each case in the ordinary course of business;

●

acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, except (1) by way of foreclosures, deficiency, judgment settlements or acquisitions in a bona fide fiduciary capacity or (2) in satisfaction of debts previously contract for in good faith;

●

change the classification method for any of the RBPI investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity”, as those terms are used in ASC 320, except for certain securities under the merger agreement;

●

enter into, amend, renew or take any action that would give rise to or accelerate a right of payment under any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of RBPI or its subsidiaries, or grant any fee, wage or salary increase or increase any employee benefit or pay any incentive or bonus payments, except as provided for under the merger agreement, such as the following:

●

RBPI may make normal increases in the base salaries of its employees in the ordinary course of business and pursuant to any policies currently in effect, provided that, such increases will not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 3% for any individual;

●	To satisfy contractual obligations existing or contemplated as of the date of the merger agreement, as previously disclosed to BMBC; and

●

Bonus payments in the ordinary course of business and pursuant to plans in effect as of the date of the merger agreement, provided that such payments will not exceed an aggregate amount budgeted pursuant to such plans as disclosed to BMBC and that such payments will not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in the Code.

●

make any increases to deposit pricing for deposit products, except for certificates of deposit and increases at a rate consistent with, but not greater than, the average increase in the then-current average rate paid by the following banks in Philadelphia, Pennsylvania, as provided by BMT on at least a weekly basis: BMT, Beneficial Bank, Firstrust Bank and Univest;

●	make any increases to deposit pricing for certificates of deposit in excess of 20 basis points above RBPI’s rates for such products in effect on the date of the merger agreement;

●	make, renew, renegotiate, increase, extend or modify loans which exceed specified dollar thresholds and have characteristics described in the merger agreement;

●

make any material investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by RBPI or its subsidiaries, except for loans or extensions of credit made in compliance with the merger agreement or as required by any material contracts or leases;

●

except as required by law, make or change any tax election, file any material amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claims or assessment;

●

commit any act or omission which constitutes a material breach of default by RBPI or its subsidiaries under any agreement with any governmental entity or under any material contract that would reasonably be expected to prevent the satisfaction of any of the closing conditions under the merger agreement;

●

foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of such deed or title will become classified as property acquired by RBPI (1) if an environmental assessment of such property reveals environmental hazards or liabilities on the property or (2) without first conducting an environmental assessment on such property;

●

knowingly take any action, or fail to take any action, not contemplated by this agreement that is intended or is reasonably likely to (1) make any or the representations and warranties of RBPI or Royal Bank under the merger agreement untrue on any date following the date of the merger agreement, (2) prevent, delay or impair RBPI’s ability to consummate the transactions contemplated under the merger agreement, or (3) prevent the merger of RBPI with and into BMBC or the merger of Royal Bank with and into BMT from qualifying as a reorganization under the Code;

●

except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

●	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

●	compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the ordinary course of business; and

●	agree to take, make any commitment to take or adopt any board of directors’ resolutions in support of any of the prohibited actions listed in the merger agreement.

BMBC also agreed that while the merger is pending, it will not take or permit its subsidiaries to take certain actions, unless permitted by the merger agreement or RBPI has consented in advance (such consent not to be unreasonably withheld, conditioned or delayed). For example, BMBC and its subsidiaries will not:

●

take any action that would, or would be reasonably likely to, result in its representations and warranties contained in the merger agreement to not be true and correct on the date of the merger agreement or at any time prior to the closing date of the merger agreement.

Regulatory Matters

BMBC agreed to prepare and file with the SEC, as soon as practicable after the date of the merger agreement, a registration statement on Form S-4, of which this proxy statement/prospectus is a part. RBPI will prepare and furnish any information about itself and its directors, officers and shareholders to BMBC, as BMBC may reasonably request, to include in the registration statement. BMBC and RBPI will use their commercially reasonable efforts to have the registration statement declared effective under the Securities Act. RBPI will promptly mail the proxy statement/prospectus to their respective shareholders once the registration statement is declared effective.

BMBC and RBPI agreed to cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary filings as soon as practicable after the date of the merger agreement, and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties, regulatory agencies and governmental entities as may be necessary or advisable to complete the merger.

Each of BMBC and RBPI also agreed to allow the other party to review in advance all information relating to the other party which appears in a filing or other submission made with any regulatory agency or governmental entity in connection with the merger.

Access to Information

BMBC and RBPI each agreed to cause one or more of its representatives to confer with the representatives of the other to report on the general status of the other’s ongoing operations at such times and in such manner as the other party may reasonably request. RBPI has agreed to provide BMBC, upon reasonable notice, reasonable access during normal business hours to its books, papers and records relating to its assets, properties, operations, obligations and liabilities in which BMBC may have a reasonable interest. RBPI will also permit BMBC to conduct environmental assessments on RBPI’s real property, at BMBC’s sole expense and subject to certain restrictions under the merger agreement. RBPI will also regularly provide to BMBC certain financial reports and other information regarding its loan portfolio and business operations, as described in the merger agreement. All information so provided will be subject to the terms of the pre-existing confidentiality agreements between BMBC and RBPI.

Shareholder Approvals

RBPI agreed to hold a special meeting of its shareholders within 45 days following the date on which the registration statement on the Form S-4 becomes effective, subject to extension with the consent of BMBC (not to be unreasonably withheld or conditioned), for the purpose of obtaining the necessary RBPI shareholder vote to approve the adoption of the merger agreement and the merger. In addition, the merger agreement provides that (1) subject to the board’s exercise of its fiduciary duties if RBPI receives a superior proposal, RBPI’s board of directors will make a recommendation for the RBPI shareholders to approve the adoption of the merger agreement and the merger, (2) the board’s recommendation in favor of the merger agreement and the merger will be included in this proxy statement/prospectus, and (3) subject to the board’s exercise of its fiduciary duties if RBPI receives a superior proposal, as discussed later in this summary, RBPI will use its commercially reasonable efforts to obtain the RBPI shareholders’ vote in favor of the merger and the merger agreement.

Listing on NASDAQ

BMBC will take all necessary steps to cause the shares of BMBC common stock that will be issued in the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the completion of the merger.

Employee Benefit Plans

BMBC will take all reasonable action to entitle each employee of RBPI or any of its subsidiaries who become employees of BMBC or any of its subsidiaries to participate as soon as administratively practicable after the merger is completed in each of BMBC’s employee compensation and benefit plans, as generally applicable, to the same extent as similarly situated employees of BMBC and its subsidiaries. BMBC will recognize the length of service credited to each such RBPI employee under any RBPI employee compensation and benefit plans for purposes of determining eligibility to participate in, and vesting of benefits under, such BMBC employee compensation and benefit plans. BMBC has agreed to recognize such length of service credited to each such RBPI employee for credit for benefit accrual purposes related to vacation, leave policies, and severance benefits, subject to the severance benefits being calculated as set forth in the merger agreement. BMBC may also (1) continue any of RBPI’s or its subsidiaries' employee compensation and benefit plans, in lieu of offering participation in the BMBC employee compensation and benefit plans providing similar benefits (2) terminate any such RBPI employee compensation and benefit plans, or (3) merge any such RBPI compensation and benefit plans with the corresponding BMBC employee compensation and benefit plans, provided that in each case such plans are substantially similar to benefits provided to employees of BMBC and its subsidiaries generally. If, prior to the effective time of the merger, BMBC notifies RBPI that it wishes to terminate any of the RBPI employee compensation and benefit plans, RBPI will take all steps necessary to comply with such request prior to the effective time of the merger, so long as BMBC has certified that all closing conditions of BMBC to consummate the transactions under the merger agreement have been satisfied or waived.

BMT will also honor all employment and change of control agreements provided for under the merger agreement, subject to limitations under applicable law or by any regulatory authority. BMBC will pay to any employee of RBPI or its subsidiaries, who is not a party to an employment, consulting, change in control or severance agreement and is terminated after the date of the merger agreement and within twelve (12) months after the effective time of the merger, severance pay equal to two (2) weeks of such employee’s regular pay for each year such employee was employed at RBPI or its subsidiary, up to a maximum of twenty-six (26) weeks.

In the event of any termination, or the consolidation, of any medical, dental, health or disability plans of RBPI or its subsidiaries, BMBC will make available to continuing RBPI employees and their dependents coverage under the corresponding BMBC benefit plans, as applicable, and on the same basis as BMBC provides coverage to its or its subsidiaries’ employees. BMBC will also cause each such plan to, in each case to the extent the applicable employee or dependent has satisfied any similar limitations or requirements under the analogous plan of RBPI or its subsidiaries prior to the effective time of the merger:

●	waive any pre-existing condition limitations to the extent such conditions would be covered under the applicable medical, health and dental plans of RBPI;

●

honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the applicable mental, health and dental plans of RBPI or its subsidiaries during the portion of the plan year prior to participation in the corresponding plan of BMBC or its subsidiaries; and

●	waive any period limitation or evidence of insurability requirement which would otherwise be applicable to such employees and their dependents on or after the effective time of the merger.

Indemnification and Insurance

For a period of six (6) years following the effective time of the merger, BMBC will be obligated to indemnify and hold harmless each current and former director and officer of RBPI and its subsidiaries against any losses, claims, liabilities and fees and expenses incurred in connection with any claim, suit, proceeding or investigation that is initiated or threatened against any of those persons because of his or her service to RBPI or its subsidiaries, if such claim pertains to any matter of fact arising, existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. BMBC will also advance expenses as incurred by those persons prior to the final disposition of the claim, suit, proceeding or investigation, to the fullest extent permitted by RBPI under applicable law and RBPI’s articles of incorporation; however, the person receiving the advanced expenses must provide an undertaking to repay such advanced expenses to BMBC if it is ultimately determined that he or she was not entitled to indemnification.

For a period of six (6) years following the effective time of the merger, BMBC also agreed to maintain, or cause BMT to maintain, the current directors’ and officers’ liability insurance policies covering RBPI’s directors and officers as of the date of the merger agreement for all matters occurring at or prior to the effective time of the merger. BMBC may substitute such insurance policies with policies of at least the same coverage containing terms and conditions which are not materially less favorable. However, BMBC will not be required to pay annual premiums in excess of 150% of the annual premium currently paid by RBPI for such insurance. If BMBC is unable to maintain RBPI’s existing policies or obtain a substitute policy for that amount, BMBC will use its commercially reasonable best efforts to obtain the most advantageous coverage available for such amount.

BMT Advisory Board

Upon the effective time of the merger, BMT will form an advisory board comprised of certain members of RBPI’s and/or Royal Bank’s boards of directors who did not become directors of BMBC and BMT pursuant to the merger agreement and were acting in such capacities immediately prior to the effective time of the merger. Such directors, if agreed to in writing at or prior to the effective time of the merger, will serve on such advisory board immediately following the effective time of the merger.

RBPI/Royal Bank Director and Employee Agreements

Concurrently with the execution of the merger agreement, every director of RBPI or Royal Bank serving on the date of the merger agreement executed a non-solicitation and restrictive covenant agreement with a two (2) year term with BMBC and BMT.

RBPI will cause certain employees to execute non-solicitation agreements as provided for under the merger agreement, and, until the effective time of the merger, will use commercially reasonable efforts to enforce such non-solicitation agreements. RBPI will also notify BMBC in writing if it learns that any party to such agreements is in violation of any terms or conditions set forth therein and will take steps as BMBC reasonably requests in order to enforce such agreements. RBPI will also use commercially reasonable efforts to cause each employment, consulting, change in control or severance agreement providing severance payments to any employee or consultant, whose employment or services are terminated on or after the date of the merger agreement, to be subject to an amendment or provision that (1) requires the execution of a release in a form satisfactory to RBPI as a precondition to the payment of severance (or similar) benefits thereunder and (2) imposes non-solicitation and non-competition restrictions on the applicable counterparty(ies) satisfactory to BMBC and RBPI.

Conversion of Information Systems

RBPI will cause one or more representatives of Royal Bank to meet with representatives of BMT on a regular basis to discuss and plan for the conversion of Royal Bank’s data processing and related electronic informational systems to those used by BMT. Such planning will include discussions of possible termination by Royal Bank of third-party service provider arrangements, non-renewal of personal property leases or software licenses and retention of outside consultants and additional employees to assist with the conversion; provided, however, that Royal Bank will not be obligated to take any such actions, and the conversion will not take place, prior to the effective time of the merger.

  Divestment of Non-Volcker Compliant Securities

RBPI will divest from its investment portfolio, prior to July 1, 2017, any securities that, were they to remain in Royal Bank’s investment portfolio through July 1, 2017, would fail to comply with the Volcker Rule (§ 619 (12 U.S.C. §1851)).

Agreement Not to Solicit Other Offers

RBPI agreed to certain restrictions that may discourage a third party from submitting an acquisition proposal to RBPI that might result in greater value to RBPI’s shareholders than the merger with BMBC, or may result in a potential acquirer proposing to pay a lower per share price to acquire RBPI than it might otherwise have proposed to pay. Specifically, subject to the exceptions described below, RBPI agreed:

●

that it will promptly, and in any event within 24 hours, notify BMBC in writing if it receives another acquisition proposal (as defined below) or offer to negotiate or discuss terms in connection with any acquisition proposal; such notice will indicate the name of the person making, and the terms and conditions of, such proposal, including copies of any written materials relating to such proposal, except to the extent providing such written materials would violate binding confidentiality, privilege or other restrictions under applicable law, and RBPI agrees that it will keep BMBC informed, on a current basis, of the status and terms of any such proposal; and

●	that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

●	initiate, solicit, induce, knowingly encourage or facilitate an acquisition proposal or inquiries relating to a potential acquisition proposal;

●	enter into or participate in any discussions or negotiations with, or furnish any information to another party that is seeking to make, or has already made, an acquisition proposal;

●	release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which RBPI or its subsidiaries is a party; or

●	approve, endorse, recommend or enter into a letter of intent, agreement or other commitment with any party relating to an acquisition proposal.

As used in the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer, whether or not in writing and other than from BMBC, of an intention to enter into any transaction:

●	or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution, or similar transaction involving RBPI or any of its subsidiaries;

●	to acquire, directly or indirectly, any assets of RBPI or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of RBPI and its subsidiaries on a consolidated basis;

●	pursuant to which there is any issuance, sale or other disposition of securities representing 15% or more of the votes attached to the outstanding securities of RBPI or any of its subsidiaries;

●

pursuant to which any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% of more of any class of equity securities of RBPI or any of its subsidiaries; or

●	which is similar in form, substance or purpose to any of the previously listed transactions, or any combination thereof.

However, the merger agreement allows RBPI to consider and participate in discussions and negotiations with respect to a bona fide, unsolicited, written acquisition proposal from a party other than BMBC if:

●

the RBPI board of directors concludes in good faith, after consultation with its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes a superior proposal (as defined below) and that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable law;

●	RBPI has provided BMBC with at least three (3) business days prior notice of such determination to consider and participate in discussions and negotiations related to such proposal; and

●

RBPI enters into a confidentiality agreement with the party that made the acquisition proposal before providing it with any information or data about RBPI, and the confidentiality agreement contains confidentiality terms that are no less favorable to RBPI than those contained in its confidentiality agreement with BMBC.

Definition of “Superior Proposal”

“Superior proposal” means any bona fide, unsolicited, written acquisition proposal made by a third party which the RBPI board of directors has determined in good faith would:

●

if consummated, result in the acquisition of all of the issued and outstanding shares of RBPI common stock or all, or substantially all, of the assets of RBPI and its subsidiaries on a consolidated basis;

●

result in a transaction that involves consideration to the holders of shares of RBPI common stock that is more favorable than the consideration provided for under the merger agreement, and is, in light of the other terms of such proposal, more favorable to RBPI than the merger and transactions contemplated by the merger agreement; and

●	is reasonably likely to be completed on the terms proposed.

Additionally, the RBPI board of directors’ conclusion that an acquisition proposal is a superior proposal must be based on the information then available after consultation with its financial advisors and outside counsel and must take into account, among other things, all legal, financial, regulatory and other aspects of the proposal.

Ability of the RBPI Board of Directors to Change Its Recommendation of the Merger

In any case, the merger agreement allows the RBPI board of directors to (1) withdraw, modify or qualify its recommendation of the merger in a manner adverse to BMBC, (2) approve or recommend any acquisition proposal or (3) resolve to take, or publicly announce an intention to take either of the foregoing actions, if the RBPI board of directors determines, within the time period provided for under the merger agreement, that such acquisition proposal constitutes a superior proposal and has reasonably determined, in good faith, after consultation with outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable law.

Even if the RBPI board of directors withdraws or qualifies its recommendation of the merger with BMBC or makes a determination to recommend an acquisition proposal, RBPI will use commercially reasonable efforts to solicit and obtain the required shareholder approval to consummate the merger and the other transactions contemplated by the merger agreement.

  Conditions to Completion of the Merger

The merger agreement contains a number of closing conditions. RBPI and BMBC are required to complete the merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both RBPI and BMBC. In other words, neither party will be required to complete the merger unless the conditions listed below are satisfied (or waived):

●	the RBPI common shareholders have approved the merger and adoption of the merger agreement;

●	the shares of BMBC common stock to be issued in the merger have been approved for listing on NASDAQ;

●

all regulatory approvals that the parties are required to obtain to complete the merger have been received and none of the regulatory approvals will have included any condition or requirement that would, in the reasonable judgment of the BMBC board of directors, materially or adversely affect the business, operations, assets or financial condition of the combined enterprise of RBPI and BMBC or materially impair the value of RBPI or Royal Bank to BMBC;

●

the registration statement for the BMBC common stock to be issued in the merger has been declared effective under the Securities Act and no stop order or proceedings for issuance of a stop order have been initiated or threatened by the SEC;

●

BMBC and RBPI shall each have received tax opinions from their legal counsel, each reasonably acceptable in form and substance to BMBC and RBPI, substantially to the effect that for federal income tax purposes the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

●

no law, statute, code or regulation, or judgment, decree, injunction or order from a court or other governmental entity is in effect, or applicable to RBPI or BMBC, that prevents, prohibits or makes illegal the completion of the merger.

In addition, the merger agreement contains separate closing conditions of RBPI which must be satisfied in order for RBPI to be obligated to close the merger, and separate closing conditions of BMBC which must be satisfied in order for BMBC to be obligated to close the merger. Certain of these closing conditions, as listed below, are based on whether the representations and warranties made by the other party are true and correct and whether the other party has performed all of its obligations under the merger agreement. Individually, RBPI or BMBC will not be obligated to close the merger unless:

●

the representations and warranties in the merger agreement from the other party are true and correct both as of the date of the merger agreement and as of all times up to and including the effective time of the merger (except to the extent such representations and warranties speaks as of a specified date), and the other party has delivered an officer’s certificate certifying that this condition has been met;

●	the other party has performed all of its obligations under the merger agreement in all material respects and has delivered an officer’s certificate certifying that this condition has been met;

●

the other party shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the transactions contemplated under the merger agreement; and

●	the other party’s outside auditors will have issued an unqualified audit opinion with respect to the other party’s 2016 audited financial statements.

In addition, the merger agreement contains specific closing conditions of BMBC which must be satisfied in order for BMBC to be obligated to close the merger.

●	the average of certain RBPI loan portfolios and delinquencies must be below certain threshold amounts for certain periods as set forth under the merger agreement;

●	holders of no more than 8.5% of the issued and outstanding shares of RBPI Class B Stock will have exercised their statutory appraisal or dissenters’ rights pursuant to the merger agreement;

●

prior to July 1, 2017, Royal Bank will have divested from its investment portfolio any securities that, were they to remain in Royal Bank’s investment portfolio through July 1, 2017, would fail to comply with the Volcker Rule (§ 619 (12 U.S.C. § 1851));

●	RBPI will have accrued reserves in an amount satisfactory to BMBC for, or settlement of, the litigation matters described under the merger agreement;

●	RBPI will have completed certain actions related to its subsidiaries as set forth under the merger agreement;

●

RBPI will have delivered to BMBC evidence that each and every employment, consulting, change in control or severance agreement providing severance payments to any employee or consultant, whose employment or services are terminated on or after the date of the merger agreement, are subject to the amendments or provisions required by the merger agreement;

●

RBPI’s outside legal counsel will have delivered to BMBC a legal opinion, dated as of the closing date of the merger, in substantially the form and substance of the legal opinion delivered to BMBC by RBPI’s outside legal counsel as of the date of the merger agreement; and

●

to the extent RBPI or Royal Bank is subject to any outstanding supervisory action involving a bank regulator, the applicable bank regulator will have terminated or lifted such outstanding supervisory action, or provided assurances acceptable to BMBC that such action will not be binding upon BMBC or BMT following the merger and no obligations arising under such action will be transferred to BMBC or BMT.

Neither party can provide assurance as to when, or if, all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither party has any reason to believe that those conditions will not be satisfied.

Termination of the Merger Agreement

Right of Either BMBC or RBPI to Terminate the Merger Agreement. The merger agreement may be terminated at any time before the merger is completed by mutual written consent of BMBC and RBPI. Also, either party, acting alone, has the right to terminate the merger agreement in any of the following circumstances:

●

the approval of a governmental entity, which is required for completion of the merger or the transactions contemplated under the merger agreement, has been denied by final and non-appealable action, or an application for such approval has been withdrawn at the request of the governmental entity, unless the denial was caused by the failure of the terminating party to perform or perform its obligations under the merger agreement;

●

the merger is not completed on or before December 31, 2017, unless the failure to complete the merger by that date was caused by a material breach of the terminating party under the merger agreement, provided that the parties shall have an additional three (3) month period following December 31, 2017 to obtain necessary regulatory approvals;

●

the other party has breached its representations and warranties or any of its performance obligations under the merger agreement to such a degree that the closing conditions cannot be satisfied, and the breach has not been cured within 30 days after such party has received notice of its breach (such cure period shall be 60 days after receiving such notice if the other party cannot reasonably cure its breach within the 30 day period); or

●

RBPI convened a special meeting of its shareholders for the purpose of obtaining their approval of the merger agreement and the merger, but failed to obtain such approval, provided that RBPI must have performed in accordance with the merger agreement in its attempt obtain such approval.

Right of BMBC to Terminate. In addition to the other termination rights of BMBC above, BMBC may terminate the merger agreement at any time before the merger agreement and the merger have been approved by RBPI shareholders (and RBPI would be obligated to pay BMBC the termination fee described below) if:

●

RBPI has materially breached its agreement not to solicit, negotiate or enter into an acquisition proposal and does not cure such breach by the fifth (5th) business day after the occurrence of such breach;

●

the RBPI board of directors has failed to recommend approval of the merger agreement and the merger to the RBPI shareholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to BMBC;

●	the RBPI board of directors has approved, recommended or endorsed an acquisition proposal from a party other than BMBC; or

●

if any Phase II environmental site assessment, performed in accordance with ASTM E1903-11 and/or the “all appropriate inquiry standards set forth at 40 C.F.R. Part 312, on RBPI’s real property confirms the existence of any spilling, leaking or disposing in the environment of any regulated substances which (1) violates applicable environmental law or are present in concentrations exceeding applicable standards under applicable environmental law and (2) are estimated to cost more than $1,000,000 to remedy (less certain costs as set forth in the merger agreement).

Right of RBPI to Terminate. In addition to the other termination rights of RBPI above, RBPI may terminate the merger agreement under the following circumstances:

●

RBPI may terminate the merger agreement at any time before the adoption of the merger agreement and the merger have been approved by RBPI shareholders, if RBPI has concluded in good faith, after consultation with its financial and legal advisors, that it must agree to endorse a superior proposal. Additionally, the superior proposal must be bona fide, in writing and unsolicited, and otherwise have been obtained by RBPI in compliance with the terms of the merger agreement. However, RBPI is not entitled to exercise this termination right until it has met the following conditions: (1) RBPI has given notice to BMBC of its intention to accept a superior proposal and, for a period of at least three business days, negotiated with BMBC in good faith to make adjustments to the terms and conditions of the merger agreement with BMBC, (2) RBPI’s board of directors has considered all of the adjustments proposed by BMBC and concluded in good faith, based upon consultation with its financial and legal advisers, that the acquisition proposal of the other party remains a superior proposal even after giving effect to the adjustments proposed by BMBC, and (3) RBPI has paid BMBC the termination fee described below.

RBPI also may terminate the merger agreement if there has been a substantial decline in BMBC’s stock price that is not generally experienced by comparable banks, as described in detail below.

The operation of the conditions permitting RBPI to terminate the merger agreement based on a decrease in the market price of BMBC common stock reflects the parties’ agreement that RBPI’s shareholders will assume the risk of a decline in value of BMBC common stock and will assume the risk of a more significant decline in value of BMBC’s common stock, unless the percentage decline from $41.45 (which was the closing value of a share of BMBC common stock on the last trading day before the date of the merger agreement (such date, the “Starting Date”)) to the average closing price of BMBC common stock during the twenty (20) consecutive trading day period immediately preceding the, and ending on, the later of (1) the date of the RBPI shareholder meeting or (2) the date on which the last regulatory approval required by the merger agreement is obtained (such date, the “Determination Date”) is more than 20% greater than the percentage decrease, if any, in the average closing price of the ABA Community Bank Index from the Starting Date to the Determination Date, using closing price of the ABA Community Bank Index as of the Starting Date and the twenty (20) trading days preceding the Determination Date to determine the average closing price of the ABA Community Bank Index. The purpose of this agreement is that a decline in the value of BMBC common stock which is comparable to the decline in the value of an index of comparable publicly-traded stocks is indicative of a broad-based change in market and economic conditions that affect the financial services industry generally instead of factors which affect the value of BMBC common stock in particular.

Specifically, RBPI may terminate the merger agreement, if the RBPI board of directors determines, at any time during the five business day period beginning with the Determination Date if all of the following occur:

(i)	the average daily closing price of a share of BMBC common stock during the 20 trading days immediately preceding the Determination Date (the “BMBC Market Value”) is less than $33.16; and

(ii)

the number obtained by dividing the BMBC Market Value by $41.45 is less than the quotient obtained by dividing the average closing price of the ABA Community Bank Index during the 20 trading day period immediately preceding the Determination Date by $352.23 (which was the average closing value of the ABA Community Bank Index as of the Starting Date) (the “Index Ratio”), minus 0.20.

If RBPI elects to exercise its termination rights pursuant to these provisions, it will give prompt notice to BMBC, and BMBC will, for a period of five (5) business days following such notice, have the option of increasing the exchange ratio, by adjusting the exchange ratio amount which, when multiplied by the BMBC Market Value, equals the lesser of (1) $3.35 or (2) the product of the Index Ratio and the closing value of a share of BMBC common stock on the Starting Date multiplied by the exchange ratio. If BMBC delivers written notice to RBPI of its intention to provide such additional consideration, then no termination shall occur and the merger agreement shall remain in full force and effect with its terms, except that the merger consideration shall have been so modified.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of BMBC common stock may be illustrated by the following three scenarios:

(1)	One scenario is that the BMBC Market Value is above $33.16. In this event, RBPI would not have the right to terminate the merger agreement due to a decline in the market price of BMBC common stock.

(2)

A second scenario is that the BMBC Market Value is less than $33.16 but that the percentage decline in the price of BMBC common stock from the initial measurement price of $41.45 is not more than 20% greater than the percentage decline, if any, in the closing price of the ABA Community Bank Index. Under this scenario, RBPI would not have the right to terminate the merger agreement.

(3)

A third scenario is that the BMBC Market Value is less than $33.16 and the percentage decline in the price of BMBC common stock from the initial measurement price is more than 20% greater than the decline in the closing price of the ABA Community Bank Index. Under this scenario, RBPI would have the right, but not the obligation, to terminate the agreement and plan of merger.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that the designated provisions of the merger agreement will continue to be in force after the termination, including those relating to payment of the termination fee and expenses and the confidential treatment of information.

Termination Fee

Under any of the following circumstances, RBPI must pay BMBC a termination fee of $5 million:

●	BMBC has terminated the merger agreement due to RBPI’s material breach of its agreement not to solicit, negotiate or enter into an acquisition proposal;

●

BMBC has terminated the merger agreement, because the RBPI board of directors failed to recommend approval of the merger agreement and the merger to the RBPI shareholders, or changed, withdrew, modified, qualified or conditioned its recommendation of the merger in a manner adverse to BMBC;

●	BMBC has terminated the merger agreement, because the RBPI board of directors approved, recommended or endorsed an acquisition proposal from a party other than BMBC;

●

RBPI has terminated the merger agreement, because RBPI, prior to the adoption of the merger agreement and the merger having been approved by RBPI shareholders, has concluded in good faith, after consultation with its financial and legal advisors, that it must agree to endorse a superior proposal; and

●

during any time that an acquisition proposal made by a party other than BMBC has not been withdrawn, and the merger agreement is terminated for any of the reasons given below, and within 12 months after such termination, RBPI has entered into an agreement to consummate an acquisition transaction relating to such acquisition proposal:

●	by either BMBC or RBPI because the requisite RBPI shareholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting;

●	by either BMBC or RBPI because the merger was not completed on or before December 31, 2017; or

●	by BMBC if RBPI has breached its representations and warranties or any of its performance obligations under the merger agreement to such a degree that the closing conditions cannot be satisfied.

Expenses

In general, BMBC and RBPI each are responsible for the expenses which it incurs in connection with the negotiation and completion of the merger. BMBC and RBPI will share equally in the cost of the SEC registration fee and costs and expenses associated with filing the Form S-4 registration statement and printing this proxy statement/prospectus.

In addition, if a party breaches any of its representations and warranties or performance obligations to a degree that would prevent a closing condition from being satisfied, and the other party terminates the merger agreement as a result, the breaching party must pay the out-of-pocket expenses incurred by the terminating party in connection with the merger (including fees of legal counsel, financial advisors and accountants), up to a maximum amount of $1.8 million. However, if RBPI becomes liable for payment of the termination fee, it will not also be liable for the payment of BMBC’s out-of-pocket expenses.

Amendment of the Merger Agreement; Waiver

The parties may amend the merger agreement and either party may waive a requirement for the other party to comply with any provision in the merger agreement. However, once RBPI’s shareholders have approved the merger agreement and the merger, the merger agreement may not be amended, and no waiver may be granted, except with further approval of the RBPI shareholders to reduce the amount or value, or change the form of consideration to be received by RBPI’s shareholders pursuant to the merger agreement.

OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

Voting Agreements

The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement, which we include as Appendix B to this proxy statement/prospectus. We encourage you to read the forms of voting agreements carefully and in their entirety.

In connection with the merger agreement, certain shareholders of RBPI, including all directors and executive officers of RBPI and certain of their family members or affiliates have entered into voting agreements with BMBC. In the voting agreements, each of these shareholders has agreed to vote all shares of RBPI common stock that they own of record or beneficially, and that they subsequently acquire, in favor of approval of the adoption of the merger agreement and the merger.

In addition, except under limited circumstances, these shareholders agreed not to sell, assign, transfer or otherwise dispose of or encumber their shares of RBPI common stock prior to the record date for the special meeting of RBPI shareholders called for the purpose of voting on the approval of the adoption of the merger agreement and the merger. Additionally, these shareholders agree not to exercise dissenters’ or appraisal rights with respect to the merger. The voting agreements terminate immediately upon the earliest to occur of: the effective date of the merger; the termination of the merger agreement in accordance with its terms; or the mutual written agreement of BMBC and the individual shareholder.

As of January 30, 2017, there were 5,954,810 shares of RBPI Class A Stock, which represents approximately 21.3% of the outstanding shares of RBPI Class A Stock, and 1,362,717 shares of RBPI Class B Stock, which represents 70.8% of the outstanding shares of RBPI Class B Stock, subject to the voting agreements (excluding options), which represented approximately 41.5% of the total outstanding voting power of the RBPI common stock as of that date.

Employment Agreement between F. Kevin Tylus and BMT

In connection with the merger agreement, BMT entered into an employment agreement with Mr. Tylus, which provides that Mr. Tylus will be employed as Managing Director of New Markets for BMT. Mr. Tylus will receive an annual salary of $100,000 and the opportunity to qualify for incentive or bonus awards.

ACCOUNTING TREATMENT

BMBC will account for the merger as an “acquisition,” as that term is used under U.S. generally accepted accounting principles, or GAAP, for accounting and financial reporting purposes. Under acquisition accounting, RBPI’s assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, as of the effective time of the merger will be recorded at their respective fair values and added to the balance sheet of BMBC. Any excess of the purchase price over the fair values will be recorded as goodwill. Financial statements of BMBC issued after the merger will include these fair values and RBPI’s results of operations from the effective time of the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the U.S. federal income tax consequences of the merger that apply generally to "U.S. holders" (as defined below) of RBPI common stock. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the merger to the holders of RBPI common stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of RBPI common stock who for United States federal income tax purposes is:

●	a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

●

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person; or

●	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of RBPI common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of RBPI common stock, you should consult your tax advisor.

This discussion assumes that you hold your shares of RBPI common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of RBPI common stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to U.S. holders of RBPI common stock that are subject to special rules, including:

●	dealers in securities or foreign currencies;

●	tax-exempt organizations;

●	financial institutions;

●	retirement plans;

●	insurance companies;

●	expatriates or holders who have a "functional currency" other than the U.S. dollar;

●	pass-through entities and investors in those entities;

●	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

●	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction; and

●	traders in securities that elect to use the mark-to-market method of accounting.

In addition, this discussion does not address any alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither BMBC nor RBPI has obtained or sought to obtain a ruling from the IRS regarding any matter relating to the merger and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. We urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

The closing of the merger is conditioned on the delivery of opinions of Reed Smith LLP and Stevens & Lee, P.C., dated the closing date of the merger, to the effect that, based on U.S. federal income tax law in effect as of the date of such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In the opinion of Reed Smith LLP and Stevens & Lee, P.C., the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the tax consequences described below. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, Reed Smith LLP and Stevens & Lee, P.C. will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of BMBC and RBPI, will assume that these representations are true, correct and complete, and that BMBC and RBPI, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied, the U.S. federal income tax consequences of the merger could be adversely affected.

Exchange of RBPI common stock for BMBC common stock. Each holder of RBPI common stock who receives BMBC common stock in the merger generally will not recognize gain or loss (except to the extent of cash received in lieu of fractional shares, as discussed below).

In general, the aggregate tax basis in the shares of BMBC common stock that RBPI shareholders will receive upon the merger will equal such holders' aggregate tax basis in the shares of RBPI common stock surrendered, decreased by the amount of basis allocated to any fractional share such holder was deemed to receive and subsequently sell. A RBPI shareholder's holding period for the shares of BMBC common stock that are received in the merger, including any fractional share deemed received and sold as described below, generally will include such holder's holding period for the shares of RBPI common stock surrendered in the merger. The amount of BMBC common stock received in the merger includes any fractional share of BMBC common stock deemed to be received prior to the deemed exchange of such fractional share for cash. See “U.S. Federal Income Tax Consequences of the Merger -- Cash Received in Lieu of a Fractional Share” below.

If U.S. holders of RBPI common stock acquired different blocks of shares of RBPI common stock at different times or at different prices, such holders’ basis and holding period in their shares of BMBC common stock may be determined with reference to each block of shares of RBPI common stock. Any such holders should consult their tax advisors regarding the manner in which shares of BMBC common stock received in the exchange should be allocated among different blocks of shares of RBPI common stock and with respect to identifying the bases or holding periods of the particular shares of BMBC common stock received in the merger. Because these rules are complex, we recommend that each RBPI shareholder who may be subject to these rules consult his, her, or its own tax advisor.

Cash Received in Lieu of a Fractional Share. RBPI shareholders who receive cash instead of fractional shares of BMBC common stock will be treated as having received the fractional shares in the merger and then as having exchanged the fractional shares for cash. These holders will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional shares. The gain or loss will be capital gain or loss and long-term capital gain or loss if the holder has held the shares of RBPI common stock exchanged for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Reporting Requirements. A “significant holder” of shares of RBPI stock for U.S. federal income tax purposes who receives shares of BMBC common stock upon completion of the merger will be required to retain records pertaining to the merger and to file with such holder's U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. For this purpose, a RBPI shareholder is only a “significant holder” if the person, immediately before the merger, owns at least 5% of the outstanding stock of RBPI or has a basis of $1,000,000 or more in securities of RBPI. Such statement must include the holder's tax basis in and fair market value of the RBPI shares surrendered in the merger.

Dissenting Shareholders. The receipt of solely cash in exchange for RBPI Class B Stock by holders of RBPI Class B Stock that exercise dissenters’ rights is treated as a distribution in redemption (i.e., a taxable exchange), subject to the special provisions and limitations of Section 302 of the Internal Revenue Code. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the RBPI dissenting shareholder’s deemed percentage stock ownership of BMBC. For purposes of this determination, holders of RBPI Class B Stock will be treated as if they first exchanged all of their RBPI Class B Stock solely for BMBC common stock, and then BMBC immediately redeemed (the “deemed redemption”) a portion of the BMBC common stock in exchange for the cash actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption (1) is in “complete redemption” of all of the BMBC common stock treated as owned by the holder of RBPI Class B Stock, (2) is “substantially disproportionate” with respect to the holder of RBPI Class B Stock (and the shareholder actually or constructively owns after the deemed redemption less than 50% of the voting power of the outstanding BMBC common stock), or (3) is “not essentially equivalent to a dividend.” In applying the above tests, holders of RBPI Class B Stock may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder.

Holders of Warrants and Options to Purchase RBPI Common Stock. Holders of RBPI warrants and stock options should discuss with their tax advisors the tax results of each course of action available to them.

Backup Withholding. Non-corporate shareholders of RBPI common stock may be subject to backup withholding at a rate of 28% on cash payments received in the merger.  Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF BMBC CAPITAL STOCK

As a result of the merger, RBPI shareholders who receive shares of BMBC common stock in the merger will become shareholders of BMBC. The following summary of BMBC capital stock, including the common stock to be issued in the merger, is not complete and is qualified by reference to the BMBC articles of incorporation and the BMBC bylaws. You are encouraged to read the applicable provisions of Pennsylvania law, the BMBC articles of incorporation and the BMBC bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

Authorized Common Stock

As of   April 11, 2017, BMBC’s authorized common stock, $1.00 stated value per share, was 100,000,000 shares, of which 16,968,960 shares were issued and outstanding. Shares of BMBC’s common stock to be issued pursuant to the merger agreement, when issued in accordance with the terms of the merger agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

General

The holders of BMBC’s common stock are entitled to:

●	one vote for each share of common stock held;

●

receive dividends if and when declared by BMBC’s board of directors from BMBC’s unreserved and unrestricted earned surplus or BMBC’s unreserved and unrestricted net earnings for the current fiscal year; and

●

share ratably in BMBC’s net assets legally available to BMBC’s shareholders in the event of BMBC’s liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and preferred shareholders, if any, or provision for such payment.

BMBC common stock is neither redeemable nor convertible into another security of BMBC. Because BMBC is a holding company, BMBC’s rights and the rights of BMBC’s creditors and shareholders to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that BMBC itself may be a creditor having recognized claims against the subsidiary.

Holders of BMBC’s common stock have no preemptive, subscription, redemption, conversion or cumulative voting rights. BMBC’s outstanding common stock is fully paid and nonassessable.

BMBC’s common stock is listed on NASDAQ under the symbol “BMTC.” The transfer agent for BMBC’s common stock is ComputerShare, Inc., 259 Royall Street, Canton, MA 02021.

BMBC’s board of directors consists of ten (10) directors divided into four classes. The directors in the divided classes each serve staggered four-year terms unless selected to fill a vacancy (in which case, such director serves for a term expiring with the next annual meeting of shareholders), and until their successors are elected and take office.

Anti-Takeover Provisions and Other Shareholder Protections

Pennsylvania Law Considerations. The Pennsylvania Business Corporations Law (the “PBCL”) contains certain provisions applicable to BMBC that may have the effect of deterring or discouraging an attempt to take control of BMBC. These provisions, among other things:

●

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the PBCL);

●

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the PBCL);

●	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

●

eliminates the preemptive right to subscribe to purchase, on a pro rata basis, additional shares of stock issued or sold by the corporation, unless provided for in the corporation’s articles of incorporation;

●	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

●

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

●

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

●

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The PBCL explicitly provides that the fiduciary duty of directors does not require them to:

●	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

●

render inapplicable, or make determinations under, provisions of the PBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

●

act as the board of directors, a committee of the board or an individual director, solely because of the effect such action might have on an acquisition or potential acquisition of control of BMBC or the consideration that might be offered or paid to shareholders in such an acquisition.

For more information regarding the rights of holders of BMBC common stock, please see the description captioned “Comparison of Shareholder Rights,” commencing below.

COMPARISON OF SHAREHOLDERS’ RIGHTS

After the merger, the RBPI shareholders will become shareholders of BMBC and their rights will be governed by BMBC’s articles of incorporation, BMBC’s bylaws and the PBCL. The following is a summary of the material differences between (1) the current rights of RBPI shareholders under the PBCL and RBPI’s articles of incorporation and bylaws, and (2) the current rights of BMBC shareholders under the PBCL and BMBC’s articles of incorporation and bylaws. For information as to how to get the full text of each party’s respective articles of incorporation or bylaws, see “Where You Can Find More Information” beginning on page 130.

The following summary is not intended to be a complete statement of the differences affecting the rights of RBPI’s shareholders who become BMBC shareholders, but rather as a summary of the more significant differences affecting the rights of those shareholders and certain important similarities. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of BMBC and the articles of incorporation and bylaws of RBPI. BMBC and RBPI encourage you to read BMBC’s articles of incorporation and bylaws, RBPI’s articles of incorporation and bylaws, and the Pennsylvania Business Corporation Law, and federal law governing bank holding companies.

	BMBC Shareholder Rights	RBPI Shareholder Rights
Authorized Capital Stock

BMBC’s articles of incorporation authorizes it to issue up to 100,000,000 shares of common stock, par value $1.00 per share. As of March 7, 2017, there were 16,969,451 shares of BMBC common stock issued and outstanding.

RBPI’s articles of incorporation authorizes it to issue up to 43,000,000 shares of common stock consisting of 40,000,000 shares of RBPI Class A Stock, par value $2.00 per share, 3,000,000 million shares of RBPI Class B Stock, par value $0.10 per share, and 500,000 shares of preferred stock, having such par value as the Board of Directors shall fix and determine. As of February 28, 2017, there were 27,913,024 shares of RBPI Class A Stock issued and outstanding, 1,924,629 shares of RBPI Class B Stock issued and outstanding, and 0 shares of preferred stock issued and outstanding.

Size of Board of Directors

BMBC’s amended and restated bylaws provide that its board of directors shall consist of at least 8 and no more than 13 directors. The exact number of directors may be determined from time to time by a majority of the entire BMBC board of directors. At the time of the special meeting, the BMBC board of directors will have 10 directors.

RBPI’s bylaws provide that its board of directors shall consist of at least 5 and no more than 25 directors. The exact number of directors may be determined from time to time by a majority of the entire RBPI board of directors. The RBPI board of directors current has 9 directors.

Classes of Directors

BMBC’s board of directors is classified. BMBC’s amended and restated bylaws provide that the board shall be divided into four classes, as nearly equal in number as possible, with the divided classes to hold office in staggered four-year terms.

RBPI’s board of directors is classified. RBPI’s bylaws provide that the board shall be divided into three classes, as nearly equal in number as possible, with the divided classes to hold office in staggered three-year terms.

	BMBC Shareholder Rights	RBPI Shareholder Rights
Vacancies and Removal of Directors

BMBC’s amended and restated bylaws provide that unexcused absence for six months, conviction of a felony, adjudication of incompetence, and any other grounds set forth in the PBCL will create a vacancy on the board of directors. Pursuant to Section 1726(a)(1) of the PBCL, the entire board of directors, any class of the board, or any individual director may be removed from office for cause by a majority of the votes cast by all BMBC shareholders entitled to vote. Additionally, pursuant to Section 1726(b) of the PBCL, the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind, or who has been convicted of an offense punishable by imprisonment for a term of more than one year. BMBC’s amended and restated bylaws provide that the board of directors, by majority vote, is to be the sole judge as to when a vacancy in the board has occurred.

RBPI’s bylaws provide that the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment or for any other proper cause set forth in the bylaws.

Filling Vacancies on the Board of Directors

Under BMBC’s amended and restated bylaws, vacancies may be filled by a majority of the directors then in office, whether or not a quorum exists. Directors who fill vacancies occurring before the record date preceding the annual meeting will remain in office until the next annual meeting, at which time a director is to be elected by the shareholders to fill the unexpired term. Directors who fill vacancies occurring on or after the record date preceding the annual meeting shall continue until a successor is duly chosen and qualified. Each director filling a vacancy shall remain in office for the remainder of the unexpired term. Pursuant to BMBC’s amended and restated articles of incorporation, BMBC shareholders are not entitled to cumulative voting rights in the election of directors.

Under RBPI’s bylaws, vacancies shall be filled by the decision of a majority of the remaining members of the board of directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he or she was appointed.

	BMBC Shareholder Rights	RBPI Shareholder Rights
Nomination of Director Candidates by Shareholders

Pursuant to BMBC’s Nominating Committee Policies, BMBC will consider written proposals from shareholders for nominees for director received not less than 120 days before the date its proxy statement was released to shareholders in connection with the previous year’s annual meeting, provided that any written proposal sets forth: (1) the name and address of the shareholder nominating a candidate; (2) the number of BMBC shares beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (3) the name, age, business address and residence address of each proposed nominee; (4) the principal occupation or employment of the proposed nominee; (5) the number of shares of BMBC common stock beneficially owned by the proposed nominee; (6) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination; and (7) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to the proposed nominee, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

Pursuant to RBPI’s bylaws, RBPI will consider written proposals from shareholders for nominees for director received not less than 90 days prior to the regular date fixed for the annual meeting of shareholders. If the annual meeting is to be held on a date other than the third Wednesday in May, any proposal must be received by the close of business on the tenth day following the first public disclosure of the date of such meeting, but in any case, not later than 7 days after the date on which notice was given for any other meeting of shareholders called for the election of one or more directors. Such written proposal shall contain the following information: (1) the name and address of each proposed nominee; (2) the age of each proposed nominee; (3) the principal occupation of each proposed nominee; (4) the number and class of shares of RBPI owned by each proposed nominee; (5) the total number of votes that, to the knowledge of the notifying shareholder, will be cast for each proposed nominee; (6) the name and residence address of the notifying shareholder; (7) the number and class of shares of RBPI owned by the notifying shareholder; (8) a representation that the shareholder is a beneficial owner of stock of RBPI entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination; (9) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (10) such other information regarding the nominee as would be required to be included in proxy materials filed under applicable rules of the Securities Exchange Commission had the nominee been nominated by the board of directors; and (11) the written consent of the nominee to serve as director if so elected.

	BMBC Shareholder Rights	RBPI Shareholder Rights
Calling Special Meetings of Shareholders

Under BMBC’s amended and restated bylaws, a special meeting of shareholders may be called by a majority of BMBC’s board of directors or by written request of shareholders representing at least 20% of the outstanding BMBC shares entitled to vote.

Under RBPI’s bylaws, a special meeting of the shareholders may be called at any time by the President or a majority of the board of directors or of its Executive Committee, or by written request of any person who has called a special meeting.

Shareholder Proposals

BMBC’s amended and restated bylaws provide that any BMBC shareholder making a proposal to be included in BMBC’s proxy statement must give notice in accordance with applicable law at least 120 days prior to the annual meeting date. Pursuant to Rule 14a-8 of the Exchange Act and subject to certain limitations and eligibility requirements, a shareholder desiring to submit a proposal to BMBC for inclusion in the proxy statement for an annual shareholder meeting must submit the proposal in writing not less than 120 calendar days before the anniversary of the date BMBC’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. The notice is to be mailed to the Corporate Secretary at BMBC’s executive office at 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in BMBC’s proxy materials, pursuant to Rule 14a-4(c)(1) of the Exchange Act and subject to certain limitations and eligibility requirements, the shareholder’s notice must be received at BMBC’s executive office at least 45 days before the anniversary of the date on which BMBC first sent its proxy materials for the prior year’s annual meeting of shareholders (or the date specified by an advance notice provision).

RBPI’s bylaws provide that any RBPI shareholder making a proposal to be included in RBPI’s proxy statement must give notice in accordance with applicable law at least 90 days prior to the annual meeting date. Pursuant to Rule 14a-8 of the Exchange Act and subject to certain limitations and eligibility requirements, a shareholder desiring to submit a proposal to RBPI for inclusion in the proxy statement for an annual shareholder meeting must submit the proposal in writing not less than 120 calendar days before the anniversary of the date RBPI’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting. The notice is to be mailed to the Corporate Secretary at RBPI’s executive office at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in RBPI’s proxy materials, pursuant to Rule 14a-4(c)(1) of the Exchange Act and subject to certain limitations and eligibility requirements, the shareholder’s notice must be received at RBPI’s executive office at least 45 days before the anniversary of the date on which RBPI first sent its proxy materials for the prior year’s annual meeting of shareholders (or the date specified by an advance notice provision).

	BMBC Shareholder Rights	RBPI Shareholder Rights
Notice of Shareholder Meetings

BMBC’s amended and restated bylaws provide that BMBC must give notice at least 5 days prior to a meeting of shareholders unless a greater period of notice is required by law. Section 1704(b) of the PBCL requires notice to be given at least ten days prior to the date of a meeting that will consider a fundamental change (including amendment to the articles of incorporation, merger, consolidation, share exchanges and sale of assets, division, conversion, voluntary dissolution and winding up, involuntary liquidation and dissolution, and post-dissolution provision for liabilities), or five days prior to the date of the meeting in any other case. Section 1702(a)(2) and 1704(c) of the PBCL provide that the notice shall state the place, date and hour, and in the case of a special meeting, the general nature of the business to be transacted at the meeting

RBPI’s bylaws provide that RBPI must give not less than 10 days, or in the case of bulk mail, not less than 20 days’ notice before the date of the meeting of shareholders. Section 1704(b) of the PBCL requires notice to be given at least ten days prior to the date of a meeting that will consider a fundamental change (including amendment to the articles of incorporation, merger, consolidation, share exchanges and sale of assets, division, conversion, voluntary dissolution and winding up, involuntary liquidation and dissolution, and post-dissolution provision for liabilities), or five days prior to the date of the meeting in any other case. Section 1702(a)(2) and 1704(c) of the PBCL provide that the notice shall state the place, date and hour, and in the case of a special meeting, the general nature of the business to be transacted at the meeting.

Indemnification of Directors and Officers

BMBC’s amended and restated articles of incorporation and amended and restated bylaws provide that BMBC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of BMBC, because such person is or was a director, officer, employee or agent of BMBC, or is or was serving at the request of BMBC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by Pennsylvania law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding unless the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The indemnification provisions also permit BMBC to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the BMBC’s board of directors, provided that the indemnified person undertakes to repay BMBC if it is ultimately determined that such person was not entitled to indemnification. Any amendment to the bylaws which adversely affects the rights of indemnification or advancement of expenses set forth in the bylaws will only be effective with regard to indemnification or advancement of expenses arising from transactions, acts or omissions occurring on or after the effective date of such amendment.

RBPI’s bylaws provide that RBPI shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director (including a member of any advisory board), officer, employee, or agent of RBPI, Royal Bank, or any other direct or indirect subsidiary of RBPI or Royal Bank designated by the board of directors or is or was serving at the request of RBPI as a director (including a member of any advisory board), officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania. Expenses incurred in defending any action, suit or proceeding shall be paid by RBPI in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director (including a member of any advisory board), officer, employee, or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by RBPI. Such indemnification and advancement of expenses is furnished to the full extent provided by Pennsylvania law unless the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

	BMBC Shareholder Rights	RBPI Shareholder Rights
Amendments to Articles/Articles of incorporation and Bylaws

BMBC’s amended and restated articles of incorporation generally provide that any amendment to BMBC’s articles of incorporation or bylaws requires the affirmative vote of at least a majority of the outstanding shares of BMBC common stock entitled to vote. BMBC’s amended and restated bylaws indicate that BMBC’s board of directors may amend the bylaws, except to change the qualifications required or the classification or the term of office of a director, or if the amendment would take place within thirty days prior to an annual meeting of shareholders. Any amendment to the bylaws adopted by BMBC’s board of directors must be ratified by BMBC’s shareholders at the first meeting of shareholders after the adoption of the amendment in order for the amendment to be effective.

RBPI’s bylaws generally provide that any amendment to RBPI’s bylaws requires the affirmative vote of at least a majority of the outstanding total votes entitled to be cast by the holders of all the outstanding shares of common stock of RBPI, or by a majority vote of the members of the board of directors, subject to the powers of the shareholders to change such action of the board of directors by the affirmative vote of a majority of the total votes entitled to be cast by the holders of all the outstanding shares of common stock of RBPI.

LEGAL MATTERS

Reed Smith LLP, Philadelphia, Pennsylvania, has passed upon the validity of the BMBC common stock being registered in connection with the merger for BMBC. Reed Smith LLP and Stevens & Lee, P.C., Reading, Pennsylvania, have delivered their opinions to BMBC and RBPI, respectively, as to certain U.S. federal income tax consequences of the merger and will deliver updated opinions in connection with the closing of the merger. See “U.S. Federal Income Tax Consequences of the Merger” beginning on page 116.

EXPERTS

The consolidated financial statements of BMBC and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of RBPI appearing in its Annual Report on Form 10-K as of December 31, 2016, and for the two year period ended December 31, 2016, have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and included in this proxy statement/prospectus. Such consolidated financial statements are included herein in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, RBPI does not know of any matter that an RBPI shareholder will present for consideration at its special meeting other than the matters described in this document. However, if any other matter properly comes before the RBPI special meeting or any adjournment or postponement of the special meeting, all executed proxy cards will be deemed to confer discretionary authority on the individuals named as proxies on those proxy cards to vote the shares represented by those proxy cards as to any such matters. The proxies will vote such shares in accordance with their best judgment.

This proxy statement/prospectus does not cover any resales of the BMBC common stock issued as common stock consideration pursuant to this proxy statement/prospectus by any shareholder deemed to be an affiliate of BMBC upon the consummation of the merger. BMBC has not authorized any person to make use of this proxy statement/prospectus in connection with any such resales.

WHERE YOU CAN FIND MORE INFORMATION

BMBC has filed with the SEC a registration statement on Form S-4 to register the shares of BMBC common stock to be issued pursuant to the merger agreement. This proxy statement/prospectus is part of that registration statement and constitutes the prospectus of BMBC in addition to being a proxy statement of RBPI for its special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BMBC and BMBC common stock. As permitted by SEC rules, BMBC and RBPI have omitted from this proxy statement/prospectus certain information that is included in the registration statement.

BMBC and RBPI also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information about issuers who file electronically with the SEC, such as BMBC and RBPI. You may also find the reports and other information filed by BMBC and RBPI with the SEC at the respective Internet websites of BMBC and RBPI, which are http://www.bmtc.com and http://www.royalbankamerica.com. Information on these Internet websites is not part of this proxy statement/prospectus.

The SEC allows BMBC to incorporate by reference information in this proxy statement/prospectus. This means that BMBC can disclose important information to you by referring you to another document filed separately with the SEC.

The following documents filed by BMBC with the SEC (File No. 001-35746) are hereby incorporated by reference:

●

Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 10, 2017, as amended by Form 10-K/A filed on March 17, 2017, and including the Part III information incorporated by reference from the definitive proxy statement on Schedule 14A filed on March 10, 2017;

●	Current Reports on Form 8-K filed on January 31, 2017, February 10, 2017, and March 9, 2017 (in each case except to the extent furnished and not filed); and

●

The description of BMBC common stock contained in the Form 8-A Registration Statement filed with the SEC on December 18, 1986, as amended from time to time, including any amendment or report filed with the SEC for the purpose of updating such description.

BMBC incorporates by reference any additional documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the effective date of the Merger (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a party of this proxy statement/prospectus.

Documents incorporated by reference are available from BMBC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the applicable company at the following address and phone number:

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue Bryn Mawr, PA 19010 Attention: Lori A. Goldman Telephone: (610) 525-1700

RBPI shareholders requesting documents must do so no later than May 17, 2017, in order to receive them before the special meeting. You will not be charged for any of these documents that you request.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Neither BMBC nor RBPI has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the BMBC common stock this proxy statement/prospectus offers, nor does it constitute the solicitation of a proxy in any jurisdiction in which RBPI or BMBC is not authorized to make such offer or solicitation or to or from any person to whom it is unlawful to make such offer or solicitation.

The information contained in this proxy statement/prospectus speaks as of the date of this proxy statement/prospectus unless we specifically indicate otherwise. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of BMBC or RBPI since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents BMBC incorporates by reference into this proxy statement/prospectus is correct at any time subsequent to the date of such information.

INDEX TO FINANCIAL STATEMENTS

Royal Bancshares of Pennsylvania, Inc. and Subsidiaries

Consolidated Financial Statements as of and for the years ended December 31, 2016 and 2015.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Royal Bancshares of Pennsylvania, Inc. and Subsidiaries

Bala Cynwyd, Pennsylvania

We have audited the accompanying consolidated balance sheets of Royal Bancshares of Pennsylvania, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Royal Bancshares of Pennsylvania, Inc. and subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

March 22, 2017

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
	(Dollars in thousands, except share data)
ASSETS
Cash and due from banks	$13,146	$10,394
Interest-earning deposits	8,084	15,026
Total cash and cash equivalents	21,230	25,420
Investment securities available for sale (“AFS”), at fair value	169,854	224,067
Other investment, at cost	2,250	2,250
Federal Home Loan Bank (“FHLB”) stock	3,216	2,545
Loans and leases (“LHFI”)	602,009	499,103
Less allowance for loan and lease losses	10,420	9,689
Net loans and leases	591,589	489,414
Company owned life insurance	20,781	19,899
Accrued interest receivable	3,968	4,149
Other real estate owned (“OREO”), net	3,536	7,435
Premises and equipment, net	5,398	3,959
Other assets	10,663	9,145
Total assets	$832,485	$788,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$97,859	$83,529
Interest-bearing	531,687	494,363
Total deposits	629,546	577,892
Short-term borrowings	19,000	9,000
Long-term borrowings	85,000	81,970
Subordinated debentures	25,774	25,774
Accrued interest payable	711	709
Other liabilities	20,181	20,640
Total liabilities	780,212	715,985
Shareholders’ equity
Royal Bancshares of Pennsylvania, Inc. equity:
Preferred stock, Series A perpetual, $1,000 liquidation value per share, 500,000 shares authorized, 0 and 18,856 shares outstanding at December 31, 2016 and December 31, 2015, respectively	—	18,856
Class A common stock, par value $2 per share, authorized 40,000,000 shares; issued 28,242,055 and 28,204,182 at December 31, 2016 and December 31, 2015, respectively, and outstanding of 27,887,024 and 27,828,849 at December 31, 2016 and December 31, 2015, respectively	56,484	56,408
Class B common stock, par value $ 0.10 per share, authorized 3,000,000 shares; issued and outstanding, 1,924,629 and 1,928,289 at December 31, 2016 and December 31, 2015, respectively	193	193
Additional paid in capital	99,667	110,494
Accumulated deficit	(94,512)	(104,879)
Accumulated other comprehensive loss	(5,219)	(3,919)
Treasury stock - at cost, shares of Class A, 355,031 and 375,333 at December 31, 2016 and December 31, 2015, respectively	(4,965)	(5,249)
Total Royal Bancshares of Pennsylvania, Inc. shareholders’ equity	51,648	71,904
Noncontrolling interest	625	394
Total equity	52,273	72,298
Total liabilities and shareholders’ equity	$832,485	$788,283

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	For the year ended December 31,
(In thousands, except per share data)	2016	2015
Interest Income
Loans and leases, including fees	$28,825	$24,344
Investment securities	4,528	5,617
Deposits in banks	63	32
Total Interest Income	33,416	29,993
Interest Expense
Deposits	4,325	3,806
Short-term borrowings	88	14
Long-term borrowings	2,902	2,664
Total Interest Expense	7,315	6,484
Net Interest Income	26,101	23,509
Provision (credit) for loan and lease losses	1,242	(748)
Net Interest Income after Provision (Credit) for Loan and Lease Losses	24,859	24,257
Non-interest Income
Service charges and fees	1,361	1,126
Net gains on sales of loans and leases	165	—
Income from company owned life insurance	1,166	497
Gains on sales of premises and equipment	—	324
Net gains on the sale of AFS investment securities	1,431	900
Total other-than-temporary impairment on AFS investment securities	(190)	(14)
Other income	374	280
Total Non-interest Income	4,307	3,113
Non-interest Expense
Employee salaries and benefits	10,398	10,441
Loss contingency	(200)	—
Occupancy and equipment	2,876	2,950
Professional and legal fees	1,977	1,731
Net OREO expenses	77	504
Pennsylvania shares tax expense	547	450
FDIC and state assessments	594	688
Communications and data processing	1,004	798
(Credit) provision for credit losses on off-balance sheet credit exposures	(333)	425
Directors’ fees	434	459
Marketing and advertising	243	190
Insurance	363	335
Loan collection expenses	216	422
Other operating expenses	1,801	1,592
Total Non-interest Expense	19,997	20,985
Income Before Tax Benefit	9,169	6,385
Income Tax Benefit	(1,796)	(5,139)
Net Income	$10,965	$11,524
Less Net Income Attributable to Noncontrolling Interest	$590	$531
Net Income Attributable to Royal Bancshares of Pennsylvania, Inc.	$10,375	$10,993
Less Preferred Stock Series A Accumulated Dividend and Accretion	$1,133	$1,721
Net Income Available to Common Shareholders	$9,242	$9,272
Per Common Share Data:
Net Income — Basic and Diluted	$0.31	$0.31

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES

Statements of Consolidated Comprehensive Income

	For the year ended December 31,
(In thousands)	2016	2015
Net income	$10,965	$11,524
Other comprehensive loss, net of tax
Unrealized (losses) gains on investment securities:
Unrealized holding gains (losses) arising during period, net of tax (1)	91	(824)
Less adjustment for impaired investments, net of tax (2)	(125)	(9)
Less reclassification adjustment for gains realized in net income, net of tax (3)	1,095	594
Unrealized losses on investment securities	(879)	(1,409)
Unrecognized benefit obligation:
Actuarial (loss) gain	(634)	73
Reclassification adjustment for amortization (4)	173	275
Unrecognized benefit obligation	(461)	348
Unrealized gain (loss) on derivative instrument, net of tax (5)	40	(366)
Other comprehensive loss	(1,300)	(1,427)
Comprehensive income	9,665	10,097
Less net income attributable to noncontrolling interest	590	531
Comprehensive income attributable to Royal Bancshares of Pennsylvania, Inc.	$9,075	$9,566

The accompanying notes are an integral part of these consolidated financial statements.

1.	Net of $47 thousand tax expense and $603 thousand tax benefit for 2016 and 2015, respectively.

2.

Amounts are included in total other-than-temporary impairment on AFS investment securities on the Consolidated Statements of Income in total non-interest income, net of a $65 thousand and $5 thousand tax benefit for 2016 and 2015, respectively.

3.

Amounts are included in net gains on the sale of AFS investment securities on the Consolidated Statements of Income in total non-interest income, net of $336 thousand and $306 thousand in taxes for 2016 and 2015, respectively.

4.	Amounts are included in salaries and benefits on the Consolidated Statements of Income in non-interest expense.

5.	Net of $21 thousand tax expense and $189 thousand tax benefit for 2016 and 2015, respectively.

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2016 and 2015

(In thousands, except share data)	Preferred stock Series A	Class A common stock Shares	Amount	Class B common stock Shares	Amount	Additional paid in capital	Accumulated deficit	Accumulated other comprehensive loss	Treasury stock	Noncontrolling Interest	Total Shareholders’ Equity
Balance at January 1, 2015	$18,856	28,200	$56,400	1,932	$193	$110,697	$(115,864)	$(2,492)	$(5,571)	$387	$62,606
Net income							10,993			531	11,524
Other comprehensive income, net of reclassifications and taxes								(1,427)			(1,427)
Distributions to noncontrolling interests										(524)	(524)
Common stock conversion from Class B to Class A		4	8	(4)	—		(8)				—
Treasury shares issued for compensation (23,032 shares)						(281)			322		41
Stock compensation expense						78					78
Balance at December 31, 2015	18,856	28,204	56,408	1,928	193	110,494	(104,879)	(3,919)	(5,249)	394	72,298
Net income							10,375			590	10,965
Other comprehensive loss, net of reclassifications and taxes								(1,300)			(1,300)
Distributions to noncontrolling interests										(359)	(359)
Common stock conversion from Class B to Class A		4	8	(3)	—		(8)				¬
Repurchase of 18,856 shares of preferred stock	(18,856)					(10,653)					(29,509)
Treasury shares issued for compensation (20,302 shares)						(243)			284		41
Stock options exercised (33,666 shares)		34	68			(16)					52
Stock compensation expense						85					85
Balance at December 31, 2016	$—	28,242	$56,484	1,925	$193	$99,667	$(94,512)	$(5,219)	$(4,965)	$625	$52,273

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Year ended December 31,

(In thousands)	2016	2015
Cash flows from operating activities:
Net income	$10,965	$11,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	598	634
Stock compensation expense	85	78
Provision (credit) for loan and lease losses	1,242	(748)
(Credit) provision for credit losses on off-balance sheet credit exposures	(333)	425
Impairment charge for OREO	261	703
Net amortization of premiums on AFS investment securities	1,556	1,506
Net accretion of net deferred fees on loans	(626)	(613)
Benefit for deferred income taxes	(1,969)	(5,176)
Net gains on sales of premises and equipment	—	(324)
Gains on sales of loans and leases	(165)	—
Net gains on sales of OREO	(678)	(919)
Net gains on sales of investment securities	(1,431)	(900)
Income from company owned life insurance	(1,166)	(497)
Other-than-temporary impairment on AFS investment securities	190	14
Changes in assets and liabilities:
Decrease in accrued interest receivable	181	1,121
(Increase) decrease in other assets	(209)	364
Increase (decrease) in accrued interest payable	2	(17)
Decrease in other liabilities	(126)	(381)
Net cash provided by operating activities	8,377	6,794
Cash flows from investing activities:
Proceeds from maturities, calls and paydowns of AFS investment securities	62,267	35,585
Proceeds from sales of AFS investment securities	36,436	47,018
Purchase of AFS investment securities	(45,909)	(59,235)
(Purchase) redemption of Federal Home Loan Bank stock	(671)	77
Proceeds from sales of loans and leases	4,178	—
Net increase in loans	(107,663)	(87,976)
Additions to OREO	(290)	(558)
Proceeds from life insurance policies	748	1,420
Purchase of premises and equipment	(2,037)	(488)
Proceeds from sales of OREO	5,465	6,465
Net cash used in investing activities	(47,476)	(57,692)

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows- continued
Year ended December 31,

	2016	2015
Cash flows from financing activities:
Net (decrease) increase in demand and NOW accounts	$(5,393)	$30,907
Net increase in money market and savings accounts	31,391	34,139
Net increase (decrease) in certificates of deposit	25,656	(17,579)
Net increase in short-term borrowings	10,000	9,000
Repayments of long-term borrowings	(11,970)	(10,456)
Proceeds from long-term borrowings	15,000	—
Distributions to noncontrolling interest	(359)	(524)
Issuance of treasury stock	41	41
Repurchase of preferred stock	(29,509)	—
Proceeds from stock options exercised	52	—
Net cash provided by financing activities	34,909	45,528
Net decrease in cash and cash equivalents	(4,190)	(5,370)
Cash and cash equivalents at the beginning of the period	25,420	30,790
Cash and cash equivalents at the end of the period	$21,230	$25,420
Supplemental Disclosure:
Income taxes paid	$135	$—
Interest paid	$7,313	$6,501
Transfers from loans to OREO	$859	$4,342
Transfers from OREO to loans	$—	$995

The accompanying notes are an integral part of these consolidated financial statements.

ROYAL BANCSHARES OF PENNSYLVANIA, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Basis of Financial Statement Presentation

Nature of Operations

Royal Bancshares of Pennsylvania, Inc. (“Royal Bancshares”, the “Company”, “We” or “Our”), through its wholly-owned subsidiary Royal Bank America (“Royal Bank”) offers a full range of banking services to individual and corporate customers primarily located in the Mid-Atlantic states. Royal Bank competes with other banking and financial institutions in certain markets, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, credit unions and brokerage firms actively compete for savings and time deposits and for various types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of Royal Bank with respect to one or more of the services it renders.

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of Royal Bancshares of Pennsylvania, Inc. and its wholly-owned subsidiaries, Royal Investments of Delaware, Inc., including Royal Investments of Delaware, Inc.’s wholly owned subsidiary, Royal Preferred, LLC, and Royal Bank America, including Royal Bank’s subsidiaries, Royal Real Estate of Pennsylvania, Inc., Royal Investments America, LLC, RBA Property LLC, Narberth Property Acquisition LLC, Rio Marina LLC, and Royal Tax Lien Services, LLC (“RTL”). Royal Bank also has an 80% and 60% ownership interest in Crusader Servicing Corporation (“CSC”) and Royal Bank America Leasing, LP, respectively. The two Delaware trusts, Royal Bancshares Capital Trust I and Royal Bancshares Capital Trust II are not consolidated per requirements under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC Topic 810”). These consolidated financial statements reflect the historical information of the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in accordance with United States generally accepted accounting principles (“U.S. GAAP”), management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. These estimates and assumptions are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.

The principal estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan and lease losses, the valuation of other real estate owned, the valuation of deferred tax assets, fair value measurements, other-than¬temporary impairment losses on investment securities, net periodic pension costs and the pension benefit obligation. Descriptions of these estimates are in the following paragraphs.

Significant Concentration of Credit Risk

Credit risk is one of our most significant risks. It is critical for consistent profitability that we effectively manage credit risk. Most of the Company’s activities are with customers located within the Mid-Atlantic region of the country. “Note 3 – Investment Securities” to the Consolidated Financial Statements discusses the types of securities in which the Company invests. “Note 4 – Loans and Leases” to the Consolidated Financial Statements discusses the types of lending in which we engage. We do not have any portion of our business dependent on a single or limited number of customers, the loss of which would have a material adverse effect on our business. We have 90% of our investment portfolio in securities issued by government sponsored entities. Our tax certificate and other real estate owned portfolios have a geographic concentration in the State of New Jersey.

No substantial portion of loans is concentrated within a single industry or group of related industries, except a significant majority of loans are secured by real estate. There are numerous risks associated with commercial and consumer lending that could impact the borrower’s ability to repay on a timely basis. They include, but are not limited to: the owner’s business expertise, changes in local, national, and in some cases international economies, competition, government regulation, and the general financial stability of the borrowing entity. Our commercial real estate, commercial and industrial and construction and land development loans comprised 43%, 18% and 14%, respectively, of the loan portfolio.

We attempt to mitigate these risks through conservative underwriting policies and procedures which include an analysis of the borrower’s business and industry history, its financial position, as well as that of the business owner. We will also require the borrower to provide current financial information on the operation of the business periodically over the life of the loan. In addition, most commercial loans are secured by assets of the business or those of the business owner, which can be liquidated if the borrower defaults, along with the personal surety of the business owner.

U.S. GAAP RAP Difference

In connection with a prior bank regulatory examination, the Federal Deposit Insurance Company (“FDIC”) concluded, based upon its interpretation of the Consolidated Reports of Condition and Income (the “Call Report”) instructions and under regulatory accounting principles (“RAP”), that income from Royal Bank’s tax lien business should be recognized on a cash basis, not an accrual basis. Royal Bank’s current accrual method is in accordance with U.S. GAAP. Royal Bank disagrees with the FDIC’s conclusion and filed the Call Report for December 31, 2016 and the previous 25 quarters in accordance with U.S. GAAP. However, the change in the manner of revenue recognition for the tax lien business for regulatory accounting purposes affects Royal Bank’s and potentially our capital ratios as disclosed in “Note 2 - Regulatory Matters and Significant Risks And Uncertainties” and “Note 16 - Regulatory Capital Requirements” to the Consolidated Financial Statements. The resolution of this matter will be decided by additional joint regulatory agency guidance which includes the Federal Reserve Bank, the FDIC, and the Office of the Comptroller of the Currency (“OCC”).

Reclassifications

Certain items in the 2015 consolidated financial statements and accompanying notes have been reclassified to conform to the current year’s presentation format. There was no effect on net income for the periods presented herein as a result of the reclassification.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Investments in debt securities that we have the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities, nor as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes (when applicable), reported in the accumulated other comprehensive income (loss) (“AOCI”) component of shareholders’ equity. We did not hold trading securities nor had securities classified as held to maturity at December 31, 2016 and 2015. Discounts and premiums are accreted/amortized to income by use of the level-yield method. Gain or loss on sales of securities available for sale is based on the specific identification method.

We evaluate declines in the fair value of securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. All investment securities are evaluated for OTTI under FASB ASC Topic 320, “Investments-Debt & Equity Securities” (“ASC Topic 320”). In determining whether OTTI exists, management considers numerous factors, including but not limited to: (1) the length of time and the extent to which the fair value is less than the amortized cost, (2) our intent to hold or sell the security, (3) the financial condition and results of the issuer including changes in capital, (4) the credit rating of the issuer, (5) analysts’ earnings estimate, (6) industry trends specific to the security, and (7) timing of debt maturity and status of debt payments.

Under ASC Topic 320, OTTI is considered to have occurred with respect to debt securities (1) if an entity intends to sell the security; (2) if it is more likely than not an entity will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total OTTI related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total OTTI related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total OTTI related to all other factors is recognized in other comprehensive income. In determining our intent not to sell and whether it is more likely than not that we will be required to sell the investments before recovery of their amortized cost basis, management considers the following factors: current liquidity and availability of other non-pledged assets that permits the investment to be held for an extended period of time but not necessarily until maturity, capital planning, and any specific asset liability committee goals or guidelines related to the disposition of specific investments.

Other Investment

This investment includes the Solomon Hess SBA Loan Fund, which we invested in to partially satisfy our community reinvestment requirement. Shares in this fund are not publicly traded and therefore have no readily determinable fair market value. An investor can have their investment in the Fund redeemed for the balance of their capital account at any quarter end with a 60-day notice to the Fund. The investment in this Fund is recorded at cost.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank of Pittsburgh (“FHLB”), we are required to purchase and hold stock in the FHLB to satisfy membership and borrowing requirements. The stock can only be sold to the FHLB or to another member institution, and all sales of FHLB stock must be at par. As a result of these restrictions, there is no active market for the FHLB stock. As of December 31, 2016 and 2015, FHLB stock totaled $3.2 million and $2.5 million, respectively.

FHLB stock is held as a long-term investment and its value is determined based on the ultimate recoverability of the par value. We evaluate impairment quarterly. The decision of whether impairment exists is a matter of judgment that reflects management’s view of the FHLB’s long-term performance, which includes factors such as the following: (1) its operating performance, (2) the severity and duration of declines in the fair value of its net assets related to its capital stock amount, (3) its liquidity position, and (4) the impact of legislative and regulatory changes on the FHLB. Based on the capital adequacy and the liquidity position of the FHLB, management believes that the par value of its investment in FHLB stock will be realized. Accordingly, there is no impairment related to the carrying amount of the Company’s FHLB stock as of December 31, 2016.

Loans Held for Sale

At and during the year ended December 31, 2016 and December 31, 2015, we did not have any loans classified as loans held for sale (“LHFS”). Generally, loans are transferred from loans held for investment (“LHFI”) to LHFS at fair market value using expected net sales proceeds or collateral values when there is an intent to sell. Gains or losses on the sale of LHFS are recorded in non-interest income. Generally any subsequent credit losses on LHFS are recorded as a component of non-interest expense. During 2016, we received net proceeds of $4.2 million and recorded net gains of $165 thousand as a result of loan sales.

Loans and Leases

We originate commercial and real estate loans, including construction and land development loans primarily in the greater Philadelphia metropolitan area as well as selected locations throughout the mid-Atlantic region. We also have participated with other financial institutions in selected construction and land development loans outside our geographic area. Loans and leases are classified as LHFI when management has the intent and ability to hold the loan or lease for the foreseeable future or until maturity or payoff. LHFI are stated at their outstanding unpaid principal balances, net of an allowance for loan and leases losses and any deferred fees or costs. We utilize the effective yield interest method for recognizing interest income as required under FASB ASC Topic 310-20, “Receivables” - “Nonrefundable Fees and Other Costs” (“ASC 310-20”). ASC 310-20 also guides our accounting for nonrefundable fees and costs associated with lending activities such as discounts, premiums, and loan origination fees. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. We are generally amortizing these amounts over the contractual life of the loan. For loan modifications, any unamortized net fees or costs and any prepayment penalties from the original loan shall be recognized in interest income when the new loan is granted.

We have a concentration of credit risk in commercial real estate and construction and land development loans at December 31, 2016. We originate mainly small business, commercial real estate, middle market business and consumer loans. Additionally, after thorough due diligence, we have purchased specific commercial and commercial real estate loans and small residential loan pools. A substantial portion of our borrowers’ ability to honor their contracts is dependent upon the regional economy including unemployment and the regional commercial and residential real estate markets.

The loans receivable portfolio is segmented into commercial loans, construction and development loans, residential loans, leases, tax certificates, and consumer loans. The commercial loan segment consists of the following classes: commercial real estate loans, multi-family real estate loans, and other commercial loans, which are also generally known as commercial and industrial loans or commercial business loans. The construction and development loan segment consists of the following classes: residential construction and commercial construction loans. Residential construction loans are made for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are made for the purpose of acquiring, developing and/or constructing a commercial structure. The residential loan segment consists of the following classes: one- to four-family first lien residential mortgage loans, home equity lines of credit, and home equity loans. We classify our leases as finance leases, in accordance with FASB ASC Topic 840, “Leases”. The difference between our gross investment in the lease and the cost or carrying amount of the leased property, if different, is recorded as unearned income, which is amortized to income over the lease term by the interest method. The tax certificate segment includes delinquent property tax certificates that have been acquired through public auctions in various jurisdictions. The tax certificates assume a lien position that is generally superior to any mortgage liens that are on the property and have certain foreclosure rights as defined by state law. The tax certificates are predominantly in New Jersey. We ceased acquiring new tax certificates in 2010. Consumer loans includes cash secured and unsecured loans and lines of credit.

Commercial Loans: The commercial real estate loan portfolio consists primarily of loans secured by office buildings, retail and industrial use buildings, strip shopping centers, mixed-use and other properties used for commercial purposes primarily located in our market area. Although terms for commercial real estate and multi-family loans vary, the underwriting standards generally allow for terms up to 10 years with the interest rate being reset in the sixth year and with monthly amortization not greater than 25 years and loan-to-value ratios of not more than 80%. Interest rates are either fixed or adjustable and are predominantly based upon the prime rate or a borrowing rate from the Federal Home Loan Bank of Pittsburgh plus a margin. Prepayment fees are charged on most loans in the event of early repayment. Generally, the personal guarantees of the principals are obtained as additional collateral for commercial real estate and multi-family real estate loans.

Commercial and multi-family real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial and multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower’s ability to repay the loan may be impaired.

Our commercial business loans generally have been made to small to mid-sized businesses predominantly located in our market area. The commercial business loans are either a revolving line of credit or for a fixed term of generally 10 years or less. Interest rates are adjustable, indexed to a published prime rate of interest, or fixed. Generally, equipment, machinery, real property or other corporate assets secure such loans. Personal guarantees from the business principals are generally obtained as additional collateral. Generally, commercial business loans are characterized as having higher risks associated with them than single-family residential loans.

Our underwriting procedures include evaluations of the stability of the property’s cash flow history, future operating projections, current and projected occupancy levels, location and physical condition. Generally, we require a debt service ratio (the ratio of net cash flows from operations before the payment of debt service to debt service) of not less than 120%. We also evaluate the credit and financial condition of the borrower, and if applicable, the guarantor. Appraisal reports prepared by independent appraisers are obtained on each loan to substantiate the property’s market value, and are reviewed prior to the closing of the loan.

Construction and Development Loans: We originate construction loans to builders and developers predominantly in our market area. Construction and development loans are riskier than other loan types because they are more speculative in nature. Deteriorating economic or environmental conditions can negatively affect a project. Construction loans are also more difficult to evaluate and monitor. In order to mitigate some of the risks inherent in construction lending, limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the builder, his/her present obligations, the location of the property and prior sales in the development and the surrounding area. Additionally, the construction budget is reviewed prior to loan origination and the properties under construction are inspected. During the construction phase of a real estate project, the loan requires interest payments only. Construction loans generally are for 12 to 18 months with loan-to-value ratios of not more than 75%. Most construction loans are assigned an initial risk rating of pass-watch due to the riskier nature of the loan.

Residential Loans: Our residential mortgages were acquired in recent years in pool purchases and are secured primarily by properties located in our primary market and surrounding areas. We originate home equity loans and home equity lines of credit in our market area with a maximum amount of $1.25 million. The collateral must be the borrower’s primary residence and the loan-to-value does not exceed 80%. Home equity lines of credit are variable rate and are indexed to the prime rate. Our home equity loans are either first or second liens and have a fixed rate. We have originated some home equity lines of credit or home equity loans for second homes. In financing second homes, we must have a first lien position, the LTV does not exceed 65%, and the maximum amount is $750 thousand.

Consumer Loans: We originate cash-secured and unsecured loans and lines of credit to individuals. Unsecured loans and lines of credit have a maximum amount of $15 thousand. Unsecured consumer loans generally have a higher interest rate than residential loans because they have additional credit risk associated with them.

For all classes of loans receivable, with the exception of tax certificates, the accrual of interest is discontinued on a loan when management believes that the borrower’s financial condition is such that collection of principal and interest is doubtful or when a loan becomes 90 days past due. When a loan is placed on non-accrual all unpaid interest is reversed from interest income. Interest payments received on impaired nonaccrual loans are normally applied against principal. Excess proceeds received over the principal amounts due on impaired non-accrual loans are recognized as income on a cash basis. We recognize income under the accrual basis when the principal payments on the loans become current and the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, we do not recognize income. Generally, loans are restored to accrual status when the loan is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments. Tax certificates have no contractual maturity. Collection is dependent upon the tax payer’s redemption of the lien, which includes principal interest and fees.

A loan modification is deemed a troubled debt restructuring (“TDR”) when two conditions are met: 1) the borrower is experiencing financial difficulty and 2) a concession is made by us that would not otherwise be considered for a borrower with similar credit risk characteristics. All loans classified as TDRs are considered to be impaired. TDRs are returned to an accrual status when the loan is brought current, has performed in accordance with the contractual restructured terms for a reasonable period of time (generally six months) and the ultimate collectibility of the total contractual restructured principal and interest is no longer in doubt. Our policy for TDRs is to recognize interest income on currently performing restructured loans under the accrual method.

We account for guarantees in accordance with FASB ASC Topic 460 “Guarantees” (“ASC Topic 460”). ASC Topic 460 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. We issue financial and performance letters of credit. Financial letters of credit require us to make a payment if the customer’s condition deteriorates, as defined in agreements. Performance letters of credits require us to make payments if the customer fails to perform certain non-financial contractual obligations.

Allowance for Loan and Lease Losses

Our loan and lease portfolio (the “credit portfolio”) is subject to varying degrees of credit risk. The allowance for loan and lease losses (the “allowance”) represents management’s estimate of losses inherent in the loan and lease portfolio as of the statement of financial condition date and is recorded as a reduction to loans and leases. The allowance is increased by the provision for loan and lease losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment or collateral recovery of all, or part, of the principal balance is highly unlikely. The allowance represents an estimation made pursuant to FASB ASC Topic 450, “Contingencies” (“ASC Topic 450”) or FASB ASC Topic 310, “Receivables” (“ASC Topic 310”). The adequacy of the allowance is determined through evaluation of the credit portfolio, and involves consideration of a number of factors, as outlined below, to establish a prudent level. We consider that the determination of the allowance involves a higher degree of judgment and complexity than our other significant accounting policies. Our systematic methodology for assessing the appropriateness of the allowance includes: (1) general reserves reflecting historical loss rates by loan type, (2) specific reserves for risk-rated credits based on probable losses on an individual or portfolio basis and (3) qualitative reserves based upon current economic conditions and other risk factors. We also have a reserve for unfunded lending commitments, which represents management’s estimate of losses inherent in those commitments. The reserve for unfunded loan commitments is adjusted by a provision for credit losses on off-balance sheet credit exposures and is recorded in other liabilities on the consolidated statement of financial condition.

The loan portfolio is stratified into loan classifications that have similar risk characteristics. The general allowance is based upon historical loss rates using a three-year rolling average of the historical loss experienced within each loan segment.

The qualitative factors used to adjust the historical loss experience address various risk characteristics of the our loan and lease portfolio include evaluating: (1) trends in delinquencies and other non-performing loans, (2) changes in the risk profile related to large loans in the portfolio, (3) changes in the growth trends of categories of loans comprising the loan and lease portfolio, (4) concentrations of loans and leases to specific industry segments, (5) changes in economic conditions on both a local and national level, (6) quality of loan review and board oversight, (7) changes in lending policies and procedures, and (8) changes in lending staff. Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a report accompanying the allowance calculation.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial and construction and development loans or when credit deficiencies arise, such as delinquent loan payments, for all loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance. Loans not classified as special mention, substandard, doubtful or loss are rated pass.

The specific reserves are determined utilizing standards required under ASC Topic 310. We identify a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Non-accrual loans and loans restructured under a TDR are evaluated for impairment on an individual basis considering all known relevant factors that may affect loan collectability such as the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the sufficiency of current collateral values (current appraisals or rent rolls for income producing properties), and risks inherent in different kinds of lending (such as source of repayment, quality of borrower and concentration of credit quality). Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. The estimated fair values of substantially all of our impaired loans are measured based on the estimated fair value of the loan’s collateral. We obtain third-party appraisals or real estate brokers’ opinions (“BPOs”) to establish the fair value of real estate collateral. Appraised values or BPOs are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value less estimated costs to sell the property. For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. A specific reserve is established for an impaired loan for the amount that the carrying value exceeds its estimated fair value. Once a loan is determined to be impaired it will be deducted from the portfolio balance and the net remaining balance of the portfolio will be used in the general and qualitative analysis.

Based on management’s comprehensive analysis of the loan and lease portfolio, management believes the current level of the allowance is adequate at December 31, 2016. However, its determination requires significant judgment, and estimates of probable losses inherent in the credit portfolio can vary significantly from the amounts actually observed. While management uses the best information available to make allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the FDIC, as an integral part of its examination processes, periodically reviews our allowance for loan and lease losses. The FDIC may require the recognition of adjustments to the allowance for loan and lease losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan and lease losses may be required that would adversely impact earnings in future periods.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Foreclosed real estate properties acquired through the tax certificate portfolio are transferred at the lower of cost or fair value principally due to uncertainty around the fair value of the foreclosed properties. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount recorded at acquisition date or fair value less costs to sell. Third-party appraisals or agreements of sale are utilized to determine fair value of the loan collateral while BPOs, agreements of sale, or in some cases, third-party appraisals are utilized to value properties from the tax certificate portfolio. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expenses. For fair value measurement, OREO is included in level 3 assets on a non-recurring basis.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation, which is computed primarily using the modified accelerated cost recovery system (“MACRS”) over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Expected term includes lease options periods to the extent that the exercise of such options is reasonably assured.

Company and Bank-Owned Life Insurance

Royal Bank has purchased life insurance policies on certain employees. These policies are reflected on the consolidated balance sheets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the cash surrender value are recorded in non-interest income. During the third quarter of 2016, we received $748 thousand in insurance proceeds related to a former employee covered by a BOLI policy. We recorded $273 thousand in income from these proceeds.

Advertising Costs

Advertising costs are expensed as incurred. Our advertising costs were $243 thousand and $190 thousand for 2016 and 2015, respectively.

Benefit Plans

We have a noncontributory nonqualified, defined benefit pension plan covering certain eligible employees. The Plan provides retirement benefits under pension trust agreements. The benefits are based on years of service and the employee’s compensation during the highest three consecutive years during the last 10 years of employment. In accordance with ASC Topic 715, “Compensation – Retirement Benefits” (“ASC Topic 715”), we recognize the Plan’s over-funded or under-funded status as an asset or liability with an offsetting adjustment to AOCI. ASC Topic 715 requires the determination of the fair value of a plan’s assets at the company’s year-end and the recognition of actuarial gains and losses, prior service costs or credits, transition assets or obligations as a component of AOCI. These amounts were previously netted against the plan’s funded status in our consolidated Balance Sheet. These amounts will be subsequently recognized as components of net periodic benefit costs. Further, actuarial gains and losses that arise in subsequent periods that are not initially recognized as a component of net periodic benefit costs will be recognized as a component of AOCI. Those amounts will subsequently be recorded as component of net periodic benefit costs as they are amortized during future periods. Net pension expense consists of service costs and interest costs and are actually determined. We accrue pension costs as incurred. The Plan does not have assets. We plan to fund a substantial portion of the pension plan obligations through existing Company owned life insurance policies.

We have a capital accumulation and salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the plan, all employees are eligible to contribute up to the maximum allowed by Internal Revenue Service (“IRS”) regulation, with the Company matching 100% of any contribution between 1% and 5% subject to a $2,500 per employee annual limit. During 2016 and 2015, we recorded a matching contribution expense of $135 thousand and $134 thousand, respectively.

Stock Compensation

FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC Topic 718”) requires that the compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. The costs are measured based on the fair value of the equity or liability instruments issued. ASC Topic 718 covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The effect of ASC Topic 718 is to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. ASC Topic 718 permits entities to use any option-pricing model that meets the fair value objective in the Statement. We recorded compensation expense relating to stock options and restricted stock of $85 thousand and $78 thousand during 2016 and 2015, respectively.

At December 31, 2016, the Company had a long-term incentive compensation plan, which is more fully described in “Note 18 – Stock Compensation Plans” to the Consolidated Financial Statements.

Trust Preferred Securities

Royal Bancshares Capital Trust I/II (“Trusts”) issued mandatory redeemable preferred stock to investors and loaned the proceeds to the Company. The Trusts hold, as their sole asset, subordinated debentures issued by the Company in 2004. We do not consolidate the Trusts as ASC Topic 810 precludes consideration of the call option embedded in the preferred stock when determining if the Company has the right to a majority of the Trusts expected returns. The non-consolidation results in the investment in common stock of the Trusts to be included in other assets with a corresponding increase in outstanding debt of $774 thousand. In addition, the income accrued on the Company’s common stock investments is included in other income. Refer to “Note 10 – Borrowings and Subordinated Debentures” to the Consolidated Financial Statements for more information.

Derivatives and Hedging

In support of our asset liability management process, we will implement derivative hedging strategies with the intent of reducing interest rate risk and economic value of equity risk. We account for derivatives in accordance with FASB ASC Topic 815 “Derivatives and Hedging” (“ASC Topic 815”). We formally designate our derivatives as cash flow hedges and document the strategy for entering into the transactions and the method of assessing ongoing effectiveness. Changes in the fair value of the derivative are recognized in other comprehensive income (loss) until the underlying forecasted transaction is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized in earnings immediately. To determine fair value, we use third party pricing models that incorporate assumptions about market conditions and risks that are current at the reporting date. We do not use derivative instruments for speculative purposes.

Derivative instruments qualify for hedge accounting treatment only if they are designated as such on the date on which the derivative contracted is entered and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. Those derivative financial instruments that do not meet the hedging criteria discussed below would be classified as undesignated derivatives and would be recorded at fair value with changes in fair value recorded in income.

Derivative hedge contracts must meet specific effectiveness tests (i.e., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). Changes in fair value of the derivative financial instruments must be effective at offsetting changes in the fair value of the hedged items due to the designated hedge risk during the term of the hedge.

We formally assess, both at the hedges’ inception, and on an on-going basis, whether derivatives used in hedging transactions have been highly effective in offsetting changes in cash flows of hedged items and whether those derivatives are expected to remain highly effective in subsequent periods. We discontinue hedge accounting when (a) it determines that a derivative is no longer effective in offsetting changes in cash flows of a hedged item; (b) the derivative expires or is sold, terminated or exercised; (c) probability exists that the forecasted transaction will no longer occur; or (d) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all cases in which hedge accounting is discontinued and a derivative remains outstanding, we will carry the derivative at fair value in the consolidated financial statements, recognizing changes in fair value in current period income in the consolidated statement of income. Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

Income Taxes

We account for income taxes in accordance with FASB ASC Topic 740-10, “Accounting for Uncertainty in Income Taxes”, (“ASC 740”) which includes guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. We had no material unrecognized tax benefits or accrued interest and penalties as of December 31, 2016 and 2015. We classify interest and penalties as an element of tax expense.

The Company and its subsidiaries file a consolidated federal income tax return. Income taxes are allocated to the Company and its subsidiaries based on the contribution of their income or use of their loss in the consolidated return. Separate state income tax returns are filed by the Company and its subsidiaries. As of December 31, 2016, tax years 2013 through 2015 are subject to federal examination by the IRS and years 2012 through 2015 are subject to state examination by various state taxing authorities. Tax regulations are subject to interpretation of the related tax laws and regulations and require significant judgment to apply.

Federal and state income taxes have been provided on the basis of reported income or loss. The amounts reflected on the tax returns differ from these provisions principally due to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or benefit is determined by recognizing deferred tax assets (“DTA”) and liabilities (“DTL”) for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

We are required to establish a valuation allowance for DTAs and record a charge to income or shareholders’ equity if management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized in future periods. In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including past operating results and projections of future taxable income. In determining future taxable income, assumptions are made for the amount of taxable income, the reversal of temporary differences and potentially the implementation of feasible and prudent tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between projected operating performance, actual results and other factors. While these estimates and judgments are inherently subjective, they are consistent with the plans and estimates management uses to manage our business.

In the fourth quarters of 2016 and 2015, we released portions of our valuation allowance previously recorded on the net DTAs. In evaluating the need for a valuation allowance, we estimate future taxable income based on management approved business plans and potential tax planning strategies. At December 31, 2016, the DTA valuation allowance was $26.6 million compared to $30.6 million at December 31, 2015. The net change in the valuation allowance of $4.0 million consists of a decrease of $4.3 million related to net DTAs for which the change impacted income tax expense and a $308 thousand increase associated with certain equity investments related to AOCI items. The change in the valuation allowance for certain equity investments related to AOCI items is reflected in AOCI and not in income tax expense. The ability to recognize the remaining deferred tax assets that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets. There can be no assurance, however, as to when we could be in a position to recapture the remaining DTA valuation allowance. Refer to “Note 12 – Income Taxes” to the Consolidated Financial Statements for more information.

We had no material unrecognized tax benefits (“UTB”) or accrued interest and penalties as of December 31, 2016. We do not expect the total amount of UTB to significantly increase in the next twelve months. We monitor changes in tax statutes and regulations to determine if significant changes will occur over the next 12 months. As of December 31, 2016 no significant changes to UTB are projected; however, tax audit examinations are possible.

Treasury Stock

Shares of common stock repurchased are recorded as treasury stock at cost.

Earnings Per Share Information

Basic per share data excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted per share data takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock, using the treasury stock method.

The Class B shares of the Company may be converted to Class A shares at the rate of 1.15 to 1.

Comprehensive Income (Loss)

We report comprehensive income (loss) in accordance with FASB ASC Topic 220, “Comprehensive Income” (“ASC Topic 220”), which requires the reporting of all changes in equity during the reporting period except investments from and distributions to shareholders. Net income is a component of comprehensive income (loss) with all other components referred to in the aggregate as other comprehensive income (loss). Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on available for sale investment securities, non-credit related losses on other-than-temporarily impaired investment securities, adjustment to net periodic pension cost, and adjustment to the fair value of derivative instruments.

Fair Value of Financial Instruments

For information on the fair value of our financial instruments refer to “Note 21 - Fair Value of Financial Instruments” to the Consolidated Financial Statements.

Restrictions on Cash and Amounts Due From Banks

Royal Bank is required to maintain average balances on hand with the Federal Reserve Bank. At December 31, 2016 and 2015, these reserve balances amounted to $100 thousand.

2.	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 14-09”), which establishes a comprehensive revenue recognition standard for virtually all industries under U.S. GAAP, including those that previously followed industry-specific guidance such as the real estate, construction and software industries. The revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The ASU is effective for public entities for annual periods beginning after December 15, 2016, including interim periods therein. Three basic transition methods are available – full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. GAAP at the date of initial application (e.g. January 1, 2017) and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. That is, prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. GAAP. Early adoption is prohibited under U.S. GAAP. In August 2015, the FASB Issued ASU 2015-14 which deferred the effective date to December 31, 2017 and the initial application date (e.g. January 1, 2018.) The majority of our revenue is comprised of net interest income on financial assets and liabilities, which is explicitly excluded from the scope of of ASU 2014¬ 09. We continue to analyze this update and do not believe that ASU 2014-09 will have a material effect on our financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Topic 825-10): “Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 amends the guidance on the classification and measurement of financial instruments. Some of the amendments in ASU 2016-01 include the following: 1) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; 2) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; and 4) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; among others. ASU 2016-01 also clarifies that an entity should assess the need for a valuation allowance on a deferred tax asset related to unrealized losses of investments in debt instruments recognized in OCI in combination with the entity’s other deferred tax assets. Prior to this guidance, the alternative approach used in practice evaluated the need for a valuation allowance for a deferred tax asset related to unrealized losses on debt instruments recognized in other comprehensive income separately from other deferred tax assets. This alternative approach will no longer be acceptable. For public business entities, the amendments of ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. As of December 31, 2016 we do not hold a material amount of equity investments for which fair value is accounted through other comprehensive income. Consequently, we continue to analyze ASU 2016-01 and do not believe that it will have a material effect on our financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases” (“ASU 2016-02”). From the lessee’s perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessees. From the lessor’s perspective, the new standard requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. A modified retrospective transition approach is required for lessors for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Our leases are operating leases and ASU 2016-02 will require us to add them to our balance sheet. Our operating leases are predominantly related to real estate. We are currently evaluating other impacts of the pending adoption of the new standard on our consolidated financial statements.

In March 2016, FASB issued Accounting Standards Update No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). FASB is issuing ASU 2016-09 as part of its initiative to reduce complexity in accounting standards. The areas for simplification in this ASU 2016-09 involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. For public business entities, the amendments in ASU 2016-09 are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We adopted ASU 2016-09 in the first quarter of 2017. ASU 2016-09 did not have a material effect on our financial statements.

In June 2016, FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This new methodology is commonly referred to as the CECL model. The amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash.

The amendments in ASU 2016-13 affect an entity to varying degrees depending on the credit quality of the assets held by the entity, their duration, and how the entity applies current GAAP. There is diversity in practice in applying the incurred loss methodology, which means that before transition some entities may be more aligned, under current GAAP, than others to the new measure of expected credit losses.

The amendments in ASU 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. The income statement reflects the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. The allowance for credit losses for purchased financial assets with a more-than insignificant amount of credit deterioration since origination (PCD assets) that are measured at amortized cost basis is determined in a similar manner to other financial assets measured at amortized cost basis; however, the initial allowance for credit losses is added to the purchase price rather than being reported as a credit loss expense. Only subsequent changes in the allowance for credit losses are recorded as a credit loss expense for these assets. Interest income for PCD assets should be recognized based on the effective interest rate, excluding the discount embedded in the purchase price that is attributable to the acquirer’s assessment of credit losses at acquisition.

Credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. Available-for-sale accounting recognizes that value may be realized either through collection of contractual cash flows or through sale of the security. Therefore, the amendments limit the amount of the allowance for credit losses to the amount by which fair value is below amortized cost because the classification as available for sale is premised on an investment strategy that recognizes that the investment could be sold at fair value, if cash collection would result in the realization of an amount less than fair value. The amendments in ASU 2016-13 require that credit losses be presented as an allowance rather than as a writedown. This approach is an improvement to current GAAP because an entity will be able to record reversals of credit losses (in situations in which the estimate of credit losses declines) in current period net income, which in turn should align the income statement recognition of credit losses with the reporting period in which changes occur. Current GAAP prohibits reflecting those improvements in current period earnings.

For public business entities that are SEC filers, the amendments in ASU 2016-13 are effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. All entities may adopt the amendments in ASU 2016-13 earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. An entity will apply the amendments in ASU 2016-13 through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, modified-retrospective approach). A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The effect of a prospective transition approach is to maintain the same amortized cost basis before and after the effective date of ASU 2016-13. Amounts previously recognized in accumulated other comprehensive income as of the date of adoption that relate to improvements in cash flows expected to be collected should continue to be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after the date of adoption should be recorded in earnings when received. We are reviewing our systems and data collection to determine the necessary changes to our current process. We are currently evaluating the impact of the amendments in ASU 2016-13 on our consolidated financial statements. We believe that expected credit losses under the CECL model will generally result in earlier loss recognition on our loans and lease portfolio.

In August 2016, FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). Stakeholders indicated that there is diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under Topic 230, Statement of Cash Flows, and other Topics. The following eight specific cash flow issues are addressed in ASU 2016-15: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (“COLI”s) (including bank-owned life insurance policies (“BOLI”s)); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. For public business entities, the amendments in this ASU 2016-15 are effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments in ASU 2016-15 should be applied using a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. We intend to adopt ASU 2016-15 during the first quarter of 2018 and it will have no effect on our results of operations because it only impacts the presentation of certain information on the statement of cash flows.

In December 2016, FASB issued Accounting Standards Update No. 2016-19, “Technical Corrections and Improvements” (“ASU 2016-19”). The amendments in ASU 2016-19 cover a wide range of Topics in the Accounting Standards Codification. The amendments generally fall into one of four categories: (1) amendments related to differences between original guidance and the codification, (2) guidance clarification and reference corrections, (3) simplification, and (4) minor improvements. Most of the amendments in ASU 2016-19 do not require transition guidance and were effective upon issuance. The amendments that require transition guidance are not applicable to the Company.The amendments that require transition guidance are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. FASB does not expect the changes to affect current accounting practice or result in any significant costs. The adoption of ASU 2016¬ 19 effective January 1, 2017, did not have a material impact on our consolidated financial statements.

NOTE 2.  REGULATORY MATTERS AND SIGNIFICANT RISKS OR UNCERTAINTIES

Federal Reserve Memorandum of Understanding

In July 2013, the Company agreed to enter into an informal non-public agreement, a memorandum of understanding (“MOU”), with the Federal Reserve Bank of Philadelphia (the “Federal Reserve Bank”). Included in this MOU are certain continued reporting requirements and a requirement that the Company receive the prior approval of the Federal Reserve Bank and the Director of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System prior to declaring or paying any dividends on our capital stock, making interest payments related to our outstanding trust preferred securities or subordinate securities, incurring or guaranteeing certain debt with an original maturity date greater than one year, and purchasing or redeeming any shares of stock. The MOU was terminated in writing by the Federal Reserve Bank in February 2017.

NOTE 3.  INVESTMENT SECURITIES

The carrying value and fair value of investment securities available for sale (“AFS”) at December 31, 2016 and December 31, 2015 are as follows:

As of December 31, 2016
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. government agencies	$988	$—	$(22)	$966
Mortgage-backed securities-residential	6,985	70	(17)	7,038
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	146,666	1,022	(2,129)	145,559
Non-agency	4,121	—	(86)	4,035
Corporate bonds	1,700	1	—	1,701
Municipal bonds	8,691	92	(75)	8,708
Other securities	1,821	—	—	1,821
Common stocks	26	—	—	26
Total available for sale	$170,998	$1,185	$(2,329)	$169,854

As of December 31, 2015
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. government agencies	$26,127	$—	$(564)	$25,563
Mortgage-backed securities-residential	11,002	106	(50)	11,058
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	170,764	1,524	(1,554)	170,734
Non-agency	2,729	1	(26)	2,704
Corporate bonds	1,500	56	—	1,556
Municipal bonds	9,910	73	(52)	9,931
Other securities	2,050	445	—	2,495
Common stocks	26	—	—	26
Total available for sale	$224,108	$2,205	$(2,246)	$224,067

The amortized cost and fair value of investment securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of December 31, 2016
(In thousands)	Amortized cost	Fair value
Within 1 year	$—	$—
After 1 but within 5 years	5,282	5,233
After 5 but within 10 years	5,097	5,141
After 10 years	1,000	1,001
Mortgage-backed securities-residential	6,985	7,038
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	146,666	145,559
Non-agency	4,121	4,035
Total available for sale debt securities	169,151	168,007
No contractual maturity	1,847	1,847
Total available for sale securities	$170,998	$169,854

Proceeds from the sales of AFS investments during the year ended December 31, 2016 and 2015 were $36.4 and $47.0 million, respectively. The following table summarizes gross realized gains and losses on the sale of securities recognized in earnings in the periods indicated:

	For the year ended December 31,
(In thousands)	2016	2015
Gross realized gains	$1,475	$925
Gross realized losses	(44)	(25)
Net realized gains	$1,431	$900

We recorded $190 thousand and $14 thousand in OTTI charges in 2016 and 2015, respectively, related to one private equity investment. There was no non-credit related impairment losses on debt securities held at December 31, 2016 or December 31, 2015 for which a portion of OTTI was recognized in other comprehensive income. As of December 31, 2016, investment securities with a market value of $74.8 million were pledged as collateral for borrowings.

The tables below indicate the length of time individual AFS securities have been in a continuous unrealized loss position at December 31, 2016 and December 31, 2015:

December 31, 2016	Less than 12 months			12 months or longer			Total
(in thousands)	Fair value	Gross unrealized losses	Number of positions	Fair value	Gross unrealized losses	Number of positions	Fair value	Gross unrealized losses	Number of positions
U.S. government agencies	$966	$(22)	1	$—	$—	—	$966	$(22)	1
Mortgage-backed securities-residential	4,237	(17)	2	—	—	—	4,237	(17)	2
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	73,864	(1,630)	31	12,045	(499)	4	85,909	(2,129)	35
Non-agency	4,035	(86)	3	—	—	—	4,035	(86)	3
Municipal bonds	1,678	(45)	3	2,314	(30)	3	3,992	(75)	6
Total available for sale	$84,780	$(1,800)	40	$14,359	$(529)	7	$99,139	$(2,329)	47

December 31, 2015	Less than 12 months			12 months or longer			Total
(in thousands)	Fair value	Gross unrealized losses	Number of positions	Fair value	Gross unrealized losses	Number of positions	Fair value	Gross unrealized losses	Number of positions
U.S. government agencies	$6,681	$(57)	2	$18,882	$(507)	6	$25,563	$(564)	8
Mortgage-backed securities-residential	5,140	(5)	2	2,574	(45)	1	7,714	(50)	3
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	87,020	(994)	31	15,644	(560)	5	102,664	(1,554)	36
Non-agency	1,101	(26)	1	—	—	—	1,101	(26)	1
Municipal bonds	6,080	(52)	7	—	—	—	6,808	(52)	7
Total available for sale	$106,022	$(1,134)	43	$37,100	$(51,112)	12	$143,122	$(2,246)	55

For all debt security types discussed below the fair value is based on prices provided by brokers and safekeeping custodians.

U.S. government-sponsored agencies (“U.S. Agency”): As of December 31, 2016, we had one U.S. Agency security with a fair value of $966 thousand and a gross unrealized loss of $22 thousand. The bond has been in an unrealized loss position for less than twelve months at December 31, 2016. Management believes that the unrealized loss on this debt security is a function of changes in investment spreads. Management expects to recover the entire amortized cost basis of this security. We do not intend to sell this security before recovery of its cost basis and have not determined that it is not more likely than not that it will be required to sell this security before recovery of its cost basis. Therefore, management has determined that this security is not other-than-temporarily impaired at December 31, 2016.

Mortgage-backed securities issued by U.S. government agencies and U.S. government sponsored enterprises: As of December 31, 2016, we had two mortgage-backed securities with a fair value of $4.2 million and gross unrealized losses of $17 thousand. Both of the mortgage-backed securities have been in an unrealized loss position for less than twelve months. The unrealized loss is attributable to a combination of factors, including relative changes in interest rates since the time of purchase. The contractual cash flows for these securities are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Based on its assessment of these factors, management believes that the unrealized losses on these debt securities are a function of changes in investment spreads and interest rate movements and not as a result of changes in credit quality. Management expects to recover the entire amortized cost basis of these securities. We do not intend to sell these securities before recovery of their cost basis and have not determined that it is not more likely than not that it will be required to sell these securities before recovery of their cost basis. Therefore, management has determined that these securities are not other-than-temporarily impaired at December 31, 2016.

U.S. government issued or sponsored collateralized mortgage obligations (“Agency CMOs”): As of December 31, 2016, we had 35 Agency CMOs with a fair value of $85.9 million and gross unrealized losses of $2.1 million. Four of the Agency CMOs had been in an unrealized loss position for twelve months or longer and the other 31 Agency CMOs had been in an unrealized loss position for less than twelve months. The unrealized loss is attributable to a combination of factors, including relative changes in interest rates since the time of purchase. The contractual cash flows for these securities are guaranteed by U.S. government agencies and U.S. government-sponsored enterprises. Based on its assessment of these factors, management believes that the unrealized losses on these debt securities are a function of changes in investment spreads and interest rate movements and not as a result of changes in credit quality. Management expects to recover the entire amortized cost basis of these securities. We do not intend to sell these securities before recovery of their cost basis and have not determined that it is not more likely than not that it will be required to sell these securities before recovery of their cost basis. Therefore, management has determined that these securities are not other-than-temporarily impaired at December 31, 2016.

Non-agency collateralized mortgage obligations (“Non-agency CMOs”): As of December 31, 2016, we had three non-agency CMOs with a fair value of $4.0 million and gross unrealized losses of $86 thousand. The bonds have been in an unrealized loss position for less than twelve months. We do not intend to sell these securities before recovery of their cost basis, and it is not more likely than not we will be required to sell this security before recovery of its cost basis. Therefore, management has determined that this security is not other-than-temporarily impaired at December 31, 2016.

Municipal bonds: As of December 31, 2016, we had six municipal bonds with a fair value $4.0 million and gross unrealized losses of $75 thousand. Three of the municipal bonds had been in an unrealized loss position for less than twelve months and three of the municipal bonds had been in an unrealized loss position for twelve months or longer. Because we do not intend to sell the bonds and it is not more likely than not that the we will be required to sell the bond before recovery of its amortized cost basis, which may be maturity, we do not consider the bonds to be other-than-temporarily impaired at December 31, 2016.

Other securities: As of December 31, 2016, we had five investments in private equity funds which were predominantly invested in real estate. In determining whether or not OTTI exists, we review the funds’ financials, asset values, and near-term projections. During 2016, OTTI charges of $190 thousand were recorded on two of the private equity investments. Management concluded that the impairment on this investment was other-than-temporary.

We will continue to monitor these investments to determine if the discounted cash flow analysis, continued negative trends, market valuations or credit defaults result in impairment that is other than temporary.

NOTE 4.     LOANS AND LEASES

Major classifications of loans are as follows:

(In thousands)	December 31, 2016	December 31, 2015
Commercial real estate	$261,561	$225,679
Construction and land development	83,369	47,984
Commercial and industrial	108,146	85,980
Multi-family	23,389	16,249
Residential real estate	56,899	51,588
Leases	61,838	64,341
Tax certificates	3,705	4,755
Consumer	3,102	2,527
Total loans, net of unearned income	$602,009	$499,103

We use a nine point grading risk classification system commonly used in the financial services industry as the credit quality indicator. The first four classifications are rated Pass. The riskier classifications include Pass-Watch, Special Mention, Substandard, Doubtful and Loss. The risk rating is related to the underlying credit quality and probability of default. These risk ratings are used in the calculation of the allowance for loan and lease losses.

The following tables present an aging analysis of past due payments for each loan portfolio classification at December 31, 2016 and December 31, 2015.

●	Pass: includes credits that demonstrate a low probability of default;

●

Pass-watch: a classification which includes currently performing credits that are beginning to demonstrate above average risk through declining earnings, strained cash flows, increased leverage and/or weakening market fundamentals. This class may also include new loan originations which warrant approval but may contain certain risks that require closer than usual monitoring and supervision, such as construction loans;

●

Special mention: includes credits that have potential weaknesses that if left uncorrected could weaken the credit or result in inadequate protection of our position at some future date. While potentially weak, credits in this classification are marginally acceptable and loss of principal or interest is not anticipated;

●

Substandard accrual: includes credits that exhibit a well-defined weakness which currently jeopardizes the repayment of debt and liquidation of collateral even though they are currently performing. These credits are characterized by the distinct possibility that the Company may incur a loss in the future if these weaknesses are not corrected;

●

Non-accrual (substandard non-accrual, doubtful, loss): includes credits that demonstrate serious problems to the point that it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement.

All loans are assigned an initial loan risk rating by the Underwriting and Credit Administration Officer (“UCAO”). The initial loan risk rating is approved by another member of executive management or by the appropriate loan committee approving the loan request. From time to time, and at the general direction of any of the various loan committees, the ratings may be changed based on the findings of that committee. Items considered in assigning ratings include the financial strength of the borrower and/or guarantors, the type of collateral, the collateral lien position, the type of loan and loan structure, any potential risk inherent in the specific loan type, higher than normal monitoring of the loan or any other factor deemed appropriate by any of the various committees for changing the rating of the loan. Any such change in rating is reflected in the minutes of that committee.

The following tables present risk ratings for each loan portfolio classification at December 31, 2016 and December 31, 2015.

December 31, 2016
(in thousands)	Pass	Pass-Watch	Special Mention	Substandard	Non- accrual	Total
Commercial real estate	$221,862	$38,814	$—	$—	$885	$261,561
Construction and land development	9643	73,582	—	—	144	83,369
Commercial and industrial	92,174	13,308	320	1,692	652	108,146
Multi-family	16,974	6,415	—	—	—	23,389
Residential real estate	56,225	104	—	—	570	56,899
Leases	59,641	348	—	—	1,849	61,838
Tax certificates	1,798	—	—	—	1,907	3,705
Consumer	2,891	211	—	—	—	3,102
Total loans, net of unearned income	$461,208	$132,782	$320	$1,692	$6,007	$602,009

December 31, 2015
(in thousands)	Pass	Pass-Watch	Special Mention	Substandard	Non-accrual	Total
Commercial real estate	$191,329	$31,994	$870	$—	$1,495	$225,679
Construction and land development	4,429	43,410	—	—	145	47,984
Commercial and industrial	68,998	13,971	195	2,065	751	85,980
Multi-family	15,982	267	—	—	—	16,249
Residential real estate	50,699	—	—	—	889	51,588
Leases	62,896	319	39	—	1,087	64,341
Tax certificates	3,630	—	—	—	1,125	4,755
Consumer	2,439	88	—	—	—	2,527
Total loans, net of unearned income	$400,393	$90,049	$1,104	$2,065	$5,492	$499,103

The following tables presents an aging analysis of past due payments for each loan portfolio classification at December 31, 2016 and December 31, 2015.

December 31, 2016
(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Current	Total
Commercial real estate	$—	507	$886	$260,168	$261,561
Construction and land development	—	—	144	83,225	83,369
Commercial and industrial	416	367	173	107,190	108,146
Multi-family	—	—	—	23,389	23,389
Residential real estate	978	—	355	55,566	56,899
Leases	348	104	1,577	59,809	61,838
Tax certificates	—	—	1,907	1,798	3,705
Consumer	—	—	—	3,102	3,102
Total loans, net of unearned income	$1,742	$978	$5,042	$594,247	$602,009

December 31, 2015
(in thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Current	Total
Commercial real estate	$96	—	$1,495	$224,088	$225,679
Construction and land development	507	—	145	47,332	47,984
Commercial and industrial	1,092	592	509	87,787	85,980
Multi-family	—	—	—	16,249	16,249
Residential real estate	788	306	472	50,022	51,588
Leases	319	39	1,087	62,896	64,341
Tax certificates	—	—	1,125	3,630	4,755
Consumer	—	—	—	2,527	2,527
Total loans, net of unearned income	$2,802	$937	$4,833	$490,531	$499,103

*All loans categorized as “90+ Days Past Due” are non-accrual.

Total non-accrual loans at December 31, 2016 were $6.0 million compared to $5.5 million at December 31, 2015. If interest had accrued on these loans, such income would have been approximately $583 thousand and $703 thousand for the years ended December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, the Company had no loans past due 90 days or more on which interest continues to accrue.

Impaired Loans

Total cash collected on impaired loans during the year ended December 31, 2016 and 2015 was $1.8 million and $9.6 million respectively, of which $1.7 million and $8.4 million was credited to the principal balance outstanding on such loans, respectively. We did not recognize interest income on a cash basis on impaired loans and leases for 2016. Interest income recognized on a cash basis on impaired loans and leases was $234 thousand for 2015.

Troubled Debt Restructurings

The following table details our TDRs that are on an accrual status and non-accrual status at December 31, 2016 and December 31, 2015.

	As of December 31, 2016
(In thousands)	Number of loans	Accrual Status	Non-Accrual Status	Total TDRs
Commercial real estate	1	$19	$—	$19
Construction and land development	1	—	144	144
Commercial and industrial	2	1,692	173	1,865
Residential real estate	1	83	—	83
Total	5	$1,794	$317	$2,111

	As of December 31, 2015
(In thousands)	Number of loans	Accrual Status	Non-Accrual Status	Total TDRs
Commercial real estate	1	$24	$—	$24
Construction and land development	1	—	145	145
Commercial and industrial	3	2,315	—	2,315
Residential real estate	1	—	92	92
Total	6	$2,339	$237	$2,576

At December 31, 2016, there were no TDRs modified within the past 12 months, for which there was a payment default. At December 31, 2015, the one construction and land development TDR, cited in the above table, was not in compliance with its restructured terms due to payment defaults. We did not have any newly restructured loans that fit the criteria for classification as a TDR during the years ended December 31, 2016 and 2015.

We may obtain physical possession of real estate collateralizing residential mortgage loans or home equity loans through or in lieu of, foreclosure. As of December 31, 2016, we have a foreclosed residential real estate property with a carrying value of $28 thousand as a result of physical possession. However, as of December 31, 2016, we had residential mortgage loans with a carrying value of $104 thousand collateralized by residential real estate property for which formal foreclosure proceedings were in process.

NOTE 5.     ALLOWANCE FOR LOAN AND LEASE LOSSES

The following tables present the detail of the allowance and the loan portfolio disaggregated by loan portfolio classification as of December 31, 2016 and December 31, 2015.

Allowance for Loan and Lease Losses and Loans Held for Investment For the year ended December 31, 2016

		Construction	Commercial
	Commercial	and land	and	Multi-	Residential		Tax
(In thousands)	real estate	development	industrial	family	real estate	Leases	certificates	Consumer	Unallocated	Total
Beginning balance	$3,622	$1,674	$1,513	$171	$586	$1,749	$347	$27	$—	$9,689
Charge-offs	(84)	—	(107)	—	(40)	(930)	(139)	—	—	(1,300)
Recoveries	201	306	174	—	35	57	14	2	—	789
(Credit) provision	(444)	314	(234)	92	75	1,419	20	—	—	1,242
Ending balance	$3,295	$2,294	$1,346	$263	$656	$2,295	$242	$29	$—	$10,420
Ending balance: related to loans individually evaluated for impairment	$3	$—	$—	$—	$17	$340	$8	$—	$—	$368
Ending balance: related to loans collectively evaluated for impairment	$3,292	$2,294	$1,346	$263	$639	$1,955	$234	$29	$—	$10,052
LHFI
Ending balance	$261,561	$83,369	$108,146	$23,389	$56,899	$61,838	$3,705	$3,102	$—	$602,009
Ending balance: individually evaluated for impairment	$904	$144	$2,105	$—	$653	$1,242	$1,907	$—	$—	$6,955
Ending balance: collectively evaluated for impairment	$260,657	$83,225	$106,041	$23,389	$56,246	$60,596	$1,798	$3,102	$—	$595,054

Allowance for Loan and Lease Losses and Loans Held for Investment

For the year ended December 31, 2015

		Construction	Commercial
	Commercial	and land	and	Multi-	Residential		Tax
(In thousands)	real estate	development	industrial	family	real estate	Leases	certificates	Consumer	Unallocated	Total
Beginning balance	$4,452	$2,292	$1,780	$285	$616	$1,429	$667	$38	$149	$11,708
Charge-offs	(622)	(264)	(566)	—	—	(612)	(471)	—	—	(2,535)
Recoveries	380	503	282	—	20	26	53	—	—	1,264
(Credit) provision	(588)	(857)	17	(114)	(50)	906	98	(11)	(149)	(748)
Ending balance	$3,622	$1,674	$1,513	$171	$586	$1,749	$347	$27	$—	$9,689
Ending balance: related to loans individually evaluated for impairment	$77	$—	$100	$—	$27	$194	$—	$—	$—	$398
Ending balance: related to loans collectively evaluated for impairment	$3,545	$1,674	$1,413	$171	$559	$1,555	$347	$27	$—	$9,291
Loan Balances
Ending balance	$225,679	$47,984	$85,980	$16,249	$51,588	$64,341	$4,755	$2,527	$—	$499,103
Ending balance: individually evaluated for impairment	$1,469	$145	$2,687	$—	$889	$876	$1,125	$—	$—	$7,191
Ending balance: collectively evaluated for impairment	$224,210	$47,839	$83,293	$16,249	$50,699	$63,465	$3,630	$2,527	$—	$491,912

The following tables detail the LHFI that were evaluated for impairment by loan classification at December 31, 2016 and December 31, 2015.

	At and for the year ended December 31, 2016
	Unpaid			Average	Interest	Interest income
	principal	Recorded	Related	recorded	income	recognized
(In thousands)	balance	investment	allowance	investment	recognized	cash basis
With no related allowance recorded:
Commercial real estate	$362	$362	$—	$923	$—	$—
Construction and land development	546	144	—	145	—	—
Commercial and industrial	2,209	2,105	—	2,296	107	—
Residential real estate	133	83	—	45	4	—
Tax certificates	2,165	1,752	—	1,019	—	—
Total:	$5,415	$4,446	$—	$4,428	$111	$—

With an allowance recorded:
Commercial real estate	$936	$542	$3	$168	$—	$—
Commercial and industrial	—	—	—	17	—	—
Residential real estate	668	570	17	695	—	—
Leases	1,242	1,242	340	910	—	—
Tax certificates	4,202	155	8	26	—	—
Total:	$7,048	$2,509	$368	$1,816	$—	$—

	At and for the year ended December 31, 2015
	Unpaid			Average	Interest	Interest income
	principal	Recorded	Related	recorded	income	recognized
(In thousands)	balance	investment	allowance	investment	recognized	cash basis
With no related allowance recorded:
Commercial real estate	$1,323	$931	$—	$4,144	$101	$233
Construction and land development	546	145	—	376	—	—
Commercial and industrial	2,662	2,576	—	4,314	178	1
Tax certificates	5,666	1,125	—	904	—	—
Total:	$10,197	$4,777	$—	$9,738	$279	$234

With an allowance recorded:
Commercial real estate	$926	$538	$77	$334	$—	$—
Construction and land development	—	—	—	90	—	—
Commercial and industrial	2,500	111	100	172	—	—
Residential real estate	1,033	889	27	938	—	—
Leases	876	876	194	243	—	—
Tax certificates	—	—	—	188	—	—
Total:	$5,335	$2,414	$398	$1,965	$—	$—

Note 6. Other Real Estate Owned

At December 31, 2016, OREO is comprised of two properties acquired through, or in lieu of, foreclosure in settlement of loans and 41 real estate properties, primarily located in New Jersey, acquired through foreclosure related to tax liens.  Set forth below are tables which detail the changes in OREO from December 31, 2015 to December 31, 2016 and December 31, 2014 to December 31, 2015.

	For the year ended December 31, 2016
(In thousands)	Loans	Tax Liens	Total
Beginning balance	$220	$7,215	$7,435
Net proceeds from sales	(7)	(5,458)	(5,465)
Net gains on sales	1	677	678
Transfers in	28	831	859
Cash additions	—	290	290
Impairment charge	(6)	(255)	(261)
Ending balance	$236	$3,300	$3,536

	For the year ended December 31, 2015
(In thousands)	Loans	Tax Liens	Total
Beginning balance	$349	$9,430	$9,779
Net proceeds from sales	(1,735)	(4,730)	(6,465)
Net gain on sales	60	859	919
Transfers in	1,671	2,671	4,342
Cash additions	—	558	558
Transfer to loans	—	(995)	(995)
Impairment charge	(125)	(578)	(703)
Ending balance	$220	$7,215	$7,435

At December 31, 2016, OREO was comprised of $208 thousand in land, $3.3 million in tax liens, and $28 thousand in residential real estate related to a single family home.  At December 31, 2015, OREO assets acquired through the tax lien portfolio were comprised of 60 properties and were primarily located in New Jersey.

NOTE 7.  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

				As of December 31,
(In thousands)	Estimated Useful Lives (Years)			2016	2015
Land				$1,156	$1,156
Buildings and leasehold improvements	5	-	39	6,993	5,433
Furniture, fixtures and equipment	3	-	7	5,647	7,796
Premises and equipment, gross				13,796	14,385
Less accumulated depreciation and amortization				(8,398)	(10,426)
Premises and equipment, net				$5,398	$3,959

Depreciation and amortization expense related to premises and equipment was approximately $598 thousand and $634 thousand, for the years ended 2016 and 2015, respectively.  In 2015, we sold a Company owned building.  We received $1.4 million in proceeds and recorded a gain of $324 thousand as a result of this sale. We did not sell any properties in 2016. During 2016, we retired fully depreciated assets that had an original cost basis of $2.6 million.

NOTE 8.  LEASE COMMITMENTS

The Company leases various premises under operating lease agreements, which expire through 2024 and require minimum annual rentals.  Some of these leases are cancelable.  The approximate minimum rental commitments under the leases are as follows for the year ended December 31, 2016:

As of
(In thousands)	December 31, 2016
2017	$1,215
2018	1,195
2019	667
2020	559
2021	504
Thereafter	1,313
Total lease commitments	$5,453

The leases contain options to extend for periods from one to ten years.  The cost of such lease extensions is not included in the above table.  Rental expense for all leases was approximately $1.3 million for the years ended December 31, 2016 and 2015, respectively.

Note 9. Deposits

The Company’s deposit composition as of December 31, 2016 and December 31, 2015 is presented below:

	December 31,	December 31,
(In thousands)	2016	2015
Non-interest bearing checking	$97,859	$83,529
NOW	47,835	42,558
Money Market	165,305	165,251
Savings	85,170	53,833
Time deposits ($250 and over)	19,520	18,066
Time deposits (less than $250)	192,368	189,655
Brokered deposits*	21,489	25,000
Total deposits	$629,546	$577,892

*Brokered deposits were time deposits in 2016 compared to an interest-bearing demand deposit in 2015.

Maturities of time deposits for the next five years and thereafter are as follows:

As of
(In thousands)	December 31, 2016
2017	115,673
2018	47,886
2019	27,719
2020	20,040
2021	20,154
Thereafter	1,905
Total certificates of deposit	$233,377

Note 10. Borrowings and Subordinated Debentures

1.	Advances from the Federal Home Loan Bank

As of December 31, 2016, Royal Bank had $300.8 million of available borrowing capacity at the FHLB, which is based on qualifying collateral.  Total advances from the FHLB were $69.0 million and had a weighted average rate of 1.36% at December 31, 2016 compared to $54.0 million and a weighted average rate of 1.35% at December 31, 2015.  The average balance of advances with the FHLB was $59.3 million and $53.6 million for 2016 and 2015, respectively. The advances and the line of credit are collateralized by FHLB stock, government agencies, mortgage-backed securities and accepted loans.  As of December 31, 2016, investment securities with a fair value of $20.1 million were pledged as collateral to the FHLB.

Presented below are the Company’s FHLB borrowings allocated by the year in which they mature with their corresponding weighted average rates:

	As of		As of
	December 31, 2016		December 31, 2015
(Dollars in thousands)	Amount	Rate	Amount	Rate
Advances maturing in
2016	$—	—%	$19,000	0.85%
2017	44,000	1.19%	25,000	1.46%
2018	10,000	2.01%	10,000	2.01%
2021	15,000	1.40%	—	—%
Total FHLB borrowings	$69,000		$54,000

2.	Other borrowings

We had a note payable with PNC Bank (“PNC”) in the amount of $2.0 million as of December 31, 2015.  The note was paid on its maturity date of August 25, 2016.  The interest rate was a variable rate equal to one month LIBOR + 15 basis points and adjusted monthly.

At December 31, 2016 and 2015, we had additional borrowings of $35.0 million from PNC which will mature on January 7, 2018.  These borrowings have a weighted average interest rate of 3.65%. The borrowings are secured by government agencies and mortgage-backed securities. As of December 31, 2016, investment securities with a market value of $39.5 million were pledged as collateral to secure all borrowings with PNC.

Royal Bank also has $20.0 million in lines of credit, of which $0 was outstanding, with two local financial institutions at December 31, 2016 and December 31, 2015.

3.	Subordinated debentures

We have outstanding $25.8 million of Trust Preferred Securities issued through two Delaware trust affiliates, Royal Bancshares Capital Trust I (“Trust I”) and Royal Bancshares Capital Trust II (“Trust II”) (collectively, the “Trusts”).  We issued an aggregate principal amount of $12.9 million of floating rate junior subordinated debt securities to Trust I and an aggregate principal amount of $12.9 million of fixed/floating rate junior subordinated debt securities to Trust II.  Both debt securities bear an interest rate of 3.11% at December 31, 2016, and reset quarterly at 3-month LIBOR plus 2.15%.

Each of Trust I and Trust II issued an aggregate principal amount of $12.5 million of capital securities initially bearing fixed and/or fixed/floating interest rates corresponding to the debt securities held by each trust to an unaffiliated investment vehicle and an aggregate principal amount of $387 thousand of common securities bearing fixed and/or fixed/floating interest rates corresponding to the debt securities held by each trust to the Company.  We have fully and unconditionally guaranteed all of the obligations of the Trusts, including any distributions and payments on liquidation or redemption of the capital securities.

Under the Federal Reserve Agreement as described in “Note 2 — Regulatory Matters and Significant Risks or Uncertainties” to the Consolidated Financial Statements, the Company and its non-bank subsidiaries may not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System.  We received approval and paid the required interest payments in 2016 and 2015. The MOU was terminated in writing by the Federal Reserve Bank in February 2017.

NOTE 11. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY

In 2014, we entered into a forward-starting interest rate swap agreement to hedge the risk of variability in our cash flows attributable to changes in the 3 month LIBOR rate. This particular hedging objective was to reduce the interest rate risk associated with our forecasted issuances of 3 month fixed rate debt arising from a rollover strategy of an FHLB advance that matured in June 2016.  We have and will continue to rollover the FHLB advance through the swap expiration of June 2021. This derivative was used as part of the asset/liability management process, is linked to a specific liability, and has a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. The derivative was designated as cash flow hedge with the change in fair value recorded as an adjustment through other comprehensive income (loss) until the underlying forecasted transactions occur, at which time the deferred gains and losses are recognized in earnings. As of December 31, 2016, an investment security with a fair value of $678 thousand was pledged as collateral to the counterparty of this transaction.

The effects of the derivative instrument on the Consolidated Financial Statements for December 31, 2016 and 2015 were as follows:

	As of December 31, 2016
	Notional
	Contract		Balance Sheet	Expiration
(In thousands)	Amount	Fair Value	Location	Date
Derivatives designated as hedging instruments
Interest rate swaps:
Effective June 24, 2016	$15,000	$(494)	Other liabilities	June 24, 2021
Total:	$15,000	$(494)

	As of December 31, 2015
	Notional
	Contract		Balance Sheet	Expiration
(In thousands)	Amount	Fair Value	Location	Date
Derivatives designated as hedging instruments
Interest rate swaps:
Effective June 24, 2016	$15,000	$(555)	Other liabilities	June 24, 2021
Total:	$15,000	$(555)

For the year ended December 31, 2016
	Amount of Gain	Location of Loss	Amount of Loss
	Recognized	Recognized	Recognized
	in OCI	in Income	in Income
	on Derivatives	on Derivatives	on Derivatives
(In thousands)	(Effective Portion)	(Ineffective Portion)	(Ineffective Portion)
Derivatives designated as hedging instruments
Interest rate swaps:
Effective June 24, 2016	$40	Not Applicable	$—
Total:	$40		$—

For the year ended December 31, 2015
	Amount of Loss	Location of Loss	Amount of Loss
	Recognized	Recognized	Recognized
	in OCI	in Income	in Income
	on Derivatives	on Derivatives	on Derivatives
(In thousands)	(Effective Portion)	(Ineffective Portion)	(Ineffective Portion)
Derivatives designated as hedging instruments
Interest rate swaps:
Effective June 24, 2016	$(366)	Not Applicable	$—
Total:	$(366)		$—

NOTE 12. INCOME TAXES

The components of income tax benefit are stated below:

	For the years ended December 31,
(In thousands)	2016	2015
Income tax (benefit) expense
Current-federal	$171	$21
Current-state	2	16
Deferred	(1,969)	(5,176)
Income tax benefit	$(1,796)	$(5,139)

The income tax benefit for 2016 and 2015 is largely due to the release of a portion of the valuation allowance against the net deferred tax assets (“DTA”) during the fourth quarters of 2016 and 2015.

The difference between the income tax benefit and the amount computed by applying the statutory federal income tax rate of 34% in 2016 and 2015 is as follows:

	For the years ended December 31,
(In thousands)	2016	2015
Computed tax expense at statutory rate	$3,116	$2,169
Non-controlling interest	(263)	(205)
Alternative minimum tax ("AMT") expense	133	21
Stock options expense	43	20
Nondeductible expense	92	146
Bank owned life insurance	(489)	(169)
Federal net operating loss-KNBT*	—	1,368
State taxes (benefit) expense (net of federal benefit)	(49)	8
Adjustment to prior year items	(82)	67
Decrease in valuation allowance	(4,297)	(8,564)
Income tax benefit	$(1,796)	$(5,139)

*KNBT: Knoblauch State Bank

Deferred tax assets and liabilities consist of the following:

	As of December 31,
(In thousands)	2016	2015
Deferred tax assets
Allowance for loan and lease losses and unfunded loan commitments	$2,843	$2,699
Net operating loss carryforwards	20,712	22,546
Security writedowns	1,085	1,020
OREO writedowns	94	139
Investment in partnerships	1,920	1,698
Pension obligation	3,782	3,858
Pension obligation-AOCI	1,407	1,250
Unrealized losses on debt securities	389	165
Share-based compensation cost	57	83
Non-accrual interest	203	366
Capital loss carryovers	1,258	1,618
Charitable contribution carryovers	12	24
Employee bonuses	238	184
Accrued liabilities	105	181
Alternative minimum tax credit carryforward	426	302
Derivative instruments	168	189
Other	73	311
Total deferred tax assets before valuation allowance	34,772	36,633
Less valuation allowance-AOCI	(1,407)	(1,099)
Less valuation allowance-Other	(25,177)	(29,474)
Deferred tax assets, net of valuation allowance	8,188	6,060
Deferred tax liabilities
Penalties on delinquent tax certificates	25	35
Unrealized gains on AFS equity securities	—	151
Prepaid deductions	121	43
Other	153	114
Total deferred tax liabilities	299	343
Net deferred tax asset, included in other assets	$7,889	$5,717

We recognize deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.   We are required to establish a valuation allowance for DTAs and record a charge to income or shareholders' equity if management determines, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Management evaluates the DTAs for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future reversals of temporary differences and future taxable income based on management approved business plans. These estimates and judgments are inherently subjective.  Based on the analysis of the DTAs at December 31, 2016, management concluded that it is more likely than not that a portion of the net DTA will be realized by the Company in the future. As a result of this assessment, we recorded an additional $1.9 million of DTA by reversing a portion of the valuation allowance and crediting income tax expense. In 2015, we released $5.4 million of our valuation allowance.  In accordance with ASC 740, we considered the following sources of income in reaching our conclusion:

●	Future reversal of temporary differences
●	Future taxable income exclusive of reversing temporary differences and carryforwards
●	Taxable income in prior carryback year(s) if carryback is permitted under the tax law
●	Tax-planning strategies

The positive evidence that outweighed the negative evidence in management’s assessment included, but was not limited to, the following:

●	Positive cumulative pre-tax earnings over the prior three year period ended December 31, 2016.
●	Improvement in asset quality and net interest income.
●	Management’s consistent ability to exceed annual forecasted financial results.
●	Significant reductions in historical credit-related losses and investment impairment.
●	Net operating loss carryforwards do not begin to expire until 2028.

The total change to our valuation allowance on the net DTAs was $4.0 million.  The change consisted of a decrease in the valuation allowance of $4.3 million related to items for which the change impacted income tax expense, offset by a $308 increase in the valuation allowance associated with certain equity investments related to AOCI items.  The change in the valuation allowance for certain equity investments related to AOCI items is reflected in AOCI and not in income tax expense. The ability to recognize the remaining DTAs that continue to be subject to a valuation allowance will be evaluated on a quarterly basis to determine if there are any significant events that would affect the ability to utilize these deferred tax assets. There can be no assurance, however, as to when we could be in a position to reverse the remaining DTA valuation allowance. The deferred tax assets, net of valuation allowances, totaled $7.9 million and $5.7 million at December 31, 2016 and 2015, respectively.

A significant component of the DTAs at December 31, 2016 is our federal NOL carryforwards of approximately $57.7 million and state NOL carryforwards of $136.8 million which are available to be carried forward to future tax years.  The federal loss carryforwards will begin to expire in 2028 and the state NOLs will begin to expire in 2026 if not fully utilized.

As of December 31, 2016, we have capital loss carryforwards of approximately $3.7 million which will begin to expire as of December 31, 2017 if not utilized. We also have charitable contribution carryovers of $35 thousand which will begin to expire as of December 31, 2019 if not utilized but would likely be converted to NOLs. We also have general business tax credit carryovers of $1 thousand that will begin to expire as of December 31, 2030 if not utilized and AMT tax credits of $426 thousand that have an indefinite life.

We had no material unrecognized tax benefits (“UTB”) or accrued interest and penalties as of December 31, 2016. We do not expect the total amount of UTB to significantly increase in the next twelve months.  As of December 31, 2016 no significant changes to UTB are projected; however, tax audit examinations are possible.  As of December 31, 2016, tax years 2013 through 2015 are subject to federal examination by the IRS and years 2012 through 2015 are subject to state examination by various state taxing authorities.

Note 13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the financial statements when they become payable.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.  The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss in the event of non-performance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  We use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The contract amounts are as follows:

	December 31,	December 31,
(In thousands)	2016	2015
Financial instruments whose contract amounts represent credit risk:
Open-end lines of credit	$74,858	$72,988
Commitments to extend credit	43,344	8,497
Standby letters of credit and financial guarantees written	37	515

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, and others are for staged construction, the total commitment amounts do not necessarily represent immediate cash requirements.

We evaluate each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation.  Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory or equipment.

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  Most guarantees extend for one year and expire in decreasing amounts through August 2017.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  We hold personal or commercial real estate, accounts receivable, inventory or equipment as collateral supporting those commitments for which collateral is deemed necessary.  The extent of collateral held for those commitments is approximately 75%.

NOTE 14. LEGAL CONTINGENCIES

Royal Bank had a 60% equity interest in each of CSC and RTL.  CSC and RTL acquired, through public auction, delinquent tax liens in various jurisdictions thereby assuming a superior lien position to most other lien holders, including mortgage lien holders.  In 2012, the former President of CSC and RTL, CSC, RTL and the Company were named defendants, among others, in a Consolidated Master Class Action Complaint (the “Complaint”) filed in the U.S. District Court for the District of New Jersey (“Court”) on behalf of a proposed class of taxpayers who became delinquent in paying their municipal tax obligations. The Complaint alleged a conspiracy to rig bids in municipal tax lien auctions.

During 2013, the Company, Royal Bank, CSC, and RTL reached a settlement agreement with plaintiffs to settle the litigation for $1.65 million and other terms and conditions, including an opportunity for members of the proposed settlement class whose tax liens are currently held by CSC or RTL to redeem those liens for a one-time cash payment equaling 85% of the redemption amount by making such payment within 35 days of the date of written notice. The proposed settlement class does not include, and therefore the offer to redeem does not apply to, tax liens acquired at 0% interest or at a premium. The settlement amount has already been paid into an escrow account. In 2016, the Court approved the settlement after notice and a hearing.  The plaintiffs are appealing the Court’s decision. It is expected to be resolved in the third or fourth quarter of 2017.

Note 15. Shareholders’ Equity

1.	Preferred Stock

On February 20, 2009, as part of the Capital Purchase Program (“CPP”) established by the Treasury, we issued to Treasury 30,407 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value per share (the “Series A Preferred Stock”), and a liquidation preference of $1,000 per share.  In conjunction with the purchase of the Series A Preferred Stock, Treasury received a warrant to purchase 1,104,370 shares of our Class A common stock.  The aggregate purchase price for the Series A Preferred Stock and warrant was $30.4 million in cash.  The Series A Preferred Stock qualifies as Tier 1 capital and originally paid cumulative dividends at a rate of 5% per annum.  In February 2014, the cumulative dividend rate on the Series A Preferred Stock increased to 9% per annum.  The Series A Preferred Stock may generally be redeemed by us at any time following consultation with our primary banking regulators.  The warrant issued to Treasury has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $4.13 per share of the common stock.  As a result of the shareholders’ right offering described below, the number of warrants to purchase our Class A common stock adjusted to 1,368,040 and the warrant exercise price decreased to $3.33 per share of the common stock.

In the second quarter of 2014, we received approval from the Federal Reserve Bank to bid up to $14.0 million, which was raised in a private placement, to purchase shares of the Series A Preferred Stock in an auction of such shares to be conducted by the Treasury.  The Series A Preferred Stock was priced in the auction at $1,207.11 per share for all 30,407 shares of Series A Preferred Stock outstanding. We were allocated 11,551 shares of Series A Preferred Stock for repurchase at the clearing price of $1,207.11.

From time to time in 2016, we received regulatory approval to repurchase or redeem the remaining 18,856 shares of the Series A Preferred Stock.  We utilized existing cash on-hand to complete the repurchase and paid approximately $29.5 million. At December 31, 2016, there are no outstanding shares of the Series A Preferred Stock.

2.	Common Stock

Our Class A common stock trades on the NASDAQ Global Market under the symbol RBPAA.  There is no market for our Class B common stock.  The Class B shares may not be transferred in any manner except to the holder’s immediate family.  Class B shares may be converted to Class A shares at the rate of 1.15 to 1.  Shareholders are entitled to one vote for each Class A share and ten votes for each Class B share held.  Holders of either class of common stock are entitled to conversion equivalent per share dividends when declared.

3.	Payment of Dividends

Under the Pennsylvania Business Corporation Law, the Company may pay dividends only if it is solvent and would not be rendered insolvent by the dividend payment. There are also restrictions set forth in the Pennsylvania Banking Code of 1965 (the “Code”) and in the Federal Deposit Insurance Act (“FDIA”) affecting the payment of dividends to the Company by Royal Bank.  Under the Code, no dividends may be paid by a bank except from “accumulated net earnings” (generally retained earnings).  In addition, dividends paid by Royal Bank to the Company would be prohibited if the effect thereof would cause Royal Bank’s capital to be reduced below applicable minimum capital requirements. As mentioned previously, we retired all of the remaining shares of the Series A Preferred stock in 2016, thus eliminating future dividends.

Note 16. Regulatory Capital Requirements

The Company and Royal Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and Royal Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

In July 2013, the federal bank regulatory agencies adopted the final reforms on capital and liquidity generally referred to as “Basel III”, which were published by the Basel Committee on Banking Supervision and the Financial Stability Board. The agencies view the new capital requirements as a better reflection of banking organizations’ risk profiles, thereby improving the overall resiliency of the banking system. The rules generally implement higher minimum capital requirements, add a new common equity tier 1 capital requirement or “CET1”, and establish criteria that instruments must meet to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital.  Basel III also introduced a non-risk adjusted tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets, and new liquidity requirements.  Under the new rules, in order to avoid limitations on capital distributions (including dividend payments and certain discretionary bonus payments to executive officers), a banking organization must hold a capital conservation buffer comprised of CET1 above its minimum risk-based capital requirements in an amount greater than 2.5% of total risk-weighted assets.   The new minimum capital requirements became effective on January 1, 2015.  The capital conservation buffer requirements phase in over a three-year period beginning January 1, 2016. As of December 31, 2016, the Company and Royal Bank met all capital adequacy requirements to which it is subject and Royal Bank met the criteria for a well-capitalized institution.

In connection with a prior bank regulatory examination, the FDIC concluded, based upon its interpretation of the Call Report instructions and under RAP, that income from Royal Bank’s tax lien business should be recognized on a cash basis, not an accrual basis.  Royal Bank’s current accrual method is in accordance with U.S. GAAP.  Royal Bank disagrees with the FDIC’s conclusion and filed the Call Report for December 31, 2016 and the previous 25 quarters in accordance with U.S. GAAP.  The change in the method of revenue recognition for the tax lien business for regulatory accounting purposes affects Royal Bank’s and the Company’s capital ratios as shown below.  The resolution of this matter will be decided by additional joint regulatory agency guidance which includes the Federal Reserve Bank, the FDIC, and the OCC.

The table below sets forth Royal Bank’s capital ratios under RAP based on the FDIC’s interpretation of the Call Report instructions:

	Actual		For capital adequacy purposes		To be well capitalized under prompt corrective action provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio*	Amount	Ratio
Total capital (to risk-weighted assets)
At December 31, 2016	$76,716	12.185%	$54,301	8.625%	$62,957	10.000%
At December 31, 2015	$87,354	15.802%	$44,225	8.000%	$55,281	10.000%
Tier 1 capital (to risk-weighted assets)
At December 31, 2016	$68,743	10.919%	$41,709	6.625%	$50,366	8.000%
At December 31, 2015	$80,410	14.546%	$33,169	6.000%	$44,225	6.000%
Tier 1 capital (to average assets, leverage)
At December 31, 2016	$68,743	8.573%	$32,076	4.000%	$40,095	5.000%
At December 31, 2015	$80,410	10.589%	$30,374	4.000%	$37,968	5.000%
Common equity Tier 1 (to risk-weighted assets)
At December 31, 2016	$69,681	11.068%	$32,266	5.125%	$40,922	6.500%
At December 31, 2015	$58,824	10.641%	$24,876	4.500%	$35,933	6.500%

*The 2016 ratios include the capital conservation buffer of 0.625%.

The tables below reflect the adjustments to the net income as well as the capital ratios for Royal Bank under U.S. GAAP:

	For the year ended	For the year ended
(In thousands)	December 31, 2016	December 31, 2015
RAP net income	$8,775	$9,161
Tax lien adjustment, net of non-controlling interest	1,544	1,973
U.S. GAAP net income	$10,319	$11,134

	At December 31, 2016		At December 31, 2015
	As reported	As adjusted for U.S.	As reported	As adjusted for U.S.
	under RAP	GAAP	under RAP	GAAP
Total capital (to risk-weighted assets)	12.185%	12.405%	15.802%	16.109%
Tier 1 capital (to risk-weighted assets)	10.919%	11.139%	14.546%	14.853%
Tier 1 capital (to average assets, leverage)	8.573%	8.750%	10.589%	10.824%
Common equity Tier 1 (to risk-weighted assets)	11.068%	11.040%	10.641%	10.962%

The tables below reflect the Company’s capital ratios:

	Actual		For capital adequacy purposes		To be well capitalized under the Federal Reserve's regulations
(Dollars in thousands)	Amount	Ratio	Amount	Ratio*	Amount	Ratio
Total capital (to risk-weighted assets)
At December 31, 2016	$84,056	13.302%	$54,503	8.625%	$63,192	10.000%
At December 31, 2015	$103,355	18.574%	$44,516	8.000%	$55,645	10.000%
Tier 1 capital (to risk-weighted assets)
At December 31, 2016	$68,326	10.812%	$41,865	6.000%	$37,915	6.000%
At December 31, 2015	$95,316	17.129%	$33,387	6.000%	$33,387	6.000%
Tier 1 capital (to average assets, leverage)
At December 31, 2016	$68,326	8.488%	$32,199	4.000%	N/A	N/A
At December 31, 2015	$95,316	12.444%	$30,638	4.000%	N/A	N/A
Common equity Tier 1 (to risk-weighted assets)
At December 31, 2016	$50,502	7.992%	$32,386	4.500%	N/A	N/A
At December 31, 2015	$52,115	9.366%	$25,040	4.500%	N/A	N/A

*The 2016 ratios include the capital conservation buffer of 0.625%.

The Company has filed the Consolidated Financial Statements for Bank Holding Companies-FR Y-9C (“FR Y-9C”) as of December 31, 2016 consistent with U.S. GAAP and the FR Y-9C instructions.  In the event that a similar adjustment for RAP purposes would be required by the Federal Reserve on the holding company level, the adjusted ratios are shown in the table below.

	For the year ended	For the year ended
(In thousands)	December 31, 2016	December 31, 2015
U.S. GAAP net income attributable to Royal Bancshares	$10,375	$10,993
Tax lien adjustment, net of noncontrolling interest	(1,544)	(1,973)
RAP net income	$8,831	$9,020

	At December 31, 2016		At December 31, 2015
	As reported		As reported
	under U.S. GAAP	As adjusted for RAP	under U.S. GAAP	As adjusted for RAP
Total capital (to risk-weighted assets)	13.302%	13.084%	18.574%	18.277%
Tier 1 capital (to risk-weighted assets)	10.812%	10.512%	17.129%	16.710%
Tier 1 capital (to average assets, leverage)	8.488%	8.248%	12.444%	12.127%
Common equity Tier 1 (to risk-weighted assets)	7.992%	8.012%	9.366%	9.040%

Note 17. Pension Plan

The following table sets forth our pension plan’s funded status and amounts recognized in our consolidated balance sheets within other liabilities:

	For the years ended December 31,
(In thousands)	2016	2015
Change in benefit obligation
Benefit obligation at beginning of year	$15,024	$15,438
Service cost	49	64
Interest cost	560	565
Benefits paid	(1,004)	(971)
Actuarial (gain) loss	634	(72)
Benefits obligation at end of year	$15,263	$15,024
Amounts recognized in accumulated other comprehensive income (loss)
Unrecognized actuarial loss	4,138	3,677
AOCI related to pension plan	$4,138	$3,677

We plan to fund a substantial portion of the pension plan obligations through existing Company owned life insurance policies. The accumulated benefit obligation at December 31, 2016 and 2015 was $15.2 million and $14.9 million, respectively.

The table below reflects the assumptions used to determine the benefit obligations:

	As of December 31,
	2016	2015
Discount rate	3.70%	3.81%
Rate of compensation increase	4.00%	4.00%

The table below reflects the assumptions used to determine the net periodic pension cost:

	As of December 31,
	2016	2015
Discount rate	3.70%	3.81%
Rate of compensation increase	4.00%	4.00%

Net periodic defined benefit pension expense for the years ended December 31, 2016 and 2015 included the following components:

	For the year ended
	December 31,
(In thousands)	2016	2015
Service cost	$49	$64
Interest cost	560	565
Amortization of prior service cost	—	90
Amortization of actuarial loss	173	185
Net periodic benefit cost	$782	$904

Benefit payments to be made from the Non-qualified Pension Plan are as follows:

As of December 31, 2016
Non-Qualified
(In thousands)	Pension Plans
2017	$1,005
2018	1,015
2019	1,029
2020	1,098
2021	1,153
Next five years thereafter	5,821

A substantial portion of the benefit payments are expected to be made from insurance policies owned by the Company.  The cash surrender value for these policies was approximately $4.7 million and $3.8 million as of December 31, 2016 and 2015, respectively.

Defined Contribution Plan

We have a capital accumulation and salary reduction plan under Section 401(k) of the Internal Revenue Code of 1986, as amended.  Under the plan, all employees are eligible to contribute up to the maximum allowed by IRS regulation, with the Company matching dollar for dollar of any contribution up to 5%, which is subject to a $2,500 per employee annual limit.  The 401(k) matching contribution was $135 thousand and $134 thousand for 2016 and 2015, respectively.

NOTE 18. STOCK COMPENSATION PLANS

We recognized compensation expense for stock options in the amounts of $70 thousand and $64 thousand in 2016 and 2015, respectively. We granted 5,000 and 146,500 options to purchase common stock in 2016 and 2015, respectively.

1.   Outside Directors’ Stock Option Plan

We had a non-qualified outside Directors’ Stock Option Plan (the “Directors’ Plan”) which expired in 2006.  At December 31, 2016 all outstanding shares are expired.  The ability to grant new options under this plan has expired.

A summary of the Directors’ Plan activity is presented below:

	2016				2015
		Weighted	Weighted			Weighted
		Average	Average	Aggregate		Average
		Exercise	Remaining	Intrinsic		Exercise
	Options	Price	Term (yrs)	Value	Options	Price
Options outstanding at beginning of year	4,725	$21.78	0.5		12,724	$21.83
Forfeited	(1,575)	21.78			(3,181)	21.83
Expired	(3,150)	21.78			(4,818)	21.88
Options outstanding at the end of the year	—	$—	—	$—	4,725	$21.78
Options exercisable at the end of the year	—	$—	—	$—	4,725	$21.78

  2.  Employee Stock Option and Appreciation Rights Plan

We had a Stock Option and Appreciation Rights Plan (the “Plan”) which expired in 2006.  At December 31, 2016 all outstanding shares are expired.  The ability to grant new options under this plan has expired.

A summary of the Plan activity is presented below:

	2016				2015
		Weighted	Weighted			Weighted
		Average	Average	Aggregate		Average
		Exercise	Remaining	Intrinsic		Exercise
	Options	Price	Term (yrs)	Value	Options	Price
Options outstanding at beginning of year	19,061	$21.78	0.5		35,612	$21.82
Forfeited	(3,560)	21.78			(1,749)	21.81
Expired	(15,501)	21.78			(14,802)	21.88
Options outstanding at the end of the year	—	$—	—	$—	19,061	$21.78
Options exercisable at the end of the year	—	$—	—	$—	19,061	$21.78

3.     Long-Term Incentive Plan

Our current share based payment plan is the 2007 Long-Term Incentive Plan (“LTI Plan”), which consists of stock option grants and restricted stock awards.  All employees and non-employee directors of the Company and its designated subsidiaries are eligible participants. The LTI Plan includes one million shares of Class A common stock (of which 250,000 shares may be issued as restricted stock), subject to customary anti-dilution adjustments, or approximately 4.0% of  the total outstanding shares of the Class A common stock.

As of December 31, 2016, 732,861 shares in the LTI plan are available for future grants. The ability to grant new options under this plan will expire in the second quarter of 2017. The option price is equal to the fair market value at the date of the grant. The employee options are exercisable based on the grant’s vesting schedule beginning one year after the date of grant and must be exercised within ten years of the grant date.  Directors’ options are exercisable on the one year anniversary of the date of grant and must be exercised within ten years of the grant date. Compensation expense for stock options is recognized over the requisite service period. During 2016 and 2015, we recognized $70 thousand and $64 thousand, respectively, in compensation expense for stock options.  At December 31, 2016, approximately $55 thousand remained to be recognized in compensation expense over a weighted-average period of 1.0 years.

The fair value of each stock option award is estimated on the date of the grant using the Black-Scholes option-pricing model.  The risk-free interest rate for the expected term of the stock option awarded is based on the U.S. Treasury yield curve in effect at the time of the grant. Average volatility is based on the historical volatility of our common stock. The average expected life represents the period of time that stock option grants are expected to be outstanding and are based on historical data. The following assumptions were used to estimate the fair value of the options granted during 2016 and 2015:

	2016	2015
Weighted average risk-free interest rate	1.14%	1.57%
Weighted average volatility	61.74%	77.01%
Expected dividend yield	—%	—%
Weighted average expected life (years)	5.0	5.0

A summary of the status of the stock options in the LTI Plan is presented below:

	2016				2015
		Weighted	Weighted	(1)		Weighted
		Average	Average	Aggregate		Average
		Exercise	Remaining	Intrinsic		Exercise
	Options	Price	Term (yrs)	Value	Options	Price
Options outstanding at beginning of year	271,869	$3.59	3.7		130,709	$5.60
Granted	5,000	2.16			146,500	1.78
Exercised	(33,666)	1.54			—	—
Forfeited	(26,064)	3.11			(5,340)	3.98
Options outstanding at the end of the year	217,139	$3.93	6.3	$48	271,869	$3.59
Options exercisable at the end of the year	117,806	$5.67	4.7	$—	88,699	$7.23

Weighted-average fair value of options granted during the year		$1.13				$1.14

(1)

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had they exercised their options on December 31, 2016. The intrinsic value varies based on the changes in the market value in the Company’s stock. Because the exercise price exceeded the total market value of the options, the aggregate intrinsic value was $0 for options exercisable at December 31, 2016.

Information pertaining to options outstanding at December 31, 2016 is as follows:

			Options issued and outstanding			Options exercisable
				Weighted	Weighted		Weighted	Weighted
				Average	Average		Average	Average
Range of			Number	Exercise	Remaining	Number	Exercise	Remaining
exercise prices			Outstanding	Price	Term (yrs)	Exercisable	Price	Term (yrs)
$1.00	-	$3.99	159,000	$1.86	8.1	59,667	$1.90	7.9
$4.00	-	$14.99	39,300	4.50	1.8	39,300	4.50	1.8
$15.00	-	$21.00	18,839	20.08	0.6	18,839	20.08	0.6
			217,139	$3.93	6.3	117,806	$5.67	4.7

The following table provides detail for non-vested stock options under the LTI Plan as of December 31, 2016:

		Weighted
		Average
		Exercise
	Options	Price
Non-vested options December 31, 2015	183,170	$1.94
Granted	5,000	2.16
Forfeited	(21,334)	1.86
Vested	(67,503)	1.78
Non-vested options December 31, 2016	99,333	$1.86

Under the aforementioned LTI Plan, we are authorized to grant share-based incentive compensation awards for corporate performance to employees. These awards may be granted in the form of performance restricted shares of our common stock.  The vesting of awards is contingent upon meeting performance goals stated in the specific awards when granted. The awards are not permitted to be transferred during the restricted time period from the date of the award and are subject to forfeiture to the extent that the performance restrictions are not satisfied. Awards are also forfeited if the employee terminates his or her service prior to the end of the restricted time period, unless such termination is in accordance with the Company’s mandatory retirement age. Vested awards are converted to shares of our common stock at the end of the restricted time period. The fair market value of each employee based award is estimated based on the fair market value of our common stock on the date of the grant and probable performance goals to be achieved and estimated forfeitures. If such goals are not met then no compensation cost would be recognized and any recognized compensation cost would be reversed. At December 31, 2016 of the 757,861 shares available for future grants, 225,000 shares are available for future restricted stock grants.  During 2016 and 2015, we recognized $15 thousand and $14 thousand, respectively, in compensation expense for restricted stock grants.  At December 31, 2016, approximately $16 thousand remained to be recognized in compensation expense over a weighted-average period of 1.0 years.

The following table details the restricted stock awards as of December 31, 2016

		Weighted
		Average
		Exercise
	Shares	Price
Non-vested restricted stock at December 31, 2015	25,000	$1.80
Granted	—	—
Forfeited	—	—
Vested	—	—
Non-vested restricted stock at December 31, 2016	25,000	$1.80

Note 19. Earnings Per Common Share

We follow the provisions of FASB ASC Topic 260, “Earnings per Share” (“ASC Topic 260”).  Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period.  We have two classes of common stock currently outstanding. The classes are A and B, of which one share of Class B is convertible into 1.15 shares of Class A.  Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury stock method. For the years ended December 31, 2016 and 2015, 68,139 and 96,655 options to purchase shares of common stock, respectively, were anti-dilutive in the computation of diluted EPS, as the exercise price exceeded average market price in each of those periods. Additionally warrants to purchase 1,368,040 shares of Class A common stock were also anti-dilutive.

Basic and diluted EPS are calculated as follows:

	For the year ended December 31, 2016
	Income	Average shares	Per share
(In thousands, except for per share data)	(numerator)	(denominator)	Amount
Basic EPS
Income available to common shareholders	$9,242	30,081	$0.31

Diluted EPS
Income available to common shareholders	$9,242	30,146	$0.31

	For the year ended December 31, 2015
	Income	Average shares	Per share
(In thousands, except for per share data)	(numerator)	(denominator)	Amount
Basic EPS
Income available to common shareholders	$9,272	30,041	$0.31

Diluted EPS
Income available to common shareholders	$9,272	30,088	$0.31

Note 20.  Comprehensive Income (Loss)

FASB ASC Topic 220, “Comprehensive Income” (“ASC Topic 220”), requires the reporting of all changes in equity during the reporting period except investments from and distributions to shareholders.  Net income is a component of comprehensive income (loss) with all other components referred to in the aggregate as other comprehensive income.  Unrealized gains and losses on AFS securities is an example of another comprehensive income (loss) component.

	For the year ended December 31, 2016
		Tax
	Before tax	expense	Net of tax
(In thousands)	amount	(benefit)	amount
Unrealized losses on investment securities:
Unrealized holding losses arising during period	$138	$47	$91
Less adjustment for impaired investments	(190)	(65)	(125)
Less reclassification adjustment for gains realized in net income	1,431	336	1,095
Unrealized losses on investment securities	(1,103)	(224)	(879)
Unrecognized benefit obligation expense:
Actuarial loss	(634)	—	(634)
Reclassification adjustment for amortization	173	—	173
Unrecognized benefit obligation	(461)	—	(461)
Unrealized gain on derivative instrument	61	21	40
Other comprehensive loss, net	$(1,503)	$(203)	$(1,300)

	For the year ended December 31, 2015
		Tax
	Before tax	expense	Net of tax
(In thousands)	amount	(benefit)	amount
Unrealized losses on investment securities:
Unrealized holding losses arising during period	$(1,427)	$(603)	$(824)
Less adjustment for impaired investments	(14)	(5)	(9)
Less reclassification adjustment for gains realized in net income	900	306	594
Unrealized losses on investment securities	(2,313)	(904)	(1,409)
Unrecognized benefit obligation expense:
Actuarial gain	73	—	73
Reclassification adjustment for amortization	275	—	275
Unrecognized benefit obligation	348	—	348
Unrealized loss on derivative instrument	(555)	(189)	(366)
Other comprehensive loss, net	$(2,520)	$(1,093)	$(1,427)

The other components of accumulated other comprehensive loss included in shareholders’ equity at December 31, 2016 and 2015 are as follows:

	December 31,
(In thousands)	2016	2015
Unrecognized benefit obligation	$(4,138)	$(3,677)
Unrealized loss on AFS investments	(755)	124
Unrealized loss on derivative instrument	(326)	(366)
Accumulated other comprehensive loss	$(5,219)	$(3,919)

Note 21. Fair Value of Financial Instruments

Under FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC Topic 820”), fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When available, management uses quoted market prices to determine fair value.  If quoted prices are not available, fair value is based upon valuation techniques such as matrix pricing or other models that use, where possible, current market-based or independently sourced market parameters, such as interest rates. If observable market-based inputs are not available, we use unobservable inputs to determine appropriate valuation adjustments using discounted cash flow methodologies.

Management uses its best judgment in estimating the fair value of our financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts we could have realized in a sales transaction on the dates indicated.  The estimated fair value amounts have been measured as of their respective period end and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

ASC Topic 820 provides guidance for estimating fair value when the volume and level of activity for an asset or liability has significantly declined and for identifying circumstances when a transaction is not orderly. ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under ASC Topic 820 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:

Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability. Level 2 includes debt securities with quoted prices that are traded less frequently then exchange-traded instruments. Valuation techniques include matrix pricing which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  We did not have transfers of financial instruments within the fair value hierarchy during the years ended December 31, 2016 and 2015.

Items Measured on a Recurring Basis

Our available for sale investment securities are recorded at fair value on a recurring basis.

Fair value for Level 1 securities are determined by obtaining quoted market prices on nationally recognized securities exchanges.  Level 1 securities include common stocks.

Level 2 securities include obligations of U.S. government-sponsored agencies and debt securities with quoted prices, which are traded less frequently than exchange-traded instruments, whose value is determined using matrix pricing with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.  The prices were obtained from third party vendors.  This category generally includes our mortgage-backed securities and CMOs issued by U.S. government and government-sponsored agencies, non-agency CMOs, and corporate and municipal bonds.  Additionally, Level 2 includes derivative instruments whose valuations are based on observable market data.

Level 3 securities include investments in five private equity funds which are predominantly invested in real estate.  The value of the private equity funds are derived from the funds’ financials and K-1 filings.  We also review the funds’ asset values and its near-term projections.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2016 and December 31, 2015 are as follows:

	Fair Value Measurements Using:
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
As of December 31, 2016	Assets	Inputs	Inputs
(In thousands)	Level 1	Level 2	Level 3	Fair Value
Assets:
Investment securities available for sale
U.S. government agencies	$—	$966	$—	$966
Mortgage-backed securities-residential	—	7,038	—	7,038
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	—	145,559	—	145,559
Non-agency	—	4,035	—	4,035
Corporate bonds	—	1,701	—	1,701
Municipal bonds	—	8,708	—	8,708
Other securities	—	—	1,821	1,821
Common stocks	26	—	—	26
Total investment securities available for sale	$26	$168,007	$1,821	$169,854
Liabilities:
Derivative instruments
Interest rate swaps	$—	$494	$—	$494

	Fair Value Measurements Using:
	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
As of December 31, 2015	Assets	Inputs	Inputs
(In thousands)	Level 1	Level 2	Level 3	Fair Value
Assets:
Investment securities available for sale
U.S. government agencies	$—	$25,563	$—	$25,563
Mortgage-backed securities-residential	—	11,058	—	11,058
Collateralized mortgage obligations:
Issued or guaranteed by U.S. government agencies	—	170,734	—	170,734
Non-agency	—	2,704	—	2,704
Corporate bonds	—	1,556	—	1,556
Municipal bonds	—	9,931	—	9,931
Other securities	—	—	2,495	2,495
Common stocks	26	—	—	26
Total investment securities available for sale	$26	$221,546	$2,495	$224,067
Liabilities:
Derivative instruments
Interest rate swaps	$—	$555	$—	$555

The following tables present additional information about assets measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value for the year ended December 31, 2016 and 2015:

(In thousands)	Other securities
Investment Securities Available for Sale	2016	2015
Beginning balance January 1,	$2,495	$4,034
Total gains/(losses) - (realized/unrealized):
Included in earnings-net gains on sale and OTTI	983	484
Included in other comprehensive income	(445)	(905)
Purchases	111	19
Sales and calls	(1,323)	(1,137)
Transfers in and/or out of Level 3	—	—

Ending balance December 31,	$1,821	$2,495

Items Measured on a Nonrecurring Basis

Non-accrual loans and TDRs are evaluated for impairment on an individual basis under FASB ASC Topic 310 “Receivables”.  The impairment analysis includes current collateral values, known relevant factors that may affect loan collectability, and risks inherent in different kinds of lending.  When the collateral value or discounted cash flows less costs to sell is less than the carrying value of the loan a specific reserve (valuation allowance) is established. OREO is carried at the lower of cost or fair value.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the real estate.  Additionally, for collateral acquired from tax liens, fair value may be established using brokers opinions due to their lower carrying value.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2016 and December 31, 2015 are as follows:

Fair Value Measurements Using:
Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
As of December 31, 2016	Assets	Inputs	Inputs
(In thousands)	Level 1	Level 2	Level 3	Fair Value
Assets
Impaired loans and leases	$—	$—	$6,102	$6,102
Other real estate owned	—	—	1,471	1,471

Fair Value Measurements Using:
Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
As of December 31, 2015	Assets	Inputs	Inputs
(In thousands)	Level 1	Level 2	Level 3	Fair Value
Assets
Impaired loans and leases	$—	$—	$5,946	$5,946
Other real estate owned	—	—	2,384	2,384

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which we have utilized Level 3 inputs to determine fair value at December 31, 2016 and December 31, 2015:

	Qualitative Information about Level 3 Fair Value Measurements
As of December 31, 2016		Valuation		Range
(In thousands)	Fair Value	Techniques	Unobservable Input	(Weighted Average)
Impaired loans and leases	$6,102	Appraisal of	Appraisal adjustments	0.0%	-	-27.4%	(-12.3%)
		collateral (1)	Liquidation expenses	0.0%	-	-12.8%	(-5.2%)

Other real estate owned	1,471	Appraisal of	Appraisal adjustments	0.0%	-	-61.5%	(-32.5%)
		collateral (1)	Liquidation expenses	0.0%	-	-5.6%	(-5.6%)

	Qualitative Information about Level 3 Fair Value Measurements
As of December 31, 2015		Valuation		Range
(In thousands)	Fair Value	Techniques	Unobservable Input	(Weighted Average)
Impaired loans and leases	$5,946	Appraisal of	Appraisal adjustments	0.0%	-	-62.3%	(-13.7%)
		collateral (1)	Liquidation expenses	0.0%	-	-15.4%	(-6.5%)

Other real estate owned	2,384	Appraisal of	Appraisal adjustments	0.0%	-	-54.1%	(-17.1%)
		collateral (1)	Liquidation expenses	0.0%	-	-14.7%	(-6.0%)

(1)   Appraisals may be adjusted for qualitative factors such as interior condition of the property and liquidation expenses.

The following methods and assumptions were used to estimate the fair values of our financial instruments at December 31, 2016 and December 31, 2015. The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of our assets and liabilities.  Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between our disclosures and those of other companies may not be meaningful.  The methodologies for estimating the fair value of financial instruments that are measured on a recurring or nonrecurring basis are discussed above.

Cash and cash equivalents (carried at cost):

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities:

Management uses quoted market prices to determine fair value of securities (level 1).  If quoted prices are not available, fair value is based upon valuation techniques such as matrix pricing or other models that use, where possible, current market-based or independently sourced market parameters, such as interest rates (level 2). If observable market-based inputs are not available, we use unobservable inputs to determine appropriate valuation adjustments by reviewing the private equities funds’ financials and K-1 filings (level 3).

Other Investment (carried at cost):

This investment includes the Solomon Hess SBA Loan Fund, which we invested in to partially satisfy our community reinvestment requirement.  Shares in this fund are not publicly traded and therefore have no readily determinable fair market value.  An investor can have their investment in the Fund redeemed for the balance of their capital account at any quarter end with 60 days notice to the Fund.  The investment in this Fund is recorded at cost.  We do not record this investment at fair value on a recurring basis, as this investment’s carrying amount approximates fair value.

Restricted investment in bank stock (carried at cost):

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Loans receivable (carried at cost):

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans.  Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.   Generally, for variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans (generally carried at fair value):

Impaired loans are accounted for under ASC Topic 310. Impaired loans are those in which we have measured impairment generally based on the fair value of the loan’s collateral.  Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based on the expected proceeds.  These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Accrued interest receivable and payable (carried at cost):

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit liabilities (carried at cost):

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).  Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term borrowings (carried at cost):

The carrying amounts of short-term borrowings approximate their fair values.

Long-term debt (carried at cost):

Fair values of FHLB advances and other long-term borrowings are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity.  These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated debt (carried at cost):

Fair values of junior subordinated debt are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity.

Derivative instruments:

We have contracted with a third party vendor to provide periodic valuations for our interest rate derivatives to determine the fair value of our interest rate swaps. The vendor utilizes standard valuation methodologies applicable to interest rate derivatives such as discounted cash flow analysis and extensions of the Black-Scholes model. Such valuations are based upon readily observable market data and are therefore considered Level 2 valuations by the Company.

Off-balance sheet financial instruments (disclosed at cost):

Fair values for our off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.  They are not shown in the table because the amounts are immaterial.

The tables below indicate the fair value of our financial instruments at December 31, 2016 and December 31, 2015.

			Fair Value Measurements
			At December 31, 2016
			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
(In thousands)	amount	fair value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$21,230	$21,230	$21,230	$—	$—
Investment securities available for sale	169,854	169,854	26	168,007	1,821
Other investment	2,250	2,250	—	—	2,250
Federal Home Loan Bank stock	3,216	3,216	—	—	3,216
Loans, net	591,589	578,732	—	—	578,732
Accrued interest receivable	3,968	3,968	—	3,968	—
Financial Liabilities:
Demand deposits	97,859	97,859	—	97,859	—
NOW and money markets	213,140	213,140	—	213,140	—
Savings	85,170	85,170	—	85,170	—
Time deposits and brokered funds	211,888	233,288	—	233,288	—
Short-term borrowings	19,000	19,000	19,000	—	—
Long-term borrowings	85,000	84,617	—	84,617	—
Subordinated debt	25,774	26,538	—	26,538	—
Accrued interest payable	711	711	—	711	—
Derivative Instruments (Liability):
Interest rate swaps	494	494	—	494	—

			Fair Value Measurements
			At December 31, 2015
			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
(In thousands)	amount	fair value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$25,420	$25,420	$25,420	$—	$—
Investment securities available for sale	224,067	224,067	26	221,546	2,495
Other investment	2,250	2,250	—	—	2,250
Federal Home Loan Bank stock	2,545	2,545	—	—	2,545
Loans, net	489,414	484,961	—	—	484,961
Accrued interest receivable	4,149	4,149	—	4,149	—
Financial Liabilities:
Demand deposits	83,529	83,529	—	83,529	—
NOW and money markets	207,809	207,809	—	207,809	—
Interest-bearing brokered deposits	25,000	25,000	—	25,000	—
Savings	53,833	53,833	—	53,833	—
Time deposits	207,721	207,110	—	207,110	—
Short-term borrowings	9,000	9,000	9,000	—	—
Long-term borrowings	81,970	80,258	—	80,258	—
Subordinated debt	25,774	26,789	—	26,789	—
Accrued interest payable	709	709	—	709	—
Derivative Instruments (Liability):
Interest rate swaps	555	555	—	555	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments.  Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale.  This is due to the fact that no market exists for a sizable portion of the loan, deposit and off balance sheet instruments.

In addition, the fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to value anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Other significant assets that are not considered financial assets include premises and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments.  This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

Note 22. Related party transactions

In the ordinary course of business, Royal Bank has had, and expects to have in the future, banking transactions with  officers, directors, and their affiliates, which involve substantially the same terms as those prevailing at the time for comparable transactions with other parties not related to the bank.  In the past we have originated loans to related parties. In accordance with Regulation O, related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans and commitments was $0 at December 31, 2016 and 2015. During 2016, there were no new related party loans.

Related party deposits were $18.2 million and $12.6 million at December 31, 2016 and 2015, respectively.

The Company has had and intends to have business transactions in the ordinary course of business with directors, officers and associates on comparable terms as those prevailing from time to time for other non-affiliated vendors of the Company.  For these transactions, the expenses are not significant to the operations of the Company.

Note 23. SEGMENT INFORMATION

FASB ASC Topic 280, “Segment Reporting” (“ASC Topic 280”) established standards for public business enterprises to report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders.  It also established standards for related disclosure about products and services, geographic areas, and major customers.  Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision makers in deciding how to allocate and assess resources and performance.  Our chief operating decision makers are the CEO and the CFO.  We have identified our reportable operating segments as “Community Banking” and “Tax Liens”.

Community Banking

Our community banking segment consists of commercial and retail banking and equipment leasing. The community banking business segment includes Royal Bank and Royal Bank Leasing and generates revenue from a variety of products and services provided by those entities.  Royal Bank and Royal Bank Leasing have similar economic characterisitcs in that earnings are predominantly derived from net interest income.  For example, commercial lending is dependent upon the ability of Royal Bank to fund cash needed to make loans with retail deposits and other borrowings and to manage interest rate and credit risk.

Tax Liens

At December 31, 2016, Royal Bank’s tax liens segment includes its 80% and 100% ownership interest in CSC and RTL, respectively.  Prior to December 31, 2013, Royal Bank’s ownership interest in CSC and RTL was 60%.  The Company’s tax liens segment consisted of purchasing delinquent tax certificates from local municipalities at auction and then processing those liens to either encourage the property holder to pay off the lien, or to foreclose and sell the property.  The tax liens segment earns income based on interest rates (determined at auction) and penalties assigned by the municipality along with gains on sale of foreclosed properties. CSC is liquidating its assets under an orderly, long term plan.  RTL ceased acquiring tax certificates at public auctions in 2010.

The following table presents selected financial information for reportable business segments for the years ended December 31, 2016 and 2015.

	For the year ended December 31, 2016
	Community
(In thousands)	Banking	Tax Liens	Consolidated
Total assets	$823,779	$8,706	$832,485
Total deposits	$629,546	$—	$629,546

Interest income	$33,205	$211	$33,416
Interest expense	6,760	555	7,315
Net interest income (expense)	$26,445	$(344)	$26,101
Provision for loan and lease losses	1,222	20	1,242
Total non-interest income	4,249	58	4,307
Total non-interest expense	19,494	503	19,997
Income tax benefit	(1,685)	(111)	(1,796)
Net income (loss)	$11,662	$(697)	$10,965
Noncontrolling interest	$510	$80	$590
Net income (loss) attributable to Royal Bancshares	$11,153	$(778)	$10,375

	For the year ended December 31, 2015
	Community
(In thousands)	Banking	Tax Liens	Consolidated
Total assets	$774,258	$14,025	$788,283
Total deposits	$577,892	$—	$577,892

Interest income	$29,379	$614	$29,993
Interest expense	5,689	795	6,484
Net interest income (expense)	$23,690	$(181)	$23,509
(Credit) provision for loan and lease losses	(846)	98	(748)
Total non-interest income	2,842	271	3,113
Total non-interest expense	19,751	1,234	20,985
Income tax expense	(5,139)	—	(5,139)
Net income (loss)	$12,766	$(1,242)	$11,524
Noncontrolling interest	$602	$(71)	$531
Net income (loss) attributable to Royal Bancshares	$12,164	$(1,171)	$10,993

Interest income earned by the community banking segment related to the tax liens segment was approximately $555 thousand and $795 thousand for the year ended December 31, 2016 and 2015, respectively.

NOTE 24. CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

Condensed financial information for the parent company only follows.

CONDENSED BALANCE SHEETS

	As of December 31,
(In thousands)	2016	2015
Assets
Cash	$1,027	$10,152
Investment in non-bank subsidiaries	5,490	26,212
Investment in Royal Bank	70,856	61,309
Other assets	59	15
Total assets	$77,432	$97,688

Liabilities and Stockholders' Equity
Subordinated debentures	$25,774	$25,774
Other liabilities	10	10
Stockholders' equity	51,648	71,904
Total liabilities and stockholders' equity	$77,432	$97,688

CONDENSED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For the years ended December 31,
(In thousands)	2016	2015
Income
Other income	$22	$20
Total Income	22	20
Expenses
Other expenses	230	303
Interest on subordinated debentures	742	639
Total Expenses	972	942

Loss before income taxes and equity in undistributed net income	(950)	(922)
Equity in undistributed net income	11,325	11,915
Net income	$10,375	$10,993
Other comprehensive loss of subsidiaries	(1,300)	(1,427)
Comprehensive income	$9,075	$9,566

CONDENSED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
(In thousands)	2016	2015
Cash flows from operating activities
Net income	$10,375	$10,993
Adjustments to reconcile net income to net cash provided by operating activities:
Stock compensation expense	85	78
Undistributed income from subsidiaries	(11,325)	(11,915)
Dividend proceeds from non-banking subsidiaries	21,193	5,000
Other, net	56	(264)
Net cash provided by operating activities	20,384	3,892
Net cash provided by investing activities	—	—
Cash flows from financing activities
Redemption of preferred stock	(29,509)	—
Net cash used in financing activities	(29,509)	—
Net (decrease) increase in cash and cash equivalents	(9,125)	3,892
Cash and cash equivalents at beginning of period	10,152	6,260
Cash and cash equivalents at end of period	$1,027	$10,152

NOTE 25. SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

The following summarizes the consolidated results of operations during 2016 and 2015, on a quarterly basis, for the Company:

	For the year ended December 31, 2016
(In thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$8,561	$8,460	$8,181	$8,214
Interest expense	1,926	1,902	1,764	1,723
Net interest income	6,635	6,558	6,417	6,491
Provision for loan and lease losses	255	578	197	212
Net interest income after provision	6,380	5,980	6,220	6,279
Other income	838	1,189	1,073	1,207
Other expenses	4,729	5,001	5,046	5,221
Income before income tax	2,489	2,168	2,247	2,265
Income tax (benefit) expense	(1,881)	25	60	-
Net income	$4,370	$2,143	$2,187	$2,265
Less net income attributable to noncontrolling interest	248	113	153	76
Net income attributable to Royal Bancshares of Pennsylvania, Inc.	$4,122	$2,030	$2,034	$2,189
Net income available to common shareholders	$4,003	$1,688	$1,696	$1,855
Net income per common share
Basic and diluted	$0.13	$0.06	$0.06	$0.06

	For the year ended December 31, 2015
(In thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$7,844	$7,798	$7,071	$7,280
Interest expense	1,686	1,636	1,591	1,571
Net interest income	6,158	6,162	5,480	5,709
Provision (credit) for loan and lease losses	634	(216)	(586)	(580)
Net interest income after provision	5,524	6,378	6,066	6,289
Other income	1,202	700	1,283	847
Other expenses	5,427	5,365	5,737	5,375
Income before income tax	1,299	1,713	1,612	1,761
Income tax benefit	(5,139)	-	-	-
Net income	$6,438	$1,713	$1,612	$1,761
Less net income attributable to noncontrolling interest	31	179	151	170
Net income attributable to Royal Bancshares of Pennsylvania, Inc.	$6,407	$1,534	$1,461	$1,591
Net income available to common shareholders	$5,973	$1,100	$1,032	$1,167
Net income per common share
Basic and diluted	$0.20	$0.04	$0.03	$0.04

NOTE 26. SUBSEQUENT EVENTS

On January 30, 2017, the Company and Bryn Mawr Bank Corporation (“Bryn Mawr”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into Bryn Mawr, with Bryn Mawr as the surviving corporation (the “Merger”). Immediately following the Merger, Royal Bank will merge with the Bryn Mawr Trust Company, the wholly owned subsidiary of Bryn Mawr. Upon completion of the Merger, holders of Class A common stock of the Company will receive 0.1025 shares of Bryn Mawr common stock, par value of $1.00 per share (the “Bryn Mawr common stock”) for each share of Class A common stock they hold, and holders of Class B common stock of the Company will receive 0.1179 shares of Bryn Mawr common stock for each share of Class B common stock they hold. The Merger, which is subject to a number of closing conditions including receipt of required regulatory approvals and approval by the Company’s shareholders, is expected to be completed in the third quarter of 2017.

 APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BRYN MAWR BANK CORPORATION

AND

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

ARTICLE I CERTAIN DEFINITIONS		A-2

1.1.	Certain Definitions.	A-2

ARTICLE II THE MERGER		A-13

2.1.	Merger.	A-13

2.2.	Effective Time.	A-14

2.3.	Articles of Incorporation and Bylaws.	A-14

2.4.	Directors and Officers of Surviving Corporation.	A-14

2.5.	Effects of the Merger.	A-14

2.6.	Tax Consequences.	A-14

2.7.	Possible Alternative Structures.	A-15

2.8.	Bank Merger.	A-15

2.9.	Absence of Control.	A-15

ARTICLE III CONVERSION OF SHARES		A-15

3.1.	Conversion of RBPI Common Stock; Merger Consideration.	A-15

3.2.	Procedures for Exchange of RBPI Common Stock.	A-17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF RBPI		A-21

4.1.	Organization.	A-21

4.2.	Capitalization.	A-22

4.3.	Authority; No Violation.	A-23

4.4.	Consents.	A-24

4.5.	Reports, Regulatory Matters, Financial Statements.	A-25

4.6.	Taxes.	A-27

4.7.	Absence of Changes and Events.	A-29

4.8.	Material Contracts; Leases; Defaults.	A-30

4.9.	Ownership of Property; Insurance Coverage.	A-32

4.10.	Legal Proceedings.	A-33

4.11.	Compliance With Applicable Law.	A-34

4.12.	Employee Benefit Plans.	A-35

4.13.	Brokers, Finders and Financial Advisors.	A-37

4.14.	Environmental Matters.	A-38

4.15.	Loan Portfolio.	A-39

i

4.16.	Documents.	A-41

4.17.	Related Party Transactions.	A-41

4.18.	Deposits.	A-41

4.19.	Antitakeover Provisions Inapplicable; Required Vote.	A-41

4.20.	Registration Obligations.	A-42

4.21.	Risk Management Instruments.	A-42

4.22.	Fairness Opinion.	A-42

4.23.	Trust Accounts.	A-42

4.24.	Intellectual Property.	A-43

4.25.	Labor Matters.	A-43

4.26.	RBPI Information Supplied.	A-43

4.27.	Investment Securities and Commodities	A-44

4.28.	RBPI Information.	A-44

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BMBC		A-44

5.1.	Organization.	A-44

5.2.	Capitalization.	A-45

5.3.	Authority; No Violation.	A-46

5.4.	Consents.	A-47

5.5.	Reports, Regulatory Matters, Financial Statements.	A-47

5.6.	Taxes.	A-48

5.7.	No Material Adverse Effect.	A-49

5.8.	Ownership of Property.	A-49

5.9.	Legal Proceedings.	A-49

5.10.	Compliance With Applicable Law.	A-50

5.11.	Employee Benefit Plans.	A-51

5.12.	Environmental Matters.	A-53

5.13.	Brokers, Finders and Financial Advisors.	A-53

5.14.	BMBC Common Stock.	A-54

5.15.	BMBC Information Supplied.	A-54

5.16.	PBCL Sections 2538 and 2553	A-54

ARTICLE VI COVENANTS OF RBPI		A-54

6.1.	Conduct of Business.	A-54

6.2.	Current Information and Cooperation.	A-60

6.3.	Access to Properties and Records.	A-61

6.4.	Financial and Other Statements.	A-62

6.5.	Maintenance of Insurance.	A-63

6.6.	Regulatory Actions.	A-63

6.7.	Consents and Approvals of Third Parties.	A-63

6.8.	Commercially Reasonable Efforts.	A-63

6.9.	Failure to Fulfill Conditions.	A-63

6.10.	No Solicitation.	A-63

6.11.	Reserves and Merger Related Costs.	A-66

6.12.	RBPI/RBA Board of Directors and Committee Meetings.	A-67

6.13.	RBPI/RBA Director and Employee Agreements.	A-67

6.14.	Anti takeover Provisions.	A-68

6.15.	2016 Tax Returns.	A-68

6.16.	RBPI Warrants.	A-68

6.17.	Divestment of Non Volcker Compliant Securities.	A-68

ARTICLE VII COVENANTS OF BMBC		A-68

7.1.	Conduct of Business.	A-68

7.2.	Current Information.	A-69

7.3.	Financial and Other Statements.	A-69

7.4.	Consents and Approvals of Third Parties.	A-69

7.5.	Commercially Reasonable Efforts.	A-69

7.6.	Failure to Fulfill Conditions.	A-69

7.7.	Employee Benefits.	A-70

7.8.	Directors and Officers Indemnification and Insurance.	A-71

7.9.	Stock Listing.	A- 72

7.10.	BMT Advisory Board.	A-73

7.11.	BMBC/BMT Board of Directors.	A-73

7.12.	Rule 16b-3.	A-73

ARTICLE VIII REGULATORY AND OTHER MATTERS		A-73

8.1.	RBPI Shareholder Meeting.	A-73

8.2.	Proxy Statement Prospectus.	A-74

8.3.	Regulatory Approvals.	A-75

ARTICLE IX CLOSING CONDITIONS		A-76

9.1.	Conditions to Each Party’s Obligations under this Agreement.	A-76

9.2.	Conditions to the Obligations of BMBC under this Agreement.	A-77

9.3.	Conditions to the Obligations of RBPI under this Agreement.	A-79

9.4.	Frustration of Closing Conditions.	A-79

ARTICLE X THE CLOSING		A-80

10.1.	Time and Place.	A-80

10.2.	Deliveries at the Pre Closing and the Closing.	A-80

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-80

11.1.	Termination.	A-80

11.2.	Termination Fee; Liquidated Damages	A-83

11.3.	Effect of Termination.	A-85

11.4.	Amendment, Extension and Waiver.	A-85

ARTICLE XII MISCELLANEOUS		A-85

12.1.	Confidentiality.	A-85

12.2.	Public Announcements.	A-85

12.3.	Survival.	A-86

12.4.	Notices.	A-86

12.5.	Parties in Interest.	A-87

12.6.	Complete Agreement.	A-87

12.7.	Counterparts.	A-87

12.8.	Severability.	A-88

12.9.	Governing Law.	A-88

12.10.	Interpretation.	A-88

12.11.	Disclosure Schedules.	A-89

12.12.	Specific Performance; Jurisdiction.	A-90

Exhibit A      Form of RBPI Voting Agreement

Exhibit B      Form of Bank Agreement and Plan of Merger

Exhibit C      Form of Stock Option Cancellation Acknowledgment

Exhibit D      Form of Employee Non-Solicitation Agreement

________

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 30, 2017, by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), and Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”).

WHEREAS, the Board of Directors of each of BMBC and RBPI (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, RBPI will merge with and into BMBC (the “Merger”), and thereafter Royal Bank America, a Pennsylvania chartered bank and wholly owned subsidiary of RBPI (“RBA”), will be merged with and into The Bryn Mawr Trust Company, a Pennsylvania chartered bank and wholly owned subsidiary of BMBC (“BMT”); and

WHEREAS, as a condition to the willingness of BMBC to enter into this Agreement, each of the directors, executive officers and Principal Shareholders of RBPI have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BMBC (collectively, the “RBPI Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of RBPI Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the RBPI Voting Agreements;

WHEREAS, each director of RBPI or RBA who will become neither a director of BMBC upon consummation of the Merger nor a director of BMT upon consummation of the Bank Merger has entered into a Non-Competition and Non-Solicitation Agreement pursuant to Section 6.13 hereof;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.     Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Additional Consideration” shall have the meaning set forth in Section 11.1.10.

“Administrative Delinquencies” shall mean loans (a) that are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, or (b) that are more than 30 days delinquent as a result of (i) a delay in billing by RBA, (ii) a delay in posting payments by RBA, or (iii) weather, hostilities, or other events not in the borrower’s control that delay the delivery of payments generally to RBA.

“Advisory Board” shall have the meaning set forth in Section 7.10.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this Agreement and Plan of Merger, together with any amendment(s) hereto.

“Applications” shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.

“Bank Merger” shall mean the merger of RBA with and into BMT, with BMT as the surviving institution.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC, and the Pennsylvania DBAS, which regulates BMT or RBA, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Federal Bank Holding Company Act of 1956, as amended.

“BMBC” shall mean Bryn Mawr Bank Corporation, a Pennsylvania corporation, with its principal executive offices located at 801 Lancaster Avenue, Bryn Mawr, PA 19010.

“BMBC Audit Committee” shall have the meaning set forth in Section 5.5.3.

“BMBC Common Stock” shall mean the common stock, par value $1.00 per share, of BMBC.

“BMBC Compensation and Benefit Plans” shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by BMBC or any BMBC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of BMBC or any BMBC Subsidiary participates (or participated within the past three (3) years) or to which any such employee, consultant or director is a party or is (or was within the past three (3) years) otherwise entitled to receive benefits.

“BMBC Determination Date Market Value” has the meaning set forth in Section 11.1.10.

“BMBC Disclosure Schedule” shall mean a written disclosure schedule delivered by BMBC to RBPI as of the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to the representations or warranties in a specified section of Article V, or to the covenants in a specified section of Article VII, with all such schedules collectively referred to herein as the “BMBC Disclosure Schedules.”

“BMBC ERISA Affiliate” shall have the meaning set forth in Section 5.11.3.

“BMBC Financial Statements” shall mean the (a) the audited consolidated balance sheets (including related notes and schedules) of BMBC and subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BMBC and subsidiaries for each of the three years ended December 31, 2015, 2014 and 2013, as filed in BMBC’s Annual Report on Form 10-K for the year ended December 31, 2015, (b) the unaudited interim consolidated financial statements of BMBC and subsidiaries as filed in BMBC’s Quarterly Reports on Form 10-Q following December 31, 2015; and (c) following the filing of BMBC’s Annual Report on Form 10-K for the year ended December 31, 2016, the audited consolidated balance sheet (including related notes and schedules) of BMBC and subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BMBC and subsidiaries for each of the three years ended December 31, 2016, 2015 and 2014, as filed therein.

“BMBC MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.2.3, 5.2.4, 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.15 and 5.16.

“BMBC Pension Plan” shall have the meaning set forth in Section 5.11.3.

“BMBC Ratio” shall have the meaning set forth in Section 11.1.10.

“BMBC Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.

“BMBC Stock Benefit Plans” shall mean the Bryn Mawr Bank Corporation 2004 Stock Option Plan, 2007 Long-Term Incentive Plan and Amended and Restated 2010 Long-Term Incentive Plan.

“BMBC Subsidiary” shall mean a Subsidiary of BMBC.

“BMT” shall mean The Bryn Mawr Trust Company, a Pennsylvania chartered bank, with its principal offices located at 801 Lancaster Avenue, Bryn Mawr, PA 19010, which is a wholly owned subsidiary of BMBC.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash-Out Consideration” shall have the meaning set forth in Section 3.2.11.

“Certificates” shall mean certificates evidencing shares of RBPI Common Stock.

“Claim” shall have the meaning set forth in Section 7.8.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning set forth in the recitals.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 7.7.1.

“Continuing Warrants” shall have the meaning set forth in Section 3.2.9.

“CRA” shall have the meaning set forth in Section 4.11.1.

“Determination Date” shall have the meaning set forth in Section 11.1.10.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.2.12.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.12.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Employee Non-Solicitation Agreement” shall have the meaning set forth in Section 6.13.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity or Person relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws; (b) the Pennsylvania Land Recycling and Environmental Remediation Standards Act, as amended, 35 P.S. § 6026.101 et seq.; (c) the New Jersey Brownfield and Contaminated Site Remediation Act, as amended, N.J.S.A. 58:10B-1.1 et seq.; (d) the New Jersey Site Remediation Reform Act, as amended, N.J.S.A. 58:10C-1 et seq., and (e) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“Environmental Threshold” shall mean an amount equal to (a) $1,000,000, less (b) any and all actual or estimated losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of, or in connection with, the environmental litigation matters set forth on RBPI Disclosure Schedule 4.10.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by BMBC and reasonably acceptable to RBPI.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall mean 0.1025 with respect to RBPI Class A Stock, and 0.1179 with respect to RBPI Class B Stock, each as subject to adjustment as provided in Section 3.1.5 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Index Price” shall have the meaning set forth in Section 11.1.10.

“FRB” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Philadelphia, collectively.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Health Plans” shall have the meaning set forth in Section 7.7.4.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“Indemnified Parties” shall have the meaning set forth in Section 7.8.1.

“Index” shall have the meaning set forth in Section 11.1.10.

“Index Ratio” shall have the meaning set forth in Section 11.1.10.

“Initial BMBC Market Value” shall have the meaning set forth in Section 11.1.10.

“Initial Index Price” shall have the meaning set forth in Section 11.1.10.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known, after due inquiry, by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and in the case of RBPI shall include, without limitation, those persons set forth in RBPI Disclosure Schedule 1.1A, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person; provided, however, that solely with respect to Section 4.14 (Environmental Matters), “Knowledge” shall mean those facts that are known, after due inquiry (but specifically excluding review of files that are not readily accessible), by those persons set forth on RBPI Disclosure Schedule 1.1A.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency policy or requirement, listing standard, license or permit of any Governmental Entity that is applicable to the referenced Person.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Liquidated Damages Amount” shall have the meaning set forth in Section 11.2.2.

“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which RBPI, RBA or any of their respective Subsidiaries is a party as obligee.

“Material Adverse Effect” shall mean, with respect to BMBC or RBPI, respectively, any effect, circumstance, occurrence or change that (a) is, or would reasonably expected to be, material and adverse to the financial condition, results of operations or business of BMBC and the BMBC Subsidiaries taken as a whole, or RBPI and the RBPI Subsidiaries taken as a whole, respectively, or (b) does, or would reasonably be expected to, materially impair the ability of either RBPI, on the one hand, or BMBC, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) changes in Laws affecting banks or bank holding companies generally, or interpretations thereof by Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to banks or bank holding companies generally, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (vi) economic, financial market, or geographic conditions affecting banks or bank holding companies in general and not disproportionately affecting RBPI and its Subsidiaries, or BMBC and its Subsidiaries, as compared to similarly situated banks and bank holding companies, including changes in economic or financial markets or changes in interest rates, and (vii) any action taken at the direction of a Bank Regulator, or in compliance with or in furtherance of a Regulatory Agreement, and the direct costs, consequences, or effects thereof (but not, for avoidance of doubt, any underlying facts, circumstances, and causes of such action, it being understood that such underlying facts, circumstances, and causes that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect).

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws and shall include, without limitation, any “regulated substance” as defined by the Pennsylvania Land Recycling and Environmental Remediation Standards Act, as amended, 35 P.S. § 6026.101 et seq.

“Maximum Amount” shall have the meaning set forth in Section 7.8.3.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall mean the aggregate amount of cash paid and the aggregate number of shares of BMBC Common Stock to be issued to holders of RBPI Common Stock and holders of RBPI Options pursuant to the provisions of Section 3.1.3 and Section 3.2.11 hereof.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of BMBC Common Stock to be offered to holders of RBPI Common Stock in connection with the Merger.

“NASDAQ” shall mean the NASDAQ Stock Market, LLC.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“Ordinary Course of Business” means (a) with respect to RBPI, the ordinary, usual and customary course of business of RBPI, RBA and the other RBPI Subsidiaries, and (b) with respect to BMBC, the ordinary, usual and customary course of business of BMBC, BMT and the other BMBC Subsidiaries, in each case consistent with past practice, including with respect to frequency and amount.

“OREO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“Participation Facility” shall have the meaning set forth in Section 4.14.1.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pennsylvania DBAS” shall mean the Pennsylvania Department of Banking and Securities.

“Pennsylvania DOS” shall mean the Pennsylvania Department of State.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Merger Consideration” shall mean such number of shares or fraction of a share, as the case may be, of BMBC Common Stock as is equal to the product of (i) one and (ii) the applicable Exchange Ratio, subject to adjustment as provided in Section 3.1.5.

“Person” shall mean any individual, bank, corporation, partnership, limited liability company, joint venture, association, trust, “group” (as that term is defined under the Exchange Act), unincorporated organization or other organization or firm of any kind or nature, including a Governmental Entity.

“Phase I” shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-13 and/or the “all appropriate inquiry” standards set forth at 40 C.F.R. Part 312.

“Phase II” shall mean a Phase II Environmental Site Assessment performed in accordance with ASTM E1903-11 and/or the “all appropriate inquiry standards” set forth at 40 C.F.R. Part 312.

“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.27.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Principal Shareholders” shall mean the holders of RBPI Common Stock identified on RBPI Disclosure Schedule 1.1B.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“RBA” shall mean Royal Bank America, a Pennsylvania chartered bank, with its principal offices located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004, which is a wholly owned subsidiary of RBPI.

“RBCCM” shall have the meaning set forth in Section 4.13.

“RBPI” shall mean Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation, with its principal offices located at One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, PA 19004.

“RBPI Audit Committee” shall have the meaning set forth in Section 4.5.3.

“RBPI Class A Stock” shall mean Class A Common Stock, $2.00 par value per share, of RBPI.

“RBPI Class B Stock” shall mean Class B Common Stock, $0.10 par value per share, of RBPI.

“RBPI Common Stock” shall mean, as the context indicates, any of RBPI Class A Stock, RBPI Class B Stock, or RBPI Class A Stock and RBPI Class B Stock collectively.

“RBPI Compensation and Benefit Plans” shall mean all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by RBPI or any of its subsidiaries in which any employee or former employee, consultant or former consultant or director or former director of RBPI or any RBPI Subsidiary participates (or participated within the past three (3) years) or to which any such employee, consultant or director is a party or is (or was within the past three (3) years) otherwise entitled to receive benefits.

“RBPI Delinquencies” shall mean (a) all loans with principal and/or interest that are 30 or more days contractually past due and still accruing, (b) all loans that are on non-accrual or non-performing status, (c) OREO, (d) the aggregate amount, if any, of net loan charge-offs by RBPI between September 30, 2016 and the month-end immediately preceding the Closing Date in excess of $1,000,000 million, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (c) or (d) of this definition; provided, however, that RBPI Delinquencies shall not include any loans which are Administrative Delinquencies. For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.

“RBPI Disclosure Schedule” shall mean a written disclosure schedule delivered by RBPI to BMBC as of the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to the representations or warranties in a specified section of Article IV, or to the covenants in a specified section of Article VI, with all such schedules collectively referred to herein as the “RBPI Disclosure Schedules.”

“RBPI ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“RBPI Financial Statements” shall mean the (a) the audited consolidated balance sheets (including related notes and schedules) of RBPI and subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of RBPI and subsidiaries for each of the two years ended December 31, 2015 and 2014, as filed in RBPI’s Annual Report on Form 10-K for the year ended December 31, 2015, (b) the unaudited interim consolidated financial statements of RBPI and subsidiaries, as filed in RBPI’s Quarterly Reports on Form 10-Q following December 31, 2015; and (c) following the filing of RBPI’s Annual Report on Form 10-K for the year ended December 31, 2016, the audited consolidated balance sheet (including related notes and schedules) of RBPI and subsidiaries as of December 31, 2016 and 2015 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of RBPI and subsidiaries for each of the two years ended December 31, 2016 and 2015, as filed therein.

“RBPI Investment Securities” means the investment securities of RBPI, RBA and the other RBPI Subsidiaries.

“RBPI Loan” shall have the meaning set forth in Section 4.15.5.

“RBPI MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof) 4.1.3 (other than the first three sentences thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof) 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26.2 and 4.27.

“RBPI Option” shall mean an option to purchase shares of RBPI Common Stock granted pursuant to the RBPI Stock Benefit Plan and as set forth in RBPI Disclosure Schedule 4.2.1.

“RBPI Real Property” shall mean a parcel of real estate owned or leased by RBPI or a RBPI Subsidiary.

“RBPI Recommendation” shall have the meaning set forth in Section 8.1.2.

“RBPI Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“RBPI Regulatory Reports” shall mean the Consolidated Report of Condition and Income of RBA and accompanying schedules, as filed with the FRB, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date, and all reports filed with the FRB by RBPI from December 31, 2014 through the Closing Date.

“RBPI Restricted Stock Awards” shall mean a grant of shares of RBPI Common Stock granted pursuant to the RBPI Stock Benefit Plan.

“RBPI Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“RBPI Stock Benefit Plan” shall mean the Royal Bancshares of Pennsylvania, Inc. 2007 Long-Term Incentive Plan.

“RBPI Subsequent Determination” shall have the meaning set forth in Section 6.10.4.

“RBPI Subsidiary” shall mean a Subsidiary of RBPI.

“RBPI Voting Agreements” shall have the meaning set forth in the recitals.

“RBPI Warrant” shall mean a warrant to purchase shares of RBPI Class A Stock as set forth in RBPI Disclosure Schedule 4.2.1.

“Regulatory Agreement” shall mean any BMBC Regulatory Agreement or RBPI Regulatory Agreement.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Entity that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern) of any Materials of Environmental Concern.

“Representatives” shall have the meaning set forth in Section 6.10.1.

“Requisite RBPI Shareholder Approval” shall mean the adoption of this Agreement by a vote of the minimum number of shares of RBPI Common Stock required under applicable Law and the articles of incorporation of RPBI to approve this Agreement and the Merger that are entitled to vote thereon at the RBPI Shareholders Meeting.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall have the meaning set forth in Section 4.13.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule Supplement” shall have the meaning set forth in Section 12.11.2.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by RBPI or BMBC, as the case may be, with the SEC pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Starting Date” shall have the meaning set forth in Section 11.1.10.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Termination Date” shall mean December 31, 2017.

“Termination Fee” shall have the meaning set forth in Section 11.2.1.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.     Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) RBPI shall merge with and into BMBC, with BMBC as the surviving corporation (the “Surviving Corporation”); and (b) the separate existence of RBPI shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of RBPI shall be vested in and assumed by BMBC. As part of the Merger, each share of RBPI Class A Stock (other than Treasury Stock) and each share of RBPI Class B Stock will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.

2.2.     Effective Time.

The closing of the transactions contemplated hereby (the “Closing”) shall occur no later than the close of business on the fifteenth calendar day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or such other date that may be agreed to in writing by the parties; provided, however, that in no event shall the Closing occur prior to July 1, 2017. The Merger shall be effected by the filing of a Statement of Merger with the Pennsylvania DOS on the day of the Closing (the “Closing Date”), in accordance with the PBCL. The “Effective Time” shall mean the date and time upon which the Statement of Merger are filed with the Pennsylvania DOS, or as otherwise stated in the Statement of Merger, in accordance with the PBCL.

2.3.     Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of BMBC as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

2.4.     Directors and Officers of Surviving Corporation.

Subject to Section 7.11 below, the directors of BMBC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of BMBC immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.     Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6.     Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. BMBC and RBPI each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.7.     Possible Alternative Structures.

Prior to the Effective Time, BMBC shall be entitled to change the structure of the Merger or the Bank Merger, including, without limitation, by merging RBPI into a wholly-owned Subsidiary of BMBC, without the approval of RBPI; provided, however, that no such change shall (a) adversely alter or change the federal income Tax treatment of holders of RBPI Common Stock in connection with the Merger from what such treatment would have been absent such change; (b) alter or change the kind or amount of the consideration to be paid to the holders of RBPI Common Stock under this Agreement; and (c) impede or delay consummation of the Merger or the Bank Merger or otherwise adversely affect RBPI or the holders of RBPI Common Stock in any material respect. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.     Bank Merger.

The Bank Merger shall be consummated immediately after the Merger, or as promptly as practicable thereafter. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, BMBC will cause BMT, and RBPI will cause RBA, to execute and deliver an agreement and plan of merger, substantially in the form attached to this Agreement as Exhibit B, with respect to the Bank Merger.

2.9.     Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that BMBC by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, RBPI or to exercise, directly or indirectly, a controlling influence over the management or policies of RBPI.

ARTICLE III

CONVERSION OF SHARES

3.1.       Conversion of RBPI Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BMBC, RBPI or the holders of any of the shares of RBPI Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.     BMBC Shares. Each share of BMBC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.     Cancelled RBPI Shares. All shares of RBPI Common Stock held in the treasury of RBPI (“Treasury Stock”) and each share of RBPI Common Stock owned by BMBC immediately prior to the Effective Time (other than shares held in a fiduciary or agency capacity) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.     Merger Consideration. Subject to the provisions of this Article III, each share of RBPI Common Stock issued and outstanding immediately prior to the Effective Time (other than as set forth in Section 3.1.2 above), except as to Dissenting Shares, shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive the Per Share Merger Consideration, subject to adjustment in accordance with Section 3.1.5 hereof.

3.1.4.     Rights of RBPI Shares Post-Effective Time. After the Effective Time, shares of RBPI Common Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter by operation of this section represent only the right to receive Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by RBPI on such shares of RBPI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.5.     Stock Splits, Etc. In the event BMBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of BMBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding BMBC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to BMBC Common Stock if BMBC issues additional shares of BMBC Common Stock and receives fair market value consideration for such shares.

3.1.6.     No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BMBC Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to BMBC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BMBC. In lieu of the issuance of any such fractional share, BMBC shall pay to each former shareholder of RBPI who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of RBPI Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of BMBC Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the average of the daily closing sales prices of a share of BMBC Common Stock as reported on NASDAQ for the five consecutive trading days immediately preceding the fifth calendar day prior to the Closing Date. For purposes of determining any fractional share interest, all shares of RBPI Common Stock owned by a RBPI shareholder shall be combined so as to calculate the maximum number of whole shares of BMBC Common Stock issuable to such RBPI shareholder. For the avoidance of doubt, the parties hereby acknowledge that BMBC is providing such cash payments in lieu of the issuance of any fractional shares of BMBC Common Stock solely for the purpose of avoiding the expense of inconvenience to BMBC of issuing such fractional shares, and such cash payments do not represent separately bargained-for consideration in addition to the Merger Consideration under this Agreement. The aggregate cash consideration paid by BMBC to RBPI’s shareholders in lieu of issuing fractional shares of BMBC Common Stock shall not exceed one percent of the Merger Consideration. The fractional share interests of each RBPI shareholder will be aggregated, and no RBPI shareholder will receive cash consideration in lieu of the issuance of any fractional shares of BMBC Common Stock in an amount equal to or greater than the value of one full share of BMBC Common Stock.

3.2.       Procedures for Exchange of RBPI Common Stock.

3.2.1.     Deposit of Merger Consideration. At least two Business Days prior to the Effective Time, BMBC shall deposit, or shall cause to be deposited, with the Exchange Agent  certificates, or at BMBC’s option, evidence of shares in book entry form, representing the aggregate number of shares of BMBC Common Stock, and an amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the amount of cash to pay the estimated amount of cash in lieu of fractional shares) sufficient to deliver the Merger Consideration (and cash in lieu of fractional shares) (collectively, the “Exchange Fund”), and BMBC shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (and cash in lieu of fractional shares in accordance with this Agreement).

3.2.2.     Exchange of Certificates. BMBC shall cause the Exchange Agent, within ten (10) Business Days after the Effective Time (subject to extension as the Exchange Agent may reasonably request), to mail to each holder of a Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (and cash in lieu of fractional shares), if any, into which the RBPI Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of RBPI (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (a) a certificate representing the aggregate amount of Per Share Merger Consideration to which such former holder of RBPI Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof, and (b) a check representing the aggregate amount of cash (if any) payable in lieu of fractional shares of BMBC Common Stock (rounded to the nearest whole cent), to which such former holder of RBPI Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3.     Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding RBPI Common Stock shall have no rights, after the Effective Time, with respect to such RBPI Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions with respect to BMBC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of BMBC Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Section 3.2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of BMBC Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of BMBC Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the BMBC Common Stock issuable with respect to such Certificate.

3.2.4.     Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing RBPI Common Stock that is not registered in the stock transfer records of RBPI, the Merger Consideration (and cash in lieu of fractional shares), shall be issued and paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such RBPI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance and payment shall pay any transfer or other similar Taxes required by reason of the issuance and payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of BMBC that the Tax has been paid or is not applicable.

3.2.5.     Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of RBPI of the shares of RBPI Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of RBPI Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.2.

3.2.6.     Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of RBPI as of the first anniversary of the Effective Time may, to the extent permitted by applicable Law, be paid to BMBC. In such event, any former shareholders of RBPI who have not theretofore complied with this Section 3.2 shall thereafter look only to BMBC with respect to the Per Share Merger Consideration (and cash in lieu of any fractional shares) and any unpaid dividends and distributions on the BMBC Common Stock deliverable in respect of each share of RBPI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BMBC, RBPI, the Exchange Agent or any other person shall be liable to any former holder of shares of RBPI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.2.7.     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by BMBC or the Exchange Agent, the posting by such Person of a bond in such amount as BMBC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.2.8.     Withholding Rights. BMBC or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of RBPI Common Stock such amounts as BMBC (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BMBC or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the RBPI Common Stock in respect of whom such deduction and withholding were made by BMBC or the Exchange Agent.

3.2.9.     Treatment of RBPI Warrants and RBPI Restricted Stock Awards. RBPI Disclosure Schedule 4.2.1 sets forth all of the outstanding RBPI Warrants and RBPI Restricted Stock Awards as of the date hereof, and includes, as applicable, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule, if any, and the expiration date.

(A)       At the Effective Time, all RBPI Warrants which are outstanding and unexercised immediately prior thereto shall become fully vested, to the extent not fully vested, and exercisable and be converted, in their entirety, automatically into fully vested and exercisable warrants as applicable to purchase shares of BMBC Common Stock (the “Continuing Warrants”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the RBPI Warrant):

(i)     The number of shares of BMBC Common Stock to be subject to the Continuing Warrants shall be equal to the product of the number of shares of RBPI Common Stock subject to the RBPI Warrants, and the Exchange Ratio; provided that any fractional shares of BMBC Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

(ii)     The exercise price per share of BMBC Common Stock under the Continuing Warrants shall be equal to the exercise price per share of RBPI Common Stock under the RBPI Warrants, as applicable, divided by the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest cent.

The duration and other terms of the Continuing Warrants shall be the same as the RBPI Warrants, except that all references to RBPI shall be deemed to be references to BMBC.

(B)       At all times after the Effective Time, BMBC shall reserve for issuance such number of shares of BMBC Common Stock as necessary so as to permit the exercise of Continuing Warrants in the manner contemplated by this Agreement and in the instruments pursuant to which such warrants were granted.

(C)       Each outstanding RBPI Restricted Stock Award granted by RBPI pursuant to the RBPI Stock Benefit Plan, which is unvested immediately prior to the Effective Time, shall vest and be free of any restrictions as of the Effective Time to the extent that such treatment is provided under the terms of the RBPI Stock Benefit Plan and the applicable Restricted Stock Award Agreement and be exchanged for the Merger Consideration as provided in Section 3.1.3 hereof.

Prior to the Effective Time, RBPI shall take or cause to be taken all actions required or necessary under the RBPI Stock Benefit Plan and the RBPI Warrants and RBPI Restricted Stock Awards to provide for the actions set forth in this Section 3.2.9.

3.2.10.     Exercise of Continuing Warrants. Continuing Warrants may be exercised in accordance with the terms of the RBPI Warrants in effect immediately prior to the Effective Time, subject to the terms of the Continuing Warrants and applicable Law.

3.2.11.     Treatment of RBPI Options. RBPI Disclosure Schedule 4.2.1 sets forth all of the RBPI Options outstanding as of the date hereof, and includes for each such RBPI Option grant, the name of the individual grantee, the date of grant, the exercise price, the vesting schedule and the expiration date. As of and immediately prior to the Effective Time, all rights with respect to RBPI Class A Stock issuable pursuant to the exercise of RBPI Options which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be cancelled by RBPI in exchange for a cash payment equal to the positive difference, if any, between $4.19 and the corresponding exercise price of such RBPI Option (the “Cash-Out Consideration”). The cancellation of RBPI Options as provided for in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such RBPI Options; provided, however that RBPI will use its commercially reasonable efforts to have each holder of a RBPI Option execute and deliver a Stock Option Cancellation Acknowledgment in the form set forth as Exhibit C hereto. Prior to the Effective Time, RBPI shall take or cause to be taken all actions required under the RBPI Stock Benefit Plan and the applicable option agreements to provide for the actions set forth in this Section 3.2.11.

3.2.12.     Dissenters’ Rights.

(A)     Each outstanding share of RBPI Class B Stock, the holder of which has provided notice of his, her or its intent to dissent under and in accordance with the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the PBCL. RBPI shall give BMBC prompt notice upon receipt by RBPI of any such demands for payment of the fair value of such shares of RBPI Class B Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of the PBCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BMBC shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. RBPI shall not, except with the prior written consent of BMBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect dissenters rights under the PBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(B)     If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, such holder’s shares of RBPI Class B Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) the right to such payment after the Effective Time, each share of RBPI Class B Stock of such holder shall be entitled to receive the Per Share Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RBPI

RBPI represents and warrants to BMBC that the statements contained in this Article IV are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the RBPI Disclosure Schedules.

4.1.       Organization.

4.1.1.     RBPI is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. RBPI has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensure or qualification.

4.1.2.     RBA is a Pennsylvania chartered bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. RBA has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of RBA are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by RBA when due. RBA is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.1.3.     RBPI Disclosure Schedule 4.1.3 sets forth each RBPI Subsidiary. Each RBPI Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each RBPI Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each RBPI Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.4.     The respective minute books of RBPI and each RBPI Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents, (including committees).

4.1.5.     Prior to the date of this Agreement, RBPI has made available to BMBC true and correct copies of the articles of incorporation, charter and bylaws, or their other equivalent governing documents, of RBPI and the RBPI Subsidiaries, each as in effect as of the date hereof.

4.2.       Capitalization.

4.2.1.     The authorized capital stock of RBPI consists of 40,000,000 shares of RBPI Class A Stock, of which 28,244,055 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 3,000,000 shares of RBPI Class B Stock, of which 1,924,629 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 331,031 shares of RBPI Class A Stock and no shares of RBPI Class B Stock held by RBPI as Treasury Stock. Except as set forth above and in RBPI Disclosure Schedule 4.2.1, as of the date of this Agreement, there are no outstanding shares of RBPI’s capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which RBPI or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of RBPI or any of RBPI’s Subsidiaries or obligating RBPI or any of RBPI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, RBPI or any of RBPI’s Subsidiaries. As of the date of this Agreement, other than as set forth in RBPI Disclosure Schedule 4.2.1, there are no obligations, contingent or otherwise, of RBPI or any of RBPI’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of RBPI’s capital stock or capital stock of any of RBPI’s Subsidiaries or any other securities of RBPI or any of RBPI’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of RBPI’s capital stock to which RBPI or any of its Subsidiaries is a party and, to the Knowledge of RBPI as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which RBPI is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on RBPI Disclosure Schedule 4.2.1, since September 30, 2016 through the date hereof, RBPI has not (A) issued or repurchased any shares of RBPI Common Stock, or other equity securities of RBPI or (B) issued or awarded any RBPI Restricted Stock Awards. RBPI Disclosure Schedule 4.2.1 sets forth the name of each holder of options or warrants to purchase RBPI Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options or warrants, the grant and vesting dates, and the exercise price relating to the options or warrants held. In addition, RBPI Disclosure Schedule 4.2.1 sets forth the name of each holder of RBPI Restricted Stock Awards, the number of shares such individual may receive upon the vesting thereof, and the grant and vesting dates related to such RBPI Restricted Stock Awards.

4.2.2.     RBPI owns all of the capital stock of RBA, free and clear of any Liens. Except for the RBPI Subsidiaries, RBPI does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of RBPI Subsidiaries, equity interests held by RBPI Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of RBPI Subsidiaries, including stock in the FHLB. Except as disclosed in RBPI Disclosure Schedule 4.2.2, either RBPI or RBA, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each RBPI Subsidiary free and clear of all Liens.

4.2.3.     Except as set forth on RBPI Disclosure Schedule 4.2.3, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of RBPI Common Stock.

4.2.4.     RBPI Disclosure Schedule 4.2.4 sets forth RBPI’s and all RBPI Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a RBPI Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.       Authority; No Violation.

4.3.1.     RBPI has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by RBPI’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RBPI and the consummation by RBPI of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of RBPI, and no other corporate proceedings on the part of RBPI, except for the approval of the RBPI shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by RBPI, and subject to approval by the shareholders of RBPI and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BMBC, constitutes the valid and binding obligation of RBPI, enforceable against RBPI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.     Subject to receipt of Regulatory Approvals and RBPI’s and BMBC’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of RBPI, (a) the execution and delivery of this Agreement by RBPI, (b) the consummation of the transactions contemplated hereby, and (c) compliance by RBPI with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of RBPI or any RBPI Subsidiary or the charter and bylaws of RBA; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to RBPI or any RBPI Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of RBPI or any RBPI Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; (iv) cause BMBC to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by RBPI or any RBPI Subsidiary.

4.3.3.     The RBPI Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of RBPI and its shareholders, that it will recommend that RBPI’s shareholders vote in favor of the Merger, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to RBPI’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote at a duly held meeting of such shareholders, assuming a quorum is present, no other proceedings on the part of RBPI are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

4.4.     Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Statement of Merger with the Pennsylvania DOS, and (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BMBC Common Stock to be issued in the Merger on NASDAQ, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BMBC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of RBPI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by RBPI, and (y) the completion of the Merger and the Bank Merger by RBPI and the other transactions contemplated by this Agreement. RBPI has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.       Reports, Regulatory Matters, Financial Statements.

4.5.1.     RBPI has filed (or furnished, as applicable) all Securities Documents required to be filed with the SEC or furnished to the SEC since January 1, 2015, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the RBPI Securities Documents complied as to form and substance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RBPI Securities Documents, and none of the RBPI Securities Documents when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the RBPI Securities Documents.

4.5.2.     The consolidated financial statements of RBPI (including any related notes and schedules thereto) included in the RBPI Securities Documents complied as to form and substance, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of RBPI and the RBPI Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, reflect only actual transactions and fairly present, in all material respects, the consolidated financial position of RBPI and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of RBPI and its Subsidiaries (or disclosed in the notes thereto) contained in the RBPI Securities Documents and, except for liabilities reflected in RBPI Securities Documents filed prior to the date hereof or incurred in the Ordinary Course of Business or in connection with this Agreement, since December 31, 2015, neither RBPI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

4.5.3.     The records, systems, controls, data and information of RBPI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of RBPI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material and adverse effect on the system of internal accounting controls described below in this Section 4.5.3. RBPI (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15 of the Exchange Act) that is, among other things, designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to RBPI, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of RBPI by others within those entities, and (c) has evaluated the effectiveness of RBPI’s disclosure controls and procedures and disclosed, based on its most recent evaluation prior to the date hereof, to RBPI’s outside auditors and the audit committee of RBPI’s Board of Directors (the “RBPI Audit Committee”), and to the extent required by Law, in its Securities Documents, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect RBPI’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RBPI’s internal control over financial reporting. These disclosures (if any) were made in writing to RBPI’s auditors and the RBPI Audit Committee and a copy has previously been made available to BMBC.

4.5.4.     RBPI and each of its Subsidiaries, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of RBPI’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

4.5.5.     The allowance for loan and lease losses reflected in RBPI’s audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan and lease losses shown on the balance sheets in RBPI’s Securities Documents for periods ending after December 31, 2015 was, adequate, as of the dates thereof, under GAAP.

4.5.6.     Since January 1, 2013, (a) neither RBPI nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of RBPI or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RBPI or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that RBPI or any of its Subsidiaries has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act, and (b) no attorney representing RBPI or any of its Subsidiaries, whether or not employed by RBPI or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by RBPI or any of its officers, directors, employees or agents to the Board of Directors of RBPI or any committee thereof or to any director or officer of RBPI.

4.6.       Taxes.

4.6.1.     RBPI and the RBPI Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). RBPI and each RBPI Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to RBPI and every RBPI Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all respects and prepared in compliance with all applicable Law) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from RBPI and any RBPI Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the RBPI Financial Statements, or (c) have not yet been fully determined. Neither RBPI nor any RBPI Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in RBPI Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of RBPI or any RBPI Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where RBPI or any RBPI Subsidiary does not file Tax Returns that RBPI or any RBPI Subsidiary is subject to Tax in that jurisdiction. RBPI and the RBPI Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. RBPI and each RBPI Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and RBPI and each RBPI Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth on RBPI Disclosure Schedule 4.6.1, the United States federal and state income Tax Returns of RBPI and each RBPI Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2013.

4.6.2.     The unpaid Taxes of RBPI and the RBPI Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the RBPI Financial Statements and (b) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns. Since December 31, 2015, neither RBPI nor any RBPI Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

4.6.3.     Neither RBPI, RBPI Subsidiary or any director or executive officer (or employee responsible for Tax matters) of RBPI or any RBPI Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither RBPI nor any RBPI Subsidiary has received from any federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where RBPI or any RBPI Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against RBPI or any RBPI Subsidiary. Neither RBPI nor any RBPI Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither RBPI nor any RBPI Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was RBPI) and neither RBPI nor any RBPI Subsidiary has any liability for the Taxes of any Person (other than RBPI or any RBPI Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of RBPI or any RBPI Subsidiary that occurred during or after any taxable period in which the Company incurred an operating loss that carries over to any taxable period ending after the fiscal year of RBPI or any RBPI Subsidiary immediately preceding the date of this Agreement.

4.6.4.     Neither RBPI nor any RBPI Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither RBPI nor any RBPI Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither RBPI nor any RBPI Subsidiary is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Except as set forth on RBPI Disclosure Schedule 4.6.4, neither RBPI nor any RBPI Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Except as set forth on RBPI Disclosure Schedule 4.6.4, neither RBPI nor any RBPI Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of RBPI nor any RBPI Subsidiary. Neither RBPI nor any RBPI Subsidiary is or ever has been a ”personal holding Company” as defined in Section 542 of the Code.

4.6.5.     Neither RBPI nor any RBPI Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of RBPI or any RBPI Subsidiary is property which RBPI or any RBPI Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of RBPI or any RBPI Subsidiary directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither RBPI nor any RBPI Subsidiary presently holds assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of RBPI or any RBPI Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any RBPI Subsidiary. RBPI and each RBPI Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and RBPI has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as described in the RBPI Disclosure Schedule 4.6.5, the acquisition of the RBPI Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by RBPI and each RBPI Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by RBPI or a RBPI Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to RBPI and each RBPI Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no Liens for Taxes upon any property or assets of RBPI and each RBPI Subsidiary except for Liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.6.     Each of RBPI and the RBPI Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.7.     No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of RBPI.

4.6.8.     Neither RBPI nor any RBPI Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

4.7.     Absence of Changes and Events.

Except as set forth in RBPI Disclosure Schedule 4.7, or as otherwise expressly contemplated by this Agreement, (a) since December 31, 2015 to the date hereof, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of RBPI or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to RBPI or RBA; (b) since December 31, 2015 to the date hereof there has not been (i) any change by RBPI or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by RBPI’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of RBPI or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of RBPI or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of RBPI or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by RBPI or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of RBPI or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than RBPI Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (vii) any lease of real or personal property entered into outside of the Ordinary Course of Business, other than in connection with foreclosed property; and (c) since September 30, 2016, there has not been a material increase in RBPI Delinquencies.

4.8.       Material Contracts; Leases; Defaults.

4.8.1.     Except as set forth in RBPI Disclosure Schedule 4.8.1, neither RBPI nor any RBPI Subsidiary is a party to, bound by or subject to any agreement, contract, instrument, plan, arrangement, commitment or understanding (whether written or oral): (a) with respect to the employment, consulting, severance, retention, “change in control” or termination of any past or present officer, director, manager, member, partner, employee or independent contractor of RBPI or any RBPI Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control), except for “at will” arrangements; (b) containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, or otherwise restricting or limiting the conduct of business by RBPI or any RBPI Subsidiary (other than this Agreement), or granting any right of first refusal, right of first offer or similar right with respect to material assets of RBPI or any RBPI Subsidiary or limiting (or purporting to limit) the ability of RBPI or any RBPI Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (c) providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, managers, members, partners, employees or independent contractors of RBPI or any RBPI Subsidiary; (d) with any labor union relating to employees of RBPI or any RBPI Subsidiary; (e) which by its terms limits the payment of dividends by RBPI or any RBPI Subsidiary; (f) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which RBPI or any RBPI Subsidiary is an obligor to any person, except those which evidence or relate to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the Ordinary Course of Business; (g) containing financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to BMBC or any BMBC Subsidiary; (h) obligating RBPI or any RBPI Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software); (i) providing for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) relating to the lease for real property; (k)  with any broker-dealer or investment adviser; (l)  with any investment company registered under the Investment Company Act of 1940; (m) with respect to any local clearing house or self-regulatory organization; (n) with respect to the settlement of any litigation or other adversarial proceeding; or (o) required to be filed on RBPI’s Annual Report on Form 10-K for the year ended December 31, 2015 or for the year ended December 31, 2016.

4.8.2.     Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in RBPI Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither RBPI nor any RBPI Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3.     True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to BMBC on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither RBPI nor any RBPI Subsidiary (nor, to the Knowledge of RBPI, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of RBPI or any of the RBPI Subsidiaries under any Material Contract. Except as listed on RBPI Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.     Except as listed on RBPI Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither RBPI nor any RBPI Subsidiary has (a) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of October 26, 2016 (which amounts have been previously made available to BMBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on RBPI Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice except for (i) normal increases for employees made in the Ordinary Course of Business, or (ii) as required by applicable Law, (b) granted any options to purchase shares of RBPI Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the Ordinary Course of Business under any RBPI Stock Benefit Plan, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of RBPI or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of RBPI or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.        Ownership of Property; Insurance Coverage.

4.9.1.     RBPI and each RBPI Subsidiary has good and, as to real property, marketable title to all assets and properties owned by RBPI or each RBPI Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the RBPI Regulatory Reports and in the RBPI Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the Ordinary Course of Business, since the date of such balance sheets), subject to no Liens, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a RBPI Subsidiary acting in a fiduciary capacity, (b) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the RBPI Financial Statements. RBPI and the RBPI Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by RBPI and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither RBPI nor any RBPI Subsidiary is in default under any lease for any real or personal property to which either RBPI or any RBPI Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default. RBPI is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.     With respect to all agreements pursuant to which RBPI or any RBPI Subsidiary has purchased securities subject to an agreement to resell, if any, RBPI or such RBPI Subsidiary, as the case may be, has a valid, perfected, first priority Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.     RBPI and each RBPI Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither RBPI nor any RBPI Subsidiary, except as disclosed in RBPI Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on RBPI Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by RBPI or any RBPI Subsidiary under such policies (other than with respect to health or disability insurance). RBPI and all RBPI Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Law. All such insurance is valid and enforceable and in full force and effect, and within the last three years RBPI and each RBPI Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. RBPI Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by RBPI and each RBPI Subsidiary as well as the other matters required to be disclosed under this Section.

4.9.4.     All real property owned by RBPI or a RBPI Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of RBPI, threatened condemnation proceedings against such real property. RBPI and the applicable RBPI Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither RBPI nor any RBPI Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

4.10.      Legal Proceedings.

4.10.1.     Except (i) as set forth on RBPI Disclosure Schedule 4.10 or (ii) in connection with foreclosure proceedings initiated by any RBPI Subsidiary in the Ordinary Course of Business, since January 1, 2012 there have been, and there currently are, no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to RBPI’s Knowledge, threatened against RBPI or any RBPI Subsidiary or to which RBPI or any RBPI Subsidiary is a party.

4.10.2.     Except as set forth on RBPI Disclosure Schedule 4.10, since January 1, 2012 there has been, and there currently is, no injunction, order, judgment, decree or regulatory restriction imposed upon RBPI or any RBPI Subsidiary, or the assets of RBPI or any RBPI Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Corporation or any of its Affiliates), and neither RBPI nor any RBPI Subsidiary has been advised in writing or, to RBPI’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such action.

4.11.      Compliance With Applicable Law.

4.11.1.     Except as set forth on RBPI Disclosure Schedule 4.11.1, and except as has not been and would not reasonably be expected to materially and adversely affect or interfere with RBPI‘s or RBA’s operations, neither RBPI nor any RBPI Subsidiary is a party to any agreement with any individual or group regarding Community Reinvestment Act (“CRA”) matters. As of the date hereof, RBPI’s and RBA’s rating in its most recent examination or interim review under the CRA was “satisfactory” or better, and RBPI has not received any written or, to RBPI’s Knowledge, oral, communication that RBA’s rating in its next subsequent examination or interim review under the CRA will be lower than “satisfactory.” Except as set forth on RBPI Disclosure Schedule 4.11.1, RBPI and all RBPI Subsidiaries (a) are in compliance in all material respects with the CRA, and the regulations promulgated thereunder; and (b) are operating in in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; and (c) are in compliance in all material respects with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by RBA pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of RBA has adopted and RBA has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder. RBPI and RBA, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of RBPI and RBA. Moreover, all RBPI Subsidiaries that are deposit-taking institutions are fully-insured by the FDIC to the extent permissible by the FDIA.

4.11.2.     Each of RBPI and each RBPI Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, including but not limited to any licenses or approvals required for RBA to conduct mortgage lending activities in the State of New Jersey; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of RBPI, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.     Except as set forth on RBPI Disclosure Schedule 4.11.3, since January 1, 2012, neither RBPI nor any RBPI Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that RBPI or any RBPI Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, RBPI or any RBPI Subsidiary, or indicating that RBPI or any RBPI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of RBPI or any RBPI Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of RBPI or any RBPI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “RBPI Regulatory Agreement”). Except as disclosed on RBPI Disclosure Schedule 4.11.3, neither RBPI nor any RBPI Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to RBA as to compliance with the CRA is “satisfactory” or better. There are no unresolved violations, criticism, or exception by any Regulatory Authority with respect to any RBPI Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon RBPI or any RBPI Subsidiary or the assets of RBPI or any RBPI Subsidiary.

4.11.4.     RBPI Disclosure Schedule 4.11.4 sets forth, as of January 25, 2017, a schedule of all executive officers and directors of RBPI who have outstanding loans from RBPI or RBA, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.5.     Except as set forth on RBPI Disclosure Schedule 4.11.5, none of RBPI’s or RBPI Subsidiary’s officers, directors, managers, members, employees, partners or independent contractors, has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. RBPI has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of RBPI’s or any RBPI Subsidiary’s officers, directors, managers, members, partners, employees or independent contractors.

4.12.      Employee Benefit Plans.

4.12.1.     RBPI Disclosure Schedule 4.12.1 includes a list of all RBPI Compensation and Benefit Plans. Neither RBPI nor any RBPI Subsidiary has any commitment to create any additional RBPI Compensation and Benefit Plan or to modify, change or renew any existing RBPI Compensation and Benefit Plan, except as required to maintain the qualified status thereof. RBPI has made available to BMBC true and correct copies of the agreements or other documents establishing and evidencing the RBPI Compensation and Benefit Plans.

4.12.2.     Except as disclosed in RBPI Disclosure Schedule 4.12.2, each RBPI Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each RBPI Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which RBPI is entitled to rely, and RBPI is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of RBPI, threatened action, suit or claim relating to any of the RBPI Compensation and Benefit Plans (other than routine claims for benefits). Neither RBPI nor any RBPI Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any RBPI Compensation and Benefit Plan that would reasonably be expected to subject RBPI or any RBPI Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.     Neither RBPI nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “RBPI ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither RBPI, nor any RBPI ERISA Affiliate, nor any RBPI Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which RBPI, any RBPI ERISA Affiliate, and any RBPI Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.     All contributions required to be made under the terms of any RBPI Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on RBPI’s consolidated financial statements to the extent required by GAAP. RBPI and each RBPI Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable RBPI Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.     Neither RBPI nor any RBPI Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in RBPI Disclosure Schedule 4.12.5, under any RBPI Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in RBPI Disclosure Schedule 4.12.5, there has been no communication to employees by RBPI or any RBPI Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.     RBPI and its Subsidiaries do not maintain any RBPI Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.     With respect to each RBPI Compensation and Benefit Plan, if applicable, RBPI has provided or made available to BMBC copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.     Except as provided in RBPI Disclosure Schedule 4.12.8 and in Section 3.2.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any RBPI Compensation and Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of RBPI or any RBPI Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9.     Except as disclosed in RBPI Disclosure Schedule 4.12.9, neither RBPI nor any RBPI Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.     Except as disclosed in RBPI Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.     Except as disclosed in RBPI Disclosure Schedule 4.12.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the RBPI Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12.     RBPI Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of RBA or RBPI, their title and rate of salary, and their date of hire.

4.13.     Brokers, Finders and Financial Advisors.

Neither RBPI nor any RBPI Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners (“Sandler”) and RBC Capital Markets, LLC (“RBCCM”) by RBPI, and the fees payable pursuant thereto. A true and correct copy of the engagement agreements with Sandler and RBCCM, setting forth the fees payable to Sandler and RBCCM for their respective services rendered to RBPI in connection with the Merger and transactions contemplated by this Agreement, is attached to RBPI Disclosure Schedule 4.13.

4.14.     Environmental Matters.

4.14.1.     Except as may be set forth in RBPI Disclosure Schedule 4.14, with respect to RBPI and each RBPI Subsidiary:

(A)     Except as set forth on RBPI Disclosure Schedule 4.14, neither the conduct nor operation of its business nor any condition of any property currently owned or operated, or to RBPI’s Knowledge previously owned or operated, by it during the period of such ownership or operation by RBPI or any RBPI Subsidiary, or to RBPI’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to RBPI’s Knowledge, any property on which it holds a Lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon RBPI or any RBPI Subsidiary. To the Knowledge of RBPI, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to RBPI or any RBPI Subsidiary by reason of any Environmental Laws. Neither RBPI nor any RBPI Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that RBPI or any RBPI Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the investigation, cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon RBPI or any RBPI Subsidiary;

(B)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation, proceeding or agreement pending or, to RBPI’s Knowledge, threatened, before any court, Governmental Entity or other forum against RBPI or any RBPI Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence or threat of a Release, whether or not occurring at or on a site owned, leased or operated by RBPI or any RBPI Subsidiary;

(C)     To RBPI’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by RBPI or any of the RBPI Subsidiaries, and to RBPI’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by RBPI or any of the RBPI Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D)     “Participation Facility” shall mean any facility in which RBPI or any of the RBPI Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.      Loan Portfolio.

4.15.1.     RBPI Disclosure Schedule 4.15.1 sets forth a listing, as of December 31, 2016, by name and account, of: (a) all Loans of RBA or any other RBPI Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of RBA or any other RBPI Subsidiary which have been terminated by RBA or any other RBPI Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified RBA or any other RBPI Subsidiary during the past twelve months of, or has asserted against RBA or any other RBPI Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given RBA or any other RBPI Subsidiary any oral notification of, or orally asserted to or against RBA or any other RBPI Subsidiary, any such claim.

4.15.2.     RBPI Disclosure Schedule 4.15.2 sets forth a listing of all Loans, (a) that are contractually past due 30 days or more in the payment of principal and/or interest, (b) that are on non-accrual status, (c) that as of the date of this Agreement are classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (d) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (e) that qualify as Troubled Debt Restructurings, (f) where a specific reserve allocation exists in connection therewith.

4.15.3.     RBPI Disclosure Schedule 4.15.3 identifies each asset of RBPI or any of its Subsidiaries that as of September 30, 2016 was classified as OREO and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2016 to the date hereof and any sales of OREO between September 30, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

4.15.4.     All Loans receivable (including discounts) and accrued interest entered on the books of RBPI and the RBPI Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the Ordinary Course of Business, and the notes or other evidences of indebtedness with respect to such Loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To RBPI’s Knowledge, the Loans, discounts and the accrued interest reflected on the books of RBPI and the RBPI Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such Loans are being transferred with good and marketable title, free and clear of any and all Liens encumbering such Loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.15.5.     All currently outstanding Loans held in RBPI’s, RBA’s or any of their respective Subsidiaries’ loan portfolio (each a “RBPI Loan”) were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and RBA’s lending policies at the time of origination of such RBPI Loans, and the notes or other credit or security documents with respect to each such outstanding RBPI Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the RBPI Loans that are not reflected in the written records of RBPI or RBA, as applicable. All such RBPI Loans are owned by RBPI or RBA free and clear of any Liens (other than blanket Liens by the FHLB). No claims of defense as to the enforcement of any currently outstanding RBPI Loan have been asserted in writing against RBPI or RBA for which there is a reasonable probability of an adverse determination, and, except as set forth in RBPI Disclosure Schedule 4.15.5(i), neither RBPI nor RBA has any Knowledge of any claim or right of rescission for which there is a reasonable probability of a determination adverse to RBA. Except as set forth in RBPI Disclosure Schedule 4.15.5(ii), no RBPI Loans are presently serviced by third parties, and there is no obligation which could result in any RBPI Loan becoming subject to any third party servicing.

4.15.6.     Except as would not reasonably be expected to be material, neither RBPI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates RBPI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of RBPI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by RBPI or any of its Subsidiaries, and none of the agreements pursuant to which RBPI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.15.7.     Neither RBPI nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.15.8.     Since January 1, 2014, neither RBPI nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.

4.15.9.     RBPI and RBA have not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of RBPI or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). RBPI Disclosure Schedule 4.15.9 identifies, as of September 30, 2016, any loan or extension of credit maintained by RBPI and RBA to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.

4.15.10.     RBPI’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of the RBPI Financial Statements were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with RBPI’s and RBA’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Entity, the Financial Accounting Standards Board and GAAP.

4.16.     Documents.

RBPI has made available to BMBC copies of its annual reports and proxy materials used or for use in connection with its meetings of shareholders, each since January 1, 2013.

4.17.     Related Party Transactions.

Except as set forth in RBPI Disclosure Schedule 4.17, neither RBPI nor any RBPI Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of RBPI or any RBPI Affiliate. All such transactions (a) were made in the Ordinary Course of Business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of RBPI or any RBPI Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither RBPI nor any RBPI Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by RBPI is inappropriate.

4.18.     Deposits.

As of the date of this Agreement, none of the deposits of RBPI or any RBPI Subsidiary is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.19.     Antitakeover Provisions Inapplicable; Required Vote.

RBPI and its Subsidiaries have taken all actions required to exempt BMBC, BMT, the Merger, the Bank Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in RBPI’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations, including provisions of the nature set forth in Chapter 25 of the PBCL. The affirmative vote of two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of RBPI Common Stock is required to approve this Agreement and the Merger under RBPI’s articles of incorporation and the PBCL.

4.20.     Registration Obligations.

Neither RBPI nor any RBPI Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.     Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for RBPI’s own account, or for the account of one or more of RBPI’s Subsidiaries or their customers (all of which are set forth in RBPI Disclosure Schedule 4.21), were entered into in the Ordinary Course of Business and in compliance with all applicable Laws, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of RBPI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither RBPI nor any RBPI Subsidiary, nor to the Knowledge of RBPI any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.22.     Fairness Opinion.

RBPI has received an oral opinion from Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio is fair to the shareholders of RBPI from a financial point of view, which opinion will be confirmed in a writing dated as of the date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.     Trust Accounts.

RBA and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of RBA, any other RBPI Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.24.     Intellectual Property.

RBPI Disclosure Schedule 4.24 sets forth a true and accurate list of all patents, copyrights, trade secrets, trade names, service marks, trademarks, and domain names owned or used by RBPI or any RBPI Subsidiary. RBPI and each RBPI Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks, trademarks, and domain names and (b) is a party to valid and binding licenses for any software, which are required for RBPI and each RBPI Subsidiary to conduct their respective businesses as currently conducted. Neither RBPI nor any RBPI Subsidiary has received any notice or has any Knowledge of any conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by RBPI or any RBPI Subsidiary in their respective businesses as currently conducted. RBPI and each RBPI Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. The conduct of the business of RBPI and each RBPI Subsidiary as currently conducted or proposed to be conducted does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of RBPI or any RBPI Subsidiary. RBPI and each RBPI Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or BMBC and its Affiliates.

4.25.     Labor Matters.

There are no labor or collective bargaining agreements to which RBPI or any RBPI Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of RBPI, threatened against RBPI or any RBPI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of RBPI, threatened against RBPI or any RBPI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of RBPI, threatened against RBPI or any RBPI Subsidiary (other than routine employee grievances that are not related to union employees). RBPI and each RBPI Subsidiary is in compliance in all material respects with all applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. RBPI and each RBPI Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of RBPI, threatened claims or suits against RBPI or any RBPI Subsidiary, or for which either might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.

4.26.      RBPI Information Supplied.

4.26.1.     The information relating to RBPI and any RBPI Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.2.     The information supplied by RBPI and any RBPI Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.27.     Investment Securities and Commodities

4.27.1.     RBPI and all RBPI Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of RBPI or RBPI Subsidiaries. Such securities and commodities are valued on the books of RBPI in accordance with GAAP.

4.27.2.     RBPI and all RBPI Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that RBPI believes are prudent and reasonable in the context of such businesses. Before the date hereof, RBPI has made available to BMBC in writing its material Policies, Practices and Procedures.

4.28.     RBPI Information.

No statement, certificate, instrument, or other writing furnished or to be furnished by RBPI to BMBC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BMBC

BMBC represents and warrants to RBPI that the statements contained in this Article V are true and correct as of the date hereof and thereafter as of all times up to and including the Effective Time, subject to such qualifications and exceptions as are set forth in the BMBC Disclosure Schedules.

5.1.       Organization.

5.1.1.     BMBC is a corporation duly organized and, validly subsisting under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the BHCA. BMBC has the requisite corporate power and authority to carry on its business as now conducted. BMBC is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensure or qualification.

5.1.2.     BMT is a Pennsylvania chartered bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. BMT has the requisite corporate power and authority to carry on its business as now conducted. BMT is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of BMT are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. BMT is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.       Capitalization.

5.2.1.     The authorized capital stock of BMBC consists of 100,000,000 shares of common stock, $1.00 par value per share, of which 16,940,715 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 4,171,253 shares of BMBC Common Stock held by BMBC as treasury stock. Neither BMBC nor any BMBC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BMBC Common Stock, or any other security of BMBC or any securities representing the right to vote, purchase or otherwise receive any shares of BMBC Common Stock or any other security of BMBC or any BMBC Subsidiary, or pursuant to which BMBC or any BMBC Subsidiary is or could be required to register shares of BMBC capital stock or other securities under the Securities Act, other than shares issuable under the BMBC Stock Benefit Plans.

5.2.2.     BMBC owns all of the capital stock of BMT free and clear of any Liens. Except for the BMBC Subsidiaries, BMBC does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of BMBC Subsidiaries, equity interests held by BMBC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of BMBC Subsidiaries, including stock in the FHLB. Except as set forth in BMBC’s Securities Documents, either BMBC or BMT, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each BMBC Subsidiary free and clear of all Liens.

5.2.3.     Except as set forth in BMBC’s Securities Documents, to the Knowledge of BMBC, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BMBC Common Stock.

5.2.4.     Neither BMBC nor any of the BMBC Subsidiaries’ hold any capital stock, equity interest or other direct or indirect ownership interest in any Person other than a BMBC Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

5.3.       Authority; No Violation.

5.3.1.     BMBC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BMBC and the consummation by BMBC of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of BMBC, and no other corporate proceedings on the part of BMBC are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by BMBC, and subject to receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by RBPI, constitutes the valid and binding obligation of BMBC, enforceable against BMBC in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.     Subject to receipt of Regulatory Approvals and RBPI’s and BMBC’s compliance with any conditions contained therein, (a) the execution and delivery of this Agreement by BMBC, (b) the consummation of the transactions contemplated hereby, and (c) compliance by BMBC with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of BMBC or any BMBC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BMBC or any BMBC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of BMBC or any BMBC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, or material agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected (iv) cause RBPI to become subject to, or to become liable for, the payment of any tax; or (v) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by BMBC or any BMBC Subsidiary.

5.3.3.     The BMBC Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BMBC and its shareholders, and no other proceedings on the part of BMBC are necessary to approve this Agreement or consummate the transactions contemplated hereby.

5.4.     Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Statement of Merger with the Pennsylvania DOS, (c) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of BMBC Common Stock to be issued in the Merger on NASDAQ, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BMBC Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of RBPI, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by BMBC, and (ii) the completion of the Merger and the Bank Merger by BMBC and the other transactions contemplated by this Agreement. BMBC has no reason to believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.       Reports, Regulatory Matters, Financial Statements.

5.5.1.     BMBC has filed (or furnished, as applicable) all Securities Documents required to be filed with the SEC or furnished to the SEC since January 1, 2015, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BMBC Securities Documents complied as to form and substance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BMBC Securities Documents, and none of the BMBC Securities Documents when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the BMBC Securities Documents.

5.5.2.     The consolidated financial statements of BMBC (including any related notes and schedules thereto) included in the BMBC Securities Documents complied as to form and substance, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of BMBC and the BMBC Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, reflect only actual transactions and fairly present, in all material respects, the consolidated financial position of BMBC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of BMBC and its Subsidiaries contained in the BMBC Securities Documents (or disclosed in the notes thereto) and, except for liabilities reflected in BMBC Securities Documents filed prior to the date hereof or incurred in the Ordinary Course of Business or in connection with this Agreement, since December 31, 2015, neither BMBC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

5.5.3.     The records, systems, controls, data and information of BMBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BMBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material and adverse effect on the system of internal accounting controls described below in this Section 5.5.3. BMBC (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15 of the Exchange Act) that is, among other things, designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BMBC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of BMBC by others within those entities, and (c) has evaluated the effectiveness of BMBC’s disclosure controls and procedures and disclosed, based on its most recent evaluation prior to the date hereof, to BMBC’s outside auditors and the audit committee of BMBC’s Board of Directors (the “BMBC Audit Committee”), and to the extent required by Law, in its Securities Documents, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BMBC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BMBC’s internal control over financial reporting. These disclosures (if any) were made in writing to BMBC’s auditors and the BMBC Audit Committee and a copy has previously been made available to RBPI.

5.5.4.     BMBC and each of its Subsidiaries, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of BMBC’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification, when next due.

5.6.       Taxes.

5.6.1.     BMBC and each BMBC Subsidiary has timely and duly filed all material Tax Returns required to be filed by or with respect to BMBC and each BMBC Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in compliance with all applicable Law) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from BMBC and any BMBC Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the Closing Date other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the BMBC Financial Statements, or (c) have not yet been fully determined. BMBC and each BMBC Subsidiary has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BMBC and each BMBC Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.     No Material Adverse Effect.

BMBC has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BMBC.

5.8.     Ownership of Property.

BMBC and each BMBC Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BMBC or each BMBC Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BMBC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the Ordinary Course of Business, since the date of such balance sheets), subject to no Liens, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a BMBC Subsidiary acting in a fiduciary capacity, (b) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the BMBC Financial Statements. BMBC and the BMBC Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by BMBC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither BMBC or any BMBC Subsidiary is in default under any lease for any real or personal property to which either BMBC or any BMBC Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.9.     Legal Proceedings.

There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default, or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to BMBC’s Knowledge, threatened against BMBC or any BMBC Subsidiary or to which BMBC or any BMBC Subsidiary is a party that (a) is required to be disclosed by BMBC in its Securities Documents which has not be so disclosed, (b) is reasonably likely to prevent or materially delay BMBC from performing its obligations, or consummating the transactions contemplated by, this Agreement, or (c) challenges the validity or propriety of the transactions contemplated by this Agreement.

5.10.     Compliance With Applicable Law.

5.10.1.     Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with BMBC’s or BMT’s operations, neither BMBC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters. Neither BMBC nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause BMBC or BMT: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by BMT pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of BMT has adopted and BMT has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, BMBC’s and BMT’s most recent examination rating under the CRA was “satisfactory” or better. Moreover, all Subsidiaries of BMBC that are deposit-taking institutions are fully-insured by the FDIC to the extent permissible by the FDIA.

5.10.2.     Each of BMBC and each BMBC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of BMBC, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.     Except as would not, or would not reasonably be expected to, have a Material Adverse Effect on BMBC, since January 1, 2012, neither BMBC nor any BMBC Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that BMBC or any BMBC Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require BMBC or any BMBC Subsidiary, or indicating that BMBC or any BMBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of BMBC or any BMBC Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of BMBC or any BMBC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “BMBC Regulatory Agreement”). Neither BMBC nor any BMBC Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to BMT as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticism, or exception by any Regulatory Authority with respect to any BMBC Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon BMBC or any BMBC Subsidiary or the assets of BMBC or any BMBC Subsidiary.

5.10.4.     Since the enactment of the Sarbanes-Oxley Act, BMBC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.     Employee Benefit Plans.

5.11.1.     Neither BMBC nor any BMBC Subsidiary has any commitment to create any additional BMBC Compensation and Benefit Plan or to modify, change or renew any existing BMBC Compensation and Benefit Plan, except as required to maintain the qualified status thereof.

5.11.2.     Each BMBC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BMBC Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which BMBC is entitled to rely, and BMBC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of BMBC, threatened action, suit or claim relating to any of the BMBC Compensation and Benefit Plans (other than routine claims for benefits). Neither BMBC nor any BMBC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any BMBC Compensation and Benefit Plan that would reasonably be expected to subject BMBC or any BMBC Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3.     No liability under Title IV of ERISA has been incurred by BMBC or any BMBC Subsidiary with respect to any BMBC Compensation and Benefit Plan which is subject to Title IV of ERISA (“BMBC Pension Plan”) currently or formerly maintained by BMBC or any entity which is considered one employer with BMBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BMBC ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to BMBC or any BMBC ERISA Affiliate of incurring a liability under such Title. No BMBC Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither BMBC nor any BMBC ERISA Affiliate has contributed to or has or had any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither BMBC, nor any BMBC ERISA Affiliate, nor any BMBC Compensation and Benefit Plan, including any BMBC Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which BMBC, any BMBC ERISA Affiliate, and any BMBC Compensation and Benefit Plan, including any BMBC Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4.     All contributions required to be accrued under the terms of any BMBC Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on BMBC’s consolidated financial statements to the extent required by GAAP. BMBC and each BMBC Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable BMBC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5.     Neither BMBC nor any BMBC Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any BMBC Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by BMBC or any BMBC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6.     BMBC and its Subsidiaries do not maintain any BMBC Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7.     Neither BMBC nor any BMBC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.8.     All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

5.11.9.     Except as disclosed in BMBC Disclosure Schedule 5.11.9, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the BMBC Compensation and Benefit Plans or otherwise as of the date hereof.

5.12.     Environmental Matters.

5.12.1.     Except as may be set forth in BMBC Disclosure Schedule 5.12, with respect to BMBC and each BMBC Subsidiary:

(A)     To BMBC’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon BMBC or any BMBC Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BMBC or any BMBC Subsidiary by reason of any Environmental Laws. Neither BMBC nor any BMBC Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that BMBC or any BMBC Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the investigation, cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon BMBC or any BMBC Subsidiary.

(B)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation, proceeding or agreement pending or, to BMBC’s Knowledge, threatened, before any court, Governmental Entity or other forum against BMBC or any BMBC Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence or threat of a Release, whether or not occurring at or on a site owned, leased or operated by BMBC or any BMBC Subsidiary.

5.13.     Brokers, Finders and Financial Advisors.

Neither BMBC nor any BMBC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Boenning & Scattergood, Inc. and the fee payable pursuant thereto.

5.14.     BMBC Common Stock.

The shares of BMBC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.15.     BMBC Information Supplied.

5.15.1.     The information relating to BMBC and any BMBC Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.15.2.     The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by BMBC with respect to statements made or incorporated by reference therein based on information supplied by RBPI specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.15.3.     The information supplied by BMBC and any BMBC Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.16.     PBCL Sections 2538 and 2553

Other than by reason of this Agreement or the transactions contemplated hereby, BMBC is not an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of RBPI.

ARTICLE VI

COVENANTS OF RBPI

6.1.       Conduct of Business.

6.1.1.     Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the prior written consent of BMBC (which consent will not be unreasonably withheld, conditioned or delayed), RBPI will, and will cause each RBPI Subsidiary to: operate its business only in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws; use commercially reasonable efforts consistent with past practices to preserve intact its business organization and assets, keep available to itself and, after the Effective Time, BMBC the present services of the current officers and employees of RBPI and the RBPI Subsidiaries, preserve for itself and, after the Effective Time, BMBC the goodwill of RBPI’s customers, employees, lessors and others with whom business relationships exist, and continue collection efforts with respect to any delinquent loans; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approval or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.     Negative Covenants. From the date of this Agreement until the Effective Time, except as set forth in RBPI Disclosure Schedule 6.1.2 on the date hereof, or except with the prior written consent of BMBC (such consent not to be unreasonably withheld or delayed), RBPI shall not and shall not permit any RBPI Subsidiary to:

(A)     (i) Except pursuant to Rights issued and outstanding as of the date of this Agreement and set forth in RBPI Disclosure Schedule 4.2.1, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, any Rights, any award or grant under the RBPI Stock Benefit Plan or otherwise, or any other securities of RBPI or any RBPI Subsidiary (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights (except as provided by the terms of such Rights), or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time;

(B)     Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from (i) RBA to RBPI or from any Subsidiary of RBA to RBA, or (ii) Royal Investments of Delaware, Inc. to RBPI;

(C)     Enter into, amend, renew or take any action that would give rise to or accelerate a right to payment under any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of RBPI or any RBPI Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 3% for any individual, (ii) as may be required by applicable Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to BMBC and set forth in RBPI Disclosure Schedule 6.1.2(C) on the date hereof, and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in RBPI Disclosure Schedule 6.1.2(C) on the date hereof and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code;

(D)     Hire any Person as an employee of RBPI or any RBPI Subsidiary, except for non-officer at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business;

(E)     Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BMBC, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in RBPI Disclosure Schedule 6.1.2(E), (iii) as previously disclosed to BMBC and set forth in RBPI Disclosure Schedule 6.1.2(E), or (iv) as may be required pursuant to the terms of this Agreement) the RBPI Stock Benefit Plan or other pension, retirement, stock option, stock purchase, stock grant, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of RBPI or any RBPI Subsidiary;

(F)     Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or buy, acquire, or lease any properties or assets from, or enter into, renew, extend or modify any agreement or arrangement with, any of its officers, directors or holders of RBPI Class B Stock, or any of their respective immediate family members, Affiliates or associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such Persons’ employment or service as a director with RBPI or any RBPI Subsidiary and other than deposits held by RBA in the Ordinary Course of Business;

(G)     Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to RBPI or any RBPI Subsidiary;

(H)     Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other entity or Person;

(I)     Except as set forth in any Material Contract or lease, make any capital or other discretionary expenditures in excess of $25,000 individually, or $50,000 in the aggregate;

(J)     Amend or waive any provision of RBPI’s articles of incorporation or bylaws or any equivalent documents of any RBPI Subsidiary;

(K)     Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or GAAP or applicable regulatory accounting requirements;

(L)     Except in the Ordinary Course of Business (i) enter into, amend, modify, terminate, extend, or waive any material provision of, any Material Contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of such contracts, leases and insurance policies without material adverse changes of terms with respect to RBPI or any RBPI Subsidiary, or (ii) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement or any contract for over $25,000 or with a duration of more than one year;

(M)     Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business or as otherwise set forth in RBPI Disclosure Schedule 6.1.2(M), (i) institute any new litigation or other legal or regulatory proceedings; (ii) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which RBPI or any RBPI Subsidiary is or becomes a party after the date of this Agreement, which settlement or agreement (X) involves payment by RBPI or any RBPI Subsidiary of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (Y) would impose any material restriction on the business of RBPI or any RBPI Subsidiary or (iii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of RBPI and the RBPI Subsidiaries;

(N)     (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, credit, reserve, charge-off, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law or guidance imposed by any Governmental Entity; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, including a change in practice at any location, its hedging practices and policies;

(O)     Enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(P)     Except for overnight loans or loans with maturity less than 60 days, incur, modify, extend or renegotiate any indebtedness of RBPI or RBA or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit, or sixty day advances, which are in each case in the Ordinary Course of Business);

(Q)     (i) Acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the RBPI Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided that, for the avoidance of doubt, RBPI shall be permitted without BMBC’s prior consent to purchase or hold (and nothing in this Section 6.1.2 shall prohibit RBPI from purchasing or holding) (A) U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business; (B) 15-year or less agency mortgage-backed securities and collateralized mortgage obligations with an effective duration of no more than 48 months; or (C) any other security issued by the U.S. government or an agency thereof consistent with past practice that has a remaining maturity of less than 4 years for purposes of replacing investment securities that are called, prepaid or otherwise redeemed by the issuer. In the case of municipal bonds, those purchases should be bank qualified municipal general obligation bonds issued by authorities located in the Commonwealth of Pennsylvania with a maximum remaining maturity of 10 years, a $1,500,000 aggregate limit per yearly maturity, and an underlying credit quality rating of “AA” or better by either Standard & Poor’s Ratings Services or Moody’s Investors Service;

(R)     Make any increases to deposit pricing for deposit products other than certificates of deposit other than at a rate consistent with, but not greater than, the average increase in the then-current average rate paid by the following banks in Philadelphia, Pennsylvania metropolitan statistical area as provided by BMT on at least a weekly basis: BMT, Beneficial Bank, Firstrust Bank and Univest; or make any increases to deposit pricing for certificates of deposit in excess of 20 basis points above RBPI’s rates for such products in effect on the date of this Agreement;

(S)     Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in RBPI Disclosure Schedule 6.1.2(S), (i) make, renew, renegotiate, increase, extend or modify any (S) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (T) loan that is not made in conformity with RBPI’s ordinary course lending policies and guidelines in effect as of the date hereof, (U) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of RBPI or any RBPI Subsidiary (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (V) loan in excess of $500,000 to any Person or secured by any property located outside of the Commonwealth of Pennsylvania, or States of Delaware, Maryland or New Jersey, (W) new commercial or residential site development construction loans in excess of $2,000,000, or advances on existing construction loans other than pursuant to the terms thereof, (X) overdraft in excess of $250,000, (Y) loan in excess of $1,000,000 for a residential loan or (Z) make any loan to any borrower with a loan classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, (ii) sell any loan or loan pools, or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where RBPI or any RBPI Subsidiary retains any servicing rights;

(T)     Except for loans or extensions of credit made in compliance with this Agreement and except as required by any Material Contract or lease, make any material investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by RBPI or any RBPI Subsidiary;

(U)     Except as required by applicable Law, (i) make, in any manner materially different from RBPI’s prior custom and practice, or change any material Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(V)     Commit any act or omission which constitutes a material breach or default by RBPI or any RBPI Subsidiary under any agreement with any Governmental Entity or under any Material Contract that would reasonably be expected to result in one of the conditions set forth in Article IX not being satisfied on the Closing Date;

(W)     Foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO without first conducting a Phase I, or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

(X)     Knowingly take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) make any of the representations and warranties of RBPI or RBA set forth in this Agreement untrue as of any date after the date hereof; (ii) prevent, delay or impair RBPI’s ability to consummate the Merger or the transactions contemplated by this Agreement or (iii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(Y)     Except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(Z)     Except as required by applicable Law or set forth on RBPI Disclosure Schedule 6.1.2(Z), file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;

(AA)     Merge or consolidate itself or any of RBPI Subsidiary with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any RBPI Subsidiary;

(BB)     Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the Ordinary Course of Business;

(CC)     Agree to take, make any commitment to take, or adopt any resolutions of the RBPI’s Board of Directors or RBA’s Board of Directors in support of, any of the actions prohibited by this Section 6.1.2.

6.2.        Current Information and Cooperation.

6.2.1.     During the period from the date of this Agreement to the Effective Time, RBPI will cause one or more of its representatives to confer with representatives of BMBC and report the general status of its ongoing operations at such times and in such manner as BMBC may reasonably request. RBPI will promptly notify BMBC of any material change in its business, operations, properties or assets and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving RBPI or any RBPI Subsidiary. Without limiting the foregoing, RBPI will make its senior officers available to meet with BMBC on a regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of RBPI and its Subsidiaries, and RBPI shall give due consideration to BMBC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BMBC nor any BMBC Subsidiary shall under any circumstance be permitted to exercise control of RBPI or any RBPI Subsidiary prior to the Effective Time.

6.2.2.     RBPI will cause one or more representatives of RBA to meet with representatives of BMT on a regular basis to discuss and plan for the conversion of RBA’s data processing and related electronic informational systems to those used by BMT, which planning shall include, but not be limited to, discussion of the possible termination by RBA of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by RBA in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that RBA shall not be obligated to take any such action prior to the Effective Time and, unless RBA otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3.     RBPI shall provide BMT, within twenty (20) days after the end of each calendar month, a written list of nonperforming assets and RBPI Delinquencies. The term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) OREO, (d) all loans thirty (30) days or more past due as of the end of such month and (e) and impaired loans. On a monthly basis, RBPI shall provide to BMT, within twenty (20) days after the end of each calendar month, a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by BMT. On a monthly basis, RBPI shall provide to BMT, within twenty (20) days after the end of each calendar month, the following reports: (a) watch list report; (b) classified asset report; (c) individual asset quality write ups that are classified as “special assets”; (d) pipeline report; and (e) monthly net charge-off reports, beginning as of September 30, 2016, on a month-to-date and year-to-date basis. On a quarterly basis, RBPI shall provide to BMT, within thirty (30) days after the end of each quarter, a loan loss reserve analysis.

6.2.4.     RBPI shall promptly inform BMBC upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any Governmental Entity relating to the alleged liability of RBPI or any RBPI Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.     Access to Properties and Records.

Subject to Section 12.1 hereof, RBPI shall permit BMBC reasonable access during normal business hours upon reasonable notice to its properties and those of the RBPI Subsidiaries, and shall disclose and make available to BMBC during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter RBPI reasonably determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any Governmental Entity, litigation files, plans affecting employees, and any other business activities or prospects in which BMBC may have a reasonable interest; provided, however, that RBPI shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by Law. RBPI shall provide and shall request its auditors to provide BMBC with such historical financial information regarding it (and related audit reports and consents) as BMBC may reasonably request for securities disclosure. BMBC shall use commercially reasonable efforts to minimize any interference with RBPI’s regular business operations during any such access to RBPI’s property, books and records. RBPI shall permit BMBC, at BMBC’s expense, to cause a Phase I and any Phase II recommended therein to be performed at each RBPI Real Property; provided, however: (i) that BMBC shall have the right to conduct a Phase II only to the extent that RBPI has a right of access to the RBPI Real Property sufficient to grant BMBC the right to perform such Phase II activities; provided that RBPI shall use commercially reasonable efforts to obtain such right of access; and (ii) prior to the Closing Date only to the extent that a Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of either a “Historical Recognized Environmental Condition” or a “Recognized Environmental Condition” (as such terms are defined by the ASTM Standard E1527-13) that was discovered in the Phase I. Any such Phase I shall be commenced within thirty (30) days after the date of this Agreement and any such Phase II, to the extent permitted by the provisions hereof to be conducted prior to Closing, recommended to be performed by any such Phase I shall be commenced within thirty (30) days of the Phase I report recommending such Phase II. BMBC shall use commercially reasonable efforts to cause any such Phase I conducted to be completed within thirty (30) days of the date of commencement thereof, but in no event more than sixty (60) days after the date of commencement thereof. In the event BMBC elects to commence any Phase II, to the extent permitted pursuant to the provisions of this Section 6.3 to be conducted prior to Closing, BMBC shall use commercially reasonable efforts to have any such Phase II completed within forty-five (45) days of the commencement thereof, but in no event more than sixty (60) days after the date of commencement thereof. BMBC and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with RBPI’s operation of its business, and BMBC shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. BMBC shall be required to restore each RBPI Real Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any post-assessment restoration or an assessed property substantially to its pre-assessment condition, shall be borne solely by BMBC.

6.4.       Financial and Other Statements.

6.4.1.     Promptly after review and approval by the RBPI Audit Committee, RBPI will furnish to BMBC copies of each annual, interim or special audit of the books of RBPI and the RBPI Subsidiaries made by its independent auditors and copies of all internal control reports submitted to RBPI by such auditors in connection with each annual, interim or special audit of the books of RBPI and the RBPI Subsidiaries made by such auditors.

6.4.2.     As soon as reasonably available, RBPI will furnish to BMBC copies of all documents, statements and reports that it or any RBPI Subsidiary shall send to its shareholders or any Bank Regulator to the extent legally permitted to do so; provided that if RBPI is not legally permitted to furnish BMBC with a document without having received the approval of a Bank Regulator, RBPI shall promptly request such approval from the applicable Bank Regulator.

6.4.3.     To the extent legally permitted to do so, RBPI will advise BMBC promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of RBPI or any of the RBPI Subsidiaries; provided further that if RBPI is not legally permitted to furnish BMBC with such written communication without having received the approval of a Bank Regulator, RBPI shall promptly request such approval from the applicable Bank Regulator.

6.4.4.     RBPI shall notify BMBC (a) if aggregate RBA borrowings (excluding deposits and any subordinated indebtedness outstanding on the date of this Agreement) exceed $115 in outstanding borrowings at the close of business on any Business Day prior to the Effective Time, and (b) of any decrease in RBA’s maximum borrowing capacity at the FHLB.

6.5.     Maintenance of Insurance.

RBPI shall maintain, and cause each RBPI Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.     Regulatory Actions.

To the extent that either RBPI or RBA is currently subject to any outstanding supervisory action (including but not limited to a consent order, formal agreement, or memorandum of understanding) involving a Bank Regulator, RBPI and RBA shall make commercially reasonable efforts and take appropriate steps to seek and obtain the termination of such supervisory action.

6.7.     Consents and Approvals of Third Parties.

RBPI shall obtain as soon as practicable, but in any event prior to the Closing Date, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement by RBPI. For the avoidance of doubt, RBPI’s obligations with respect to obtaining Regulatory Approvals shall be governed by Section 8.3.

6.8.     Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, RBPI agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with BMBC in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, any actions necessary, proper or advisable under applicable Law and any actions, assistance or cooperation in preparation for the conversion and integration of RBA’s operations into BMT’s operations.

6.9.     Failure to Fulfill Conditions.

In the event that RBPI determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BMBC.

6.10.     No Solicitation.

6.10.1.     RBPI shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, “Representatives”) not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BMBC) any information or data with respect to RBPI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which RBPI or any of its Subsidiaries is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by RBPI, any RBPI Subsidiary or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of RBPI or otherwise, shall be deemed to be a breach of this Agreement by RBPI. RBPI and its Subsidiaries shall, and shall cause each of Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from BMBC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving RBPI or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of RBPI or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of RBPI and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of RBPI or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of RBPI or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.     Notwithstanding Section 6.10.1, at any time prior to obtaining the Requisite RBPI Shareholder Approval, RBPI may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) RBPI has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of RBPI determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; (c) RBPI has provided BMBC with at least three (3) Business Days prior notice of such determination to take any of the actions described in clause (b) of the first paragraph of Section 6.10.1; (d) prior to furnishing or affording access to any information or data with respect to RBPI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, RBPI receives from such Person a confidentiality agreement with terms no less favorable to RBPI than those contained in the Confidentiality Agreement; and (e) the Board of Directors of RBPI determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable Law. RBPI shall promptly provide to BMBC any non-public information regarding RBPI or its Subsidiaries provided to any other Person that was not previously provided to BMBC, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of RBPI reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of RBPI Common Stock or all, or substantially all, of the assets of RBPI and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of RBPI Common Stock that is more favorable than the Merger Consideration to be paid to RBPI’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction beyond the identity of such Person making such proposal or other factors and risks in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing; and (ii) is, in light of the other terms of such proposal, more favorable to RBPI than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.     RBPI shall promptly (and in any event within twenty-four (24) hours) notify BMBC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, RBPI or any RBPI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). RBPI agrees that it shall keep BMBC informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.     Neither the Board of Directors of RBPI nor any committee thereof shall (a) withhold, withdraw, qualify or modify, or propose to withhold, withdraw, qualify or modify, in a manner adverse in any respect to BMBC in connection with the transactions contemplated by this Agreement (including the Merger), the RBPI Recommendation (as defined in Section 8.1), or take any action or make any statement, filing or release, in connection with the RBPI Shareholders Meeting or otherwise, inconsistent with the RBPI Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the RBPI Recommendation); (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (c) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (a), (b) and (c), an “RBPI Subsequent Determination”); or (d) enter into (or cause RBPI or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (ii) requiring RBPI to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5.     Notwithstanding Section 6.10.4, prior to the date of RBPI Shareholders Meeting, the Board of Directors of RBPI may make an RBPI Subsequent Determination after the third (3rd) Business Day following BMBC’s receipt of a notice (the “Notice of Superior Proposal”) from RBPI advising BMBC that the Board of Directors of RBPI has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that RBPI shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that RBPI proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (a) the Board of Directors of RBPI has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable Law, and (b) at the end of such three (3) Business Day period or the two (2) Business Day period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by BMBC since its receipt of such Notice of Superior Proposal (provided, however, that BMBC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Board of Directors of RBPI has again in good faith made the determination (i) in clause (a) of this Section 6.10.5 and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the RBPI Recommendation or the making of a RBPI Subsequent Determination by the Board of Directors of RBPI shall not change the approval of the Board of Directors of RBPI for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the RBPI Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.10.6.     Nothing contained in Section 6.10 shall prohibit RBPI or the Board of Directors of RBPI from complying with RBPI’s obligations under Rules 14d-9 (as if such rule were applicable to RBPI) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the RBPI Recommendation unless the Board of Directors of RBPI reaffirms the RBPI Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a RBPI Subsequent Determination.

6.11.     Reserves and Merger-Related Costs.

RBPI agrees to consult with BMBC with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). BMBC and RBPI shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as BMBC shall reasonably request and which are not inconsistent with GAAP; provided that no such actions need be effected until BMBC shall have irrevocably certified to RBPI that all conditions set forth in Article IX to the obligation of BMBC to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.12.     RBPI/RBA Board of Directors and Committee Meetings.

RBPI shall distribute by overnight mail with an electronic copy by email, a copy of any RBPI or RBA board or board committee package, including the agenda and any draft minutes, to BMBC at the same time in which it distributes a copy of such package to the board of directors of RBPI, RBA, or any committee thereof, as the case may be, and RBPI and RBA shall permit representatives of BMBC to attend any meeting of the Board of Directors of RBPI and/or RBA or any committees thereof as an observer; provided that neither RBPI nor RBA shall be required to copy BMBC on any documents with respect to, or permit the BMBC representative to remain present during, any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of RBPI or RBA or during any other matter that the respective Board of Directors has been advised of by counsel that such distribution to, or participation by BMBC would violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of RBPI’s or RBA’s attorney-client privilege.

6.13.     RBPI/RBA Director and Employee Agreements.

6.13.1.     Concurrently with the execution of this Agreement, each individual who is a director of RBPI or RBA on the date of this Agreement shall have executed a non-solicitation agreement with a two (2) year term and otherwise in a form acceptable to BMBC and BMT.

6.13.2.     RBPI shall cause the employees listed on RBPI Disclosure Schedule 6.13.2 to execute and deliver, in the manner prescribed by RBPI Disclosure Schedule 6.13.2, legally binding non-solicitation agreements, in the form set forth as Exhibit D hereto (“Employee Non-Solicitation Agreements”), and, until the Effective Time, shall use commercially reasonable efforts to enforce or cause to be enforced each such Non-Solicitation Agreement; notwithstanding the foregoing, should RBPI learn that a party to an Employee Non-Solicitation Agreement is in violation of any of the terms or conditions thereof, RBPI shall notify BMBC in writing immediately, and shall take such steps as BMBC reasonably requests in order to enforce such agreement.

6.13.3.     RBPI shall use commercially reasonable efforts to cause each and every employment, consulting, change in control or severance agreement or contract providing severance payments to any employee or consultant whose employment or services are terminated on or after the date hereof to be subject to a legally binding amendment or provision that (i) requires the execution of a release in a form satisfactory to RBPI or its successor as a precondition to the payment of severance (or similar) benefits thereunder and (ii) imposes non-solicitation and non-competition restrictions on the applicable counterparty(ies) satisfactory to BMBC and RBPI.

6.14.     Anti-takeover Provisions.

To the extent legally permitted, RBPI and its Subsidiaries shall take all steps required by any applicable Law or under any relevant agreement or other document to exempt or continue to exempt BMBC, BMT, the Merger, the Bank Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in RBPI’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover Laws.

6.15.     2016 Tax Returns.

RBPI shall file or cause to be filed all Tax Returns required to be filed by or with respect to RBPI and every RBPI Subsidiary, either separately or as a member of a group of corporations, with respect to the taxable year ended December 31, 2016. RBPI shall provide a draft copy of the federal return to BMBC for its review and approval not later than June 15, 2017. BMBC agrees to provide its approval and any comments on said draft no later than July 31, 2017 so as to enable timely filing of the extended RBPI and Subsidiary federal return on or before September 15, 2017. RBPI shall not, and shall not allow any RBPI Subsidiary, to file such Tax Returns without the prior written approval of BMBC. Notwithstanding the foregoing, RBPI and each RBPI Subsidiary agree that they shall not file such Tax Returns in any manner materially different from their past customs or practices to the extent permitted by applicable Law.

6.16.     RBPI Warrants.

RBPI shall diligently attempt to repurchase and retire the RBPI Warrants prior to the Closing Date for an amount mutually acceptable to RBPI and BMBC after consultation with each other.

6.17.     Divestment of Non-Volcker Compliant Securities.

RBPI shall divest from its investment portfolio prior to July 1, 2017, any securities that, were they to remain in RBA’s investment portfolio through July 1 2017, would fail to comply with the Volcker Rule (§ 619 (12 U.S.C. § 1851)).

ARTICLE VII

COVENANTS OF BMBC

7.1.     Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the prior written consent of RBPI (which consent will not be unreasonably withheld conditioned or delayed), BMBC will, and it will cause each BMBC Subsidiary to use commercially reasonable efforts consistent with past practices to preserve intact its business organization and assets; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain any Regulatory Approval, or increase the period of time necessary to obtain any such approval; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.     Current Information.

During the period from the date of this Agreement to the Effective Time, BMBC will cause one or more of its representatives to confer with representatives of RBPI and report the general status of its ongoing operations at such times and in such manner as RBPI may reasonably request. BMBC will promptly notify RBPI, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving BMBC and any BMBC Subsidiary.

7.3.     Financial and Other Statements.

From and after the date hereof until the Effective Time, BMBC will make available to RBPI the Securities Documents filed by it with the SEC under the Securities Laws and will furnish to RBPI copies of all documents, statements and reports that it or BMT intends to file with any Bank Regulator with respect to the Merger.

7.4.     Consents and Approvals of Third Parties.

BMBC shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, BMBC’s obligations with respect to obtaining Regulatory Approvals shall be governed by Section 8.3.

7.5.     Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, BMBC agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with RBPI in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, any actions necessary, proper or advisable under applicable Law and any actions, assistance or cooperation in preparation for the conversion and integration of RBA’s operations into BMT’s operations.

7.6.     Failure to Fulfill Conditions.

In the event that BMBC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify RBPI.

7.7.      Employee Benefits.

7.7.1.     Prior to the Effective Time, BMBC shall take all reasonable action so that employees of RBPI and its Subsidiaries who become employees of BMBC or a BMBC Subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the BMBC Compensation and Benefit Plans to the same extent as similarly-situated employees of BMBC and its Subsidiaries (it being understood that inclusion of the employees of RBPI and its Subsidiaries in the BMBC Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any BMBC Stock Benefit Plan shall be at the discretion of BMBC). Notwithstanding the foregoing, BMBC may determine to continue any of the employee benefit plans, programs or arrangements of RBPI or any its Subsidiaries for Continuing Employees in lieu of offering participation in the BMBC Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding BMBC Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of BMBC and its Subsidiaries generally. Should BMBC notify RBPI in advance of the Effective Time that it wishes RBPI or any RBPI Subsidiary to terminate any RBPI Compensation and Benefit Plan prior to the Effective Time, RBPI shall take all steps necessary to comply with such request prior to the Effective Time; provided that RBPI shall have no obligation to terminate any such plan unless and until BMBC shall have irrevocably certified to RBPI that all conditions set forth in Article IX to the obligation of BMBC to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. BMBC shall cause each BMBC Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the BMBC Compensation and Benefit Plans the service of such Continuing Employees with RBPI and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of BMBC vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of BMBC and its Subsidiaries as set forth in BMBC Disclosure Schedule 7.7.1. This Agreement shall not be construed to limit the ability of BMBC or BMT to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.7.2.     BMT agrees to honor, or cause one of the BMT Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on RBPI Disclosure Schedule 4.8.1, each as amended pursuant to Section 6.13.3, as applicable, subject to any limitations imposed under applicable Law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent BMT or any of the BMT Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable Law.

7.7.3.     Subject to the execution of a standard release in form acceptable to BMBC, any employee of RBPI or any RBPI Subsidiary who is not a party to an employment, consulting, change in control or severance agreement or contract providing severance payments and whose employment is terminated on or after the date hereof and at or before the Effective Time or within twelve (12) months after the Effective Time, shall receive severance pay at the time of termination of employment in an amount equal to two (2) weeks of such employee’s regular pay for each year that such employee was employed by RBPI, any RBPI Subsidiary or any successor thereto, up to a maximum of twenty six (26) weeks.

7.7.4.     In the event of any termination of any medical, dental, health or disability plan (collectively, “Health Plans”) of RBPI and its Subsidiaries or the consolidation of any such Health Plans with a corresponding Health Plan of BMBC and its Subsidiaries, BMBC shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding Health Plans of BMBC and its Subsidiaries on the same basis as it provides coverage to employees of BMBC and its Subsidiaries, provided that BMBC shall cause each such plan to (a) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable Health Plans of RBPI and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the Health Plans of RBPI and its Subsidiaries during the portion of the plan year prior to participation in the corresponding Health Plan of BMBC and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Health Plan of RBPI or its Subsidiaries prior to the Effective Time. Unless a Continuing Employee affirmatively terminates coverage under a Health Plan of RBPI and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding Health Plan of BMBC and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any Health Plan of RBPI and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the Health Plans, programs and benefits common to all employees of BMBC and its Subsidiaries and their dependents. In the event of a termination or consolidation of any Health Plan of RBPI and its Subsidiaries, terminated employees of RBPI and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group Health Plans of BMBC and its Subsidiaries in accordance with COBRA.

7.8.       Directors and Officers Indemnification and Insurance.

7.8.1.     For a period of six (6) years after the Effective Time, BMBC shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of RBPI or a RBPI Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BMBC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of RBPI or a RBPI Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by RBPI under the PBCL and under RBPI’s articles of incorporation and bylaws or equivalent governing documents of any RBPI Subsidiary, as applicable, in each case as in effect on the date hereof. BMBC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by RBPI under the PBCL and under RBPI’s articles of incorporation upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.1 upon learning of any Claim, shall notify BMBC (but the failure so to notify BMBC shall not relieve it from any liability which it may have under this Section 7.8.1, except to the extent such failure prejudices BMBC) and shall deliver to BMBC the undertaking referred to in the previous sentence.

7.8.2.     In the event that either BMBC or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BMBC shall assume the obligations set forth in this Section 7.8.

7.8.3.     BMBC shall maintain, or shall cause BMT to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of RBPI (provided, that BMBC may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall BMBC be required to expend per year pursuant to this Section 7.8.3 more than one hundred fifty percent (150%) of the annual cost currently expended by RBPI with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BMBC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, RBPI agrees in order for BMBC to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.8.4.     The obligations of BMBC provided under this Section 7.8 are intended to be enforceable against BMBC directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of BMBC.

7.9.     Stock Listing.

Prior to the Effective Time, BMBC will take all steps necessary to list on NASDAQ (or such other national securities exchange on which the shares of the BMBC Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of BMBC Common Stock to be issued in the Merger. At all times from the date of this Agreement until the Merger Consideration has been paid in full, BMBC will reserve a sufficient number of shares of BMBC Common Stock to fulfill its obligations under this Agreement.

7.10.     BMT Advisory Board.

Upon the Effective Time, BMT shall form an advisory board (the “Advisory Board”), comprised of certain members of RBPI’s and/or RBA’s Boards of Directors immediately prior to the Effective Time who do not become directors of BMBC and BMT pursuant to Section 7.11 hereof and who agree in writing, at or prior to the Effective Time, to serve on such Advisory Board immediately following the Effective Time.

7.11.     BMBC/BMT Board of Directors.

Following the date of this Agreement, BMBC and BMT shall take all action necessary to (a) cause each of their boards of directors to be increased by one member, effective immediately following the Effective Time, and (b) elect one current director of RBPI selected by BMBC, in its sole discretion, as a director to each of BMBC and BMT in the class of directors whose terms expire at the 2018 annual meeting of shareholders of BMBC. At the end of the initial term of such director, he or she will be re-nominated for an additional term, subject to the fiduciary duties of the board of directors of BMBC and any applicable eligibility requirements set forth in BMBC’s articles of incorporation, bylaws, or nominating and corporate governance committee guidelines, or any applicable Law, such that the director will have the opportunity to serve at least four years on the boards of directors of BMBC and BMT. In the event such director of RBPI resigns or is unable to serve as a director of BMBC and BMT for any reason, BMBC will consider the election of another former director of RBPI (who meets the criteria set forth in the preceding sentence) selected by BMBC, in its sole discretion, to fill the unexpired term of the director of RBPI originally elected by BMBC and BMT to their respective boards of directors.

7.12.     Rule 16b-3.

BMBC shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of RBPI (including derivative securities) or acquisitions of equity securities of BMBC in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.      RBPI Shareholder Meeting.

8.1.1.     Following the execution of this Agreement, RBPI shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within 45 days following the date when the Merger Registration Statement becomes effective, subject to extension with the consent of BMBC (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by RBPI’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement of such meeting, the “RBPI Shareholders Meeting”), and shall, subject to Section 6.10, use commercially reasonable efforts to solicit and obtain the Requisite RBPI Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of BMBC, no other matters shall be submitted for the approval of RBPI shareholders at the RBPI Shareholders Meeting.

8.1.2.     Except to the extent provided otherwise in Section 6.10, the Board of Directors of RBPI shall at all times prior to and during the RBPI Shareholders Meeting recommend approval of this Agreement by the shareholders of RBPI and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by RBPI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “RBPI Recommendation”) and the Proxy Statement-Prospectus shall include the RBPI Recommendation. In the event that there is present at such meeting, in Person or by proxy, sufficient favorable voting power to secure the Requisite RBPI Shareholder Approval, RBPI will not adjourn or postpone the RBPI Shareholders Meeting unless the Board of Directors of RBPI reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. RBPI shall keep BMBC updated with respect to the proxy solicitation results in connection with the RBPI Shareholders Meeting as reasonably requested by BMBC.

8.1.3.     Except to the extent provided otherwise in Section 6.10, RBPI shall adjourn or postpone the RBPI Shareholders Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of RBPI Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting RBPI has not received proxies representing a sufficient number of shares necessary to obtain the Requisite RBPI Shareholder Approval. RBPI shall only be required to adjourn or postpone the RBPI Shareholders Meeting two times pursuant to the first sentence of this Section 8.1.3.

8.2.      Proxy Statement-Prospectus.

8.2.1.     For the purposes (x) of registering BMBC Common Stock to be offered to holders of RBPI Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the RBPI Shareholders Meeting, BMBC shall draft and prepare, and RBPI shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the RBPI shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BMBC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC as soon as practicable after the date of this Agreement. Each of BMBC and RBPI shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and RBPI shall thereafter promptly mail the Proxy Statement-Prospectus to the RBPI shareholders.

8.2.2.     RBPI shall provide BMBC with any information concerning itself that BMBC may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and BMBC shall notify RBPI promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to RBPI promptly copies of all correspondence between BMBC or any of their representatives and the SEC. BMBC shall give RBPI and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give RBPI and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of BMBC and RBPI agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of RBPI Common Stock entitled to vote at the RBPI Shareholders Meeting at the earliest practicable time. BMBC will advise RBPI promptly after BMBC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or the suspension of the qualifications of shares of BMBC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation of any proceeding for any such purpose.

8.2.3.     RBPI and BMBC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, RBPI shall cooperate with BMBC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BMBC shall file an amended Merger Registration Statement with the SEC, and RBPI shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3.     Regulatory Approvals.

Each of RBPI and BMBC will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings as soon as practicable after the date of this Agreement and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. RBPI and BMBC will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of RBPI or BMBC to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1.     Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by RBPI and BMBC at or prior to the Closing Date of the following conditions:

9.1.1.     Shareholder Approval. This Agreement and the transactions contemplated hereby shall have received the Requisite RBPI Shareholder Approval.

9.1.2.     Orders and Prohibitions. None of RBPI, BMBC or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, applied or enforced by any Governmental Entity or Bank Regulator, that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

9.1.3.     Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; and no Regulatory Approval shall include any condition or requirement that would, in the good faith reasonable judgment of the Board of Directors of BMBC, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of RBPI and BMBC or materially impair the value of RBPI or RBA to BMBC.

9.1.4.     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated by the SEC or any other Governmental Entity and not withdrawn.

9.1.5.     NASDAQ Listing. The shares of BMBC Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

9.1.6.     Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, BMBC shall have received an opinion of Reed Smith LLP, and RBPI shall have received an opinion of Stevens & Lee, P.C., each reasonably acceptable in form and substance to BMBC and RBPI, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, Reed Smith LLP and Stevens & Lee, P.C. may require and rely upon customary representations contained in certificates of officers of BMBC and RBPI and their respective subsidiaries, in form and substance reasonably acceptable to such counsel.

9.2.     Conditions to the Obligations of BMBC under this Agreement.

The obligations of BMBC under this Agreement shall be further subject to the satisfaction (or written waiver by BMBC) of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

9.2.1.     Representations and Warranties. Each of the representations and warranties of RBPI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the RBPI MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and RBPI shall not be deemed to have breached any RBPI MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). RBPI shall have delivered to BMBC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of RBPI as of the Effective Time.

9.2.2.     Agreements and Covenants. RBPI shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and BMBC shall have received a certificate signed on behalf of RBPI by the Chief Executive Officer and Chief Financial Officer of RBPI to such effect dated as of the Effective Time.

9.2.3.     Permits, Authorizations, Etc. RBPI shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger including, but not limited to, those listed on BMBC Disclosure Schedule 9.2.3.

9.2.4.     RBPI Delinquencies.

(A)     The average of the RBPI Delinquencies at the month end of each of the two months immediately preceding the Closing Date shall not exceed $19 million;

(B)     RBPI’s OREO shall not exceed $6.5 million at the month end of the month immediately preceding the Closing Date; and

(C)     Total RBPI Loans that are on non-accrual or non-performing status shall not exceed $8.5 million at the month end of the month immediately preceding the Closing Date.

9.2.5.     Dissenters’ Rights. Holders of no more than eight and one half percent (8.5%) of the issued and outstanding shares of RBPI Class B Stock shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.2.13 hereof prior to the Closing Date.

9.2.6.     Divestment of Non-Volcker Compliant Securities. Prior to July 1, 2017, RBA shall have divested from its investment portfolio any securities that, were they to remain in RBA’s investment portfolio through July 2017, would fail to comply with the Volcker Rule (§ 619 (12 U.S.C. § 1851)).

9.2.7.     Litigation Matters. Accrual of reserves in amount satisfactory to BMBC for, or settlement of, the litigation matters set forth on BMBC Disclosure Schedule 9.2.7.

9.2.8.     Subsidiaries. RBPI shall have completed the actions related to Subsidiaries and investments described on BMBC Disclosure Schedule 9.2.8.

9.2.9.     Delivery of Evidence of Amendments Requiring Release. RBPI shall have delivered to BMBC evidence that each and every employment, consulting, change in control or severance agreement or contract providing severance payments to any employee or consultant whose employment or services are terminated on or after the date hereof is subject to a legally binding amendment or provision that (i) requires the execution of a release in a form satisfactory to RBPI or its successor as a precondition to the payment of severance (or similar) benefits thereunder and (ii) imposes non-solicitation and non-competition restrictions on the applicable counterparty(ies) satisfactory to BMBC and RBPI.

9.2.10.     Delivery of Audit Opinion. RBPI’s outside auditors shall have issued an unqualified audit opinion with respect to RBPI’s 2016 audited financial statements.

9.2.11.     Delivery of Legal Opinion. Stevens & Lee, P.C. shall have delivered to BMBC a legal opinion, dated as of the Closing Date, in substantially the form and substance of the legal opinion delivered to BMBC by Stevens & Lee, P.C. as of the date of this Agreement.

9.2.12.     Regulatory Actions. To the extent that either RBPI or RBA is currently subject to any outstanding supervisory action (including but not limited to a consent order, formal agreement, or memorandum of understanding) involving a Bank Regulator, the appropriate Bank Regulator has terminated or lifted such outstanding supervisory action, or provided assurance acceptable to BMBC, such that it will not be binding upon BMBC or BMT following the Merger, and no obligations arising under such outstanding supervisory action will be transferred to BMBC or BMT.

RBPI will furnish BMBC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as BMBC may reasonably request.

9.3.     Conditions to the Obligations of RBPI under this Agreement.

The obligations of RBPI under this Agreement shall be further subject to the satisfaction (or written waiver by RBPI) of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.     Representations and Warranties. Each of the representations and warranties of BMBC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the BMBC MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and BMBC shall not be deemed to have breached any BMBC MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). BMBC shall have delivered to RBPI a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BMBC as of the Effective Time.

9.3.2.     Agreements and Covenants. BMBC shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and RBPI shall have received a certificate signed on behalf of BMBC by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.     Permits, Authorizations, Etc. BMBC shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

9.3.4.     Payment of Merger Consideration. BMBC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide RBPI with a certificate evidencing such delivery.

9.3.5.     Delivery of Audit Opinion. BMBC’s outside auditors shall have issued an unqualified audit opinion with respect to BMBC’s 2016 audited financial statements.

BMBC will furnish RBPI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as RBPI may reasonably request.

9.4.     Frustration of Closing Conditions.

Neither BMBC nor RBPI may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE X

THE CLOSING

10.1.     Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing shall take place at the offices of Reed Smith LLP, Three Logan Square, 1717 Arch Street, Suite 3100, Philadelphia, PA at 10:00 a.m. on the Closing Date, or at such other place or time upon which BMBC and RBPI mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Reed Smith LLP, Three Logan Square 1717 Arch Street, Suite 3100, Philadelphia, PA at 10:00 a.m. on the Business Day prior to the Closing Date.

10.2.     Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to BMBC and RBPI the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof. At or prior to the Closing, BMBC shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.     Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

11.1.1.     At any time prior to the Effective Time, by the mutual consent, in writing, of BMBC and RBPI;

11.1.2.     By BMBC or RBPI in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Entity or an Application therefor shall have been withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement;

11.1.3.     By either BMBC or RBPI (provided, in the case of RBPI, that it shall not be in breach of any of its obligations under Section 8.1), if the Requisite RBPI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders and at any adjournment or postponement thereof required by this Agreement;

11.1.4.     By either BMBC or RBPI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 9.2.1 or Section 9.3.1, as the case may be, to be satisfied, which breach is not cured within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

11.1.5.     By either BMBC or RBPI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 9.2.2 or Section 9.3.2, as the case may be, to be satisfied, which breach is not cured within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period;

11.1.6.     By either BMBC or RBPI if the Merger shall not have been consummated on or before the Termination Date, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any required Regulatory Approvals, the Termination Date shall be automatically extended for one additional three-month period;

11.1.7.     In addition to and not in limitation of BMBC’s termination rights under Section 11.1.5, by BMBC prior to the Requisite RBPI Shareholder Approval being obtained if (i) there shall have been a material breach of Section 6.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Board of Directors of RBPI makes a RBPI Subsequent Determination;

11.1.8.     By RBPI, at any time prior to the Requisite RBPI Shareholder Approval being obtained, in the event that RBPI shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, provided that RBPI has complied with all of its obligations under Section 6.10 of this Agreement.

11.1.9.     By BMBC, if any Phase IIs, considered together or separately, confirm the existence at or from the assessed property or properties of a Release or Releases which (a) either violate an applicable Environmental Law or are present in concentrations exceeding applicable standards under applicable Environmental Laws and (b) are estimated by the environmental consultant preparing the Phase II to cost more than the Environmental Threshold to remediate in accordance with, and to ensure compliance with, applicable Environmental Law; provided, that to the extent any such Release or Releases exist at or from any RBPI OREO, then BMBC shall, to the extent requested by RBPI, engage in good faith negotiations regarding the mitigating factors related to such Release and costs for a period of at least fifteen (15) days prior to exercising BMBC’s rights under this Section 11.1.9.

11.1.10.     By RBPI, if the RPBI board of directors so determines by a majority vote of its members, at any time during the five (5) Business Day period commencing with the Determination Date, if both of the following conditions are satisfied:

(A)     the BMBC Determination Date Market Value shall be less than the Initial BMBC Market Value multiplied by .80; and

(B)     (A) the BMBC Ratio shall be less than (B) the Index Ratio, minus 0.20; subject, however, to the following: if RBPI elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to BMBC and BMBC shall, for a period of five (5) Business Days after its receipt of such notice, have the option of increasing the Exchange Ratio (the “Additional Consideration”), by adjusting the Exchange Ratio to an amount which, when multiplied by the BMBC Determination Date Market Value equals the lesser of (x) $3.35 or (y) the product of the Index Ratio and the Initial BMBC Market Value multiplied by the Exchange Ratio. If within such five (5) Business Day period, BMBC delivers written notice to RBPI that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

“BMBC Determination Date Market Value” shall be the average of the daily closing sales prices of a share of BMBC Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“BMBC Ratio” means the quotient obtained by dividing BMBC Determination Date Market Value by the Initial BMBC Market Value.

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Regulatory Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period (ii) the date of the RBPI Shareholders Meeting.

“Final Index Price” means the average of the daily closing sales prices of the ABA NASDAQ Community Bank Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“Index” means the ABA NASDAQ Community Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the ABA NASDAQ Community Bank Index as of the Starting Date.

“Initial BMBC Market Value” means the closing price of BMBC Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 11.1.10.

“Starting Date” means the last trading day before the date of this Agreement.

If BMBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for BMBC Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.10.

11.2.     Termination Fee; Liquidated Damages

11.2.1.     In recognition of the efforts, expenses and other opportunities foregone by BMBC while structuring and pursuing the Merger, RBPI shall pay to BMBC a termination fee equal to $5,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BMBC in the event of any of the following: (a) in the event BMBC terminates this Agreement pursuant to Section 11.1.7 or RBPI terminates pursuant to Section 11.1.8, RBPI shall pay BMBC the Termination Fee within two (2) Business Days after receipt of BMBC’s notification of such termination; or (b) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Board of Directors of RBPI or has been made directly to RBPI shareholders generally (and not withdrawn) and (i) thereafter this Agreement is terminated by either BMBC or RBPI pursuant to Section 11.1.3 or Section 11.1.6 (without the Requisite RBPI Shareholder Approval having been obtained) or if this Agreement is terminated by BMBC pursuant to Section 11.1.4 or Section 11.1.5, and (ii) prior to the date that is twelve (12) months after the date of such termination, RBPI enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the Acquisition Proposal referred to above), then RBPI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BMBC the Termination Fee.

11.2.2.     The parties hereto agree and acknowledge that if BMBC terminates this Agreement pursuant to Section 11.1.4 or Section 11.1.5 by reason of RBPI’s breach of the provisions of this Agreement contemplated by Section 11.1.4 or Section 11.1.5 that is not timely cured as provided in such sections, the actual damages sustained by BMBC, including the expenses incurred by BMBC preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of BMBC being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that RBPI shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $1,800,000 (the “Liquidated Damages Amount”), as liquidated damages to BMBC, which payment is not intended as a penalty, within two (2) Business Days after BMBC’s notification of such termination. Any payment made under this Section 11.2.2 shall reduce on a dollar-for-dollar basis any payment that may be due under Section 11.2.1.

11.2.3.     The parties hereto agree and acknowledge that if RBPI terminates this Agreement pursuant to Section 11.1.4 or Section 11.1.5 by reason of BMBC’s breach of the provisions of this Agreement contemplated by Section 11.1.4 or Section 11.1.5 that is not timely cured as provided in such sections, the actual damages sustained by RBPI, including the expenses incurred by RBPI preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of RBPI being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that BMBC shall pay the Liquidated Damages Amount, as liquidated damages to RBPI, which payment is not intended as a penalty, within two (2) Business Days after RBPI’s notification of such termination.

11.2.4.     RBPI and BMBC each agree that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 11.2, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.

11.2.5.     Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if RBPI pays or causes to be paid to BMBC the Termination Fee in accordance with Section 11.2.1, or, if applicable, the Liquidated Damages Amount in accordance with Section 11.2.2, or if BMBC pays or causes to be paid to RBPI the Liquidated Damages Amount in accordance with Section 11.2.3, neither paying party nor its subsidiary bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such paying party or its subsidiary bank) will have any further obligations or liabilities to the other party or its subsidiary bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be the receiving party’s sole and exclusive remedy against the other party, its subsidiary bank, and their respective Affiliates, representatives or successors in interest; provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s intentional misrepresentation or willful breach of any provision of this Agreement. For the avoidance of doubt, the parties agree that the fee payable under Section 11.2.1 shall not be required to be paid more than once.

11.3.     Effect of Termination.

If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 11.2.5. The provisions of this Section 11.3, and Section 11.2, 12.1, 12.2, 12.4, 12.5, 12.6, 12.9, 12.10, 12.11 shall survive any termination hereof pursuant to Section 11.1.

11.4.     Amendment, Extension and Waiver.

Subject to applicable Law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of RBPI), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of RBPI, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to RBPI’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.     Confidentiality.

BMBC and RBPI mutually acknowledge that they are bound by the terms of the confidentiality agreement dated September 19, 2016 (the “Confidentiality Agreement”), previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2.     Public Announcements.

RBPI and BMBC shall reasonably cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by applicable Law, neither RBPI nor BMBC shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.     Survival.

All representations, warranties and covenants in this Agreement or in any statement, certificate, instrument, or other writing delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.     Notices.

All notices and other communications required or permitted by this Agreement shall be in writing and will be effective, and any applicable time period shall commence, when (a) delivered to the following address by hand or by a nationally recognized overnight courier service (costs prepaid) addressed to the listed address, or (b) transmitted electronically to the listed e-mail addresses, in each case marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other party); provided, however, that with respect to an electronic transmission via email, on the same day of such electronic transmission, a hard copy shall be sent to the listed address via hand delivery, nationally recognized overnight courier service (costs prepaid), or first class mail via the U.S. Postal Service:

If to RBPI, to:	Kevin Tylus, President and CEO Royal Bancshares of Pennsylvania, Inc. One Bala Plaza, Suite 522 231 St. Asaph’s Road Bala Cynwyd, PA 19004 Email: ktylus@royalbankamerica.com

With required copies (which shall not constitute notice) to:	David W. Swartz Stevens & Lee, P.C. 111 N 6th Street Reading, PA 19601 Email: dws@stevenslee.com

If to BMBC, to:	Francis J. Leto, President and CEO Bryn Mawr Bank Corporation 801 Lancaster Avenue Bryn Mawr PA 19010 Email: fleto@bmtc.com

With required copies (which shall not constitute notice) to:

Lori Goldman, General Counsel

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA  19010

Email:  lgoldman@bmtc.com

And

Paul J. Jaskot, Esquire

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA  19103

Email:  pjaskot@reedsmith.com

12.5.     Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.8, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.     Complete Agreement.

This Agreement, including the exhibits and Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.     Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.     Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.     Governing Law.

12.9.1.     This Agreement shall be governed by the laws of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.9.2.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.9.2.

12.10.     Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in BMBC’s Securities Documents shall be deemed to have been “made available” or “provided” to RBPI.

12.11.     Disclosure Schedules.

12.11.1.     The RBPI Disclosure Schedule and the BMBC Disclosure Schedule shall be deemed part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the RBPI Disclosure Schedule or the BMBC Disclosure Schedule shall only be deemed a reference to, an exception to or a modification of (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement, and (b) any other section or subsection of the RBPI Disclosure Schedule or the BMBC Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as an exception to or a modification of (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, to such other section or subsection is reasonably apparent on the face of such disclosure. Nothing in the RBPI Disclosure Schedule or the BMBC Disclosure Schedule shall be deemed adequate to disclose an exception to or a modification of a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

12.11.2.     During the period from the date of this Agreement to the Effective Time, each party will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule to Article 4 or Article 5, as applicable, or which is necessary to correct any information in its Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such Party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend RBPI Disclosure Schedule or BMBC Disclosure Schedule, as applicable, as of the date of this Agreement and the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide BMBC with a right to terminate this Agreement in accordance with Section 11.1.4 and BMBC does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Termination Date, then BMBC shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter. No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of BMBC and RBPI to consummate the transactions contemplated hereby.

12.12.     Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, BMBC and RBPI have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name: Francis J. Leto
Title: President and Chief Executive Officer

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:	/s/ F. Kevin Tylus
Name: F. Kevin Tylus
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

APPENDIX B

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [•], 2017, is made and entered into between the undersigned shareholder (“Shareholder”) of Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”), and Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”).

WHEREAS, concurrently with or following the execution of this Agreement, RBPI and BMBC have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of RBPI with and into BMBC (the “Merger”);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, BMBC has required that Shareholder execute and deliver this Agreement; and

WHEREAS, in order to induce BMBC and as additional consideration to BMBC to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of (i) Class A common stock, par value $2.00 per share, of RBPI (“RBPI Class A Stock”) and (ii) Class B common stock, par value $0.10 per share, of RBPI (“RBPI Class B Stock”, and together with RBPI Class A Stock, the “RBPI Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of RBPI Common Stock pursuant to Section 8 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.     Representations of Shareholder. Shareholder represents and warrants to BMBC that:

(a)     (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares free and clear of all Liens, except for any Original Shares encumbered pursuant to pledges to secure indebtedness as set forth below Shareholder’s signature on the signature page hereto (“Pledged Shares”), (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares and (iii) there are no restrictions on Shareholder’s ability to exercise voting rights with respect to Pledged Shares in connection with the Merger.

(b)     Shareholder does not beneficially own any shares of RBPI Common Stock other than (i) the Original Shares and (ii) any options, warrants or other Rights to acquire any additional shares of RBPI Common Stock or any security exercisable for or convertible into shares of RBPI Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)     Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(d)     None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e)     No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance hereunder. No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.

3.     Agreement to Vote Shares. Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of RBPI are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of shareholders of RBPI):

(a)     in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of RBPI at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)     against (1) any Superior Proposal or any action which is a component of any Superior Proposal, (2) any Acquisition Proposal, (3) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of RBPI under the Merger Agreement or of Shareholder under this Agreement, (4) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of RBPI’s conditions under the Merger Agreement and (5) change in any manner the voting rights of any class of shares of RBPI (including any amendments to the articles of incorporation or bylaws of RBPI).

4.     Irrevocable Proxy. Shareholder hereby appoints BMBC and any designee of BMBC, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.     No Solicitation. Shareholder will not, directly or indirectly (i) solicit, initiate or take any other action to facilitate or knowingly encourage any Acquisition Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Acquisition Proposal or (iii) agree or authorize any Person to do any of the foregoing.

6.     No Voting Trusts or Other Arrangement. Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with BMBC.

7.     Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, which shall be reasonably satisfactory in form and substance to BMBC and may take the form of an executed amendment hereto, to be bound by all of the terms of this Agreement. Notwithstanding the foregoing, Shareholder may Transfer any of the Shares or enter into any agreement with respect to the Transfer of Shares by obtaining the prior written consent of BMBC.

8.     Additional Shares. Shareholder agrees that all shares of RBPI Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including, without limitation, any RBPI Common Stock issued upon the exercise or conversion of any RBPI Option, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.     Waiver of Appraisal and Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.     Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; and (iii) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to shareholders of RBPI pursuant to the Merger Agreement as in effect as of the date hereof.

11.     No Agreement as Director or Officer or Trustee. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s individual capacity as a director or officer of RBPI or any of its subsidiaries (if Shareholder holds such office) or as a trustee of a trust, as applicable, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director of RBPI or its subsidiaries or as a trustee of a trust.

12.     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in BMBC any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and BMBC shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

13.     Specific Performance. Shareholder acknowledges that (i) it may be impossible to measure in money the damage to BMBC if Shareholder fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, BMBC will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy relief on the basis that BMBC has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond or other security in connection with BMBC’s seeking or obtaining such equitable relief.

14.     Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.     Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by United States certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to BMBC:

Francis J. Leto, President and CEO

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA 19010

Email: fleto@bmtc.com

With required copies (which shall not constitute notice) to:

Lori Goldman, General Counsel

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr PA 19010

Email: lgoldman@bmtc.com

And

Paul J. Jaskot, Esquire

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA 19103

Email: pjaskot@reedsmith.com

If to Shareholder, to the address or email address set forth for Shareholder on the signature page hereof.

16.     MiscellaneousThis Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b)     Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the Commonwealth of Pennsylvania. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)     If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)     Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)     All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)     The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by RBPI and BMBC, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)     Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

BRYN MAWR BANK CORPORATION:

By

Name:

Title:

SHAREHOLDER:

NAME:

By:

Name:

Title:

Beneficially owned by Shareholder as of the date of this Agreement

Number of Original Shares:

Number of Pledged Shares:

Number of RBPI Options:

Shareholder’s Address:

City/State/Zip Code:

Email:

ACKNOWLEDGMENT

State of ______________________________

County of _____________________________

On _______________________ before me,_____________________________________(insert name and title) personally appeared ________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature ______________________________ (Seal)

APPENDIX C

[SANDLER O’NEILL & PARTNERS, L.P. LETTERHEAD]

 January 30, 2017

Board of Directors

Royal Bancshares of Pennsylvania, Inc.

One Bala Plaza, Suite 522

231 Saint Asaph’s Road

Bala Cynwyd, PA 19004

Ladies and Gentlemen:

Royal Bancshares of Pennsylvania, Inc. (the “RBPI”) and Bryn Mawr Bank Corporation (“BMBC”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which RBPI will merge with and into BMBC, with BMBC being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, (i) each share of Class A common stock, par value $2.00 per share, of RBPI (“RBPI Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of RBPI Class A Common Stock as specified in the Agreement, will be converted into the right to receive 0.1025 shares (the “Class A Exchange Ratio”) of common stock, par value $1.00 per share, of BMBC (“BMBC Common Stock”), and (ii) each share of Class B common stock, par value $0.10 per share, of RBPI (“RBPI Class B Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of RBPI Class B Common Stock as specified in the Agreement, will be converted into the right to receive 0.1179 shares (the “Class B Exchange Ratio”) of BMBC Common Stock. Shares of RBPI Class A Common Stock and RBPI Class B Common Stock are collectively referred to herein as “RBPI Common Stock.” Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of RBPI Cass A Common Stock and the Class B Exchange Ratio to the holders of RBPI Class B Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement, dated January 30, 2017; (ii) certain publicly available financial statements and other historical financial information of RBPI that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BMBC that we deemed relevant; (iv) internal financial projections for RBPI for the year ending December 31, 2017 as well as estimated long-term net income and balance sheet growth rates for the years thereafter, as provided by the senior management of RBPI; (v) publicly available consensus median analyst earnings per share estimates for BMBC for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for BMBC for the years thereafter, as discussed with and confirmed by the senior management of BMBC; (vi) the pro forma financial impact of the Merger on BMBC based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of BMBC and its representative; (vii) the publicly reported historical price and trading activity for RBPI Common Stock and BMBC Common Stock, including a comparison of certain stock market information for RBPI Common Stock and BMBC Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for RBPI and BMBC with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of RBPI the business, financial condition, results of operations and prospects of RBPI and held similar discussions with certain members of the senior management of BMBC regarding the business, financial condition, results of operations and prospects of BMBC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by RBPI or BMBC, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of RBPI and BMBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of RBPI or BMBC or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of RBPI or BMBC or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of RBPI or BMBC, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to RBPI or BMBC. We have assumed, with your consent, that the respective allowances for loan losses for both RBPI and BMBC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for RBPI for the year ending December 31, 2017 as well as estimated long-term net income and balance sheet growth rates for the years thereafter, as provided by the senior management of RBPI. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for BMBC for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for BMBC for the years thereafter, as discussed with and confirmed by the senior management of BMBC. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of BMBC and its representative. With respect to the foregoing information, the respective senior managements of RBPI and BMBC confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst earnings per share estimates and growth rates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of RBPI and BMBC, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of RBPI or BMBC since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that RBPI and BMBC will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on RBPI, BMBC or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that RBPI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of RBPI Common Stock or BMBC Common Stock at any time or what the value of BMBC Common Stock will be once it is actually received by the holders of RBPI Common Stock.

We have acted as RBPI’s financial advisor in connection with the Merger and will receive a fee for our services, which transaction fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. RBPI has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to RBPI in the two years preceding the date of this opinion. As we have previously advised you, in the two years preceding the date of this opinion Sandler O’Neill provided certain investment banking services to BMBC for which Sandler O’Neill received customary fees and expense reimbursement. Most recently, Sandler O’Neill acted as placement agent in connection with BMBC’s offer and sale of subordinated notes, which transaction closed in August 2015. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to RBPI, BMBC and their respective affiliates. We may also actively trade the equity and debt securities of RBPI, BMBC and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of RBPI in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of RBPI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of RBPI Cass A Common Stock and the Class B Exchange Ratio to the holders of RBPI Class B Common Stock and does not address the underlying business decision of RBPI to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for RBPI or the effect of any other transaction in which RBPI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of RBPI or BMBC, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Class A Exchange Ratio is fair to the holders of RBPI Cass A Common Stock and the Class B Exchange Ratio is fair to the holders of RBPI Class B Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

APPENDIX D

DISSENTERS’ RIGHTS PROVISIONS

Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

SUBCHAPTER D - DISSENTERS RIGHTS

Sec.

1571.  Application and effect of subchapter.

1572.  Definitions.

1573.  Record and beneficial holders and owners.

1574.  Notice of intention to dissent.

1575.  Notice to demand payment.

1576.  Failure to comply with notice to demand payment, etc.

1577.  Release of restrictions or payment for shares.

1578.  Estimate by dissenter of fair value of shares.

1579.  Valuation proceedings generally.

1580.  Costs and expenses of valuation proceedings.

§ 1571.  Application and effect of subchapter.

(a)  General rule.--Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b)  Exceptions.--

(1)  Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)  listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii)  held beneficially or of record by more than 2,000 persons.

(2)  Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii)  Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)  Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3)  The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)  Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d)  Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)  a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)  a copy of this subchapter.

(e)  Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)  Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

(g)  Computation of beneficial ownership.--For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)  Cross references.--See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§ 1572.  Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

"Corporation."  The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

"Dissenter."  A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

"Fair value."  The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

"Interest."  Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

"Shareholder."  A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573.  Record and beneficial holders and owners.

(a)  Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)  Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574.  Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575.  Notice to demand payment.

(a)  General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)  State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)  Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)  Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)  Be accompanied by a copy of this subchapter.

(b)  Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§ 1576.  Failure to comply with notice to demand payment, etc.

(a)  Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)  Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)  Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577.  Release of restrictions or payment for shares.

(a)  Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)  Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)  Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)  The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)  A statement of the corporation's estimate of the fair value of the shares.

(3)  A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)  Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578.  Estimate by dissenter of fair value of shares.

(a)  General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)  Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579.  Valuation proceedings generally.

(a)  General rule.--Within 60 days after the latest of:

(1)  effectuation of the proposed corporate action;

(2)  timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)  timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)  Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)  Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)  Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)  Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580.  Costs and expenses of valuation proceedings.

(a)  General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)  Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)  Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pursuant to Sections 1741-1743 of the PBCL, BMBC has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of BMBC and, with respect to a criminal proceeding, that the director or officer had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of BMBC if the person entitled to indemnification shall have been adjudged to be liable to BMBC unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Pursuant to Section 1745 of the PBCL, BMBC has the power to pay expenses (including attorneys’ fees) incurred by a director or officer in a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by BMBC.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BMBC’s amended and restated articles of incorporation and amended and restated bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BMBC’s amended and restated bylaws also eliminate, to the full extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law. Liability insurance covering certain liabilities that may be incurred by BMBC and BMT’s directors and officers in connection with the performance of their duties has been purchased by BMT.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of January 30, 2017 between Bryn Mawr Bank Corporation and Royal Bancshares of Pennsylvania, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1

Articles of Incorporation of Bryn Mawr Bank Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of Bryn Mawr Bank Corporation’s Current Report on Form 8-K filed on November 21, 2007)

3.2	By-laws of Bryn Mawr Bank Corporation, as currently in effect (incorporated by reference to Exhibit 3.2 of Bryn Mawr Bank Corporation’s Current Report on Form 8-K filed on November 21, 2007)

5.1*	Opinion of Reed Smith LLP

8.1*	Tax Opinion of Reed Smith LLP

8.2*	Tax Opinion of Stevens & Lee, P.C.

23.1	Consent of KPMG, LLP as to Bryn Mawr Bank Corporation

23.2	Consent of BDO USA, LLP as to Royal Bancshares of Pennsylvania, Inc.

23.3*	Consents of Reed Smith LLP (included in Exhibit 5.1 and 8.1)

23.4*	Consent of Stevens & Lee, P.C. (included in Exhibit 8.2)

24.1	Powers of Attorney

99.2*	Consent of Sandler O’Neill & Partners, L.P.

99.3	Form of Proxy Card for Special Meeting of Shareholders of Royal Bancshares of Pennsylvania, Inc.

  * Previously filed.

Item 22. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           (1)     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)     The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)            The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, Commonwealth of Pennsylvania, on April 14, 2017.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Francis J. Leto
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis J. Leto	President and Chief Executive Officer (Principal Executive Officer) and Director	April 14, 2017
Francis J. Leto

*	Chief Financial Officer (Principal Financial Officer)	April 14, 2017
Michael W. Harrington

*	Director	April 14, 2017
Michael J. Clement

*	Director	April 14, 2017
Andrea F. Gilbert

*	Director	April 14, 2017
Wendell F. Holland

*	Director	April 14, 2017
Scott M. Jenkins

*	Director	April 14, 2017
Jerry L. Johnson

*	Director	April 14, 2017
David E. Lees

*	Director	April 14, 2017
A. John May, III

*	Director	April 14, 2017
Lynn B. McKee

*	Director	April 14, 2017
Britton H. Murdoch

*	Director	April 14, 2017
Frederick C. Peters

  *By: /s/ Francis J. Leto

Francis J. Leto

Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of January 30, 2017 between Bryn Mawr Bank Corporation and Royal Bancshares of Pennsylvania, Inc. (included as Appendix A to this proxy statement/prospectus)

3.1

Articles of Incorporation of Bryn Mawr Bank Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of Bryn Mawr Bank Corporation’s Current Report on Form 8-K filed on November 21, 2007)

3.2	By-laws of Bryn Mawr Bank Corporation, as currently in effect (incorporated by reference to Exhibit 3.2 of Bryn Mawr Bank Corporation’s Current Report on Form 8-K filed on November 21, 2007)

5.1*	Opinion of Reed Smith LLP

8.1*	Tax Opinion of Reed Smith LLP

8.2*	Tax Opinion of Stevens & Lee, P.C.

23.1	Consent of KPMG, LLP as to Bryn Mawr Bank Corporation

23.2	Consent of BDO USA, LLP as to Royal Bancshares of Pennsylvania, Inc.

23.3*	Consents of Reed Smith LLP (included in Exhibit 5.1 and 8.1)

23.4*	Consent of Stevens & Lee, P.C. (included in Exhibit 8.2)

24.1	Powers of Attorney

99.2*	Consent of Sandler O’Neill & Partners, L.P.

99.3	Form of Proxy Card for Special Meeting of Shareholders of Royal Bancshares of Pennsylvania, Inc.

* Previously filed.